PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 1 of 248 Quarterly Financial Information [105000] Management commentary .................................................................................................................................2 [110000] General information about financial statements ...........................................................................................36 [210000] Statement of financial position, current/non-current.....................................................................................38 [310000] Statement of comprehensive income, profit or loss, by function of expense ...........................................40 [410000] Statement of comprehensive income, OCI components presented net of tax .........................................41 [520000] Statement of cash flows, indirect method ......................................................................................................43 [610000] Statement of changes in equity - Accumulated Current ..............................................................................45 [610000] Statement of changes in equity - Accumulated Previous ............................................................................48 [700000] Informative data about the Statement of financial position .........................................................................51 [700002] Informative data about the Income statement...............................................................................................52 [700003] Informative data - Income statement for 12 months.....................................................................................53 [800001] Breakdown of credits ........................................................................................................................................54 [800003] Annex - Monetary foreign currency position..................................................................................................59 [800005] Annex - Distribution of income by product .....................................................................................................60 [800007] Annex - Financial derivate instruments ..........................................................................................................61 [800100] Notes - Subclassifications of assets, liabilities and equities .......................................................................73 [800200] Notes - Analysis of income and expense.......................................................................................................77 [800500] Notes - List of notes ..........................................................................................................................................78 [800600] Notes - List of accounting policies ................................................................................................................227 [813000] Notes - Interim financial reporting .................................................................................................................248 Exhibit 1 PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 2 of 248 [105000] Management commentary Management commentary [text block] In addition to this document, the Company presents a report to disclose its audited financial and operating results as of December 31, 2023. The Company encourages the reader to review this document in addition to the aforementioned report, which is accompanied by a series of exhibits. The report, exhibits, stenographic versions and relevant documents can be downloaded at www.pemex.com/en/investors Information Summary Fourth Quarter 2023 During the fourth quarter of 2023 (4Q23), Petróleos Mexicanos continued to operate within the framework of a responsible financial policy, which supported a positive operating performance. The Exploration and Production strategy of favoring the accelerated development of new fields, reducing the time between development and start-up, and incorporating early production from exploratory wells, mainly in onshore and shallow water areas, as well as mitigating the decline of mature fields, was preserved. This resulted in production in 4Q23, considering partners and condensate production, of 1,856 Mbd, 54 Mbd or 3.0% higher than that recorded in the same period of 2022. In Industrial Transformation, efforts to recover the capacity of the National Refining System and thus contribute to improve the efficiency of the facilities, through infrastructure rehabilitation and timely maintenance. Work in October and November, as part of this context, led to a decrease in the crude oil process, which affected the quarterly benchmark, placing it at 731 Mbd, 107 Mbd or 12.8% lower than that observed in 4Q22, recovering in December with a process of 823 Mbd in the month. Regarding financial results, in the last quarter of 2023, an operating yield of MXN 35 billion and a net yield of MXN 5 billion were achieved, which compares favorably with the net loss of MXN 96 billion obtained in 4Q22. A reversal in impairment and the application of a decree that granted fiscal stimulus for the amount accrued from the shared profit right and the hydrocarbon extraction right in 4Q 2023, were the factors with the most positive impact. The financing strategy continued to be executed in coordination with the Ministry of Finance and Public Credit, and focused on guaranteeing the company's liquidity to meet its commitments in an optimal and timely manner, making responsible use of debt. The debt balance in pesos as of December 31, 2023, decreased MXN 70 billion with respect to that as of September 30, 2023, although as a result of a 4.0% appreciation of the peso against the dollar during the period, the balance in dollars increased USD 208 million. We continued to strengthen our strategy in terms of environmental, social and governance criteria, reaching important milestones, including the completion of the Sustainability Plan, which was delivered in December to the Sustainability Committee for review and approval, as well as progress in gas utilization, with 95% in Exploration and Production in the period under analysis versus 94% in the previous quarter. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 3 of 248 Main Results 4Q22 4Q23 Change % Operative (Mbd) Crude oil and condensates 1,802 1,856 3.0 Crude Oil Processing (Mbd) 838 731 (12.8) Financial (Ps. million) Operating income (loss) (112,455) 34,797 130.9 Net Income (loss) (95,617) 5,127 105.4 EBITDA 91,683 59,594 (34.5) Disclosure of nature of business [text block] Petróleos Mexicanos, its Productive State-owned Subsidiaries, its Affiliates, and its Subsidiary Entities (PEMEX), comprise the oil and gas Productive State-Owned Company of the United Mexican States. Petróleos Mexicanos is a Productive State-Owned Company of the Federal Government of Mexico, with legal personality and equity, with technical, operational and managerial autonomy, as established on the Law of Petróleos Mexicanos. Disclosure of management's objectives and its strategies for meeting those objectives [text block] Petróleos Mexicanos is Mexico's oil and gas production company, whose objective is to compete in an open market and maintain a leadership position in the energy sector, generating economic value through all its business lines, from the hydrocarbons exploration and extraction in Mexico and abroad, to refining, transforming, processing and commercialization of hydrocarbons and derivatives. Disclosure of entity's most significant resources, risks and relationships [text block] When evaluating the potential acquisition of securities from PEMEX, potential investors must consider all the information included in the company's Annual Report, and specially, the risk factors hereby mentioned. These risks could significantly affect PEMEX's PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 4 of 248 performance and profitability but are not the only risks the Company faces. Risks described in this document are the ones PEMEX is currently aware of and that it considers relevant. In addition, other risks may exist or emerge in the future, and influence the price of the company's securities. Risk Factors Related to Our Operations We have a substantial amount of indebtedness and other liabilities and are exposed to significant liquidity constraints, which could make it difficult for us to obtain financing on favorable terms and could adversely affect our financial condition, results of operations and ability to repay our debt and, ultimately, our ability to operate as a going concern without additional support from the Mexican Government, which we may not receive. We have a substantial amount of debt, which we have incurred primarily to fund operating expenses and finance our capital investment projects. Due to our heavy tax burden, our cash flow from operations in recent years has not been sufficient to fund our capital expenditures and other expenses and, accordingly, we face significant indebtedness. Therefore, in order to develop our assigned hydrocarbon reserves, service our indebtedness and amortize scheduled debt maturities, we will need to obtain funds from a broad range of sources, in addition to continuing efficiency and cost-cutting initiatives. There can be no assurances that we will continue to have access to capital on favorable terms or any terms at all. During 2023, we received support from the Mexican Government for debt repayments and to strengthen our financial condition, and such additional support may not be available in upcoming years. As of December 31, 2023, our total indebtedness, including accrued interest, was Ps. 1,794.5 billion (U.S. $106.0 billion), in nominal terms, which represented a 14.2% decrease in peso terms compared to our total indebtedness, including accrued interest, of Ps. 2,091.5 billion (U.S. $123.6 billion) as of December 31, 2022. As of December 31, 2023, 42.9% of our existing debt, or Ps. 770.5 billion (U.S. $45.5 billion), including accrued interest, is scheduled to mature in the next three years, including Ps. 477.2 billion (U.S. $28.2 billion) scheduled to mature in 2024. Our working capital deteriorated from a negative working capital of Ps. 401.8 billion (U.S. $23.7 billion) as of December 31, 2022 to a negative working capital of Ps. 585.2 billion (U.S. $34.6 billion) as of December 31, 2023. Our level of debt may increase further in the short or medium term as a result of new financing activities or future depreciation of the peso as compared to the U.S. dollar and may have an adverse effect on our financial condition, results of operations and liquidity position. To service our debt, we have relied and may continue to rely on a combination of cash flows from our operations, drawdowns under our available credit facilities, capital contributions from the Mexican Government and the incurrence of additional indebtedness (including refinancing of existing indebtedness). During 2023, we received Ps. 166.6 billion (U.S. $9.8 billion) in capital contributions from the Mexican Government, including Ps. 127.7 billion to support our debt repayments. These contributions represented an important source for the payment of our debt during 2023. If we were unable to obtain financing on favorable terms or any terms at all, this could hamper our ability to obtain further financing, to invest in projects, exploit hydrocarbon reserves, and meet our principal and interest payment obligations with our creditors. This risk would be further magnified if we also were unable to receive support from the Mexican Government. As a result, we may be exposed to significant liquidity constraints and may not be able to service our debt, pay our suppliers or make the capital expenditures required to maintain our current production levels and to maintain, and increase, the proved hydrocarbon reserves assigned to us by the Mexican Government, which may adversely affect our financial condition and results of operations. See “—Risk Factors Related to our Relationship with the Mexican Government—We must make significant capital expenditures to maintain our current production levels, and to maintain, as well as increase, the proved hydrocarbon reserves assigned to us by the Mexican Government. Reductions in our income, adjustments to our capital expenditures budget or an inability to obtain financing may limit our ability to make capital investments” below. If such constraints occur at a time when our cash flow from operations is less than the resources necessary to meet our debt service obligations, which was the case for the year ended December 31, 2023, we could be forced to further reduce our planned capital expenditures and implement further austerity measures in order to provide additional liquidity to our operations. A

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 5 of 248 reduction in our capital expenditure program could adversely affect our financial condition and results of operations. Additionally, such measures may not be sufficient for us to meet our obligations. Our consolidated financial statements have been prepared on the assumption that we will continue as a going concern. Our consolidated financial statements have been prepared under the assumption that we will continue as a going concern. However, there is material uncertainty that raises significant doubt about our ability to continue operating as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. If the actions we are taking to improve our financial condition, are not successful, we may not be able to continue operating as a going concern. Downgrades in our credit ratings could negatively impact our access to the financial markets and cost of financing. We rely on access to the financial markets to fund our operations and finance the capital expenditures needed to carry out our capital investment projects. Accordingly, credit ratings are important to our business and financial condition, as credit ratings affect the cost and other terms upon which we are able to obtain funding. Ratings address our creditworthiness and the likelihood of timely payment of our long-term debt securities. Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn at any time. Our current credit ratings and the rating outlooks depend, in part, on economic conditions and other factors that affect credit risk and are outside our control, as well as assessments of the creditworthiness of Mexico. Certain rating agencies downgraded Mexico’s credit ratings in July 2022 and their assessment of Mexico’s creditworthiness has and may further affect our credit ratings. Further, certain rating agencies recently downgraded our credit rating and ratings outlook during July 2023 and February 2024. We currently have a “split rating” among the rating agencies that formally rate our credit profile. Two of such rating agencies have assigned us a non-investment grade rating and the other agency assigned us an investment grade rating. For more information regarding credit ratings, you can consult our web site www.pemex.com While these downgrades do not constitute a default or an event of default under our debt instruments, they have increased our cost of financing. Further downgrades may have material adverse consequences on our ability to access the financial markets and the terms on which we may obtain financing, including our cost of financing. In turn, this could significantly harm our financial condition, results of operations and ability to meet existing obligations. In addition, in connection with the entry into new financings or amendments to existing financing arrangements, our financial and operational flexibility may be impaired as a result of more restrictive covenants, requirements for security and other terms that may be imposed on “split-rated” entities. Our “split rating” and any further credit rating downgrades could also negatively impact the prices of our debt securities, reduce our potential pool of investors and limit our funding sources, among other consequences. There can be no assurance that we will be able to maintain or improve our current credit ratings or outlook. Crude oil, natural gas and petroleum products prices are volatile, and low crude oil and natural gas prices adversely affect our income and cash flows and the value of the hydrocarbon reserves that we have the right to extract and sell. Most of our cash flow derives from sales of crude oil, petroleum products and natural gas. International prices of crude oil, petroleum products and natural gas are subject to global supply and demand and fluctuate due to many factors beyond our control. These factors include (i) competition within the oil and natural gas industry, (ii) the existence and development of alternative sources of energy, (iii) prices of alternative sources of energy, (iv) the cost of exploration and exploitation of oil fields, (v) international economic trends, (vi) exchange rate fluctuations, (vii) expectations of inflation, (viii) domestic and foreign laws and government regulations, (ix) political, social and other events (including public health events and armed conflict) in major oil- and natural gas-producing and consuming nations, (x) actions taken by Organization of the Petroleum Exporting Countries PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 6 of 248 (“OPEC”) members and other oil exporting countries, (xi) trading activity in oil and natural gas and (xii) transactions in derivative financial instruments (“DFIs”) related to oil and gas. When international prices of crude oil, petroleum products and/or natural gas are low, we earn less revenue and, therefore, generate lower cash flows and earn less income before taxes and duties because our costs remain roughly constant. Conversely, when prices of crude oil, petroleum products and/or natural gas are high, we earn more revenue and our income before taxes and duties increases. The Mexican crude oil export price has been extremely volatile in recent years, reaching an unprecedented low of negative U.S. $7.33 per barrel on April 28, 2020 in reaction to the COVID-19 pandemic and actions taken by other oil-producing countries. During 2023, the weighted average Mexican crude oil price remained volatile due to market conditions, averaging U.S. $70.98 per barrel, as compared to U.S. $89.24 per barrel during 2022. Any future decline in international crude oil and natural gas prices will have a negative impact on our results of operations and financial condition. Price fluctuations may also affect estimates of the amount and value of Mexico’s hydrocarbon reserves that we have the right to extract and sell, which could affect our future production levels. See “—Risk Factors Related to our Relationship with the Mexican Government—Hydrocarbon reserves are based on estimates, which are uncertain and subject to revisions” below. We could be affected by the generation of persistent false information and synthetic content, through artificial intelligence and the use of tools for its dissemination that make it difficult to distinguish true information from the media and governments. Misinformation, false information, and synthetic content generated deliberately or not, will be increasingly recurrent, which could cause significant changes in public opinion and distrust in facts and authority. This information is disseminated with specific objectives, such as increasing climate activism, promoting an escalation of conflicts, provoking disagreements that could influence the results of elections and changes of government at a global level, polarization of opinions, reputational damage to individuals and companies, the generation of riots, among others. Likewise, recent technological advances have improved the volume, scope, and effectiveness of counterfeit information, with flows more difficult to track and control. Our business could be negatively impacted by hydrocarbon price volatility as the result of actual or threatened global military or paramilitary activity and any related destabilization of the world energy markets. Our income and cash flows depend on the prices of crude oil, petroleum products and natural gas. Oil prices are highly sensitive to actual and perceived threats to global geopolitical stability and to changes in production from OPEC and OPEC+ member states and other oil-producing nations. An increase, or the threat of an increase, in military or paramilitary activities, including Russian military activities in Ukraine, the conflict in Gaza and disruptions to shipping operations in the Red Sea, could lead to increased volatility in global oil, natural gas and petroleum products prices. The destabilization of or increased volatility in global hydrocarbon prices could reduce the price we receive from our sales and adversely affect our profitability. Increases in oil, gas and petroleum products prices may not persist and could be followed by price decreases based on factors beyond our control, including geopolitical events. Our business may be materially and adversely affected by the emergence of epidemics or pandemics. Public health events, including epidemics and pandemics caused by infectious agents and diseases, such as the COVID-19 pandemic, may adversely impact the health of our workforce, the operations of our partners and suppliers and demand the redesign of routines and procedures. Public health events can also significantly affect the operation of our facilities, including our oil platforms, refineries and terminals, as well as adversely impact the proper functioning of our supply chain. In addition, public PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 7 of 248 health events may impact Mexico, the Mexican and/or the global economy and the international prices of, and/or demand for, crude oil, petroleum products and/or natural gas, which may in turn affect our business, results of operations and financial condition. See “—Risk Factors Related to our Operations—Crude oil, natural gas and petroleum products prices are volatile, and low crude oil and natural gas prices adversely affect our income and cash flows and the value of the hydrocarbon reserves that we have the right to extract and sell” above for further information. The impact of current or future public health events is highly uncertain and will depend on numerous evolving factors that we cannot predict, including, but not limited to: • the duration, scope, and severity of any such public health event; • volatility in oil demand and oil prices; • the impact of travel bans, shelter-in-place orders, or work-from-home policies; • staffing shortages; • interest rate and inflation rate volatility; • general economic, financial, and industry conditions, particularly relating to liquidity and financial performance, which may be amplified by the effects of public health events; and • the long-term effects of any such public health event on the Mexican and global economies, including on global supply chains, consumer confidence and spending, financial markets and the availability of credit for us, our suppliers and our customers, among others. We are an integrated oil and gas company and are exposed to production, equipment and transportation risks, criminal acts, blockades to our facilities and deliberate acts of terror that could adversely affect our business, results of operations and financial condition. We are subject to several risks that are common among oil and gas companies. These risks include (i) production risks, including fluctuations in production due to operational hazards, accidents at our facilities and effects of natural disasters or weather, (ii) equipment risks, including those relating to the adequacy, condition and maintenance of our facilities and equipment and (iii) transportation risks, including those relating to the condition, availability and vulnerability of pipelines and other modes of transportation. Our business is subject to risks of explosions in pipelines, refineries, plants, drilling wells and other facilities, as well as oil spills, hurricanes in the Gulf of Mexico and other natural or geological disasters and accidents, fires and mechanical failures. Our operations are also exposed to risks arising from criminal acts to steal, divert or tamper with our crude oil, natural gas and refined products from our pipeline network, as well as risks arising from materials and equipment theft. In recent years, we have experienced an increase in the illegal “tapping” of our pipelines and the illegal trade in the fuels that we produce. Such criminal activity has led to explosions, property and environmental damage, injuries and loss of life, as well as loss of revenue from the stolen products. The actions we have taken in conjunction with the Mexican Government to reduce the illicit market of fuels have not produced sustained improvement in recent years. In 2023 and 2022, we discovered 14,890 and 13,946 illegal pipeline taps, respectively. We are also subject to the risk that some of our employees may, or may be perceived to, be participating in the illicit market in fuels. In addition, our facilities are exposed to intentional acts of sabotage, terrorism, blockades, theft and piracy. The occurrence of incidents such as these related to the production, processing and transportation of oil and gas products could result in personal injuries, loss of life, environmental damage from the subsequent containment, clean up and repair expenses, equipment damage and damage to our facilities, which in turn could adversely affect our business, results of operations and financial condition. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 8 of 248 We are exposed to cybersecurity incidents, failures and attacks that could adversely affect our business, results of operations and financial condition. Our operations are highly dependent on information technology systems and services. Cyber-threats and cyber-attacks are becoming increasingly sophisticated, coordinated and costly, and could and have been targeted at our operations or information technology systems. If the integrity of our information technology systems were to be compromised due to cyber-attacks, or due to the negligence or misconduct of our employees, our business operations could be disrupted or even paralyzed, and our proprietary information could be stolen or lost. If such information security failures occur, we could face, among other things, (i) disruptions to our operations and critical infrastructure, (ii) regulatory action, (iii) legal liability, (iv) damage to our reputation, (v) a significant reduction in revenues, (vi) an increase in costs (including costs associated with the recovery of information and assets) and (vii) a loss of our investments in areas affected by such cyber-attacks, which in turn could have a material adverse effect on our reputation, results of operations and financial condition. A continued decline in our proved hydrocarbon reserves and production could adversely affect our operating results and financial condition. Some of our existing oil and gas-producing fields are mature and, as a result, our reserves and production may decline as reserves are depleted. In 2023, our total proven reserves had a small increase of 29.6 million barrels of crude oil equivalent, or 0.4%, after accounting for discoveries, extensions, revisions, and delimitations, from 7,450.8 million barrels of crude oil equivalent as of December 31, 2022 to 7,480.4 million barrels of crude oil equivalent as of December 31, 2023. Based on these numbers, our reserve replacement ratio (“RRR”) in 2023 was 103.2%, an increase as compared to a RRR of 102.8% in 2022. Our proven reserves increased from 7,450.8 million barrels of crude oil equivalent as of December 31, 2022 to 7,480.4 million barrels of crude oil equivalent as of December 31, 2023, due to discoveries, developments, delineations and, revisions of our proved reserves, in particular to the recategorization of reserves due to drilling of development wells. Our crude oil production increased by 5.1% in 2023, primarily as a result of the increase in production in our new offshore field projects Maloob, Balam, Esah, Itta, Pokche, Teca, Tlalkivak, Tekel and Ayatsil and onshore field projects Quesqui, Tupilco Profundo, Cibix, Racemosa and Ixachi. There can be no assurance, however, that we will be able to continue to increase, or otherwise stop or reverse the trend of decline in, our proved reserves and production, which at any time could have an adverse effect on our business, results of operations and financial condition. Developments in the oil and gas industry and other factors may result in substantial write-downs of the carrying amount of certain of our assets, which could adversely affect our operating results and financial condition. We evaluate on an annual basis, or more frequently where the circumstances require, the carrying amount of our assets for possible impairment. Our impairment tests are performed by a comparison of the carrying amount of an individual asset or a cash- generating unit with its recoverable amount. Whenever the recoverable amount of an individual asset or cash-generating unit is less than its carrying amount, an impairment loss is recognized to reduce the carrying amount to the recoverable amount. Changes in the economic, regulatory, business or political environment in Mexico or other markets where we operate, such as the liberalization of fuel prices or a significant decline in international crude oil and gas prices, among other factors, may result in the recognition of impairment charges in certain of our assets. Due to fluctuations in the price of crude oil and annual variations in the discount rates, among others, we have performed impairment tests of our non-financial assets (other than inventories and deferred taxes) at the end of each quarter. As of December 31, 2023 and 2022 we recognized an impairment charge in the amount of Ps. 28.8 billion and Ps. 83.5 billion, respectively. See Note 13 to our consolidated financial statements for further information about the impairment of certain of our assets. Future developments in the economic environment, in the oil and gas industry and other factors could result in further substantial impairment charges, adversely affecting our operating results and financial condition.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 9 of 248 Increased competition in the energy sector could adversely affect our business and financial performance. The Mexican Constitution and the Ley de Hidrocarburos (the “Hydrocarbons Law”) allow other oil and gas companies, in addition to us, to carry out certain activities related to the energy sector in Mexico, including exploration and production activities, and the import and sale of gasoline. As a result, we face competition for the right to explore and develop new oil and gas reserves in Mexico. We also face competition in connection with certain refining, transportation and processing activities, as well as the distribution and sale of gasoline and other fuels. Increased competition could make it difficult for us to hire and retain skilled personnel, especially for the sale of gasoline. If we are unable to compete successfully with other oil and gas companies in the energy sector in Mexico, our results of operations and financial condition may be adversely affected. We are subject to Mexican and international anti-corruption, anti-bribery and anti-money laundering laws. Our failure to comply with these laws could result in penalties, which could harm our reputation and have an adverse effect on our business, results of operations and financial condition. We are subject to Mexican and international anti-corruption, anti-bribery and anti-money laundering laws. We maintain a corporate compliance program that includes policies and processes intended to monitor compliance with these laws, such as our internal control system. Our internal control system aims to prevent risks, anticipate any weaknesses arising from our operations or internal control over financial reporting and promote information exchange and communication. However, we are subject to the risk that our management, employees, contractors or any person doing business with us may (i) engage in fraudulent activity, corruption or bribery, (ii) circumvent or override our internal controls and procedures or (iii) misappropriate or manipulate our assets to our detriment. This risk is heightened because we have a large number of complex and significant contracts with local and foreign third parties. Although we have systems and internal policies in place for identifying, monitoring and mitigating these risks, such systems and policies have failed in the past and may not be effective in the future. Further, we cannot ensure that these compliance policies and processes will prevent intentional, reckless or negligent acts committed by our management, employees, contractors or anyone doing business with us. Any failure—real or perceived—to comply with applicable governance or regulatory obligations by our management, employees, contractors or any person doing business could harm our reputation, limit our ability to obtain financing and otherwise have a material adverse effect on our business, financial condition and results of operations. If we fail to comply with any applicable anti-corruption, anti-bribery or anti-money laundering laws, we and our management, employees, contractors or any person doing business with us may be subject to criminal, administrative or civil penalties and other measures, which could in turn have material adverse effects on our reputation, business, financial condition and results of operations. Any investigation of potential violations of anti-corruption, anti-bribery or anti-money laundering laws by governmental authorities in Mexico or other jurisdictions could result in an inability to prepare our consolidated financial statements in a timely manner and could adversely impact our reputation, limit our ability to access financial markets and adversely affect our ability to obtain contracts, assignments, permits and other government authorizations necessary to participate in our industry, which, in turn, could have adverse effects on our business, results of operations and financial condition. We participate in strategic alliances, joint ventures and other joint arrangements, which may not perform as expected, could harm our reputation and could have an adverse effect on our business, results of operations and financial condition. We have not entered into any strategic alliances, joint ventures or other joint arrangements since 2018. However, we continue to participate in arrangements entered into before 2018 and currently enter into contratos de servicios integrales de exploración y extracción (long-term service contracts for oil production, or “CSIEEs”). CSIEEs are intended to reduce or reallocate risks in oil and gas exploration and production, refining, transportation and processing activities. Our partners in such arrangements may, as a result of financial or other difficulties, be unable or unwilling to fulfill their financial or other obligations under our agreements, threatening the viability of the relevant project. In addition, our partners may have inconsistent or opposing interests and may act contrary to our policies or objectives, which could be to our overall detriment. If our strategic alliances, joint ventures or other joint arrangements do not perform as expected, our reputation may be harmed and our business, financial condition and results of operations could be adversely affected. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 10 of 248 Our brand and reputation are key assets, and our business may be materially affected by how we are perceived in the media and by investors and rating agencies. Our reputation is a key asset, and perceptions surrounding our commitment to and compliance with environmental, corporate governance and social goals could have a material impact on us, our ability to obtain financing and the value of our debt securities. We are exposed to significant publicity due to our relationship with the Mexican Government and our importance to the Mexican economy. Political and public sentiment regarding the Mexican Government, Mexico, the oil and gas industry and us has resulted and may result in adverse publicity affecting us, which may expose us to reputational harm, regardless of the accuracy of information being publicized. Our exposure to potentially adverse publicity is heightened by the growing role of social media and the increasing sophistication and availability of generative artificial intelligence, which can facilitate the creation of false or misleading information and increase the velocity with which such information is distributed. In addition to the general risk that negative publicity poses to us and our reputation, rating agencies and third party ESG certification agencies may consider publicly available data and information as part of their analysis and methodology. Any such information that adversely affects our reputation could be considered in the assessments by these agencies, which could have a negative impact on us and, in turn, increase our cost of financing. Risk Factors Related to our Relationship with the Mexican Government The Mexican Government controls us, could transfer or reorganize our assets, or may otherwise limit our ability to satisfy our external debt obligations. We are controlled by the Mexican Government and our annual budget may be adjusted by the Mexican Government in certain respects. Pursuant to the Petróleos Mexicanos Law (as defined below), Petróleos Mexicanos was transformed from a decentralized public entity to a productive state-owned company on October 7, 2014. The Petróleos Mexicanos Law establishes a special regime governing, among other things, our budget, debt levels, administrative liabilities, acquisitions, leases, services and public works. This special regime provides Petróleos Mexicanos with additional technical and managerial autonomy and, subject to certain restrictions, with additional autonomy with respect to our budget. Notwithstanding this increased autonomy, the Mexican Government still controls us and, subject to the approval of the Chamber of Deputies, has the power to adjust our targeted net cash flow for the fiscal year based on our projected revenues and expenses, as well as our annual wage and salary expenditures. Adjustments to our annual budget may compromise our ability to develop the reserves assigned to us by the Mexican Government and to successfully compete with other oil and gas companies that may enter the Mexican energy sector. In addition, the Mexican Government’s control over us could adversely affect our ability to make payments on our outstanding securities. Although we are wholly owned by the Mexican Government, our financial obligations do not constitute obligations of, and are not guaranteed by, the Mexican Government. See “—Risk Factors Related to our Relationship with the Mexican Government—Our financial obligations are not guaranteed by the Mexican Government.” The Mexican Government’s agreements with international creditors may affect our external debt obligations. In certain past debt restructurings of the Mexican Government, our external indebtedness was treated on the same terms as the debt of the Mexican Government and other public-sector entities, and it may be treated on similar terms in any future debt restructuring. In addition, Mexico has entered into agreements with official bilateral creditors to reschedule public-sector external debt. The Mexican Government has not requested restructuring of bonds or debt owed to multilateral agencies. If the Mexican Constitution and federal law were amended, the Mexican Government would have the power to reorganize our corporate structure, including a transfer of all, or a portion of, our assets to an entity not controlled, directly or indirectly, by the Mexican Government. See “—Risk Factors Related to Mexico” below. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 11 of 248 Our financial obligations are not guaranteed by the Mexican Government. Although we are wholly owned by the Mexican Government, our financial obligations do not constitute obligations of, and are not guaranteed by, the Mexican Government. Accordingly, the Mexican Government has no legal obligation to make principal or interest payments on our debt, nor would any such obligation arise if we were unable to service our financial obligations. The Mexican Government may cease to support us. The Mexican Government made capital contributions to us of Ps.127.7 billion (U.S.$ 7.5 billion) in 2023 to support our debt service obligations. Given that the Mexican Government is not legally or contractually obligated to make such capital contributions to us or assist us in repaying our debt, it may cease to provide such support at any time. Any change in the Mexican Government’s support of us, including as a result of liquidity constraints or a change in policy objectives, would likely have a material adverse effect on our financial condition and ability to repay our indebtedness, as well as on the market value of our debt securities. We pay significant taxes and duties to the Mexican Government and, if certain conditions are met, we may be required to pay a state dividend, which may limit our capacity to expand our investment program or negatively impact our financial condition generally. We are required to make significant payments to the Mexican Government, including in the form of taxes and duties, which may limit our ability to make capital investments. For the year ended December 31, 2023, our total taxes and duties were Ps. 274.8 billion, or 16.0% of our sales revenues in the form of taxes and duties, which constituted a substantial portion of the Mexican Government’s revenues. Although in the past the Mexican Government has from time to time granted PEMEX a reduction in its tax burden via a tax credit applicable to the Derecho por la Utilidad Compartida (Profit-Sharing Duty or “DUC”), there can be no assurance that it will do so in the future. As of January 1, 2024, 2023, and 2022, the applicable rate of the DUC was 30.0%, 40.0% and 54.0%, respectively. In addition, we are generally required, subject to the conditions set forth in the Petróleos Mexicanos Law, to pay a state dividend to the Mexican Government. We were not required to pay a state dividend from 2016 through 2023. Although the Mexican Government has on occasion indicated a willingness to reduce its reliance on payments made by us, and recent changes to the fiscal regime applicable to us are designed in part to reduce such reliance by the Mexican Government, we cannot provide any assurances that we will not be required to continue to pay a large proportion of our sales revenue to the Mexican Government. In addition, the Mexican Government may change the applicable rules in the future. The Mexican Government could enter into agreements with other nations to limit production. Although Mexico is not a member of OPEC, it from time to time enters into agreements with OPEC and non-OPEC countries to reduce the global supply of crude oil. We do not control the Mexican Government’s international affairs and the Mexican Government could enter into further agreements with OPEC, OPEC+ or other countries to reduce our crude oil production or exports in the future. A reduction in our oil production or exports may have an adverse effect on our business, results of operations and financial condition. The Mexican nation, not us, owns the hydrocarbon reserves located in Mexico and our right to continue to extract these reserves is subject to the approval of the Ministry of Energy. The Mexican Constitution provides that the Mexican nation, not us, owns all petroleum and other hydrocarbon reserves located in Mexican territory. Article 27 of the Mexican Constitution provides that the Mexican Government will carry out exploration and production activities through agreements with third parties and through assignments to and agreements with us. We and other oil and gas companies are allowed to explore and extract the petroleum and other hydrocarbon reserves located in Mexico, subject PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 12 of 248 to assignment of rights by the Secretaría de Energía (Ministry of Energy) and entry into agreements pursuant to a competitive bidding process. Access to crude oil and natural gas reserves is essential to an oil and gas company’s sustained production and generation of income, and our ability to generate income would be materially and adversely affected if the Mexican Government were to restrict or prevent us from exploring or extracting any of the crude oil and natural gas reserves that it has assigned to us, or if we are unable to compete effectively with other oil and gas companies in future bidding rounds for additional exploration and production rights in Mexico. For more information, see “—Risk Factors Related to our Relationship with the Mexican Government—We must make significant capital expenditures to maintain our current production levels, and to maintain, as well as increase, the proved hydrocarbon reserves assigned to us by the Mexican Government. Reductions in our income, adjustments to our capital expenditures budget or an inability to obtain financing may limit our ability to make capital investments” below. Hydrocarbon reserves are based on estimates, which are uncertain and subject to revisions. The information on oil, gas and other reserves set forth in this report is based on estimates. Reserves valuation is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner; the accuracy of any reserves depends on the quality and reliability of available data, engineering and geological interpretation and subjective judgment. Additionally, estimates may be revised based on subsequent results of drilling, testing and production. These estimates are also subject to certain adjustments based on changes in variables, including crude oil prices. Therefore, proved reserves estimates may differ materially from the ultimately recoverable quantities of crude oil and natural gas. Downward revisions in our reserve estimates could lead to lower future production, which could have an adverse effect on our results of operations and financial condition. See “—Risk Factors Related to our Operations—Crude oil, natural gas and petroleum products prices are volatile, and low crude oil and natural gas prices adversely affect our income and cash flows and the value of the hydrocarbon reserves that we have the right to extract and sell” above. We revise our hydrocarbon reserve estimates annually, which may result in material revisions to estimates contained in this report. Our ability to maintain our long-term growth objectives for oil production depends on our ability to successfully develop our reserves, and failure to do so could prevent us from achieving our long-term goals for growth in production. The Comisión Nacional de Hidrocarburos (National Hydrocarbons Commission, or “CNH”) has the authority to review and approve our hydrocarbon reserves estimates and may require us to adjust these estimates. A request to adjust these hydrocarbon reserves estimates could result in our inability to prepare our consolidated financial statements in a timely manner. This could adversely impact our ability to access financial markets and obtain contracts, assignments, permits and other government authorizations necessary to participate in the crude oil and natural gas industry, which, in turn, could have an adverse effect on our business, results of operations and financial condition. We must make significant capital expenditures to maintain our current production levels, and to maintain, as well as increase, the proved hydrocarbon reserves assigned to us by the Mexican Government. Reductions in our income, adjustments to our capital expenditures budget or an inability to obtain financing may limit our ability to make capital investments. Because our ability to maintain, as well as increase, our oil production levels is highly dependent on our ability to successfully develop existing hydrocarbon reserves and, in the long term, on our ability to obtain the right to develop additional reserves, we continually invest capital to enhance our hydrocarbon recovery factor and improve the reliability and productivity of our infrastructure. The development of the reserves assigned to us by the Mexican Government demands significant capital investments and poses significant operational challenges. Our right to develop such reserves is conditioned upon our ability to develop such reserves in accordance with our development plans, which were based on our technical, financial and operational capabilities at the time such reserves were assigned. We cannot provide assurances that we will have, or will be able to obtain, in the time frame that we expect or at all, sufficient resources or the technical capacity necessary to explore and extract the reserves

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 13 of 248 that the Mexican Government assigned to us or the reserves that the Mexican Government may assign to us in the future. In the past, we have reduced our capital expenditures in response to declining oil prices, and unless we are able to increase our capital expenditures, we may not be able to develop the reserves assigned to us in accordance with our development plans. If we fail to develop the reserves assigned to us in accordance with our development plans, we could lose the right to continue to extract such reserves, which could in turn adversely affect our operating results and financial condition. Our ability to make capital expenditures is limited by the substantial taxes and duties that we pay to the Mexican Government, the ability of the Mexican Government to adjust certain aspects of our annual budget, cyclical decreases in our revenues related to lower oil prices and any constraints on our liquidity. Our ability to make the capital investments that are necessary to maintain current production levels depends on the availability of financing. While competitive bidding rounds for exploration and extraction of hydrocarbons through the bidding process known as Rondas are currently suspended, this risk may be exacerbated if there is increased competition in the oil and gas sector in Mexico, as this may increase the cost of obtaining additional acreage in potential future bidding rounds for the rights to new reserves. For more information on the liquidity constraints we are exposed to, see “— Risk Factors Related to our Operations—We have a substantial amount of indebtedness and other liabilities and are exposed to significant liquidity constraints, which could make it difficult for us to obtain financing on favorable terms and could adversely affect our financial condition, results of operations and ability to repay our debt and, ultimately, our ability to operate as a going concern without additional support from the Mexican Government, which we may not receive” above. In addition, we have entered into strategic alliances, joint ventures and other joint arrangements with third parties in order to develop our reserves. If our partners were to significantly default on their obligations to us, we may be unable to maintain production levels or extract from our reserves. Moreover, we cannot assure you that these strategic alliances, joint ventures and other joint arrangements will be successful or reduce our capital commitments. For more information, see “—Risk Factors Related to Our Operations—We participate in strategic alliances, joint ventures and other joint arrangements, which may not perform as expected, could harm our reputation and could have an adverse effect on our business, results of operations and financial condition” above. The Mexican Government has historically imposed price controls in the domestic market on our products. The Mexican Government has from time to time imposed price controls on the sales of natural gas, liquefied petroleum gas, gasoline, diesel, gas oil intended for domestic use, fuel oil and other products. As a result of these price controls, we have not been able to pass on all of the increases in the prices of our product purchases to our customers in the domestic market. In accordance with the Ley de Ingresos de la Federación para el Ejercicio Fiscal de 2017 (2017 Federal Revenue Law), during 2017, the Mexican Government gradually removed price controls on gasoline and diesel as part of the liberalization of fuel prices in Mexico. As of the date of this report, sales prices of gasoline and diesel remain fully liberalized and are determined by the free market. However, we do not control the Mexican Government’s domestic policies and the Mexican Government could impose additional price controls on the domestic market in the future. The imposition of such price controls would adversely affect our results of operations. Disclosure of results of operations and prospects [text block] Operating Summary PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 14 of 248 Hydrocarbons Production Total hydrocarbon production during the fourth quarter of 2023 averaged two million 613 thousand barrels of crude oil equivalent per day (MMboed). This implies an increase of 49 thousand barrels of crude oil equivalent per day (Mboed) as compared to the same quarter of 2022. In the fourth quarter of 2023, liquids production with partners was 1,856 Mbd, 54 Mbd higher than in the same period of 2022, when production was reported at 1,802 Mbd, representing an increase of 3.0%, mainly due to the incorporation of wells from the new fields’ strategy. Total natural gas production (including production from partners) decreased by 32 million cubic feet per day (MMcfd), equivalent to 0.8%, to 3,954 MMcfd. Crude Oil Processing In the fourth quarter of 2023, the crude oil processing averaged 731 Mbd, due to a lower process at the Madero, Salina Cruz, and Tula refineries since the scheduled rehabilitation works in the combined and primary plants took longer than estimated. Consequently, primary distillation utilization averaged 44.6%, outstanding the utilization recorded at the Tula, Cadereyta, and Salamanca refineries, with rates of 57.3%, 51.4%, and 47.3%, respectively. Petroleum Products Production As a result, petroleum products production averaged 738 Mbd, of which 388 Mbd (52.5%) were distillates (gasoline, diesel, and jet fuel). EXPLORATION AND PRODUCTION 4Q23 Liquids Hydrocarbons Production Total hydrocarbon production during the fourth quarter of 2023 averaged two million 613 thousand barrels of crude oil equivalent per day (MMboed). This implies an increase of 49 thousand barrels of crude oil equivalent per day (Mboed) as compared to the same quarter of 2022. In the fourth quarter of 2023, liquids production with partners was 1,856 Mbd, higher by 54 Mbd as compared to the same period of 2022, in which production of 1,802 Mbd was reported, representing an increase of 3. 0%, mainly due to the incorporation of new field strategy wells in Quesqui, Tupilco Profundo, Teekit Profundo, Tlacame, Pokche, Ixachi, in addition to the completion of wells in operating fields such as Maloob, Zaap, Ayatsil, Yaxche. It is important to mention that during this period we were able to obtain a significant increase in the production of liquids from the new fields strategy, in the order of 31 Mbd, coming from the completion of the following wells: Akal NW-503, Quesqui-6A, Quesqui-45, Cibix 401EXP-2, Cibix 401EXP-4, Cibix-33, Chucox-2, Actul-2, Tupilco Profundo-2010, Atoyatl-2, Camatl-5, Mulach-16, Tentok-3 and Tlakati-2, all completed in the fourth quarter. The completion of the Bamoa-1 well belonging to the exploratory component also contributed. Additionally, the strategy applied to the maintenance of liquids production contributed to sustaining production through the execution of various actions, mainly:  Immediate attention to operational problems and reduction of time in operational intervention for the re-establishment of wells with failures in electro-centrifugal pumping equipment (BEC).  Increase in well maintenance activities (minor repairs, stimulation, cleaning, and optimization work).  Implementation of backpressure reduction plants. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 15 of 248  Operation of process vessels for well transfer. As compared to crude oil quality, light crude oil production decreased by 147 Mbd and condensates increased by 146 Mbd, mainly due to the reclassification of the type of hydrocarbons in the Quesqui field, from light crude oil to condensate. Heavy crude oil production increased by 54 Mbd, equivalent to 3.0% of the production reported in the fourth quarter of 2023 as compared to the same period of 2022. The cause of the increase is due to the accelerated completion strategy and new wells in the Maloob, Zaap, and Ayatsil fields in the Northeast Marine Region and the Yaxche field in the Southwest Marine Region. Natural Gas Production During the fourth quarter of 2023, total hydrocarbon gas production with partners decreased 32 MMcfd of gas equivalent by 0.8% compared to the same period of 2022, from 3,986 to 3,954 MMcfd of gas. Associated gas decreased by 559 MMcfd, compared to the same period in 2022, representing a variation of 21.5%, mainly due to the reclassification of the type of hydrocarbons in the Quesqui field. Non-associated gas increased by 527 MMcfd, representing a variation of 37.9% compared to the same period of the previous year, mainly due to the reclassification of the type of hydrocarbons from the Quesqui field. Natural Gas Use In the fourth quarter of 2023, gas use reached 93%, mainly affected by the production of gas highly contaminated with nitrogen in the Northeast Marine Region, maintenance and failures of compression equipment in the South Region, failures of process equipment for gas conditioning in the Ixachi field, as well as rejections and releases from PTRI's Gas Processing Centers. It is worth remembering that in 2021, PEMEX started implementing the "Gas Use Strategy", the main objective is to increase the use of natural gas, for this purpose, the gas sent to the atmosphere in Pemex Exploration and Production facilities must be reduced. This strategy requires the development of construction and rehabilitation works of infrastructure for the handling, transportation, and conditioning of gas, major maintenance programs for compression equipment and booster equipment, as well as the closing of producing wells with high gas-oil ratio, among other actions. Durante el 3T23, el gas enviado a la atmósfera sumó 393 MMpcd este volumen se explica principalmente por la producción de gas altamente contaminado con nitrógeno en la Región Marina Noreste, mantenimiento y fallas de equipos de compresión en la Región Sur, así como rechazos y libranzas de los Centros Procesadores de Gas de PTRI. Infrastructure During the fourth quarter of 2023, 45 development wells were completed, two wells less than in the same period of 2022. As compared to exploratory wells, 15 wells were completed in the fourth quarter of 2023, five more than in the same period of 2022. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 16 of 248 Main Discoveries Exploration activities conducted during 4Q23 yielded information from four wells as detailed in the table below. The studies performed estimate preliminary reserves of 236 million barrels of crude oil equivalent (MMboe). Initial Production Asset Well Geological Era Liquids bd Gas MMcfd Depth Meters Preliminary Reserves MMboe Exploration Asset Marina South Bamoa-1EXP Middle and Lower Pliocene No data No data 23 3-5 Exploration Asset Onshore South Obba-1EXP Middle Cretaceous 1,270 2.29 NA 5 - 8 Exploration Asset Onshore North Yawa-1EXP Middle Cretaceous 180 0.11 NA 2 Exploration and production 2023 Hydrocarbon production During 2023, liquids production with partners totaled 1,875 thounsand barrels per day, 5.1% higher than the production recorded in the same period of the previous year. Even though for the fifth consecutive year, annual liquids production has registered sustained growth, mainly due to the contribution of new field development strategies, whose production amounted to 568 thousand barrels on time and early production, in the second half of 2023 production decreased almost every month. To reverse this trend, during 2024 PEP will incorporate new technology to reduce failures and ensure the correct approach to wells operating with the BEC system, such as the implementation of a permanent magnet motor; quick replacement BEC; use of flat cable without splices; inhibition treatments from the formation and unconventional configurations. Additionally, to mitigate the impact on production caused by the delay in the completion of wells and strategic works in new fields, we will continue with the operation of wells with flexible piping; reduce time in the construction of roads, pears, and pipelines; contracting through ACREF; simultaneous supply contracting initiatives and adjustment of the well design during drilling, among other actions. Natural gas Hydrocarbon gas production, that is, excluding nitrogen, averaged 4,060 million cubic feet per day, 3.0% higher than the production obtained in 2022. As with crude oil production, the downward trend in hydrocarbon gas production has been reversed, mainly due to the contribution of wells with a high gas-oil ratio from the Quesqui field in the Southern Region and the Ixachi field in the Northern Region. Operating wells and well completions In terms of physical activity, 161 development wells were completed with an associated daily production of 184 thousand barrels of liquids and 284 million cubic feet of gas. Of these wells, 110 are onshore and 51 are offshore. In terms of classification, 115 wells were oil and gas producers, 8 wet gas producers, 16 gas and condensate producers, 8 dry gas producers, 5 water injectors, 4 non- commercial oil and gas producers, and 5 non-productive wells, which resulted in a development success rate of 94%. Additionally,

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 17 of 248 2,670 well interventions were carried out to mitigate the drop in base production, recording an average daily production associated with these activities of 178 thousand barrels of liquids per day and 229 million cubic feet of gas per day. Natural gas use Hydrocarbon gas sent to the atmosphere averaged 355 million cubic feet per day during the year. Factors contributing to this increase were:  Increase in the production of gas highly contaminated with nitrogen in the Ku-Maloob-Zaap Asset.  Compression equipment failures  Rejection by Gas Processing Centers  Operational problems and failures in process equipment for gas conditioning in the Ixachi field.  Delay in the construction of infrastructure for gas handling and conditioning in the Quesqui and Tupilco Profundo fields. It is important to mention that important actions have been implemented to reduce the emission of gas into the atmosphere:  Closure of wells with high AGR in the Northeast Marine Region.  Construction of a sweetening plant at EMC Papan, to handle gas from the Ixachi field.  Preventive maintenance of gas compression units to mitigate recurring failures in the Southern Region. These actions have allowed a gas reduction sent to the atmosphere of 79 million cubic feet per day in 2023 as compared to the previous year. INDUSTRIAL TRANSFORMATION 4Q23 Crude Oil Processing In the fourth quarter of 2023, the crude oil processing of the National Refining System (NRS) averaged 731 Mbd, 107 Mbd lower as compared to the fourth quarter of 2022. This change is explained by lower processing at the Madero, Salina Cruz, and Tula refineries since the scheduled rehabilitation works in the combined and primary plants lasted longer than estimated. Since December 2023 the three refineries have operated normally. It should be noted that the rehabilitation of the NRS process plants is part of the strategy to improve refining capacity utilization by increasing the reliability of the facilities. As a result of these rehabilitations, in December 2023 the crude oil processing averaged 823 Mbd. It is worth mentioning that in January 2024 crude oil process averaged 950 Mbd, the highest level since the beginning of this administration and not observed since May 2017. The atmospheric distillation capacity of the National Refining System (NRS) is 1,640 Mbd, therefore, the primary distillation capacity utilization averaged 44.6%, which is 6.5 points above the record in 4Q22. The refineries that recorded a utilization above the system’s average were Tula, Cadereyta, and Salamanca, with an average utilization of 57.3%, 51.4%, and 47.3%, respectively. Petroleum Products Production In the fourth quarter of 2023, petroleum products production decreased by 13.1%, averaging 738 Mbd, of which 220 Mbd were gasoline, 136 Mbd diesel, 31 Mbd jet fuel, and 351 Mbd of other petroleum products and LP gas. It should be noted that distillate production was 52.5% (388 Mbd) out of total production, very similar to the 53.3% of the same period in 2022. Variable Refining Margin PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 18 of 248 In the third quarter of 2023, the NRS recorded a negative variable margin of U.S $ 3.53 per barrel (U.S $/b), 10.12 U.S $/b lower than the record in 4Q22. This change is mainly explained by lower refined product prices on the Gulf of Coast. PEMEX Service Stations As of December 31, 2023, PEMEX franchise service stations totaled 7,201. This is a 3.1% increase as compared to the same period of 2022. Of PEMEX’s total service stations, 7,156 are private franchises while 45 are owned by Pemex Industrial Transformation (PEMEX’s self-consumption). In addition, 1,117 service stations were recorded under the brand sublicensing scheme and 3,811 service stations do not operate under PEMEX’s franchise scheme but get their supply from both PEMEX and direct imports. Related parties Related parties include individuals and companies that do not form part of PEMEX, but that could take advantage of being in a privileged position as a result of their relation with PEMEX. Also included are situations in which PEMEX could take advantage of a special relationship in order to benefit its financial position or results of operations. Mr. Manuel Bartlett Díaz, Chief Executive Officer of CFE, was appointed member of the Board of Directors of Petróleos Mexicanos in December 2018. CFE has executed several purchase agreements with Pemex Industrial Transformation. As of December 31, 2023, the amount of operations held is Ps. 37.08 billion and the balance receivable is Ps. 6.8 billion. Natural Gas Processing and Production In the fourth quarter of 2023, wet gas processing averaged 2,489 MMcfd, a 9.4% decrease as compared to the same quarter of 2022, due to a lower receipt of wet gas from Pemex Exploration and Production (PEP). This result outstands the Cactus gas processing complex process by 1,227 MMcfd due to the greater availability of gas from the Quesqui field. As a result, dry gas production averaged 1,895 MMcfd, while liquid production was 164 Mbd, a 7.5% increase as compared to the same quarter of 2022, due to greater efficiency in the liquids’ recovery, mainly in the Cactus and Nuevo Pemex gas processing complexes. The condensate process averaged nine thousand barrels per day, two thousand barrels per day less than in the same period of 2022. Petrochemicals Production In the fourth quarter of 2023, petrochemical production amounted to 303 thousand tons (Mt), a 4.3% increase as compared to the same period of 2022. This performance is mainly explained by the following factors:  A production increase in methane derivatives by 62.3%, and in other petrochemicals by 25.8%, due to the stable operation of the ammonia VI plant of the Cosoleacaque petrochemical complex;  sulphur production decreased by 30.1%, due to lower production from the Ciudad Pemex gas processing complex and the Madero refinery; and  raw material for carbon black production decreased by 52.7%, mainly due to the lower crude oil processing at the Cadereyta refinery. Industrial Transformation 2023 Crude Oil Processing In 2023, the NRS crude oil processing averaged 792 Mbd, 2.9% less than in 2022. This change is explained by the scheduled rehabilitation works in the second half of the year. During the year, the Tula, Salina Cruz, and Minatitlán refineries stood out for their operational performance, with crude oil processing levels of 191 Mbd, 178 Mbd, and 116 Mbd, respectively. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 19 of 248 As of December, the six refineries in the system are operating normally, recording a crude oil process of 823 Mbd in December, and in January-February 2024, an increase in the process was recorded to reach around 950 Mbd. The heavy crude oil process in the reconfigured refineries averaged 235 Mbd, a 12.6% decrease as compared to 2022, as a result of the scheduled rehabilitation works of the combined plants at the Madero and Minatitlán refineries. Currently, in these refineries, the process is higher than 110 Mbd and 120 Mbd respectively, which represents the best annual results since the close of 2015. SNR primary distillation capacity utilization averaged 48.3%. The Tula and Salina Cruz refineries were above the average obtained in the SNR, registering an average utilization of 60.6% and 54.0%, respectively. Petroleum Products Production Petroleum products production averaged 800 Mbd, a 2.9% decrease as compared to 2022. 244 Mbd were gasoline, 135 Mbd diesel, 36 Mbd jet fuel, and 384 Mbd other petroleum products and LPG. Compared to 2022, the refineries with the highest distillates production (gasoline, diesel, and jet fuel) were Tula with 106 Mbd and Cadereyta with 80 Mbd. Variable Margin The variable refining margin of the NRS during 2023 averaged 11.04 U.S. $ / b. This is 3.69 U.S. $ / b higher than the 2022 record, mainly explained by higher petroleum product prices at the Gulf Coast, mainly in the first three quarters of the year. Gas processing and production In 2023 wet gas processing averaged 2,633 MMcfd, a 137 MMcfd or 5.0% decrease as compared to 2022. This is mainly explained by lower gas receipts from PEP in the second half of the year. This result outstands the 9% gas process increase at the Cactus complex, which averaged 1,277 MMcfd as compared to 2022, due to a greater gas supply from the Quesqui field. As a result dry gas production averaged 2,061 MMcfd, of which 569 MMcfd came from the Cactus gas processing complex, 14.8% more than in 2022. Likewise, the gas liquids production averaged 166 Mbd, five thousand barrels per day higher as compared to 2022, as a result of the liquid recovery efficiency, mainly at the Cactus complex. The condensate process averaged 11 Mbd, a 16.9% decrease as compared to 2022, mainly due to lower delivery of condensates from PEP. Petrochemical production As of December 31st, 2023, accumulated petrochemicals production amounted to 1,065 Mt; this is a 18.4% decrease as compared to 2022. The change is explained by: • sulfur production decreased by 25.5%, as a result of lower sulfur production at the Ciudad Pemex gas processing complex and the Madero refinery; • the methane derivatives production decreased by 22.5%, due to lower ammonia production because of the stoppage of the urea plant. 1 of ProAgroindustrias, and the scheduled stoppage at the ammonia plant VI to carry out a minor repair in April 2023. Another factor was an electrical release carried out in September at the request of the National Energy Control Center and the Federal Commission of Electricity. It is important to note that on September 23, the start-up process began and currently, the plant is in continuous operation with the production of ammonia and carbon dioxide; • other petrochemicals production decreased by 11.8%, which is explained by the lower production of carbon dioxide in the ammonia plant VI of the Cosoleacaque petrochemical complex, due to the scheduled shutdown and the aforementioned electricity bill; on the other hand PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 20 of 248 • aromatics and derivatives production increased by 75.6%, as compared to 2022, as a result of the longer operating time of the CCR plant's aromatics train. Additional Information Related to Downstream and Midstream Activities Anti-Fuel Subtraction Strategy In 2023 fuel theft subtraction averaged 4.7 Mbd, equivalent to Ps. 20.2 billion in losses as compared to the 6.1 Mbd average recorded in 2022 with Ps. 18.7 billion in losses. Rehabilitation Program of the National Refining System In 2023, 88 repairs were completed in process plants, 83 correspond to the 2023 program, and five from programs from previous years. In 2024, the rehabilitation continues to focus on restoring the mechanical integrity of the processing plants, main services, and storage tanks. Environmental, Social & Governance Criteria Environmental Carbon dioxide equivalent emissions In the fourth quarter of 2023, carbon dioxide equivalent emissions were 14 million tons (MMt), a decrease of 16.8%, as compared to the same period in 2022. On an annual basis, the reduction was 12.3% with a total of 60 MMt. Most of this reduction is explained by the better performance of the gas processing complexes, the implementation and the start-up of infrastructure projects focused on increasing the management and use of associated gas in exploration and production, and the closure of wells with high gas proportion. Sulfur oxides emissions Sulfur oxide emissions were 255 Mt, a 17.7% decrease as compared to the same period in 2022. In the annual comparison, a 9.3% decrease was achieved for a total of 1,033 Mt, mainly due to the decrease in sour gas sent to combustion, the improvements in the sweetening processes, and the reduction in fuel oil consumption. Water Reuse In the fourth quarter of 2023, the water reuse index (reuse/use) decreased by 10.3%, and by 1.7% cumulatively from January to December 2023, as compared to the previous year. These decreases were due to a supply reduction of treated black water from the Municipal Commission of Drinking WATER and Sewerage for the Madero Refinery, the halt of operation of the Wastewater Treatment Plant (PTAR) in the Salamanca Refinery and the decreased load to the PTAR of the Tula Refinery due to parameters out of specification. In contrast, the annual increase in water reuse at the Tula Refinery stands out by 123% due to the entry into operation of the PTAR. Environmental initiatives Emissions Trading System  The work centers participating in the test program delivered the rights corresponding to their 2022 activities on the SEMARNAT platform. Sessions were held with the Advisory Committee to review rules applicable to the operational phases. Gas use

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 21 of 248  In the fourth quarter of 2023, the initiatives and proposals for the 2023 – 2050 Sustainability Plan were reviewed. With the implementation of projects in complex gas processors, the emissions intensity goal established for these operations in the Business Plan is met.  Progress continues in strengthening the prevention and control programs by the source of methane emissions in PEP and Pemex Logistics to comply with the Provisions on methane.  Progress is being made in the execution of the technical collaboration agreement between the United States Environmental Protection Agency (EPA) and PEMEX to work jointly on a short-term implementation and investment plan to reduce methane emissions in PEMEX's onshore O&G operations.  Progress continues in the implementation of projects that increase the management and use of gas in PEP such as the closure of wells with a high gas-oil ratio, restoration of boosters, compressor overhaul, surface infrastructure for production management, and operational flexibility for the development of new and existing fields. This has allowed us to continue reducing Greenhouse Gas emissions in the fourth quarter of 2023, despite operational contingencies that have occurred in marine and land facilities. Adaptation to climate change  PEMEX promotes the implementation of a climate risk analysis program in 17 strategic facilities of Pemex Industrial Transformation, to be developed between 2023 and 2025. To date, planning has begun for the execution of the 8 analyses proposed for 2024. Progress continues in the completion of the 5 analyzes started in 2023. Follow-up on the Critical Risks Attention Program  At the end of 4Q23, of the total inventory of 235 environmental risks, 40 risks have been addressed, 69 are in the process of being addressed, 68 have a work program for subsequent years, and 58 are pending program assignment.  Of the Priority 1 risks, 10 have been addressed, 17 are in process and 11 are pending a program.  A total investment amount of Ps. 11.99 billion has been estimated for the environmental risk inventory, which will contribute to the mitigation of impacts on soil, water, and air. Social Industrial Safety and Occupational Health At PEMEX, the health and safety of its workers are values of the highest priority and are everyone's responsibility. Efforts in this area include all company employees and our partners, contractors, suppliers, and service providers, who must adhere to the standards established by the company for this purpose. Frequency Index[1] In 2023, the accumulated frequency rate for PEMEX personnel was 0.41 accidents per million man-hours worked with risk exposure, 16.3% lower than the rate recorded in the previous year by 0.49 accidents per million man-hours worked with risk exposure. The Subsidiary Productive Companies and Corporate Areas that contributed to the accident rate during the year are: i) Pemex Industrial Transformation with 57 injured workers and five fatalities; ii) Pemex Exploration and Production 33 injuries and six fatalities; iii) Pemex Corporate with 25 injuries; and iv) Pemex Logistics with 14 injured workers recorded. Severity Index[2] The severity index in the fourth quarter of 2023 for PEMEX personnel was 26 days lost per million man-hours worked with risk exposure, a 29.7% decrease as compared to the same period in 2022. At a cumulative level, in 2023 the severity index for Pemex personnel was 30 days lost per million man-hours worked with risk exposure, a 3.45% higher as compared to 29 days lost recorded in the same period of 2022. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 22 of 248 In all moderate and severe events, Petróleos Mexicanos performs a root cause analysis (RCA) to identify the causes that originate them and define corrective actions to prevent recurrence. In very serious events, the analyses have been developed by independent investigators, which guarantees total transparency and allows the strengthening of the PEMEX SSPA System Safety initiatives In the fourth quarter, PEMEX continued with the implementation of the following SSPA initiatives:  Preventive technical inspections and performance audits.  Evaluation and management of risks inherent to the operating and support processes of the value chain through audits by the annual program established for this year in the area of SSPA and advice to work centers to receive reinsurance audits, with the following progress:  Two second-part audits of SSPA Performance in risk management were developed: (Macuspana-Muspac Production Asset, Superintendence of Poza Rica Operations).  Monitoring compliance with attention to Type A Risks (Intolerable/Critical) 2019-2023, with the progress of 75.67% (of a record of 859 risks, 650 have been addressed, 202 are in the process of attention, six were canceled and one was replaced). - Pemex SSPA System Policies and Guidelines are updated, as well as the technical regulations of the Safety and Occupational Health Subsystems and best practices of the SSPA. - Follow-up to comply with the recommendations from the evaluation visits, by the reinforcement program in work centers with low performance, PLOG (Storage and Distribution Terminal 18 de marzo, Catalina Pipeline Sector and Pajaritos Port Services and Storage Terminal). - Participation in the Root Cause Analysis of relevant events (fire at Nohoch-A-Enlace platform). - Monitoring and evaluation to address recommendations derived from Root Cause Analysis, insurance companies, and government agencies (Secretary of Labor and Social Welfare, Security, Energy and Environment Agency). Social responsibility PEMEX implements its Social Responsibility strategy under a community intervention model that encourages the participation of the people, seeks permanent dialogue, motivates negotiation and consensus, and establishes agreements since it is the communities themselves that, based on the knowledge they have, of their environment, they propose and appropriate the actions that we build together, which are aimed at benefiting the communities and maintaining socially stable climates for the operational continuity of the value chain. Our social responsibility actions are a fundamental element through which PEMEX contributes to generating value in society, improving people's lives, and promoting community prosperity, by aligning with the Objectives of the 2030 Agenda for Sustainable Development[3] (SDG); so, they also serve global objectives. These actions are materialized through donations of asphalt and fuel, which are granted to state and municipal governments to strengthen their capacities to provide public services, generate well-being, increase security, and promote development (SDGs 9, 11, and 16). Programs work or actions (PROAs) are also executed through strategic axes of attention: Education and Sports, Infrastructure, Environmental Protection, Productive Projects, Public Health and Safety, and Civil Protection (SDG 2, 3, 4, 9, 10, 11, 16). PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 23 of 248 Donations Programs, works, and/or actions (PROAs)State # Ps. million # Ps. million Total investment Ps. million Campeche 2 375 8 74 449 Chiapas 1 95 20 101 196 Guanajuato 5 27 2 12 39 Hidalgo 6 68 30 149 216 Nuevo León 6 21 6 7 29 Oaxaca 17 107 28 101 208 Puebla 7 35 1 7 41 Tabasco 3 178 120 564 742 Tamaulipas 3 88 11 31 120 Veracruz 2 297 49 222 520 Other states 16 116 - - 116 Total 68 1,406 275 1,269 2,675 In 2023, PEMEX's social investment in oil communities amounted to Ps. 2,675 million, 19.2% more than in 2022. The investment was allocated in 68 donations of asphalt and fuel equivalent to Ps. 1,406 million and 275 PROAs for an amount of Ps. 1,269 million. Among the PROAs implemented during the quarter, the following actions stand out: Axis PROAs Education We promote the improvement of the quality of teaching and access to education in communities in oil environments (SDG 4, goals 4.1, 4.2, 4. a):  The school infrastructure of 28 campuses was improved, through the construction of classrooms, dignification of existing infrastructure, game modules, and sports spaces, as well as the general rehabilitation of campuses.  121 educational establishments were provided with new school furniture, benefiting more than 8,900 students. Infrastructure We contribute to the recovery of public space, strengthen the social fabric, and promote safe, inclusive, and accessible public spaces (SDG 10 and 11, goals 10.2 and 11.7):  A baseball field was modernized, 4 parks and 4 covered fields were built, and 2 more parks were equipped with children's games.  2 ejidal houses and 3 community centers were rehabilitated and equipped, in addition, 4 domes were built in multi-use spaces and a municipal market. We develop reliable and quality road infrastructure that promotes mobility, economic development, and human well-being (SDG 9, goal 9.1):  Rehabilitation, construction, paving, resurfacing, and gravel actions were carried out on more than 54 kilometers of roads and highways in the states of Chiapas, Oaxaca, Tabasco, and Tamaulipas.  11 kilometers of curbs and sidewalks were built in locations in Oaxaca and Tabasco and 6 specialized units were delivered for construction in Hidalgo, Oaxaca, Tabasco, and PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 24 of 248 Axis PROAs Veracruz. Productive Projects We contribute to increasing the productivity and income of the productive projects of fishermen, rural producers, and entrepreneurs, to add value to their processes (SDG 2 and 8, goals 2.3 and 8.2): 12 packages of tools and implements were awarded to strengthen agricultural production to nurseries of the Sembrando Vida program in Tabasco and fishing gear was delivered to 45 river cooperatives in Veracruz. Health We improve access to quality health services and medicines, as well as contribute to the reduction of mortality from preventable diseases (SDG 3, goals 3.4 and 3.8): The operation of 23 Mobile Medical Units continued, which provided 378,237 general medicine and 93,488 dental consultations, benefiting more than 400 thousand people in the states of Campeche, Chiapas, Hidalgo, Nuevo León, Oaxaca, Tabasco, Tamaulipas, and Veracruz. 10,095 mammography studies were applied in locations in Tabasco. 15 ambulances were delivered and a health center was equipped and rehabilitated. Public Services We also contribute to improving the provision of basic public services by local governments, required for the well-being, security, and development of individuals (SDG 11 and 16, goals 11.1, 16. a):  In terms of public safety and civil protection, 33 patrol cars, 4 fire trucks for responding to fires, accidents, rescue and rescue, 13 pipes, and specialized equipment for firefighters and civil protection personnel were delivered in the states of Chiapas, Guanajuato, Hidalgo, Nuevo León, Oaxaca, Tabasco, Tamaulipas and Veracruz  Regarding public services, 8 Vactor-type drainage desilting units and 14 garbage collection trucks were delivered in the states of Chiapas, Guanajuato, Hidalgo, Oaxaca, Tabasco, Tamaulipas, and Veracruz. Governance In the fourth quarter of 2023, the implementation of the "Pemex Cumple" compliance program continued through the strategies and lines of action of its four axes, and the projects of the 2023-2027 Business Plan were promoted, with the following progress: Training  At the end of 2023, 36,838 workers were trained in Our Codes, Anti-Corruption Policy, Conflict of Interest, and on topics related to Transparency, Access to Information, and Protection of Personal Data, thereby complying with the established annual goal. Feasibility opinions  In the third quarter, 605 Due Diligence processes were concluded for third parties, and a total of 585 feasibility opinions were issued for the conclusion of commercial agreements with third parties. Transparency, access to information, and protection of personal data  Two massive events were held to disseminate regulatory obligations regarding Access to Information and Open Government, to strengthen the compliance culture.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 25 of 248  As of December 2023, the total of both primary and secondary records currently generated in the SIPOT amounted to 18,782,653 in the General Law of Transparency and Access to Public Information (LGTAIP) and 1,327,892 in the Federal Law of Transparency and Access to Information. Public Information (LFTAIP).  In the fourth quarter of 2023, 468 training and/or consultancy sessions were given. Additional Information Related to ESG Issues Sustainability Committee Activities In 2023, the Sustainability Committee of the PEMEX Board of Directors achieved key advances in the integration of ESG criteria, such as:  Recommended to submit to the Board of Directors (CAPEMEX) the disclosure on the CDP platform. CAPEMEX unanimously approved this initiative.  Issued recommendations to the 2022 Sustainability Report  Suggested the adoption of the Task Force on Climate-Related Disclosures (TCFD).  Promotes the incorporation of the company to international initiatives, (IOGP and UNGC).  Recommended hiring external support to carry out the Sustainability Plan  Training was reinforced for the Board and Senior Management on ethics, anti-corruption policy, and transparency.  Promoted the disclosure and dissemination of information through institutional channels. Disclosure enhancement in ESG information PEMEX strengthens its commitment to transparency by disclosing information on ESG issues through various frameworks and methodologies:  In 2023 PEMEX disclosed information through the questionnaires on Climate Change and Water Security of the global environmental disclosure system CDP.  Took part in the S&P Global Corporate Sustainability Assessment (CSA)  In 2023, PEMEX completed the Environmental, Social, and Governance Criteria Questionnaire Approved for Public Issuers of the Mexican Association of Afores (AMAFORE).  For the first time, information was disclosed under the criteria of the Task Force on Climate-related Financial Information Disclosure TCFD 2022 Equivalence Table The disclosure of annual performance continues through the Sustainability Report, which has limited independent assurance on key Sustainability performance indicators. [1] Refers to the number of accidents with incapacitating injuries per million man-hours worked (MMhh) with risk exposure during the relevant period. An incapacitating injury is an injury, functional damage or death that is caused, either immediately or subsequently, by a sudden event at work or during work-related activities. Man-hours worked with risk exposure represent the number of hours worked by all personnel, including overtime hours. [2] Refers to the total number of days lost per million man-hours worked with risk exposure during the relevant period. The number of days lost is based on medical leaves of absence for injuries stemming from accidents at work, plus the number of corresponding days on which compensation is paid for partial or total disability or death. [3] The Sustainable Development Goals (SDG) were adopted in 2015 by all United Nations Member States as part of the 2030 Agenda for Sustainable Development. These goals aim to end poverty, protect the planet and improve people's lives and prospects. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 26 of 248 Financial position, liquidity and capital resources [text block] Financial Summary Earnings In the fourth quarter of 2023 (4Q23), total sales by Ps. 425.5 billion were recorded, 17.4% lower than in 4Q22, due to a 19.9% decrease in domestic sales and a 14.3% decrease in export sales, mainly due to lower hydrocarbon and petroleum products prices. Cost of Sales The cost of sales, including impairment, amounted to Ps. 334.7 billion, a 40.7% decrease as a result of lower costs for purchases for resale by 14.1% due to a decrease in product prices, a 100.7% decrease in hydrocarbon extraction duties due to the fiscal stimulus contained in the decree dated February 13, 2024 where a tax credit equivalent to 100% of the amount of the hydrocarbon extraction duties for the months of October, November and December 2023 was granted and a lower price of the Mexican export mix, and an impairment of fixed assets reversal by Ps. 45.4 billion, compared to a Ps. 140.4 billion impairment in 4Q22. Taxes and duties In 4Q23, total taxes and duties amounted to Ps. 53.9 billion, a Ps. 41.9 billion increase mainly due to the deferred taxes register. The amount of DUC paid decreased by 90.6% as compared to 4Q22, due to the tax credit equivalent to 100% of the right to shared profit for October, November, and December 2023 Net Income In 4Q23, an Ps. 5.1 billion net income was recorded, compared to a Ps. 95.6 billion net loss in 4Q22. The main drivers of this variation were a decrease in total sales, offset by a decrease in other net expenses, an impairment of fixed assets reversal, and a decrease in the cost of sales. Financial debt Total financial debt decreased by 14.2 % as compared to 2022, mainly due to the objective of maintaining a net indebtedness close to zero, the support from the Federal Government, and the appreciation of the peso against the dollar at the end of 4Q23. As of December 31, 2023, the exchange rate was Ps. 16.9220 to U.S. $ 1.00, so financial debt recorded a balance of Ps. 1,794.5 billion or U.S. $ 106.0 billion. Liquidity Management PEMEX has revolving credit facilities for liquidity management totaling up to U.S. $ 6.9 billion and Ps. 20.5 billion. As of December 31, 2023, U.S.$230 was available and the peso facilities were fully drawn. EBITDA EBITDA during 4Q23 amounted to Ps. 59.6 billion. Budgetary Investment Activities As of December 31, 2023, a budgetary investment of Ps. 357.2 billion was exercised, equivalent to 100% of the 2023 budget. Consolidated Income Statement from October 1 to December 31, 2023 Total sales PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 27 of 248 Total sales and service revenues amounted to MXN425.5 billion, a decrease of 17.4%, compared to those recorded in the fourth quarter of 2022. This was mainly due to: - A decrease in the value of domestic sales by 19.9%, mainly explained by lower gasoline, diesel, turbo gasoline, natural gas and liquefied gas prices, compared to prices in 4Q 2022, due to lower global hydrocarbon prices and a decrease in the automotive fuel incentive; - a 14.3% decrease in the value of export sales, mainly due to the lower price of the Mexican export blend, which went from an average of U.S. $ 75.42 per barrel in 4Q22 to U.S. $ 70.53 per barrel in 4Q23; and - a drop in domestic demand for the main oil products. In 4Q22, the total demand for gasoline, diesel, jet fuel, fuel oil and LPG was 1,669.8 thousand barrels. In 4Q23, the demand for these products in the country was 1,640.8 thousand barrels, a 1.7% decrease. Despite this drop in domestic consumption, PEMEX increased its participation in the gasoline and diesel market. In December 2022, PEMEX's market share was 81.9% and 70.6% in gasoline and diesel respectively. By December 2023, PEMEX's market share was 86.8% and 76.2% in gasoline and diesel respectively. The contribution of domestic sales to PEMEX's total income has maintained an upward trend, thus decreasing the participation of oil export sales. As part of the strengthening of its business strategy, Petróleos Mexicanos has strengthened its commercial and supply area, which allows it to position itself as a sales leader in the domestic market, bringing it the benefit of the stability of its income. For the company, domestic sales are a source of income that is not only stable but permanent, which contributes to its financial strengthening. It should be noted that in addition, this increase in sales is based on greater national production of fuels, so the country benefits by reducing its dependence on foreign countries and reducing the deficit in the fuel trade balance, adding value to the economic growth of Mexico. Thus, at the end of 2023, income from internal sales constituted an annual average of 70.8% of the company's budget income, considering only income from domestic and foreign sales. Cost of sales Cost of sales decreased 40.7% including the effect of fixed asset impairment. This decrease is mainly explained by: i) lower purchases of products for resale of Ps. 32.6 billion, which include purchases from the Deer Park subsidiary; ii) a decrease of Ps. 24.5 billion in taxes and duties on the extraction and exploration of hydrocarbons as a result of a lower average price of the Mexican export mix in 2023 compared to the previous year and the fiscal stimulus published on February 13, 2024; and iii) a MNN 45.4 billion impairment reversal in the quarter compared to a Ps. 140.4 billion impairment in the same quarter of 2022 Taxes and duties In 4Q23, total taxes and duties amounted to Ps. Ps. 53.9 billion, a 353.8% decrease as compared to 4Q22 mainly due to the deferred taxes payment, offset by the fiscal stimulus published in the decree dated February 13, 2024, where a 100% tax credit of the profit-sharing duty (DUC) corresponding to the months of October, November and December 2023 is granted. In this sense, the DUC, the most important duty paid by the company in terms of amount, decreased by 90.6% as compared to 4Q22. Evolution of net income In 4Q23, PEMEX recorded a net income of Ps. 5.1 billion, compared to a net loss of Ps. 95.6 billion in 4Q22. The main drivers of this change were: i) the decrease in total sales, offset by a decrease in other net expenses; ii) a reversal of the fixed assets impairment; iii) a decrease in the cost of sales; and iv) a decrease in taxes and duties. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 28 of 248 A foreign exchange profit of Ps. 55.2 billion was recorded in 4Q23, compared to a foreign exchange profit of Ps. 57.6 billion in 4Q22. This change was due to a lower appreciation of the Mexican peso against the US dollar in 4Q23 as compared to the same period of the previous year. The exchange rate went from Ps. 17.6195 per U.S. $ 1.00 as of September 30, 2023, to Ps. 16.9220 per U.S. $ 1.00 as of December 31, 2023, which represents a 4.0% change. A derivative financial instruments income of Ps. 7.3 billion was recorded in 4Q23, compared to a Ps. 14.6 billion income in 4Q22. This change is mainly explained by the variation in the fair value of cross-currency swaps and currency options. An increase in the reversal of fixed assets impairment was also recognized by Ps. 185.8 billion in 4Q23 as compared to the same period of the previous year. Comprehensive income (loss) In 4Q23, a comprehensive loss of Ps. 137.4 billion was recorded, mainly as a result of actuarial losses of Ps. 130.4 billion as a result of the decrease in the discount rate for determining the liability for employee benefits, which was 9.42% compared to a rate of 10.24%, as of September 30, 2023. Statement of financial position as of December 31, 2023 Total Sales In 2023, total sales and services revenues amounted to Ps. 1,719.9 billion, a 27.8% decrease as compared to those recorded in 2022. This is mainly due to: - a 27.3% decrease in domestic sales, mainly explained by a decrease in the prices of gasoline, diesel, jet fuel, liquefied gas and natural gas as compared to 2022 prices, due to the decrease in the price of hydrocarbons; and the lower automotive fuels incentive for Ps. 111.8 billion due to the recognition of the fiscal stimulus published on March 4, 2022 of the Special Tax on Production and Services; which had a very low application in 2023; - a 28.5% decrease in export sales, mainly caused by a lower average price of the Mexican crude oil mix. The price went from an average of U.S. $ 89.35 per barrel in 2022, to U.S. $ 70.59 per barrel in 2023; and - a minor decrease in the main oil products domestic demand. In 2022, the domestic demand for gasoline, diesel, jet fuel, fuel oil and LPG was 1,624.0 Mb. In 2023, the demand for these products was 1,622.8 Mb, a decrease of 0.1%. Despite this decrease in domestic consumption, Pemex increased its participation in the gasoline and diesel market. In December 2022, Pemex's market share was 81.9% and 70.6% in gasoline and diesel respectively. By December 2023, Pemex's market share was 86.8% and 76.2% in gasoline and diesel respectively. Cost of sales Cost of sales, including fixed asset impairment reversal, decreased by 20.9%. This decrease is mainly explained by: i) lower purchases of products for resale for Ps. 318.8 billion, including purchases from the Deer Park subsidiary; ii) a decrease in the price of gasoline, jet fuel, diesel, liquefied gas and natural gas; and iii) a decrease by Ps. 82.0 billion in on hydrocarbon extraction and exploration taxes and duties as a result of a lower average price of the Mexican export mix in 2023 as compared to the previous year and the fiscal stimulus published on February 13, 2024 . Taxes and Duties In 2023, total taxes and duties amounted to Ps. 220.0 billion, a 31.3% decrease as compared to 2022. This decrease is mainly due to a lower price of the Mexican Export Mix and the fiscal stimulus contained in the decree dated February 13, 2024. Evolution of Net Income (Loss) In 2023, a net income of Ps. 8.2 billion was recorded, compared to a net income of Ps. 100.0 billion in 2022. This result is mainly explained by the following factors:

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 29 of 248 - a Ps. 663.5 billion decrease in sales; - a Ps. 372.6 billion decrease in the cost of sales, including the effect of impairment; - a Ps. 100.2 billion decrease in taxes and duties; - a Ps. 108.4 billion increase in foreign exchange gain; and - a Ps. 24.3 billion decrease in other income. Comprehensive Income (Loss) In 2023, a Ps. 50.8 billion comprehensive income was recorded, compared to an Ps. 189.9 billion comprehensive income in 2022. This result was mainly driven by the recognition of actuarial losses for employee benefits, due to the variation in the discount rate, which went from 9.39% in 2022 to 9.42% in 2023. Working Capital As of December 31, 2023, a Ps. 585.2 billion negative working capital was recorded, compared to a Ps. 401.8 billion negative working capital as of December 31, 2022. This increase by Ps. 183.3 billion is mainly explained by: - a Ps. 86.1 billion increase in suppliers; - a Ps. 79.2 billion increase in taxes and duties payable; - a Ps. 16.0 billion increase in accounts and accumulated expenses payable and in derivative financial instruments; - an Ps. 11.3 billion increase in short-term debt; - a Ps. 17.9 billion decrease in Federal Government Bonds; - a Ps. 14.0 billion decrease in inventories; - a Ps. 2.8 billion decrease in derivative financial instruments; and - a Ps. 40.5 billion increase in customers and other accounts receivable. Debt Financial resources As of December 31, 2023, Petróleos Mexicanos, its Subsidiary Productive Companies, and subsidiaries carried out financing activities (including short-term bank loans) for a total of Ps. 881.4 billion (U.S. $ 52.1 billion). Total debt repayments amounted to Ps. 978.9 billion (U.S. $ 57.8 billion). Approximately 83% of the debt is denominated in non-peso currencies, mainly in U.S. $, and for recording purposes, it is translated into Ps. at the closing exchange rate. Financing Activities In line with the Business Plan of Petróleos Mexicanos and its Subsidiary Productive Companies 2023-2027, we will continue with the strategy of convergence to zero net indebtedness. Capital Markets - On October 30, 2023, Petróleos Mexicanos signed a promissory note for Ps. 3.0 billion maturing in April 2024. - On November 29, 2023, Petróleos Mexicanos signed a simple credit agreement for U.S. $ 500 million with maturity in March 2024. - On November 30, 2023, Petróleos Mexicanos signed a checking account credit agreement for Ps. 2.2 billion with maturity in November 2024 - On December 21, 2023, Petróleos Mexicanos signed a credit agreement for Ps. 1.7 billion maturing in June 2024. - On December 26, 2023, Petróleos Mexicanos signed a promissory note for Ps. 3.0 billion maturing in March 2024. - On December 28, 2023, Petróleos Mexicanos signed a promissory note for Ps. 1.5 billion maturing in March 2024. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 30 of 248 Credit Facilities renewal On November 30, 2023, Petróleos Mexicanos (PEMEX) together with Pemex Comercio Internacional (PMI), completed the renewal of its main revolving credit facilities and a dollar term loan. The refinancing exercise totaled U.S. $ 8,341 million composed by different maturities and amounts. - U.S. $ 500 million PMI revolving credit facility maturing in March 2024. - U.S. $ 1.5 billion PMI revolving credit facility maturing in November 2026. - U.S. $ 4.5 billion PEMEX revolving credit facility with maturities of U.S. $ 1.0 billion in June 2024 and U.S. $ 3.5 billion in November 2026 - PEMEX term loan for U.S. $ 2.2 billion maturing U.S. $ 768 million in June 2024 and U.S. $ 1.5 billion in November 2026 Revolving credit facilities PEMEX has revolving credit facilities (RCFs) lines for liquidity management of up to U.S. $ 6.9 billion and Ps. 20.5 billion. Of which U.S. $ 230 million are available. Budget investment activities 2023 Exercise For 2023, PEMEX has an investment budget of Ps. 357.2 billion (U.S. $ 20.12 billion[1]) for budgetary investment activities. As of December 31, 2023, Ps. 357.2 billion (U.S. $ 20.10 billion[2]) have been exercised, which represents 100% of the approved budget. Budgetary investment programmed for 2023 and exercised as of December 31, 2023, is allocated as follows: EPS 2023 Budget (Ps. billion) Exercised Investment As of December 31, 2023 (Ps. billion) Exploration & Production[3] 272.9 272.8 Industrial Transformation 75.3 75.3 Logistics 7.8 7.8 Corporate 1.3 1.3 Total 357.2 357.2 Budgetary investment has been oriented to support the extraction of hydrocarbons and their processing in refineries to produce petroleum products and gas liquids. At Pemex Exploration and Production, resources continue to be channeled to accelerate the entry into operation of fields in new developments, which have made it possible not only to compensate for mature fields declination, but also to increase the total extraction profile. Likewise, investments continue in the Refinery Rehabilitation Program to increase operational reliability and the crude oil process for the commercialization of petroleum products in the domestic market. As of December 31, 2023, the following capital contributions have been made to subsidiary companies: Ps. 34.0 billion for the new Olmeca refinery in Dos Bocas, Ps.7.2 billion for the strengthening of the fertilizer chain, and Ps. 0.3 billion for Gas Bienestar and Gasolinas Bienestar. OTHER RELEVANT TOPICS Renewal of revolving credit facilities On December 5, 2023, in coordination with the Ministry of Finance and Public Credit, Pemex concluded the process of renewing its syndicated revolving credit facilities and those of its subsidiary PMI Trading DAC. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 31 of 248 The amount of the renewed credit lines total U.S. $ 8.3 billion, of which U.S. $ 1.8 billion matures in 2024 and U.S. $ 6.5 billion matures in 2026. Sustainability Plan On December 15, 2023, as part of the efforts to strengthen its strategy to address environmental, social, and corporate governance (ESG) issues, the management of Petróleos Mexicanos delivered to the Sustainability Committee (COS) the proposal of the Petróleos Mexicanos Sustainability Plan. This document includes strategies for emissions reduction, energy transition, mitigating the impact of operations on the environment, and promoting the safety of operations. It also foresees actions in terms of governance, operations, financial, and communication policies and procedures, to support its execution. The members of the COS are in the process of studying the plan, together with the management of PEMEX to present it in an upcoming session to the Board of Directors of Petróleos Mexicanos for approval, reaffirming PEMEX's commitment to the ESG strategy from the highest level of the company. Through the integration of its Sustainability Plan, PEMEX meets the challenges of climate change and sustainable development. PEMEX Deer Park - Energy Star Award For 2023, Deer Park has received Energy Star Certification which recognizes us as a top quartile performer in energy efficiency among all Refineries in the United States and Canada. Historical achievement as first time Deer Park to receive award. The Energy Star program is endorsed by the EPA as a means of increasing the energy efficiency of products, services, and entire industries across the United States and Canada. FORWARD-LOOKING STATEMENT AND CAUTIONARY NOTE Variations Cumulative and quarterly variations are calculated comparing the period with the realized one of the previous year; unless specified otherwise. Rounding Numbers may not total due to rounding. Financial Information Excluding budgetary and volumetric information, the financial information included in this report and the annexes hereto is based on consolidated financial statements prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), which PEMEX has adopted effective January 1, 2012. For more information regarding the transition to IFRS, see Note 23 to the consolidated financial statements included in Petróleos Mexicanos’ 2012 Form 20-F filed with the Securities and Exchange Commission (SEC) and its Annual Report filed with the Comisión Nacional Bancaria y de Valores (CNBV). EBITDA is a non-IFRS measure. A reconciliation of EBITDA to operating income is shown in Table 33 of the annexes to the quarterly results report as of December 31, 2023. Budgetary information is based on standards from Mexican governmental accounting; therefore, it does not include information from the subsidiary companies or affiliates of Petróleos Mexicanos. It is important to mention that PEMEX’s current financing agreements do not include financial covenants or events of default that would be triggered as a result of PEMEX having negative equity. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 32 of 248 Methodology The methodology of the information disclosed may change in order to enhance its quality and usefulness, and/or to comply with international standards and best practices. Foreign Exchange Conversions Convenience translations into U.S. dollars of amounts in Mexican pesos have been made at the exchange rate at close for the corresponding period, unless otherwise noted. Due to market volatility, the difference between the average exchange rate, the exchange rate at close and the spot exchange rate, or any other exchange rate used could be material. Such translations should not be construed as a representation that the Mexican peso amounts have been or could be converted into U.S. dollars at the foregoing or any other rate. It is important to note that PEMEX maintains its consolidated financial statements and accounting records in pesos. As of December 31, 2023, the exchange rate of Ps. 16.9220 = U.S. $1.00 is used. Fiscal Regime Beginning January 1, 2015, Petróleos Mexicanos’ fiscal regime is governed by the Ley de Ingresos sobre Hidrocarburos (Hydrocarbons Revenue Law). From January 1, 2006 and to December 31, 2014, PEP was subject to a fiscal regime governed by the Federal Duties Law, while the tax regimes of the other Subsidiary Entities were governed by the Federal Revenue Law. On April 18, 2016, a decree was published in the Official Gazette of the Federation that allows assignment operators to choose between two schemes to calculate the cap on permitted deductions applicable to the Profit-Sharing Duty: (i) the scheme established within the Hydrocarbons Revenue Law, based on a percentage of the value of extracted hydrocarbons; or (ii) the scheme proposed by the SHCP, calculated upon established fixed fees, U.S. $6.1 for shallow water fields and U.S. $8.3 for onshore fields. The Special Tax on Production and Services (IEPS) applicable to automotive gasoline and diesel is established in the Production and Services Special Tax Law “Ley del Impuesto Especial sobre Producción y Servicios”. As an intermediary between the Ministry of Finance and Public Credit (SHCP) and the final consumer, PEMEX retains the amount of the IEPS and transfers it to the Mexican Government. In 2016, the SHCP published a decree trough which it modified the calculation of the IEPS, based on the past five months of international reference price quotes for gasoline and diesel. From January 1 2016, and until December 31, 2017, the SHCP established monthly fixed maximum prices of gasoline and diesel based on the following: maximum prices were referenced to prices in the U.S. Gulf Coast, plus a margin that includes retails, freight, transportation, quality adjustment and management costs, plus the applicable IEPS to automotive fuel, plus other concepts (IEPS tax on fossil fuel, established quotas on the IEPS Law and value added tax). As of January 1, 2018, gasoline and diesel prices are determined by the free market. PEMEX’s “producer price” is calculated in reference to that of an efficient refinery operating in the Gulf of Mexico. Until December 31, 2017, the Mexican Government is authorized to continue issuing pricing decrees to regulate the maximum prices for the retail sale of gasoline and diesel fuel, taking into account transportation costs between regions, inflation and the volatility of international fuel prices, among other factors. Beginning in 2018, the prices of gasoline and diesel fuel will be freely determined by market conditions. However, the Federal Commission for Economic Competition, based on the existence of effective competitive conditions, has the authority to declare that prices of gasoline and diesel fuel are to be freely determined by market conditions before 2018. Production-sharing In accordance with Production-sharing Agreements signed by Petróleos Mexicanos, due to its participation in bidding rounds organized by the National Hydrocarbons Commission (CNH), in addition to the migration of blocks, Petróleos Mexicanos will disclose only its share of production for blocks Ek-Balam, Block 2 Tampico-Misantla (Round 2.1), Block 8 Southeastern Basins (Round 2.1), Santuario, Misión, Block 16 Tampico-Misantla-Veracruz (Round 3.1), Block 17 Tampico-Misantla-Veracruz (Round 3.1),

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Block 18 Tampico-Misantla-Veracruz (Round 3.1), Block 29 Southeastern Offshore Basins (Round 3.1), Block 32 Southeastern Basins Marino (Round 3.1), Block 33 Southeastern Offshore Basins (Round 3.1) y Block 35 Southeastern Offshore Basins (Round 3.1).

Hydrocarbon Reserves

In accordance with the Hydrocarbons Law, published in the Official Gazette of the Federation on August 11, 2014, the National Hydrocarbons Commission (CNH) will establish and will manage the National Hydrocarbons Information Center, comprised by a system to obtain, safeguard, manage, use, analyze, keep updated and publish information and statistics related; which includes estimations, valuation studies and certifications. On August 13, 2015, the CNH published the Guidelines that govern the valuation and certification of Mexico's reserves and the related contingency resources.

Effective January 1, 2010, the Securities and Exchange Commission (SEC) changed its rules to permit oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves. Nevertheless, any description of probable or possible reserves included herein may not meet the recoverability thresholds established by the SEC in its definitions. Investors are urged to consider closely the disclosure in PEMEX's Form 20-F and its Annual Report to the CNBV and SEC, available at http://www.pemex.com/.

Forward-looking Statements

This document contains forward-looking statements. There may also be written or oral forward-looking statements in PEMEX's periodic reports to the CNBV and the SEC, in its annual reports, in its offering circulars and prospectuses, in press releases and other written materials and in oral statements made by PEMEX's officers, directors or employees to third parties. PEMEX may include forward-looking statements that address, among other things, their:

- exploration and production activities, including drilling;
- activities relating to import, export, refining, petrochemicals and transportation, storage and distribution of petroleum, natural gas and oil products;
- activities relating to their lines of business, including the generation of electricity;
- projected and targeted capital expenditures and other costs, commitments and revenues;
- liquidity and sources of funding, including their ability to continue operating as a going concern;
- strategic alliances with other companies; and
- the monetization of certain of their assets.

Actual results could differ materially from those projected in such forward-looking statements as a result of various factors that may be beyond PEMEX's control. These factors include, but are not limited to:

- changes in international crude oil and natural gas prices;
- effects on the company from competition, including on PEMEX's ability to hire and retain skilled personnel;
- limitations on their access to sources of financing on competitive terms;
- their ability to find, acquire or gain access to additional reserves and to develop the reserves that PEMEX obtains successfully;
- uncertainties inherent in making estimates of oil and gas reserves, including recently discovered oil and gas reserves;
- technical difficulties;
- significant developments in the global economy;
- significant economic or political developments in Mexico;
- developments affecting the energy sector; and
- changes in PEMEX's legal regime or regulatory environment, including tax and environmental regulations.

33 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Accordingly, readers should not place undue reliance on these forward-looking statements. In any event, these statements speak only as of their dates, and PEMEX undertakes no obligation to update or revise any of them, whether as a result of new information, future events or otherwise. These risks and uncertainties are more fully detailed in PEMEX's most recent Annual Report filed with the CNBV and available through the Mexican Stock Exchange (http://www.bmv.com.mx/) and PEMEX's most recent Form 20-F filing filed with the SEC (http://www.sec.gov/). These factors could cause actual results to differ materially from those contained in any forward-looking statement.

ACCRONYMS USED IN THIS DOCUMENT

Thousand barrels per day (Mbd)
Million barrels (MMb)
Million barrels of oil equivalent (MMboe)
Million barrels of oil equivalent per day (MMboed)
Million cubic feet per day (MMcfd)
Thousand tons (Mt)
Million tons (MMt)
Dollars of the United States of America (U.S. $)
Mexican pesos (Ps.)
Meters (m)
Kilometers (km)
Square kilometers (km2)

[1] The exchange rate conversion from MXN to USD was made at the average exchange rate from January 1 to December 31, 2023: MXN 17.7487 = USD 1. 00.
[2] The exchange rate conversion from MXN to USD was made at the average exchange rate from January 1 to December 31, 2023: MXN 17.7487 = USD 1. 00.
[3] Exploration investment totaled MXN 48.9 billion in 2023 compared to MXN 49.6 billion in 2022.

Internal control [text block]

Disclosure of critical performance measures and indicators that management uses to evaluate entity's performance against stated objectives [text block]

Key indicators

34 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Indicator Group			Change	
	4Q22	4Q23	%	Amount
Mexican Mix (U.S. $/b)	74.97	74.82	(0.2)	(0.15)
Regular gasoline in the USCGM (U.S. $¢/gal)	5.54	2.74	(50.5)	(2.80)
LPG price by Decree (Ps./kilo)	11.03	8.66	(21.5)	(2.37)
International reference LPG (Ps./kilo)	8.85	6.70	(24.3)	(2.15)
Natural gas (Henry Hub) (U.S. $/MMBtu)	244.56	212.89	(12.9)	(31.67)
Ps. per U.S. $	19.4143	16.9220	(12.8)	(2.49)

Indicator Group	**4Q22**	**4Q23**
Net Income (Loss) / Total Sales	(0.19)	0.01
Income before Taxes and Duties / Total Sales	(0.16)	0.14
Taxes and Duties / Total Sales	0.02	0.13
Net Income (Loss) / Equity	0.05	(0.003)
Income before Taxes and Duties / Total Assets	(0.04)	0.026
Net Income (Loss) / Total Assets	(0.04)	0.002

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

[110000] General information about financial statements

Ticker:	PEMEX
Period covered by financial statements:	2023-01-01 al 2023-12-31
Date of end of reporting period:	2023-12-31
Name of reporting entity or other means of identification:	PEMEX
Description of presentation currency:	MXN
Level of rounding used in financial statements:	MILES
Consolidated:	Yes
Number of quarter:	4D
Type of issuer:	ICS
Explanation of change in name of reporting entity or other means of identification from end of preceding reporting period:	
Description of nature of financial statements:	

Disclosure of general information about financial statements [text block]

Name service provider external audit [text block]

KPMG Cárdenas Dosal, S.C.

Name of the partner signing opinion [text block]

36 of 248

PEMEX | Consolidated
Ticker: PEMEX | Quarter: 4D | Year: 2023

C.P.C. Erick Gerardo Aguilar Hinojosa

Type of opinion on the financial statements [text block]

Favorable.

Date of opinion on the financial statements [text block]

April 29, 2024.

Date assembly in which the financial statements were approved [text block]

April 29, 2024.

Follow-up of analysis [text block]

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

[210000] Statement of financial position, current/non-current

Concept	Close Current Quarter 2023-12-31	Close Previous Exercise 2022-12-31
Statement of financial position [abstract]		
Assets [abstract]		
Current assets [abstract]		
Cash and cash equivalents	68,747,375,000	64,414,511,000
Trade and other current receivables	315,361,236,000	274,879,567,000
Current tax assets, current	0	0
Other current financial assets	38,563,698,000	59,281,825,000
Current inventories	112,035,992,000	126,018,397,000
Current biological assets	0	0
Other current non-financial assets	3,832,444,000	3,300,478,000
Total current assets other than non-current assets or disposal groups classified as held for sale or as held for distribution to owners	538,540,745,000	527,894,778,000
Non-current assets or disposal groups classified as held for sale or as held for distribution to owners	0	0
Total current assets	538,540,745,000	527,894,778,000
Non-current assets [abstract]		
Trade and other non-current receivables	1,179,706,000	1,342,488,000
Current tax assets, non-current	0	0
Non-current inventories	0	0
Non-current biological assets	0	0
Other non-current financial assets	35,495,104,000	63,653,260,000
Investments accounted for using equity method	0	0
Investments in subsidiaries, joint ventures and associates	1,854,803,000	2,043,966,000
Property, plant and equipment	1,482,322,167,000	1,368,750,850,000
Investment property	0	0
Right-of-use assets that do not meet definition of investment property	43,203,180,000	49,520,847,000
Goodwill	0	0
Intangible assets other than goodwill	20,350,819,000	30,024,934,000
Deferred tax assets	169,914,720,000	171,632,558,000
Other non-current non-financial assets	10,614,092,000	30,694,363,000
Total non-current assets	1,764,934,591,000	1,717,663,266,000
Total assets	2,303,475,336,000	2,245,558,044,000
Equity and liabilities [abstract]		
Liabilities [abstract]		
Current liabilities [abstract]		
Trade and other current payables	368,345,849,000	282,245,250,000
Current tax liabilities, current	150,004,749,000	70,813,355,000
Other current financial liabilities	513,716,556,000	488,189,739,000
Current lease liabilities	8,003,743,000	6,680,488,000
Other current non-financial liabilities	83,646,764,000	81,808,426,000
Current provisions [abstract]		
Current provisions for employee benefits	0	0
Other current provisions	0	0
Total current provisions	0	0
Total current liabilities other than liabilities included in disposal groups classified as held for sale	1,123,717,661,000	929,737,258,000
Liabilities included in disposal groups classified as held for sale	0	0
Total current liabilities	1,123,717,661,000	929,737,258,000
Non-current liabilities [abstract]		
Trade and other non-current payables	0	0
Current tax liabilities, non-current	0	0

38 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Concept	Close Current Quarter 2023-12-31	Close Previous Exercise 2022-12-31
Other non-current financial liabilities	1,317,248,763,000	1,625,516,313,000
Non-current lease liabilities	33,844,590,000	44,451,087,000
Other non-current non-financial liabilities	13,075,181,000	11,777,226,000
Non-current provisions [abstract]		
Non-current provisions for employee benefits	1,372,459,213,000	1,306,886,675,000
Other non-current provisions	83,310,554,000	89,146,685,000
Total non-current provisions	1,455,769,767,000	1,396,033,360,000
Deferred tax liabilities	12,798,184,000	6,865,025,000
Total non-current liabilities	2,832,736,485,000	3,084,643,011,000
Total liabilities	3,956,454,146,000	4,014,380,269,000
Equity [abstract]		
Issued capital	1,262,938,007,000	1,096,322,884,000
Share premium	0	0
Treasury shares	0	0
Retained earnings	(2,908,487,173,000)	(2,916,593,887,000)
Other reserves	(7,313,005,000)	51,737,388,000
Total equity attributable to owners of parent	(1,652,862,171,000)	(1,768,533,615,000)
Non-controlling interests	(116,639,000)	(288,610,000)
Total equity	(1,652,978,810,000)	(1,768,822,225,000)
Total equity and liabilities	2,303,475,336,000	2,245,558,044,000

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

[310000] Statement of comprehensive income, profit or loss, by function of expense

Concept	Accumulated Current Year 2023-01-01 - 2023-12-31	Accumulated Previous Year 2022-01-01 - 2022-12-31	Quarter Current Year 2023-10-01 - 2023-12-31	Quarter Previous Year 2022-10-01 - 2022-12-31
Profit or loss [abstract]				
Profit (loss) [abstract]				
Revenue	1,719,937,618,000	2,383,388,309,000	425,532,520,000	515,475,168,000
Cost of sales	1,409,471,307,000	1,782,101,043,000	334,708,103,000	564,239,481,000
Gross profit	310,466,311,000	601,287,266,000	90,824,417,000	(48,764,313,000)
Distribution costs	15,792,233,000	16,305,036,000	7,169,420,000	5,321,434,000
Administrative expenses	170,116,531,000	153,879,066,000	50,102,195,000	41,620,729,000
Other income	15,635,955,000	39,941,073,000	526,496,000	3,142,591,000
Other expense	17,242,136,000	25,585,553,000	(717,212,000)	19,890,674,000
Profit (loss) from operating activities	122,951,366,000	445,458,684,000	34,796,510,000	(112,454,559,000)
Finance income	256,961,645,000	156,918,055,000	64,993,582,000	6,270,741,000
Finance costs	152,171,381,000	182,546,831,000	40,884,857,000	(22,319,097,000)
Share of profit (loss) of associates and joint ventures accounted for using equity method	409,315,000	349,401,000	89,139,000	117,052,000
Profit (loss) before tax	228,150,945,000	420,179,309,000	58,994,374,000	(83,747,669,000)
Tax income (expense)	219,999,281,000	320,180,839,000	53,867,507,000	11,869,619,000
Profit (loss) from continuing operations	8,151,664,000	99,998,470,000	5,126,867,000	(95,617,288,000)
Profit (loss) from discontinued operations	0	0	0	0
Profit (loss)	8,151,664,000	99,998,470,000	5,126,867,000	(95,617,288,000)
Profit (loss), attributable to [abstract]				
Profit (loss), attributable to owners of parent	8,106,714,000	100,412,051,000	5,050,172,000	(95,502,021,000)
Profit (loss), attributable to non-controlling interests	44,950,000	(413,581,000)	76,695,000	(115,267,000)
Earnings per share [text block]				
Earnings per share [abstract]				
Earnings per share [line items]				
Basic earnings per share [abstract]				
Basic earnings (loss) per share from continuing operations	0	0	0	0
Basic earnings (loss) per share from discontinued operations	0	0	0	0
Total basic earnings (loss) per share	0	0	0	0
Diluted earnings per share [abstract]				
Diluted earnings (loss) per share from continuing operations	0	0	0	0
Diluted earnings (loss) per share from discontinued operations	0	0	0	0
Total diluted earnings (loss) per share	0	0	0	0

40 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

[410000] Statement of comprehensive income, OCI components presented net of tax

Concept	Accumulated Current Year 2023-01-01 - 2023-12-31	Accumulated Previous Year 2022-01-01 - 2022-12-31	Quarter Current Year 2023-10-01 - 2023-12-31	Quarter Previous Year 2022-10-01 - 2022-12-31
Statement of comprehensive income [abstract]				
Profit (loss)	8,151,664,000	99,998,470,000	5,126,867,000	(95,617,288,000)
Other comprehensive income [abstract]				
Components of other comprehensive income that will not be reclassified to profit or loss, net of tax [abstract]				
Other comprehensive income, net of tax, gains (losses) from investments in equity instruments	0	0	0	0
Other comprehensive income, net of tax, gains (losses) on revaluation	0	0	0	0
Other comprehensive income, net of tax, gains (losses) on remeasurements of defined benefit plans	(4,931,136,000)	123,384,307,000	(130,410,573,000)	(136,390,518,000)
Other comprehensive income, net of tax, change in fair value of financial liability attributable to change in credit risk of liability	0	0	0	0
Other comprehensive income, net of tax, gains (losses) on hedging instruments that hedge investments in equity instruments	0	0	0	0
Share of other comprehensive income of associates and joint ventures accounted for using equity method that will not be reclassified to profit or loss, net of tax	0	0	0	0
Total other comprehensive income that will not be reclassified to profit or loss, net of tax	(4,931,136,000)	123,384,307,000	(130,410,573,000)	(136,390,518,000)
Components of other comprehensive income that will be reclassified to profit or loss, net of tax [abstract]				
Exchange differences on translation [abstract]				
Gains (losses) on exchange differences on translation, net of tax	(53,992,236,000)	(33,510,936,000)	(12,157,132,000)	(18,515,877,000)
Reclassification adjustments on exchange differences on translation, net of tax	0	0	0	0
Other comprehensive income, net of tax, exchange differences on translation	(53,992,236,000)	(33,510,936,000)	(12,157,132,000)	(18,515,877,000)
Available-for-sale financial assets [abstract]				
Gains (losses) on remeasuring available-for-sale financial assets, net of tax	0	0	0	0
Reclassification adjustments on available-for-sale financial assets, net of tax	0	0	0	0
Other comprehensive income, net of tax, available-for-sale financial assets	0	0	0	0
Cash flow hedges [abstract]				
Gains (losses) on cash flow hedges, net of tax	0	0	0	0
Reclassification adjustments on cash flow hedges, net of tax	0	0	0	0
Amounts removed from equity and included in carrying amount of non-financial asset (liability) whose acquisition or incurrence was hedged highly probable forecast transaction, net of tax	0	0	0	0
Other comprehensive income, net of tax, cash flow hedges	0	0	0	0
Hedges of net investment in foreign operations [abstract]				
Gains (losses) on hedges of net investments in foreign operations, net of tax	0	0	0	0
Reclassification adjustments on hedges of net investments in foreign operations, net of tax	0	0	0	0
Other comprehensive income, net of tax, hedges of net investments in foreign operations	0	0	0	0
Change in value of time value of options [abstract]				
Gains (losses) on change in value of time value of options, net of tax	0	0	0	0
Reclassification adjustments on change in value of time value of options, net of tax	0	0	0	0
Other comprehensive income, net of tax, change in value of time value of options	0	0	0	0
Change in value of forward elements of forward contracts [abstract]				
Gains (losses) on change in value of forward elements of forward contracts, net of tax	0	0	0	0

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Concept	Accumulated Current Year 2023-01-01 - 2023-12-31	Accumulated Previous Year 2022-01-01 - 2022-12-31	Quarter Current Year 2023-10-01 - 2023-12-31	Quarter Previous Year 2022-10-01 - 2022-12-31
Reclassification adjustments on change in value of forward elements of forward contracts, net of tax	0	0	0	0
Other comprehensive income, net of tax, change in value of forward elements of forward contracts	0	0	0	0
Change in value of foreign currency basis spreads [abstract]				
Gains (losses) on change in value of foreign currency basis spreads, net of tax	0	0	0	0
Reclassification adjustments on change in value of foreign currency basis spreads, net of tax	0	0	0	0
Other comprehensive income, net of tax, change in value of foreign currency basis spreads	0	0	0	0
Financial assets measured at fair value through other comprehensive income [abstract]				
Gains (losses) on financial assets measured at fair value through other comprehensive income, net of tax	0	0	0	0
Reclassification adjustments on financial assets measured at fair value through other comprehensive income, net of tax	0	0	0	0
Amounts removed from equity and adjusted against fair value of financial assets on reclassification out of fair value through other comprehensive income measurement category, net of tax	0	0	0	0
Other comprehensive income, net of tax, financial assets measured at fair value through other comprehensive income	0	0	0	0
Share of other comprehensive income of associates and joint ventures accounted for using equity method that will be reclassified to profit or loss, net of tax	0	0	0	0
Total other comprehensive income that will be reclassified to profit or loss, net of tax	(53,992,236,000)	(33,510,936,000)	(12,157,132,000)	(18,515,877,000)
Total other comprehensive income	(58,923,372,000)	89,873,371,000	(142,567,705,000)	(154,906,395,000)
Total comprehensive income	(50,771,708,000)	189,871,841,000	(137,440,838,000)	(250,523,683,000)
Comprehensive income attributable to [abstract]				
Comprehensive income, attributable to owners of parent	(50,943,679,000)	190,288,953,000	(137,513,672,000)	(250,405,697,000)
Comprehensive income, attributable to non-controlling interests	171,971,000	(417,112,000)	72,834,000	(117,986,000)

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

[520000] Statement of cash flows, indirect method

Concept	Accumulated Current Year 2023-01-01 - 2023-12-31	Accumulated Previous Year 2022-01-01 - 2022-12-31
Statement of cash flows [abstract]		
Cash flows from (used in) operating activities [abstract]		
Profit (loss)	8,151,664,000	99,998,470,000
Adjustments to reconcile profit (loss) [abstract]		
+ Discontinued operations	0	0
+ Adjustments for income tax expense	87,427,310,000	(46,492,413,000)
+ (-) Adjustments for finance costs	0	0
+ Adjustments for depreciation and amortisation expense	144,041,743,000	146,251,935,000
+ Adjustments for impairment loss (reversal of impairment loss) recognised in profit or loss	28,797,518,000	83,538,021,000
+ Adjustments for provisions	64,914,245,000	59,899,899,000
+ (-) Adjustments for unrealised foreign exchange losses (gains)	(221,771,870,000)	(128,545,369,000)
+ Adjustments for share-based payments	0	0
+ (-) Adjustments for fair value losses (gains)	0	0
- Adjustments for undistributed profits of associates	0	0
+ (-) Adjustments for losses (gains) on disposal of non-current assets	0	(11,654,484,000)
+ Participation in associates and joint ventures	(409,315,000)	(349,401,000)
+ (-) Adjustments for decrease (increase) in inventories	(73,915,000)	(35,219,475,000)
+ (-) Adjustments for decrease (increase) in trade accounts receivable	(35,840,592,000)	(62,089,654,000)
+ (-) Adjustments for decrease (increase) in other operating receivables	17,082,089,000	8,324,369,000
+ (-) Adjustments for increase (decrease) in trade accounts payable	42,479,138,000	16,789,777,000
+ (-) Adjustments for increase (decrease) in other operating payables	1,838,338,000	49,792,617,000
+ Other adjustments for non-cash items	0	0
+ Other adjustments for which cash effects are investing or financing cash flow	0	0
+ Straight-line rent adjustment	0	0
+ Amortization of lease fees	0	0
+ Setting property values	0	0
+ (-) Other adjustments to reconcile profit (loss)	41,348,189,000	43,937,585,000
+ (-) Total adjustments to reconcile profit (loss)	169,832,878,000	124,183,407,000
Net cash flows from (used in) operations	177,984,542,000	224,181,877,000
- Dividends paid	0	0
+ Dividends received	0	0
- Interest paid	(152,171,381,000)	(159,683,880,000)
+ Interest received	(18,210,377,000)	(27,227,965,000)
+ (-) Income taxes refund (paid)	0	0
+ (-) Other inflows (outflows) of cash	0	0
Net cash flows from (used in) operating activities	311,945,546,000	356,637,792,000
Cash flows from (used in) investing activities [abstract]		
+ Cash flows from losing control of subsidiaries or other businesses	0	0
- Cash flows used in obtaining control of subsidiaries or other businesses	0	0
+ Other cash receipts from sales of equity or debt instruments of other entities	0	0
- Other cash payments to acquire equity or debt instruments of other entities	0	0
+ Other cash receipts from sales of interests in joint ventures	0	(30,012,487,000)
- Other cash payments to acquire interests in joint ventures	0	0
+ Proceeds from sales of property, plant and equipment	0	0
- Purchase of property, plant and equipment	256,862,996,000	305,335,318,000
+ Proceeds from sales of intangible assets	0	0
- Purchase of intangible assets	35,088,002,000	35,135,611,000
+ Proceeds from sales of other long-term assets	0	0
- Purchase of other long-term assets	0	0

43 of 248

PEMEX **Consolidated**

Ticker: PEMEX Quarter: 4D Year: 2023

Concept	Accumulated Current Year 2023-01-01 - 2023-12-31	Accumulated Previous Year 2022-01-01 - 2022-12-31
+ Proceeds from government grants	0	0
- Cash advances and loans made to other parties	0	0
+ Cash receipts from repayment of advances and loans made to other parties	0	0
- Cash payments for futures contracts, forward contracts, option contracts and swap contracts	0	0
+ Cash receipts from futures contracts, forward contracts, option contracts and swap contracts	0	0
+ Dividends received	0	0
- Interest paid	0	0
+ Interest received	5,422,674,000	2,045,526,000
+ (-) Income taxes refund (paid)	0	0
+ (-) Other inflows (outflows) of cash	19,556,667,000	(4,496,986,000)
Net cash flows from (used in) investing activities	(266,971,657,000)	(372,934,876,000)
Cash flows from (used in) financing activities [abstract]		
+ Proceeds from changes in ownership interests in subsidiaries that do not result in loss of control	0	0
- Payments from changes in ownership interests in subsidiaries that do not result in loss of control	0	0
+ Proceeds from issuing shares	0	0
+ Proceeds from issuing other equity instruments	0	0
- Payments to acquire or redeem entity's shares	0	0
- Payments of other equity instruments	0	0
+ Proceeds from borrowings	881,401,059,000	1,064,179,416,000
- Repayments of borrowings	978,854,627,000	1,107,159,280,000
- Payments of finance lease liabilities	0	0
- Payments of lease liabilities	7,775,980,000	10,636,823,000
+ Proceeds from government grants	166,615,123,000	211,306,717,000
- Dividends paid	0	0
- Interest paid	144,050,336,000	153,956,690,000
+ (-) Income taxes refund (paid)	0	0
+ (-) Other inflows (outflows) of cash	53,902,357,000	7,455,715,000
Net cash flows from (used in) financing activities	(28,762,404,000)	11,189,055,000
Net increase (decrease) in cash and cash equivalents before effect of exchange rate changes	16,211,485,000	(5,108,029,000)
Effect of exchange rate changes on cash and cash equivalents [abstract]		
Effect of exchange rate changes on cash and cash equivalents	(11,878,621,000)	(6,983,907,000)
Net increase (decrease) in cash and cash equivalents	4,332,864,000	(12,091,936,000)
Cash and cash equivalents at beginning of period	64,414,511,000	76,506,447,000
Cash and cash equivalents at end of period	68,747,375,000	64,414,511,000

44 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

[610000] Statement of changes in equity - Accumulated Current

Sheet 1 of 3	Components of equity [axis]								
	Issued capital [member]	Share premium [member]	Treasury shares [member]	Retained earnings [member]	Revaluation surplus [member]	Reserve of exchange differences on translation [member]	Reserve of cash flow hedges [member]	Reserve of gains and losses on hedging instruments that hedge investments in equity instruments [member]	Reserve of change in value of time value of options [member]
Statement of changes in equity [line items]									
Equity at beginning of period	1,096,322,884,000	0	0	(2,916,593,887,000)	0	25,437,211,000	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	8,106,714,000	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	(54,116,620,000)	0	0	0
Total comprehensive income	0	0	0	8,106,714,000	0	(54,116,620,000)	0	0	0
Issue of equity	166,615,123,000	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	166,615,123,000	0	0	8,106,714,000	0	(54,116,620,000)	0	0	0
Equity at end of period	1,262,938,007,000	0	0	(2,908,487,173,000)	0	(28,679,409,000)	0	0	0

45 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Sheet 2 of 3	Components of equity [axis]								
	Reserve of change in value of forward elements of forward contracts [member]	Reserve of change in value of foreign currency basis spreads [member]	Reserve of gains and losses on financial assets measured at fair value through other comprehensive income [member]	Reserve of gains and losses on remeasuring available-for-sale financial assets [member]	Reserve of share-based payments [member]	Reserve of remeasurements of defined benefit plans [member]	Amount recognised in other comprehensive income and accumulated in equity relating to non-current assets or disposal groups held for sale [member]	Reserve of gains and losses from investments in equity instruments [member]	Reserve of change in fair value of financial liability attributable to change in credit risk of liability [member]
Statement of changes in equity [line items]									
Equity at beginning of period	0	0	0	0	0	26,300,177,000	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	0	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	(4,933,773,000)	0	0	0
Total comprehensive income	0	0	0	0	0	(4,933,773,000)	0	0	0
Issue of equity	0	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	0	(4,933,773,000)	0	0	0
Equity at end of period	0	0	0	0	0	21,366,404,000	0	0	0

46 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Sheet 3 of 3	Components of equity [axis]							
	Reserve for catastrophe [member]	Reserve for equalisation [member]	Reserve of discretionary participation features [member]	Other comprehensive income [member]	Other reserves [member]	Equity attributable to owners of parent [member]	Non-controlling interests [member]	Equity [member]
Statement of changes in equity [line items]								
Equity at beginning of period	0	0	0	0	51,737,388,000	(1,768,533,615,000)	(288,610,000)	(1,768,822,225,000)
Changes in equity [abstract]								
Comprehensive income [abstract]								
Profit (loss)	0	0	0	0	0	8,106,714,000	44,950,000	8,151,664,000
Other comprehensive income	0	0	0	0	(59,050,393,000)	(59,050,393,000)	127,021,000	(58,923,372,000)
Total comprehensive income	0	0	0	0	(59,050,393,000)	(50,943,679,000)	171,971,000	(50,771,708,000)
Issue of equity	0	0	0	0	0	166,615,123,000	0	166,615,123,000
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	(59,050,393,000)	115,671,444,000	171,971,000	115,843,415,000
Equity at end of period	0	0	0	0	(7,313,005,000)	(1,652,862,171,000)	(116,639,000)	(1,652,978,810,000)

47 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

[610000] Statement of changes in equity - Accumulated Previous

Sheet 1 of 3	Components of equity [axis]								
	Issued capital [member]	Share premium [member]	Treasury shares [member]	Retained earnings [member]	Revaluation surplus [member]	Reserve of exchange differences on translation [member]	Reserve of cash flow hedges [member]	Reserve of gains and losses on hedging instruments that hedge investments in equity instruments [member]	Reserve of change in value of time value of options [member]
Statement of changes in equity [line items]									
Equity at beginning of period	885,016,167,000	0	0	(3,017,005,938,000)	0	58,945,725,000	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	100,412,051,000	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	(33,508,514,000)	0	0	0
Total comprehensive income	0	0	0	100,412,051,000	0	(33,508,514,000)	0	0	0
Issue of equity	211,306,717,000	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	211,306,717,000	0	0	100,412,051,000	0	(33,508,514,000)	0	0	0
Equity at end of period	1,096,322,884,000	0	0	(2,916,593,887,000)	0	25,437,211,000	0	0	0

48 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Sheet 2 of 3	Components of equity [axis]								
	Reserve of change in value of forward elements of forward contracts [member]	Reserve of change in value of foreign currency basis spreads [member]	Reserve of gains and losses on financial assets measured at fair value through other comprehensive income [member]	Reserve of gains and losses on remeasuring available-for-sale financial assets [member]	Reserve of share-based payments [member]	Reserve of remeasurements of defined benefit plans [member]	Amount recognised in other comprehensive income and accumulated in equity relating to non-current assets or disposal groups held for sale [member]	Reserve of gains and losses from investments in equity instruments [member]	Reserve of change in fair value of financial liability attributable to change in credit risk of liability [member]
Statement of changes in equity [line items]									
Equity at beginning of period	0	0	0	0	0	(97,085,239,000)	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0		0	0	0	0	0	0
Other comprehensive income	0	0		0	0	123,385,416,000	0	0	0
Total comprehensive income	0	0	0	0	0	123,385,416,000	0	0	0
Issue of equity	0	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0		0	0	123,385,416,000	0	0	0
Equity at end of period	0	0	0	0	0	26,300,177,000	0	0	0

49 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Sheet 3 of 3	Components of equity [axis]							
	Reserve for catastrophe [member]	Reserve for equalisation [member]	Reserve of discretionary participation features [member]	Other comprehensive income [member]	Other reserves [member]	Equity attributable to owners of parent [member]	Non-controlling interests [member]	Equity [member]
Statement of changes in equity [line items]								
Equity at beginning of period	0	0	0	0	(38,139,514,000)	(2,170,129,285,000)	128,502,000	(2,170,000,783,000)
Changes in equity [abstract]								
Comprehensive income [abstract]								
Profit (loss)	0	0	0	0	0	100,412,051,000	(413,581,000)	99,998,470,000
Other comprehensive income	0	0	0	0	89,876,902,000	89,876,902,000	(3,531,000)	89,873,371,000
Total comprehensive income	0	0	0	0	89,876,902,000	190,288,953,000	(417,112,000)	189,871,841,000
Issue of equity	0	0	0	0	0	211,306,717,000	0	211,306,717,000
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	89,876,902,000	401,595,670,000	(417,112,000)	401,178,558,000
Equity at end of period	0	0	0	0	51,737,388,000	(1,768,533,615,000)	(288,610,000)	(1,768,822,225,000)

50 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

[700000] Informative data about the Statement of financial position

Concept	Close Current Quarter 2023-12-31	Close Previous Exercise 2022-12-31
Informative data of the Statement of Financial Position [abstract]		
Capital stock (nominal)	1,262,938,007,000	1,096,322,884,000
Restatement of capital stock	0	0
Plan assets for pensions and seniority premiums	145,286,000	167,023,000
Number of executives	0	0
Number of employees	128,616	120,054
Number of workers	0	0
Outstanding shares	0	0
Repurchased shares	0	0
Restricted cash	0	0
Guaranteed debt of associated companies	0	0

51 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

[700002] Informative data about the Income statement

Concept	Accumulated Current Year 2023-01-01 - 2023-12-31	Accumulated Previous Year 2022-01-01 - 2022-12-31	Quarter Current Year 2023-10-01 - 2023-12-31	Quarter Previous Year 2022-10-01 - 2022-12-31
Informative data of the Income Statement [abstract]				
Operating depreciation and amortization	137,555,276,000	139,771,815,000	50,152,662,000	33,539,425,000

52 of 248

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 53 of 248 [700003] Informative data - Income statement for 12 months Concept Current Year 2023-01-01 - 2023-12-31 Previous Year 2022-01-01 - 2022-12-31 Informative data - Income Statement for 12 months [abstract] Revenue 1,719,937,618,000 2,383,388,309,000 Profit (loss) from operating activities 122,951,366,000 445,458,684,000 Profit (loss) 8,151,664,000 99,998,470,000 Profit (loss), attributable to owners of parent 8,106,714,000 100,412,051,000 Operating depreciation and amortization 137,555,276,000 139,771,815,000 PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 54 of 248 [800001] Breakdown of credits Denomination [axis] Domestic currency [member] Foreign currency [member] Time interval [axis] Time interval [axis] Institution [axis] Foreign institution (yes/no) Contract signing date Expiration date Interest rate Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] Banks [abstract] Foreign trade TOTAL 0 0 0 0 0 0 0 0 0 0 0 0 Banks - secured BNP PARIBAS (1) (8) 1 SI 2018-11-30 2028-11-14 SOFR 6M 4.61% + 2.03 0 0 0 0 0 0 0 423,050,000 423,050,000 423,050,000 423,050,000 423,050,000 CITIBANK NA (1) (8) 2 SI 2015-09-30 2025-12-15 SOFR 6M 4.88% + 1.33 0 0 0 0 0 0 0 846,100,000 846,100,000 0 0 0 CREDIT AGRICOLE CI (1) (8) 3 SI 2015-09-30 2025-12-15 SOFR 6M 4.88% + 1.33 0 0 0 0 0 0 0 803,795,000 803,795,000 0 0 0 HSBC BANK USA NATI (1) (8) 4 SI 2018-12-04 2025-10-02 SOFR 6M 4.73% + 1.83 0 0 0 0 0 0 0 437,799,000 218,900,000 0 0 0 SUMITOMO MITSUI BA (1) (8) 5 SI 2019-07-17 2028-01-29 SOFR 6M 4.53% + 1.27 0 0 0 0 0 0 0 437,647,000 437,647,000 437,647,000 437,647,000 218,824,000 SUMITOMO MITSUI BA (1) (8) 6 SI 2021-04-02 2031-01-22 SOFR 6M 5.40% + 1.81 0 0 0 0 0 0 0 235,166,000 235,166,000 235,166,000 235,166,000 816,372,000 SUMITOMO MITSUI BA (1) (8) 7 SI 2021-11-08 2031-01-22 SOFR 6M 5.40% + 1.81 0 0 0 0 0 0 0 10,564,000 10,564,000 10,564,000 10,564,000 36,973,000 SUMITOMO MITSUI BA (1) (8) 8 SI 2021-09-21 2031-01-22 SOFR 6M 5.40% + 1.81 0 0 0 0 0 0 0 4,538,000 4,538,000 4,538,000 4,538,000 15,882,000 SUMITOMO MITSUI BA (1) (8) 9 SI 2021-11-16 2031-01-22 SOFR 6M 5.40% + 1.81 0 0 0 0 0 0 0 5,646,000 5,646,000 5,646,000 5,646,000 19,760,000 SUMITOMO MITSUI BA (1) (8) 10 SI 2022-01-03 2031-01-22 SOFR 6M 5.40% + 1.81 0 0 0 0 0 0 0 11,334,000 11,334,000 11,334,000 11,334,000 39,671,000 SUMITOMO MITSUI BA (1) (8) 11 SI 2022-12-05 2031-01-22 SOFR 6M 5.40% + 1.81 0 0 0 0 0 0 0 4,670,000 4,670,000 4,670,000 4,670,000 16,345,000 SUMITOMO MITSUI BA (1) (8) 12 SI 2022-07-18 2031-01-22 SOFR 6M 5.40% + 1.81 0 0 0 0 0 0 0 7,202,000 7,202,000 7,202,000 7,202,000 25,206,000 SUMITOMO MITSUI BA (1) (8) 13 SI 2022-11-08 2031-01-22 SOFR 6M 5.40% + 1.81 0 0 0 0 0 0 0 4,758,000 4,758,000 4,758,000 4,758,000 16,652,000 SUMITOMO MITSUI BA (1) (8) 14 SI 2022-09-15 2031-01-22 SOFR 6M 5.40% + 1.81 0 0 0 0 0 0 0 7,275,000 7,275,000 7,275,000 7,275,000 25,464,000 SUMITOMO MITSUI BA (1) (8) 15 SI 2023-01-20 2031-01-22 SOFR 6M 5.40% + 1.81 0 0 0 0 0 0 0 2,459,000 2,459,000 2,459,000 2,459,000 8,606,000 INT DEV NO PAG 16 SI 2023-12-31 2023-12-31 0 0 0 0 0 0 0 175,358,000 0 0 0 0 TOTAL 0 0 0 0 0 0 0 3,417,361,000 3,023,104,000 1,154,309,000 1,154,309,000 1,662,805,000 Commercial banks BANCO MERCANTIL DE (6) (11) 17 NO 2014-12-23 2025-03-19 TIIE a 91 días 11.50% + 0.85 0 975,610,000 243,902,000 0 0 0 0 0 0 0 0 0 BANCO MERCANTIL DE (6) (11) 18 NO 2023-10-31 2024-01-29 TIIE a 91 días 11.50% + 3.70 0 1,500,000,000 0 0 0 0 0 0 0 0 0 0 BANCO MERCANTIL DE (6) (11) 19 NO 2023-11-17 2024-02-15 TIIE a 91 días 11.50% + 3.70 0 1,000,000,000 0 0 0 0 0 0 0 0 0 0 BANCO MERCANTIL DE (6) (11) 20 NO 2023-11-30 2024-02-15 TIIE a 91 días 11.50% + 3.70 0 1,500,000,000 0 0 0 0 0 0 0 0 0 0 BBVA BANCOMER SA (6) (11) 21 NO 2014-12-19 2025-02-01 TIIE a 91 días 11.51% + 0.95 0 487,805,000 121,952,000 0 0 0 0 0 0 0 0 0 BBVA BANCOMER SA (6) (11) 22 NO 2015-10-07 2025-07-07 TIIE a 91 días 11.51% + 0.95 0 1,800,000,000 1,350,000,000 0 0 0 0 0 0 0 0 0 BBVA BANCOMER SA (6) (11) 23 NO 2019-05-27 2025-02-01 TIIE a 91 días 11.51% + 1.25 0 0 5,000,000,000 0 0 0 0 0 0 0 0 0 DEUTSCHE BANK AG (1) (8) 24 SI 2021-07-14 2024-08-07 SOFR 3M 5.66%+3.2 0 0 0 0 0 0 0 1,900,000,000 0 0 0 0 DEUTSCHE BANK AG (1) (8) 25 SI 2023-02-03 2025-02-28 SOFR 3M 5.37%+4.5 0 0 0 0 0 0 0 1,903,725,000 620,384,000 0 0 0 HSBC MEXICO SA INS (6) (11) 26 NO 2014-07-29 2024-07-25 TIIE a 91 días 10.56% + 1.90 0 1,950,000,000 0 0 0 0 0 0 0 0 0 0 HSBC MEXICO SA INS (6) (11) 27 NO 2014-09-09 2024-07-25 TIIE a 91 días 10.56% + 1.90 0 300,000,000 0 0 0 0 0 0 0 0 0 0 THE BANK OF NOVA S (1) (8) 28 SI 2021-07-21 2024-07-19 SOFR 3M 6.07% + 3.76 0 0 0 0 0 0 0 12,691,500,000 0 0 0 0 BANK OF AMERICA NA (1) 29 SI 2023-04-12 2024-03-28 SOFR 3M 5.38% + 3.10 0 0 0 0 0 0 0 8,461,000,000 0 0 0 0 MUFG Bank México S (6) (11) 30 NO 2023-04-12 2024-05-31 TIIE a 28 días 11.50%+3.10 0 2,256,000,000 0 0 0 0 0 0 0 0 0 0 PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 55 of 248 Institution [axis] Foreign institution (yes/no) Contract signing date Expiration date Interest rate Denomination [axis] Domestic currency [member] Foreign currency [member] Time interval [axis] Time interval [axis] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] SCOTIA INVERLAT CA (1) 31 SI 2023-10-25 2025-04-23 SOFR 1M 5.42% + 4.44 0 0 0 0 0 0 0 0 1,655,214,000 0 0 0 SCOTIA INVERLAT CA (1) 32 SI 2023-09-11 2025-04-23 SOFR 1M 5.32% + 4.54 0 0 0 0 0 0 0 0 981,476,000 0 0 0 BBVA BANCOMER SA (6) (11) 33 NO 2023-09-14 2024-02-23 TIIE a 28 días 11.50%+4.25 0 5,500,000,000 0 0 0 0 0 0 0 0 0 0 BBVA BANCOMER SA (6) (11) 34 NO 2023-10-18 2024-02-28 TIIE a 28 días 11.50%+4.25 0 2,000,000,000 0 0 0 0 0 0 0 0 0 0 BBVA BANCOMER SA (6) (11) 35 NO 2023-10-30 2024-02-28 TIIE a 28 días 11.50%+4.25 0 4,000,000,000 0 0 0 0 0 0 0 0 0 0 BBVA BANCOMER SA (6) (11) 36 NO 2023-11-16 2024-02-29 TIIE a 28 días 11.50%+4.25 0 7,000,000,000 0 0 0 0 0 0 0 0 0 0 BBVA BANCOMER SA (6) (11) 37 NO 2023-11-17 2024-02-23 TIIE a 28 días 11.50%+4.25 0 2,000,000,000 0 0 0 0 0 0 0 0 0 0 MIZUHO BANK LTD (1) (8) 38 SI 2021-01-20 2024-05-06 SOFR 1W 7.16% + 3.04 0 0 0 0 0 0 0 24,536,900,000 0 0 0 0 MIZUHO BANK LTD (1) (8) 39 SI 2021-12-15 2024-05-06 SOFR 1W 7.16% + 3.04 0 0 0 0 0 0 0 16,075,900,000 0 0 0 0 MIZUHO BANK LTD (1) (8) 40 SI 2022-09-19 2024-05-06 SOFR 1W 7.16% + 3.04 0 0 0 0 0 0 0 40,895,000 0 0 0 0 MIZUHO BANK LTD (1) (8) 41 SI 2022-09-20 2024-05-06 SOFR 1W 7.16% + 3.04 0 0 0 0 0 0 0 2,538,300,000 0 0 0 0 MIZUHO BANK LTD (1) (8) 42 SI 2022-11-10 2024-05-06 SOFR 1W 7.16% + 3.04 0 0 0 0 0 0 0 7,614,900,000 0 0 0 0 MIZUHO BANK LTD (1) (8) 43 SI 2022-11-14 2024-05-06 SOFR 1W 7.16% + 3.04 0 0 0 0 0 0 0 1,895,264,000 0 0 0 0 MIZUHO BANK LTD (1) (8) 44 SI 2022-11-18 2024-05-06 SOFR 1W 7.16% + 3.04 0 0 0 0 0 0 0 7,614,900,000 0 0 0 0 MIZUHO BANK LTD (1) (8) 45 SI 2023-02-16 2024-05-06 SOFR 1W 7.16% + 3.04 0 0 0 0 0 0 0 4,230,500,000 0 0 0 0 MIZUHO BANK LTD (1) (8) 46 SI 2023-02-17 2024-05-06 SOFR 1W 7.16% + 3.04 0 0 0 0 0 0 0 2,673,676,000 0 0 0 0 MIZUHO BANK LTD (1) (8) 47 SI 2023-02-27 2024-05-06 SOFR 1W 7.16% + 3.04 0 0 0 0 0 0 0 4,230,500,000 0 0 0 0 MIZUHO BANK LTD (1) (8) 48 SI 2022-01-18 2024-05-06 SOFR 1W 7.16% + 3.04 0 0 0 0 0 0 0 5,922,700,000 0 0 0 0 MIZUHO BANK LTD (1) (8) 49 SI 2019-12-13 2024-06-28 SOFR 1M 5.36% + 3.10 0 0 0 0 0 0 0 12,162,688,000 0 0 0 0 MIZUHO BANK LTD (1) (8) 50 SI 2019-12-13 2026-11-30 SOFR 1W 5.34% + 4.85 0 0 0 0 0 0 0 0 0 25,383,000,000 0 0 MIZUHO BANK LTD (1) (8) 51 SI 2023-12-13 2024-06-28 SOFR 1M 5.36% + 3.10 0 0 0 0 0 0 0 846,100,000 0 0 0 0 INTERCAM BANCO, S. (1)(8) 52 NO 2023-02-17 2024-12-02 SOFR 1M 5.34% + 1.75 0 0 0 0 0 0 0 192,268,000 0 0 0 0 INTERCAM BANCO, S. (6)(11) 53 NO 2023-02-24 2024-02-19 TIIE a 28 días 10.70%+3.15 0 250,000,000 0 0 0 0 0 0 0 0 0 0 BANCO INBURSA SA I (6) (11) 54 NO 2023-01-13 2024-12-01 TIIE a 28 días 11.50%+3.65 0 4,000,000,000 0 0 0 0 0 0 0 0 0 0 BANCO INBURSA SA I (6) (11) 55 NO 2023-02-24 2024-02-23 TIIE a 28 días 11.50%+3.60 0 3,000,000,000 0 0 0 0 0 0 0 0 0 0 BANCO INBURSA SA I (6) (11) 56 NO 2023-08-18 2024-08-16 TIIE a 28 días 11.50%+3.65 0 5,000,000,000 0 0 0 0 0 0 0 0 0 0 BANCO INBURSA SA I (6) (11) 57 NO 2023-09-13 2024-09-13 TIIE a 28 días 11.50%+3.65 0 4,000,000,000 0 0 0 0 0 0 0 0 0 0 BANCO SANTANDER SA (6) (11) 58 NO 2023-12-26 2024-03-25 TIIE a 28 días 11.50%+2.55 0 3,000,000,000 0 0 0 0 0 0 0 0 0 0 BANCO SANTANDER SA (6) (11) 59 NO 2023-12-28 2024-03-27 TIIE a 28 días 11.50%+2.55 0 1,500,000,000 0 0 0 0 0 0 0 0 0 0 BANCO MULTIVA SA (6) (11) 60 NO 2023-08-28 2024-02-23 TIIE a 28 días 11.50%+2.30 0 2,000,000,000 0 0 0 0 0 0 0 0 0 0 BANCO MULTIVA SA (6) (11) 61 NO 2023-10-30 2024-04-26 TIIE a 28 días 11.50%+2.30 0 3,000,000,000 0 0 0 0 0 0 0 0 0 0 BANCO MULTIVA SA (6) (11) 62 NO 2023-12-21 2024-06-17 TIIE a 28 días 11.50%+2.30 0 1,700,000,000 0 0 0 0 0 0 0 0 0 0 BANCO NAC DE OBRAS (6) (11) 63 NO 2023-05-24 2024-05-24 TIIE a 28 días 11.50%+2.00 0 19,000,000,000 0 0 0 0 0 0 0 0 0 0 BANCO INBURSA SA I (1) (7) 64 NO 2023-03-13 2033-03-13 10.3750 FIJA 0 0 0 0 0 0 0 0 0 0 0 3,384,400,000 BANCO INBURSA SA I (1) (7) 65 NO 2023-03-16 2033-03-16 10.3750 FIJA 0 0 0 0 0 0 0 0 0 0 0 9,095,575,000 BANCO MERCANTIL DE (1) (7) 66 NO 2017-04-19 2024-06-04 5.2500 FIJA 0 0 0 0 0 0 0 262,789,000 0 0 0 0 NACIONAL FINANCIER (1) (8) 67 NO 2017-12-17 2025-12-26 SOFR 3M + 2.5 0 0 0 0 0 0 0 705,309,000 703,955,000 0 0 0 PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 56 of 248 Institution [axis] Foreign institution (yes/no) Contract signing date Expiration date Interest rate Denomination [axis] Domestic currency [member] Foreign currency [member] Time interval [axis] Time interval [axis] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] BNP PARIBAS (1) (8) 68 SI 2023-01-12 2024-01-01 6.8800 FIJA 0 0 0 0 0 0 0 156,548,000 0 0 0 0 GLAS USA LLC (BN) 69 SI 2023-12-13 2024-01-18 SOFR+3.95 0 0 0 0 0 0 0 11,167,009,000 0 0 0 0 GLAS USA LLC (23/26) 70 SI 2023-05-12 2024-05-01 SOFR+3.95 0 0 0 0 0 0 0 24,969,785,000 0 0 0 0 BANCO LATINOAMERICANO DE COMERCIO EXTERIOR 71 SI 2023-06-12 2024-08-01 SOFR+3.95 0 0 0 0 0 0 0 2,538,300,000 0 0 0 0 SUMITOMO MITSUI BANKING CORPORATION 72 SI 2023-04-12 2024-04-01 SOFR+3.75 0 0 0 0 0 0 0 8,416,515,000 0 0 0 0 BANCO NAL DE COM EX (1) (8) 73 NO 2023-07-24 2024-07-24 TIIE91 + 1.4 0 351,396,000 0 0 0 0 0 0 0 0 0 0 BANCO NAL DE COM EX (1) (8) 74 NO 2022-06-07 2025-12-31 TIIE28 + 1.9 0 52,557,000 906,509,000 0 0 0 0 0 0 0 0 0 BANCO NAC DE OBRAS (6) (11) 75 NO 2022-06-07 2025-12-31 TIIE28 + 1.9 0 1,463,815,000 28,725,696,000 0 0 0 0 0 0 0 0 0 ESTADO LIBRE Y SOB (6) (11) 76 NO 2016-06-17 2027-01-17 TIIE28 4.1046 + 0.9 0 156,916,000 166,098,000 175,817,000 15,108,000 0 0 0 0 0 0 0 NACIONAL FINANCIER (1) (8) 77 NO 2016-01-28 2030-09-30 SOFR 1M + 3.5 0 0 0 0 0 0 0 190,752,000 222,158,000 240,671,000 260,507,000 944,613,000 BANCO NAL DE COM EX (1) (8) 78 NO 2016-01-28 2030-09-30 SOFR 1M + 3.5 0 0 0 0 0 0 0 158,648,000 184,768,000 200,166,000 216,663,000 785,633,000 BANCO AZTECA (1) (8) 79 NO 2016-01-28 2030-09-30 SOFR 1M + 3.5 0 0 0 0 0 0 0 149,506,000 174,122,000 188,632,000 204,178,000 740,360,000 NACIONAL FINANCIER (1) (8) 80 NO 2016-01-28 2030-09-30 SOFR 1M + 3.5 0 0 0 0 0 0 0 122,555,000 142,733,000 154,628,000 167,372,000 607,898,000 BANCO NAL DE COM EX (1) (8) 81 NO 2016-01-28 2030-09-30 SOFR 1M + 3.5 0 0 0 0 0 0 0 122,555,000 142,733,000 154,628,000 167,372,000 607,898,000 BANCO INBURSA SA I (6) (7) 82 NO 2022-03-31 2029-03-29 TIIE28 + 4.5 0 1,068,594,000 1,202,227,000 1,377,843,000 1,579,260,000 2,830,761,000 0 0 0 0 0 0 BANCO MULTIVA S.A. (6) (11) 83 NO 2016-04-29 2029-08-20 TIIE28 5.1150 + 2.95 0 21,295,000 25,560,000 30,258,000 35,427,000 68,425,000 0 0 0 0 0 0 INT DEV NO PAG 84 NO 2023-12-31 2023-12-31 0 1,567,347,000 0 0 0 0 0 1,685,816,000 0 0 0 0 TOTAL 0 83,401,335,000 37,741,944,000 1,583,918,000 1,629,795,000 2,899,186,000 0 166,177,803,000 4,827,543,000 26,321,725,000 1,016,092,000 16,166,377,000 Other banks MARVERDE INFRAESTRU (1) (7) 85 SI 2016-06-17 2031-06-17 8.3800 FIJA 0 0 0 0 0 0 0 1,263,974,000 1,374,126,000 1,493,878,000 1,624,066,000 7,047,923,000 FIRST RESERVE (1) (7) 86 NO 2016-07-07 2036-08-07 8.8900 FIJA 0 0 0 0 0 0 0 505,730,000 505,730,000 505,730,000 505,730,000 4,340,851,000 INT DEV NO PAG 87 SI 2023-12-31 2023-12-31 0 0 0 0 0 0 0 0 0 0 0 0 TOTAL 0 0 0 0 0 0 0 1,769,704,000 1,879,856,000 1,999,608,000 2,129,796,000 11,388,774,000 Total banks TOTAL 0 83,401,335,000 37,741,944,000 1,583,918,000 1,629,795,000 2,899,186,000 0 171,364,868,000 9,730,503,000 29,475,642,000 4,300,197,000 29,217,956,000 Stock market [abstract] Listed on stock exchange - unsecured CI Banco, S.A. Ins (6) (11) 88 NO 2019-12-23 2024-12-16 TIIE28 11.50% + 1.00 0 5,098,144,000 0 0 0 0 0 0 0 0 0 0 BANCO INVEX SA INS (6) (7) 89 NO 2013-09-26 2024-12-09 7.1900 FIJA 0 57,395,935,000 0 0 0 0 0 0 0 0 0 0 BANCO INVEX SA INS (6) (7) 90 NO 2014-11-27 2026-12-11 7.4700 FIJA 0 0 0 31,278,595,000 0 0 0 0 0 0 0 0 BANCO INVEX SA INS (7) (7) 91 NO 2012-11-29 2028-11-05 3.0200 FIJA 0 0 0 0 0 5,756,414,000 0 0 0 0 0 0 BANCO INVEX SA INS (7) (7) 92 NO 2014-01-30 2026-01-15 3.9400 FIJA 0 0 0 25,037,795,000 0 0 0 0 0 0 0 0 BANCO INVEX SA INS (7) (7) 93 NO 2015-09-30 2035-05-09 5.2300 FIJA 0 0 0 0 0 9,076,920,000 0 0 0 0 0 0 DEUTSCHE BANK AG (1) (7) 94 SI 2005-08-06 2035-06-15 6.6250 FIJA 0 0 0 0 0 0 0 0 0 0 0 29,613,500,000 DEUTSCHE BANK AG (1) (7) 95 SI 2008-04-06 2038-06-15 6.6250 FIJA 0 0 0 0 0 0 0 0 0 0 0 8,405,157,000 DEUTSCHE BANK AG (2) (7) 96 SI 2005-02-22 2025-02-24 5.5000 FIJA 0 0 0 0 0 0 0 0 18,696,300,000 0 0 0 DEUTSCHE BANK AG (2) (7) 97 SI 2014-04-16 2026-04-16 3.7500 FIJA 0 0 0 0 0 0 0 0 0 18,678,830,000 0 0 DEUTSCHE BANK AG (2) (7) 98 SI 2015-04-21 2027-04-21 2.7500 FIJA 0 0 0 0 0 0 0 0 0 0 23,295,171,000 0 DEUTSCHE BANK AG (2) (7) 99 SI 2015-06-11 2030-06-11 4.6250 FIJA 0 0 0 0 0 0 0 0 0 0 0 1,803,231,000 DEUTSCHE BANK AG (2) (7) 100 SI 2017-02-21 2024-02-21 3.7500 FIJA 0 0 0 0 0 0 0 23,366,012,000 0 0 0 0 DEUTSCHE BANK AG (2) (7) 101 SI 2017-02-21 2028-02-21 4.8750 FIJA 0 0 0 0 0 0 0 0 0 0 0 23,245,497,000 DEUTSCHE BANK AG (2) (7) 102 SI 2018-05-24 2025-11-24 3.6250 FIJA 0 0 0 0 0 0 0 0 12,134,792,000 0 0 0 DEUTSCHE BANK AG (2) (7) 103 SI 2018-05-24 2029-02-26 4.7500 FIJA 0 0 0 0 0 0 0 0 0 0 0 23,254,407,000 DEUTSCHE BANK AG (5) (7) 104 SI 2017-11-16 2025-11-16 3.7500 FIJA 0 0 0 0 0 0 0 0 9,680,517,000 0 0 0 DEUTSCHE BANK TRUS (1) (7) 105 SI 1997-09-18 2027-09-16 9.5000 FIJA 0 0 0 0 0 0 0 0 0 0 401,898,000 0 DEUTSCHE BANK TRUS (1) (7) 106 SI 2004-12-30 2027-09-15 9.5000 FIJA 0 0 0 0 0 0 0 0 0 0 4,095,919,000 0

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Institution [axis]	Foreign institution (yes/no)	Contract signing date	Expiration date	Interest rate	Denomination [axis]											
					Domestic currency [member]						Foreign currency [member]					
					Time interval [axis]						Time interval [axis]					
					Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]	Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]
DEUTSCHE BANK TRUS (1) (7) 107	SI	2010-08-30	2035-06-15	6.6250 FIJA	0	0	0	0	0	0	0	0	0	0	0	17,582,078,000
DEUTSCHE BANK TRUS (1) (7) 108	SI	2010-09-28	2060-12-28	6.6250 FIJA	0	0	0	0	0	0	0	0	0	0	0	16,906,780,000
DEUTSCHE BANK TRUS (1) (7) 109	SI	2011-02-06	2041-02-06	6.5000 FIJA	0	0	0	0	0	0	0	0	0	0	0	26,618,210,000
DEUTSCHE BANK TRUS (1) (7) 110	SI	2012-06-26	2044-06-27	5.5000 FIJA	0	0	0	0	0	0	0	0	0	0	0	11,115,099,000
DEUTSCHE BANK TRUS (1) (7) 111	SI	2013-07-18	2024-01-18	4.8750 FIJA	0	0	0	0	0	0	0	14,295,846,000	0	0	0	0
DEUTSCHE BANK TRUS (1) (7) 112	SI	2014-01-23	2045-01-23	6.3750 FIJA	0	0	0	0	0	0	0	0	0	0	0	19,966,479,000
DEUTSCHE BANK TRUS (1) (7) 113	SI	2014-10-15	2025-01-15	4.2500 FIJA	0	0	0	0	0	0	0	0	10,752,488,000	0	0	0
DEUTSCHE BANK TRUS (1) (7) 114	SI	2015-01-23	2026-01-23	4.5000 FIJA	0	0	0	0	0	0	0	0	0	19,037,577,000	0	0
DEUTSCHE BANK TRUS (1) (7) 115	SI	2015-01-23	2046-01-23	5.6300 FIJA	0	0	0	0	0	0	0	0	0	0	0	10,261,077,000
DEUTSCHE BANK TRUS (1) (7) 116	SI	2016-04-02	2026-04-08	6.8750 FIJA	0	0	0	0	0	0	0	0	0	42,696,961,000	0	0
DEUTSCHE BANK TRUS (1) (7) 117	SI	2016-09-21	2047-09-21	6.7500 FIJA	0	0	0	0	0	0	0	0	0	0	0	92,958,391,000
DEUTSCHE BANK TRUS (1) (7) 118	SI	2016-12-13	2027-03-13	6.5000 FIJA	0	0	0	0	0	0	0	0	0	0	68,639,171,000	0
DEUTSCHE BANK TRUS (1) (7) 119	SI	2018-12-02	2028-12-02	5.3500 FIJA	0	0	0	0	0	0	0	0	0	0	0	33,616,858,000
DEUTSCHE BANK TRUS (1) (7) 120	SI	2018-12-02	2048-12-02	6.3500 FIJA	0	0	0	0	0	0	0	0	0	0	0	26,546,775,000
DEUTSCHE BANK TRUS (1) (7) 121	SI	2018-10-23	2029-01-23	6.5000 FIJA	0	0	0	0	0	0	0	0	0	0	0	20,372,983,000
DEUTSCHE BANK TRUS (1) (7) 122	SI	2019-09-23	2027-01-23	6.4900 FIJA	0	0	0	0	0	0	0	0	0	0	26,191,120,000	0
DEUTSCHE BANK TRUS (1) (7) 123	SI	2019-09-23	2030-01-23	6.8400 FIJA	0	0	0	0	0	0	0	0	0	0	0	39,820,691,000
DEUTSCHE BANK TRUS (1) (7) 124	SI	2019-09-23	2050-01-23	7.6900 FIJA	0	0	0	0	0	0	0	0	0	0	0	136,343,169,000
DEUTSCHE BANK TRUS (1) (7) 125	SI	2020-01-28	2031-01-28	5.9500 FIJA	0	0	0	0	0	0	0	0	0	0	0	64,221,235,000
DEUTSCHE BANK TRUS (1) (7) 126	SI	2020-01-28	2060-01-28	6.9500 FIJA	0	0	0	0	0	0	0	0	0	0	0	64,176,785,000
DEUTSCHE BANK TRUS (1) (7) 127	SI	2020-10-16	2025-10-16	6.8750 FIJA	0	0	0	0	0	0	0	0	15,446,814,000	0	0	0
DEUTSCHE BANK TRUS (1) (7) 128	SI	2021-12-16	2032-02-17	6.7000 FIJA	0	0	0	0	0	0	0	0	0	0	0	115,055,335,000
DEUTSCHE BANK TRUS (1) (7) 129	SI	2022-02-06	2029-04-06	8.7500 FIJA	0	0	0	0	0	0	0	0	0	0	0	33,584,902,000
DEUTSCHE BANK TRUS (1) (7) 130	SI	2023-07-02	2033-07-02	10.0000 FIJA	0	0	0	0	0	0	0	0	0	0	0	32,980,972,000
INT DEV NO PAG 131	NO	2023-12-31	2023-12-31		0	2,161,856,000	0	0	0	0	0	29,195,206,000	0	0	0	0
TOTAL					0	64,655,935,000	0	56,316,390,000	0	14,833,334,000	0	66,857,064,000	66,710,911,000	80,413,368,000	122,623,279,000	848,449,611,000
Listed on stock exchange - secured																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Private placements - unsecured																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Private placements - secured																
WELLS FARGO NA (1) (8) 132	SI	2013-09-30	2024-02-15	SOFR 3M 5.38% + 0.69	0	0	0	0	0	0	0	317,207,000	0	0	0	0
WELLS FARGO NA (1) (8) 133	SI	2014-10-14	2025-04-15	SOFR 3M 5.39% + 0.61	0	0	0	0	0	0	0	846,100,000	421,831,000	0	0	0
MIZUHO BANK LTD (3) (7) 134	SI	2016-07-26	2026-07-24	0.5400 FIJA	0	0	0	0	0	0	0	0	0	9,590,744,000	0	0
WELLS FARGO NA (1) (7) 135	SI	2013-09-19	2024-02-15	2.8300 FIJA	0	0	0	0	0	0	0	338,424,000	0	0	0	0
WELLS FARGO NA (1) (7) 136	SI	2013-04-11	2024-02-15	2.2900 FIJA	0	0	0	0	0	0	0	296,122,000	0	0	0	0
WELLS FARGO NA (1) (7) 137	SI	2014-10-20	2025-04-15	2.3780 FIJA	0	0	0	0	0	0	0	846,100,000	422,692,000	0	0	0
WELLS FARGO NA (1) (7) 138	SI	2015-07-31	2025-12-15	2.4600 FIJA	0	0	0	0	0	0	0	888,405,000	887,462,000	0	0	0
INT DEV NO PAG 139	SI	2023-12-31	2023-12-31		0	0	0	0	0	0	0	55,310,000	0	0	0	0
TOTAL					0	0	0	0	0	0	0	3,587,668,000	1,731,985,000	9,590,744,000	0	0
Total listed on stock exchanges and private placements																
TOTAL					0	64,655,935,000	0	56,316,390,000	0	14,833,334,000	0	70,444,732,000	68,442,896,000	90,004,112,000	122,623,279,000	848,449,611,000
Other current and non-current liabilities with cost [abstract]																
Other current and non-current liabilities with cost																
J.P. MORGAN SECURITIES PLC 140	SI	2020-11-24	2024-02-29	9.7000 FIJA	0	49,169,781,000	0	0	0	0	0	0	0	0	0	0

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Institution [axis]	Foreign institution (yes/no)	Contract signing date	Expiration date	Interest rate	Denomination [axis]											
					Domestic currency [member]						Foreign currency [member]					
					Time interval [axis]						Time interval [axis]					
					Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]	Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]
J.P. MORGAN SECURITIES PLC 141	SI	2022-04-19	2024-02-29	9.7000 FIJA	0	2,440,813,000	0	0	0	0	0	0	0	0	0	0
J.P. MORGAN SECURITIES PLC 142	SI	2023-03-28	2024-02-29	9.7000 FIJA	0	7,130,890,000	0	0	0	0	0	0	0	0	0	0
BANCO NACIONAL DE (6) (7) 143	NO	2022-06-30	2024-02-29		0	10,000,000,000	0	0	0	0	0	0	0	0	0	0
MIFEL SA DE CV. SOFOMER 144	NO	2023-12-22	2024-06-19	CETES a 182 dias 11.30% +2.30	0	41,126,000	0	0	0	0	0	0	0	0	0	0
FINANCIERA BAJIO, SA DE CV. SOFOMER 145	NO	2023-12-26	2024-06-21	CETES a 182 dias 11.31% +2.50	0	920,465,000	0	0	0	0	0	0	0	0	0	0
ARRENDADORA Y FACTOR BANORTE S.A. DE C.V. 146	NO	2023-12-27	2024-06-20	CETES a 182 dias 11.31% +2.65	0	3,654,067,000	0	0	0	0	0	0	0	0	0	0
NACIONAL FINANCIERA, SNC 147	NO	2023-12-21	2024-06-18	CETES a 182 dias 11.31% +1.60	0	3,287,178,000	0	0	0	0	0	0	0	0	0	0
NACIONAL FINANCIERA, SNC 148	NO	2023-12-27	2024-06-24	CETES a 182 dias 11.31% +1.60	0	1,227,263,000	0	0	0	0	0	0	0	0	0	0
BANCO SANTANDER SA (6) (11) 149	NO	2023-12-22	2024-06-19	CETES a 182 dias 11.31% +2.30	0	2,237,275,000	0	0	0	0	0	0	0	0	0	0
HSBC MEXICO, S.A. (BILATERAL) 150	NO	2023-06-12	2024-03-06	TIIE28 11.50% + 2.80	0	1,150,986,000	0	0	0	0	0	0	0	0	0	0
HSBC MEXICO, S.A. (BILATERAL) 151	NO	2023-12-20	2024-06-17	TIIE28 11.50% + 2.80	0	2,381,765,000	0	0	0	0	0	0	0	0	0	0
HSBC MEXICO, S.A. (BILATERAL) 152	NO	2023-06-12	2024-03-06	SOFR+3.15	0	0	0	0	0	0	378,088,000	0	0	0	0	0
HSBC MEXICO, S.A. (BILATERAL) 153	NO	2023-12-20	2024-06-17	SOFR+3.15	0	0	0	0	0	0	609,951,000	0	0	0	0	0
INT DEV NO PAG 154	SI	2023-12-31	2023-12-31		0	2,725,076,000	0	0	0	0	0	0	0	0	0	0
TOTAL					0	86,366,685,000	0	0	0	0	988,039,000	0	0	0	0	0
Total other current and non-current liabilities with cost																
TOTAL					0	86,366,685,000	0	0	0	0	988,039,000	0	0	0	0	0
Suppliers [abstract]																
Suppliers																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Total suppliers																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Other current and non-current liabilities [abstract]																
Other current and non-current liabilities																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Total other current and non-current liabilities																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Total credits																
TOTAL					0	234,423,955,000	37,741,944,000	57,900,308,000	1,629,795,000	17,732,520,000	988,039,000	241,809,600,000	78,173,399,000	119,479,754,000	126,923,476,000	877,667,567,000

58 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

[800003] Annex - Monetary foreign currency position

	Currencies [axis]				
	Dollars [member]	Dollar equivalent in pesos [member]	Other currencies equivalent in dollars [member]	Other currencies equivalent in pesos [member]	Total pesos [member]
Foreign currency position [abstract]					
Monetary assets [abstract]					
Current monetary assets	10,889,757,000	184,276,460,000	10,911,000	184,631,000	184,461,091,000
Non-current monetary assets	275,556,000	4,662,956,000	0	0	4,662,956,000
Total monetary assets	11,165,313,000	188,939,416,000	10,911,000	184,631,000	189,124,047,000
Liabilities position [abstract]					
Current liabilities	81,212,314,000	1,374,274,775,000	1,750,029,000	29,613,996,000	1,403,888,771,000
Non-current liabilities	63,604,997,000	1,076,323,767,000	8,310,853,000	140,636,263,000	1,216,960,030,000
Total liabilities	144,817,311,000	2,450,598,542,000	10,060,882,000	170,250,259,000	2,620,848,801,000
Net monetary assets (liabilities)	(133,651,998,000)	(2,261,659,126,000)	(10,049,971,000)	(170,065,628,000)	(2,431,724,754,000)

59 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

[800005] Annex - Distribution of income by product

	Income type [axis]			
	National income [member]	Export income [member]	Income of subsidiaries abroad [member]	Total income [member]
PETROLÍFEROS				
COMBUSTOLEO	22,345,532,000	64,421,761,000	0	86,767,293,000
DIESEL	223,210,254,000	1,347,348,000	0	224,557,602,000
GAS L.P.	40,206,242,000	0	0	40,206,242,000
GASOLINA MAGNA SIN	392,320,151,000	143,303,000	63,418,720,000	455,882,174,000
GASOLINA PREMIUM	98,653,858,000	0	0	98,653,858,000
TURBOSINA	68,629,981,000	104,537,000	0	68,734,518,000
PETRÓLEO CRUDO	0	480,152,796,000	0	480,152,796,000
NAFTAS	0	2,169,426,000	0	2,169,426,000
VENTAS DE CÍAS. SUBSIDIARIAS	0	36,092,249,000	0	36,092,249,000
OTROS REFINADOS	0	7,408,403,000	109,800,764,000	117,209,167,000
INCENTIVO COMPLEMENTARIO DE VENTAS NACIONALES				
REFINADOS	23,421,000			23,421,000
REFINADOS, GASES Y AROMÁTICOS				
GAS SECO	23,452,969,000	9,046,000	0	23,462,015,000
ASFALTOS	6,054,780,000	0	0	6,054,780,000
PROPILENO Y DERIVADOS	755,290,000	0	0	755,290,000
OTROS REFINADOS	50,760,236,000	0	0	50,760,236,000
FERTILIZANTES				
AMONIACO	3,690,393,000	0	0	3,690,393,000
FOSFATADOS	0	2,278,239,000	0	2,278,239,000
NITROGENADOS	0	67,117,000	0	67,117,000
ÁCIDOS	0	91,717,000	0	91,717,000
OTROS FERTILIZANTES	53,947,000	0	0	53,947,000
ETILENO				
POLIETILENO	1,182,554,000	0	0	1,182,554,000
ÓXIDO DE ETILENO	8,261,174,000	0	0	8,261,174,000
MONOETILENGLICOL	0	0	0	0
OTROS ETILENO	9,089,378,000	46,091,000	0	9,135,469,000
INGRESOS POR SERVICIOS				
INGRESOS POR SERVICIOS	3,695,941,000	0	0	3,695,941,000
TOTAL	952,386,101,000	594,332,033,000	173,219,484,000	1,719,937,618,000

60 of 248

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 61 of 248 [800007] Annex - Financial derivate instruments Management discussion about the policy uses of financial derivate instruments, explaining if these policies are allowed just for coverage or for other uses like trading [text block] PEMEX faces market risk caused by the volatility of hydrocarbon prices, exchange rates and interest rates, credit risk associated with investments and financial derivatives, as well as liquidity risk. In order to monitor and manage these risks, PEMEX has approved general provisions relating to financial risk management, which are comprised of policies and guidelines that promote an integrated framework for risk management, regulate the use of Derivative Financial Instruments (“DFIs”), and guide the development of risk mitigation strategies. This regulatory framework establishes that DFIs should be used only for the purpose of mitigating financial risk. The use of DFIs for any other purpose must be approved in accordance with PEMEX’s current internal regulation. PEMEX has a Financial Risk Working Group (FRWG) which is a specialized working group with decision-making authority on financial risk exposure, financial risk mitigation schemes, and DFIs trading of Petróleos Mexicanos, the subsidiary entities, and where applicable, the subsidiary companies. Approved DFIs are mainly traded on the over-the-counter (“OTC”) market; however, exchange traded instruments may also be used. In the case of PMI Trading, DFIs are traded on CME-Clearport. The different types of DFIs that PEMEX trades are described below in the subsections corresponding to each risk type and as related to the applicable trading markets. One of PEMEX’s policies is to contribute to minimizing the impact that unfavorable changes in financial risk factors have on its financial results by promoting an adequate balance between incoming cash flows from operations and outgoing cash flows related to its liabilities. As part of the regulatory framework for financial risk management, PEMEX has established the eligible counterparties with which it may trade DFIs and other financial instruments. In addition, certain PMI Subsidiaries have implemented a regulatory framework for risk management with respect to its activities, which consists of policies, guidelines and procedures to manage the market risk associated with its commodity trading activities in accordance with industry best practices, such as: 1) the use of DFIs for financial risk mitigation purposes; 2) the segregation of duties; 3) valuation and monitoring mechanisms, such as the generation of a daily portfolio risk report, value at risk (“VaR”) computation; and 4) VaR limits, both at a global and business unit level and the implementation of stop loss mechanisms. Given that PEMEX’s outstanding DFIs have been entered into for risk mitigation purposes, particularly with economic hedging purposes, there is no need to establish and monitor market risk limits. For those portfolios with an open market risk exposure, PEMEX’s financial risk management regulatory framework establishes the implementation and monitoring of market risk metrics and limits (such as VaR, among others). PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 62 of 248 PEMEX has also established credit guidelines for DFIs that Pemex Industrial Transformation offers to its domestic customers, which include the use of guarantees and credit lines. For exchange traded DFIs PEMEX trades under the margin requirements of the corresponding exchange market and therefore, does not have internal policies for these DFIs. Most of the PEMEX’s DFIs held with financial counterparties do not require collateral exchange clauses. Notwithstanding, PEMEX’s regulatory framework promotes credit risk mitigation strategies such as collateral exchange. PEMEX does not have an independent third party to verify compliance with these internal standards; however, PEMEX has internal control procedures that certify compliance with existing policies and guidelines. General description about valuation techniques, standing out the instruments valuated at cost or fair value, just like methods and valuation techniques [text block] Fair Value of DFIs PEMEX periodically evaluates its exposure to international hydrocarbon prices, interest rates and foreign currencies and uses derivative instruments as a mitigation mechanism when potential sources of market risk are identified. PEMEX monitors the fair value of its DFI portfolio on a periodic basis. The fair value represents the price at which one party would assume the rights and obligations of the other and is calculated for DFIs through models commonly used in the international financial markets, based on inputs obtained from major market information systems and price providers. Therefore, PEMEX does not have an independent third party to value its DFIs. PEMEX calculates the fair value of its DFIs through the tools developed by its market information providers, and through valuation models implemented in software packages used to integrate all of PEMEX´s business areas and accounting, such as System Applications Products (“SAP”). PEMEX’s DFI portfolio is composed primarily of swaps, for which fair value, or Mark-to-Market (“MtM”), is estimated by projecting future cash flows and discounting them with the corresponding discount factor; for currency and interest rate options, this is done through the Black and Scholes model, and for crude oil options, through the Levy model for Asian options. According to IFRS 13 “Fair Value Measurement”, the MtM value of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation. Due to the above, PEMEX applies the credit value adjustment (“CVA”) method to calculate the fair value of its DFIs. Given that PEMEX’s hedges are cash flow hedges, their effectiveness is preserved regardless of variations in the underlying assets or reference variables since, through time, asset flows are offset by liabilities flows. Therefore, it is not necessary to measure or monitor the hedges’ effectiveness. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 63 of 248 Fair value hierarchy PEMEX values the fair value of its financial instruments under standard methodologies commonly applied in the financial markets. PEMEX’s related assumptions and inputs therefore fall under the three Levels of the fair value hierarchy for market participant assumptions, as described below. The fair values determined by Level 1 inputs utilize quoted prices in financial markets for identical assets or liabilities. Fair values determined by Level 2 inputs are based on quoted prices for similar assets or liabilities in financial markets, and inputs other than quoted prices that are observed for assets or liabilities. Level 3 inputs are unobservable inputs for the assets or liabilities, and include situations where there is little, if any, market activity for the assets or liabilities. When available, PEMEX measures fair value using Level 1 inputs, because they generally provide the most reliable evidence of fair value. PEMEX’s DFIs’ fair-value assumptions and inputs fall under Level 2 of the fair value hierarchy for market participant assumptions. Management discussion about intern and extern sources of liquidity that could be used for attending requirements related to financial derivate instruments [text block] Liquidity Risk PEMEX’s main internal source of liquidity comes from its operations. Additionally, through its debt planning and the purchase and sale of U.S. dollars, PEMEX currently preserves a cash balance at a level of liquidity in domestic currency and U.S. dollars that is considered adequate to cover its investment and operating expenses, as well as other payment obligations, such as those related to DFIs. In addition, PEMEX has acquired committed revolving credit lines in order to mitigate liquidity risk. During the fourth quarter of 2023, PEMEX entered into FX Forwards MXN/USD in order to preserve an adequate level of liquidity in U.S. dollars. During the fourth quarter of 2023, eight DFIs entered into with this purpose expired. In order to mitigate liquidity risk, during 2023, PEMEX entered into two MXN/USD prepaid swaps maturing in 2025 and in 2026, respectively. Also carried out a voluntary synthetic recouponing which involved the restructuring of five UDI-MXN DFIs and six EUR/USD cross currency capped swaps. Finally, the investment strategies of our portfolios are structured by selecting time horizons that consider each currency’s cash flow requirements in order to preserve liquidity. Certain PMI companies mitigate their liquidity risk through several mechanisms, the most important of which is the Centralized Treasury. In addition, PMI companies have access to bilateral credit lines through this structure. These companies monitor their cash flow on a daily basis and protect their creditworthiness in the financial markets. Liquidity risk is mitigated by monitoring certain financial ratios as set forth in the policies approved by each company’s board of directors. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 64 of 248 Changes and management explanation in principal risk exposures identified, as contingencies and events known by the administration that could affect future reports [text block] Market Risk (i)Interest Rate Risk PEMEX is exposed to fluctuations in floating interest rate liabilities. PEMEX is exposed to U.S. dollar Secured Overnight Financing Rate (SOFR) and to Mexican peso Tasa de Interés Interbancaria de Equilibrio (TIIE). Occasionally, for strategic reasons or in order to offset the expected inflows and outflows, PEMEX has entered into interest rate swaps and options. Through the swap agreements, PEMEX acquires the obligation to make payments based on a fixed interest rate in exchange for receiving payments referenced to a floating interest rate. On the other hand, under the option agreements, PEMEX acquires protection against possible raises in the floating interest rates of some of its liabilities. During the fourth quarter of 2023 none interest rate DFI expired. Similarly, in order to eliminate the volatility associated with variable interest rates of long-term financing operations, PMI NASA has also executed interest rate swap agreements denominated in U.S. dollars. During 2023 two interest rate DFI of PMI NASA expired. As of the fourth quarter of 2023 there are no more ongoing interest rate DFI of PMI NASA. Moreover, PEMEX invests in pesos and U.S. dollars in compliance with applicable internal regulations, through portfolios that have different purposes that seek an adequate return subject to risk parameters that reduce the probability of capital losses. The objective of the investments made through these portfolios is to meet PEMEX’s obligations payable in pesos and U.S. dollars. The investments made through PEMEX’s portfolios are exposed to domestic and international interest rate risk and credit spread risk derived from government and corporate securities, and inflation risk arising from the relationship between UDIs and pesos. However, these risks are mitigated by established limits on exposure to market risk. IBOR reference rates transition As a result of the decision made by the Financial Stability Board (FSB), the Interbank Offered Rates (IBORs), such as the LIBOR in dollars (over-night “O/N”, one week “1W”, two months “2M”, and twelve months “12M”) or the EURIBOR in Euros, ceased being published in 2022 and were replaced by alternative reference rates, based on risk-free rates obtained from market operations. The discontinuation of the publication of these rates was originally scheduled for December 2021. Nevertheless, on November 2020, the ICE Benchmark Administration Limited (known as “ICE”) announced an extension until June 2023 for the publication of the most common LIBOR rates in dollars (over-night “O/N”, one month “1M”, three months “3M”, six months “6M” and twelve months “12M”).

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 65 of 248 Therefore, Petróleos Mexicanos identified and reviewed contracts expiring after the applicable cessation dates, that could be impacted by the change in the aforementioned rates and has carried out all the pertinent negotiations with its counterparties. As of the fourth quarter of 2023 Petróleos Mexicanos has already carried out the necessary adjustments to its contracts and has replaced all financial instruments referenced to IBOR rates with financial instruments referenced to risk-free rates (RFR). It should be noted that Petróleos Mexicanos has a financial instrument denominated in euros with the EURIBOR 3M as a reference rate. Said reference will continue to be published, by agreement of the European financial authorities, so its current contract does not require any amendment. As of the fourth quarter of 2023, PEMEX has completed the restructuring of the DFIs that were originally referenced to LIBOR rates leaving only risk-free rates (RFR) as its reference indexes. Moreover, derived from the transition to the alternative risk-free rates PEMEX has adopted the policy of not enter into new DFIs referenced to IBOR rates, furthermore, the discount curves that PEMEX uses to obtain the fair value of its DFIs include on their construction instruments of the corresponding currency referenced to the new RFR. Owing the policy of not entering into new financing operations at floating rates reference to IBOR, since 2021 and to the fourth quarter of 2023, PEMEX contracted financing operations in USD at floating rates linked to the new RFR. On the other hand in the event that TIIE ceases to be published, the portfolio of financial instruments referenced to these floating rates is composed of debt instruments and DFIs as shown below: *Notional Amount As of December 31, 2023 Reference Rate (in thousands of each currency) TIIE 28D MXN 117,888,000 Debt TIIE 91D MXN 16,433,024 DFI TIIE 28D MXN 31,733,673 *Note: Notional amounts with maturity after December 31, 2023. Regarding this matter, the Mexican Central Bank (Banxico) has announced that the 28-day TIIE will cease to be a reference for new contracts starting from January 1st, 2025. Similarly, the 91-day and 182-day TIIE will cease to be references for new contracts starting from January 1st, 2024. Petróleos Mexicanos’s portfolio also consists of additional debt instruments and DFIs referenced at fixed rates, which are not listed in the table above since PEMEX’s fixed rate portfolio will not be impacted by the IBOR transition. Regarding PMI Trading, its credit agreements contained flexible provisions that would help smooth the transition to an alternative rate in the event that LIBOR rates ceased to be published. PMI Trading has finished the amendment process of its credit agreements. This process has enabled PMI Trading to keep using the LIBOR rates until they are ceased to be published and then continue with the new SOFR rates as benchmark rates. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 66 of 248 (ii)Exchange Rate Risk Most of PEMEX’s revenues are denominated in U.S. dollars, a significant amount of which is derived from exports of crude oil and petroleum products, which are priced and payable in U.S. dollars. Additionally, PEMEX’s revenues from domestic sales of gasoline and diesel net of IEPS Tax, tax duties, incentives, and other related taxes, as well as domestic sales of natural gas and its byproducts, LPG and petrochemicals, are referenced to international U.S. dollar-denominated prices. PEMEX’s expenses related to hydrocarbon duties are calculated based on international U.S. dollar-denominated prices and the cost of hydrocarbon imports that PEMEX acquires for resale in Mexico or use in its facilities are indexed to international U.S. dollar-denominated prices. By contrast, PEMEX’s capital expenditure and operating expenses are established in pesos. As a result of this cash flow structure, the depreciation of the peso against the U.S. dollar increases PEMEX’s financial balance. The appreciation of the peso relative to the U.S. dollar has the opposite effect. PEMEX manages this risk without the need for hedging instruments, because the impact on PEMEX’s revenues of fluctuations in the exchange rate between the U.S. dollar and the peso is offset in whole or in part by its impact on its obligations. PEMEX prioritizes debt issuances denominated in U.S. dollars; nonetheless, this is not always achievable, hence non-U.S. dollar denominated debt issued in international currencies is hedged through DFIs to mitigate their exchange rate exposure, either by swapping it into U.S. dollars or through other derivative structures. The rest of the debt is denominated in pesos or in UDIs, and for the debt denominated in UDIs, it has been converted into pesos through DFIs in order to eliminate the inflationary risk exposure. As a consequence of the above, PEMEX's debt issued in international currencies other than U.S. dollars has exchange rate risk mitigation strategies. PEMEX has selected strategies that further seek to reduce its cost of funding by leaving, in some cases, part of this exchange rate exposure unhedged when assessed as appropriate. The underlying currencies of PEMEX’s DFIs are the euro, Japanese yen and pounds sterling against the U.S. dollar and UDIs against the peso. During the fourth quarter of 2023, three DFI entered into with the purpose of mitigating exchange rate risk expired. Certain of the PMI Subsidiaries face market risks generated by fluctuations in foreign exchange rates. In order to mitigate these risks, the boards of directors of several of these companies have authorized a policy which stipulates that financial assets must be denominated in its functional currency, unless the company owes a duty or expected payment in a currency other than its functional one. Finally, a significant amount of PMI Trading’s income and expenses, including the cost of sales and related sales costs, is derived from the trade of refined products, petrochemicals and gas liquids to PEMEX subsidiaries and third parties, whose prices are determined and are payable in U.S. dollars. PMI Trading’s exposure to foreign currency risk results primarily from the need to fund tax payments denominated in domestic currency, as well as from certain related sales costs denominated in domestic currency. PMI Trading believes it can adequately manage the risk created by the payment of taxes in domestic currency without the need to enter into hedging instruments because the exposure to this risk is marginal relative to the total flows of U.S. dollar. In addition, in the event that a potential foreign exchange risk arises in connection with a commercial transaction, PMI Trading may implement risk mitigation measures by entering into DFIs. (iii)Hydrocarbon Price Risk PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 67 of 248 PEMEX periodically assesses its revenues and expenditures structure in order to identify the main market risk factors that PEMEX’s cash flows are exposed to in connection with international hydrocarbon prices. Based on this assessment, PEMEX monitors its exposure to the most significant risk factors and quantifies their impact on PEMEX’s financial balance. PEMEX’s exports and domestic sales are directly or indirectly related to international hydrocarbon prices. Therefore, PEMEX is exposed to fluctuations in these prices. In terms of crude oil and natural gas, part of this risk is transferred to the Mexican Government under PEMEX's current fiscal regime. PEMEX's exposure to hydrocarbon prices is partly mitigated by natural hedges between its inflows and outflows. Additionally, PEMEX continuously evaluates the implementation of risk mitigation strategies, including those involving the use of DFIs, taking into consideration their operative and budgetary feasibility. In 2017, the Board of Directors of Petróleos Mexicanos approved the establishment of an Annual Oil Hedging Program. Since then, PEMEX has implemented hedging strategies to partially protect its cash flows from falls in the Mexican crude oil basket price below the one established in the Federal Revenue Law. During, 2020 PEMEX entered into a crude oil hedge for the first semester of the fiscal year 2021, pursuant to which PEMEX hedged 332.5 thousand barrels per day for the period between December 2020 and June 2021, for U.S. $119,920. Afterwards, in the first semester of 2021, PEMEX entered into a crude oil hedge for the second semester of the fiscal year 2021, pursuant to which PEMEX hedged 218 thousand barrels per day on average, for the period between July 2021 and December 2021, for U.S. $39,401 During the first semester of 2021 and the first semester of 2022, PEMEX entered into a crude oil hedge for the fiscal year 2022, pursuant to which PEMEX hedged 309 thousand barrels per day on average for the period between January 2022 and December 2022, for U.S. $ 158,988. Also, during the second semester of 2022 and the first quarter of 2023 PEMEX entered into crude oil hedge for the fiscal year 2023, pursuant to which PEMEX hedged 320 thousand barrels per day on average for the period between January 2023 and December 2023, for U.S. $ 199,943. During the second half of 2023, PEMEX entered into the crude oil hedge for the fiscal year 2024, pursuant to which PEMEX hedged 148 thousand barrels per day on average, for the period between December 2023 and December 2024, for U.S.$105,780. During the fourth quarter of 2023, sixty-four DFIs entered into with the purpose of mitigating hydrocarbon price risk expired. Additionally, PEMEX cash flows are exposed to crack spread movements as these determine the refining margin. During the second semester of 2022 and during 2023 PEMEX implemented a hedging strategy to protect its cash flows exposed to diesel crack spread from decrements below the level established in the Federal Revenue Law for the fiscal year 2023. This is a zero-cost hedging strategy for the period between January and November 2023. During the fourth quarter of 2023, forty-two DFI entered into with this purpose expired. In addition to supplying natural gas, Pemex Industrial Transformation can offer DFIs to its domestic customers in order to provide them with support to mitigate the risk associated with the volatility of natural gas prices. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 68 of 248 Since 2017, when this service is offered, Pemex Industrial Transformation must enter into DFIs with Petróleos Mexicanos under the opposite position to those DFIs offered to our customers in order to mitigate the market risk it would bear under such offered DFIs. Petróleos Mexicanos then transfers the related price risk derived from the DFI position held with Pemex Industrial Transformation to financial counterparties by entering into these opposite position DFIs with such parties. As of the fourth quarter of 2023, there were no DFIs since all the DFIs of its portfolios expired in 2019. In case of entering into new trades, Pemex Industrial Transformation DFI portfolios have VaR and CaR limits in order to limit market risk exposure. PMI Trading faces market risk generated by the terms of the purchase and sale of refined products and natural gas liquids, as well as the volatility of oil prices. Accordingly, it frequently enters into DFIs in order to mitigate this risk, thereby reducing the volatility of its financial results. During the fourth quarter of 2023, PMI Trading closed seventeen DFIs positions listed in CME-Clearport related to commodities, with a profit (loss) of Ps. 338,962 recognized under the concept of (Loss) Return in DFIs. During the fourth quarter of 2023, PMI Trading had twenty-eight margin calls, which accounted for a positive net flow of Ps. 304,096. In accordance with the risk management regulatory framework that PMI Trading has implemented, VaR and the change in profit and loss by portfolio are calculated daily and compared to the maximum applicable limits in order to implement risk mitigation mechanisms as necessary. Counterparty or Credit Risk When the fair value of a DFI is favorable to PEMEX, PEMEX faces the risk that the counterparty will not be able to meet its obligations. PEMEX monitors its counterparties’ creditworthiness and calculates the credit risk exposure for its DFIs. As a risk mitigation strategy, PEMEX only enters into DFIs with major financial institutions with a minimum credit rating of BBB-. These ratings are issued and revised periodically by risk rating agencies. Furthermore, PEMEX seeks to maintain a diversified portfolio of counterparties. In order to estimate PEMEX's credit risk exposure to each financial counterparty, the potential future exposure is calculated by projecting the risk factors used in the valuation of each DFI in order to estimate the MtM value for different periods, taking into account any credit risk mitigation provisions. Moreover, PEMEX has entered into various long-term cross-currency swaps agreements with “recouponing” provisions (pursuant to which the payments on the swaps are adjusted when the MtM exceeds the relevant threshold specified in the swap), thereby limiting the exposure to its counterparties to a specific threshold amount, as well as the counterparties' exposure to PEMEX. During the fourth quarter of 2023, none of the specified thresholds were reached. According to IFRS 13 “Fair Value Measurement,” the MtM of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation. Due to the above, PEMEX applies the credit value adjustment (“CVA”) method to calculate the fair value of its DFIs. There were no defaults during the fourth quarter of 2023. For each DFI, the CVA is calculated by determining the difference between the MtM and the estimated MtM adjusted for credit risk. In determining the credit risk, the CVA method takes into account the current market perception about the credit risk of both counterparties, using the following inputs: a) the MtM projection for each payment date based on forward yield curves; b) the implied default probability obtained from both, PEMEX and the counterparty’s credit default swaps, at each payment date; and c) the default recovery rates of each counterparty.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Furthermore, by means of its credit guidelines for DFI operations, Pemex Industrial Transformation significantly reduces its credit risk exposure related to the DFIs.

In order to qualify for these DFIs, Pemex Industrial Transformation's customers must be party to a current natural gas supply contract and sign a domestic master derivative agreement.

Additionally, according to the credit guidelines, DFIs with these customers must be initially secured by cash deposits, letters of credit or other collateral provisions, as required. The credit guidelines indicate that Pemex Industrial Transformation may offer DFIs with an exemption from collateral requirements up to certain amount, through a credit line approved by the credit committee, based on an internal financial and credit assessment. Moreover, if the credit line is insufficient to cover each client's exposure, the client is obligated to deposit collateral.

In accordance with these guidelines, in the event that a client does not meet its payment obligations, DFIs related to this client would be terminated, rights to any available collateral would be exercised and, if the collateral were insufficient to cover the fair value, or in the absence of collateral, natural gas supply would be suspended until the payment is made. As of the fourth quarter 2023, Pemex Industrial Transformation had no DFIs since all the DFIs of its portfolios expired in 2019.

PMI Trading's credit risk associated with DFI transactions is mitigated through the use of futures and standardized instruments that are cleared through CME-Clearport.

SENSITIVITY ANALISIS

PEMEX has entered into DFIs with the purpose to mitigate the market risk for specific flows or predetermined volumes associated with its operations. PEMEX's DFIs have the same characteristics (e.g. underlying assets, payment dates, amounts, volumes) as the hedged position, but with the opposite exposure to the market risk factors. As a result of these mitigation strategies, PEMEX has a minor sensitivity to the hedged market risk factors.

Given that PEMEX's hedges are cash flow hedges, their effectiveness is preserved regardless of variations in the underlying assets or reference variables since, over time, asset flows are offset by liabilities flows. Therefore, it is not considered necessary to measure the hedge's effectiveness or to monitor them.

Natural gas DFIs that Pemex Industrial Transformation has offered to its domestic customers have been reported as transactions with trading purposes. However, such operations were fully compensated by the operations entered into with financial counterparties, maintaining a negligible or even null exposure to market risk (due to this back-to-back mechanism). As of the fourth quarter of 2023, Pemex Industrial Transformation did not have any DFI to report, since all the DFIs of its portfolios expired in 2019. As such, it is no necessary to conduct either a sensitivity analysis or to measure or monitor the hedge effectiveness.

Other DFIs seek to hedge the changes in the price of the commercialized products, such that the DFIs' underlying assets have correlations with the prices of the products involved in commercialization. PMI Trading estimates the Value at Risk (VaR) of these DFIs. Notably, DFIs of PMI Trading (all of them related to petroleum derivatives), are classified under cash and cash equivalents for accounting purposes due to their liquidity.

Quantitative information for disclosure [text block]

69 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

QUANTITATIVE DISCLOSURE

Accounting treatment applied and the impact in the financial statements

PEMEX enters into derivatives transactions with the sole purpose of hedging financial risks related to its operations, firm commitments, planned transactions and assets and liabilities recorded on its statement of financial position. Nonetheless, some of these transactions do not qualify for hedge accounting treatment because they do not meet the requirements of the accounting standards for designation as hedges. They are therefore recorded in the financial statements as instruments entered into for trading purposes, despite the fact that their cash flows are offset by the cash flows of the positions (assets or liabilities) to which they relate. As a result, the changes in their fair value are recognized in the "Derivative financial instruments income (cost), net" line item in the consolidated statement of comprehensive income.

As of December 31, 2023, and 2022, the net fair value of PEMEX's DFIs (excluding the embedded derivative), including both DFIs that have not reached maturity and those that have reached maturity but have not been settled, recognized in the consolidated statement of financial position, was Ps. (26,762,771) and Ps. (9,486,488), respectively. As of December 31, 2023, and 2022, PEMEX did not have any DFIs designated as hedges for accounting purposes.

All of PEMEX's DFIs are treated, for accounting purposes, as instruments entered into for trading purposes, therefore any change in their fair value, caused by any act or event, impacts directly in the "Derivative financial instruments income (cost), net" line item in the consolidated statement of comprehensive income.

In accordance with established accounting policies, PEMEX has analysed the different non-financial contracts that PEMEX has entered into and has determined that according to the terms thereof none of these agreements meet the criteria to be classified as embedded derivatives. Accordingly, As of December 31, 2023, 2022, PEMEX did not recognize any embedded derivatives (foreign currency or index).

As of December 31, 2023, PEMEX recognized, in an FX Single Cross Currency Swap contract, a favorable embedded forward for an amount of Ps.194,194. The FX Single Cross Currency Swap contract expires in February 2024.

For the twelve-month periods ended December 31, 2023, and 2022, PEMEX recognized a net gain (loss) of Ps. 478,032 and Ps. (22,862,951), respectively, in the "Derivative financial instruments income (cost), net" line item with respect to DFIs treated as instruments entered into for trading purposes (does not include the net effect on results of the embedded derivative).

As of December 31, 2023, PEMEX recognized a net gain generated by the embedded forward for an amount of Ps. 194,194.

FAIR VALUE OF DFIs

The summary of PEMEX's current DFIs along with their fair value is shown in the next tables:

70 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

TABLE 1
Interest Rate and Currency Derivatives
(in thousands of pesos, except as noted, as of December 31, 2023)

Derivative Type	Hedging/ Trading	Notional Amount	Underlying Value		Fair Value		Notional amounts by expected maturity year						Collateral delivered
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2024	2025	2026	2027	2028	Thereafter	
Interest Rate Swaps	Hedging	4,886,228	TERM SOFR 3M = 5.3955% TERM SOFR 6M = 5.3314% DAILY COMPOUNDED SOFR = 5.38%	TERM SOFR 3M = 5.3955% TERM SOFR 6M = 5.46727% DAILY COMPOUNDED SOFR = 5.31%	161,540	293,951	2,813,283	2,072,945	0	0	0	0	0
Interest Rate Options	Hedging	42,305,000	TERM SOFR 1M = 5.35472%	TERM SOFR 1M = 5.31899%	824,040	1,321,352	42,305,000	0	0	0	0	0	0
Currency Swaps	Hedging	127,752,449	MXN = 16.922 1/EUR = 1.10485 1/GBP = 1.27435 JPY = 141.01667 CHF = 0.84147 Exchange rates against US dollar. UDI = 7.9816 Exchange rate against MXN	MXN = 17.6195 1/EUR = 1.0563 1/GBP = 1.2201 JPY = 149.2672 CHF = 0.9159 Exchange rates against US dollar. UDI = 7.87166 Exchange rate against MXN	1,208,122	(4,384,583)	0	31,051,597	35,606,121	22,727,515	4,749,625	33,617,591	0
Currency Options	Hedging	154,257,356	1/EUR=1.10485 1/GBP = 1.27435 JPY = 141.01667 CHF = 0.84147 Exchange rates against US dollar.	1/EUR =1.0563 1/GBP = 1.2201 JPY = 149.2672 CHF = 0.9159 Exchange rates against US dollar.	(4,525,416)	(6,404,437)	23,350,245	35,379,798	23,608,559	23,350,245	23,350,245	25,218,264	0
Only cupon swaps	Hedging	60,013,468	1/EUR = 1.10485 Exchange rate against US dollar.	1/EUR = 1.0563 Exchange rate against US dollar.	(743,195)	(1,013,294)	22,534,604	14,890,109	0	0	22,588,755	0	0
Currency Forward	Trading	0	MXN = 16.922 Exchange rate against US dollar.	MXN = 17.6195 Exchange rate against US dollar.	0	(88,327)	0	0	0	0	0	0	0
Prepaid Swap	Trading	45,745,807	MXN = 16.922 Exchange rate against US dollar.	MXN = 17.6195 Exchange rate against US dollar.	(24,124,384)	(14,544,985)	21,266,286	17,494,819	6,984,701	0	0	0	4,456,208

71 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

TABLE 2
Crude Oil Derivatives
(in thousands of pesos, except as noted, as of December 31, 2023)

Derivative Type	Hedging/ Trading	Volume (in millions of barrels) [1]	Underlying value (U.S. $ per barrel) [2]		Fair Value		Volume per Year (in millions of barrels)						Collateral delivered
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2024	2025	2026	2027	2028	Thereafter	
Crude Oil Options	Hedging	51.63	WTI = 72.12 Brent= 77.32	WTI = 89.431	436,521	76,740	51.63	0	0	0	0	0	0

(1) Net Volume.

(2) Representative underlying asset value. Monthly average price per barrel

TABLE 3
Crack Spread Derivatives
(in thousands of pesos, except as noted, as of December 31, 2023)

Derivative Type	Hedging/ Trading	Volume (in millions of barrels) [1]	Underlying value (U.S. $ per barrel) [2]		Fair Value		Volume per Year (in millions of barrels)						Collateral delivered
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2024	2025	2026	2027	2028	Thereafter	
Crack Spread Swaps	Hedging	0	37.837	49.513	0	(92,185)	0	0	0	0	0	0	0

(1) Net Volume.

(2) Representative underlying asset value. Monthly average price per barrel

TABLE 4

Crude and Petroleum Products Financial Derivatives Classified as Cash and Cash Equivalent for Accounting Purposes due to their Liquidity

(in thousands of pesos, except as noted, as of December 31, 2023)

Derivative Type	Hedging/ Trading	Volume (in millions of barrels) (1)	Underlying value (U.S.$ per barrel) (2)		Fair Value		Volume per Year (in millions of barrels)						Collateral delivered (3)
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2024	2025	2026	2027	2028	Thereafter	
Futures	Trading	(1.2)	88.36	121.99	11,460	63,430	(1.2)	0	0	0	0	0	
Exchange Traded Swaps	Trading	(0.5)	61.90	75.33	(4,636)	57,456	(0.5)	0	0	0	0	0	

(1) Net Volume.

(2) Representative underlying asset value per barrel.

(3) Exchange traded operations, both futures and swaps have an initial margin of Ps. (146,610)

The information in these tables has been calculated using the exchange rates as of December 31, 2023, Ps. 16.9220 = U.S.$1.00 and as of September 30, 2023, Ps. 17.6195 = U.S.$1.00

The information in these tables has been calculated using the exchange rates as of December 31, 2023, Ps. 18.6963 = EUR $1.00 and as of September 30, 2023, Ps. 18.61148 = EUR $1.00

72 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

[800100] Notes - Subclassifications of assets, liabilities and equities

Concept	Close Current Quarter 2023-12-31	Close Previous Exercise 2022-12-31
Subclassifications of assets, liabilities and equities [abstract]		
Cash and cash equivalents [abstract]		
Cash [abstract]		
Cash on hand	29,607,916,000	30,078,625,000
Balances with banks	16,120,404,000	11,237,680,000
Total cash	45,728,320,000	41,316,305,000
Cash equivalents [abstract]		
Short-term deposits, classified as cash equivalents	0	0
Short-term investments, classified as cash equivalents	23,019,055,000	23,098,206,000
Other banking arrangements, classified as cash equivalents	0	0
Total cash equivalents	23,019,055,000	23,098,206,000
Other cash and cash equivalents	0	0
Total cash and cash equivalents	68,747,375,000	64,414,511,000
Trade and other current receivables [abstract]		
Current trade receivables	111,394,431,000	107,117,145,000
Current receivables due from related parties	0	0
Current prepayments [abstract]		
Current advances to suppliers	0	0
Current prepaid expenses	0	0
Total current prepayments	0	0
Current receivables from taxes other than income tax	140,616,822,000	110,271,172,000
Current value added tax receivables	0	0
Current receivables from sale of properties	0	0
Current receivables from rental of properties	0	0
Other current receivables	63,349,983,000	57,491,250,000
Total trade and other current receivables	315,361,236,000	274,879,567,000
Classes of current inventories [abstract]		
Current raw materials and current production supplies [abstract]		
Current raw materials	0	0
Current production supplies	0	0
Total current raw materials and current production supplies	0	0
Current merchandise	0	0
Current work in progress	1,501,514,000	2,453,195,000
Current finished goods	104,053,537,000	117,000,198,000
Current spare parts	0	0
Property intended for sale in ordinary course of business	0	0
Other current inventories	6,480,941,000	6,565,004,000
Total current inventories	112,035,992,000	126,018,397,000
Non-current assets or disposal groups classified as held for sale or as held for distribution to owners [abstract]		
Non-current assets or disposal groups classified as held for sale	0	0
Non-current assets or disposal groups classified as held for distribution to owners	0	0
Total non-current assets or disposal groups classified as held for sale or as held for distribution to owners	0	0
Trade and other non-current receivables [abstract]		
Non-current trade receivables	0	0
Non-current receivables due from related parties	0	0
Non-current prepayments	0	0
Non-current lease prepayments	0	0
Non-current receivables from taxes other than income tax	0	0
Non-current value added tax receivables	0	0

73 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Concept	Close Current Quarter 2023-12-31	Close Previous Exercise 2022-12-31
Non-current receivables from sale of properties	0	0
Non-current receivables from rental of properties	0	0
Revenue for billing	0	0
Other non-current receivables	1,179,706,000	1,342,488,000
Total trade and other non-current receivables	1,179,706,000	1,342,488,000
Investments in subsidiaries, joint ventures and associates [abstract]		
Investments in subsidiaries	0	0
Investments in joint ventures	0	0
Investments in associates	1,854,803,000	2,043,966,000
Total investments in subsidiaries, joint ventures and associates	1,854,803,000	2,043,966,000
Property, plant and equipment [abstract]		
Land and buildings [abstract]		
Land	52,888,298,000	53,112,483,000
Buildings	25,387,809,000	26,097,709,000
Total land and buildings	78,276,107,000	79,210,192,000
Machinery	0	0
Vehicles [abstract]		
Ships	0	0
Aircraft	0	0
Motor vehicles	16,093,290,000	13,646,535,000
Total vehicles	16,093,290,000	13,646,535,000
Fixtures and fittings	0	0
Office equipment	6,597,056,000	4,859,411,000
Tangible exploration and evaluation assets	0	0
Mining assets	0	0
Oil and gas assets	951,442,352,000	949,386,696,000
Construction in progress	423,257,938,000	316,565,713,000
Construction prepayments	0	0
Other property, plant and equipment	6,655,424,000	5,082,303,000
Total property, plant and equipment	1,482,322,167,000	1,368,750,850,000
Investment property [abstract]		
Investment property completed	0	0
Investment property under construction or development	0	0
Investment property prepayments	0	0
Total investment property	0	0
Intangible assets and goodwill [abstract]		
Intangible assets other than goodwill [abstract]		
Brand names	0	0
Intangible exploration and evaluation assets	18,940,360,000	28,388,655,000
Mastheads and publishing titles	0	0
Computer software	0	0
Licences and franchises	0	0
Copyrights, patents and other industrial property rights, service and operating rights	1,410,459,000	1,636,279,000
Recipes, formulae, models, designs and prototypes	0	0
Intangible assets under development	0	0
Other intangible assets	0	0
Total intangible assets other than goodwill	20,350,819,000	30,024,934,000
Goodwill	0	0
Total intangible assets and goodwill	20,350,819,000	30,024,934,000
Trade and other current payables [abstract]		
Current trade payables	0	0
Current payables to related parties	0	0
Accruals and deferred income classified as current [abstract]		

74 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Concept	Close Current Quarter 2023-12-31	Close Previous Exercise 2022-12-31
Deferred income classified as current	0	0
Rent deferred income classified as current	0	0
Accruals classified as current	368,345,849,000	282,245,250,000
Short-term employee benefits accruals	0	0
Total accruals and deferred income classified as current	368,345,849,000	282,245,250,000
Current payables on social security and taxes other than income tax	0	0
Current value added tax payables	0	0
Current retention payables	0	0
Other current payables	0	0
Total trade and other current payables	368,345,849,000	282,245,250,000
Other current financial liabilities [abstract]		
Bank loans current	254,766,203,000	280,865,449,000
Stock market loans current	135,100,667,000	126,855,167,000
Other current iabilities at cost	87,354,724,000	58,227,067,000
Other current liabilities no cost	0	0
Other current financial liabilities	36,494,962,000	22,242,056,000
Total Other current financial liabilities	513,716,556,000	488,189,739,000
Trade and other non-current payables [abstract]		
Non-current trade payables	0	0
Non-current payables to related parties	0	0
Accruals and deferred income classified as non-current [abstract]		
Deferred income classified as non-current	0	0
Rent deferred income classified as non-current	0	0
Accruals classified as non-current	0	0
Total accruals and deferred income classified as non-current	0	0
Non-current payables on social security and taxes other than income tax	0	0
Non-current value added tax payables	0	0
Non-current retention payables	0	0
Other non-current payables	0	0
Total trade and other non-current payables	0	0
Other non-current financial liabilities [abstract]		
Bank loans non-current	116,579,141,000	132,694,418,000
Stock market loans non-current	1,200,669,622,000	1,431,211,301,000
Other non-current liabilities at cost	0	61,610,594,000
Other non-current liabilities no cost	0	0
Other non-current financial liabilities	0	0
Total Other non-current financial liabilities	1,317,248,763,000	1,625,516,313,000
Other provisions [abstract]		
Other non-current provisions	83,310,554,000	89,146,685,000
Other current provisions	0	0
Total other provisions	83,310,554,000	89,146,685,000
Other reserves [abstract]		
Revaluation surplus	0	0
Reserve of exchange differences on translation	(28,679,409,000)	25,437,211,000
Reserve of cash flow hedges	0	0
Reserve of gains and losses on hedging instruments that hedge investments in equity instruments	0	0
Reserve of change in value of time value of options	0	0
Reserve of change in value of forward elements of forward contracts	0	0
Reserve of change in value of foreign currency basis spreads	0	0
Reserve of gains and losses on financial assets measured at fair value through other comprehensive income	0	0
Reserve of gains and losses on remeasuring available-for-sale financial assets	0	0
Reserve of share-based payments	0	0
Reserve of remeasurements of defined benefit plans	21,366,404,000	26,300,177,000

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Concept	Close Current Quarter 2023-12-31	Close Previous Exercise 2022-12-31
Amount recognised in other comprehensive income and accumulated in equity relating to non-current assets or disposal groups held for sale	0	0
Reserve of gains and losses from investments in equity instruments	0	0
Reserve of change in fair value of financial liability attributable to change in credit risk of liability	0	0
Reserve for catastrophe	0	0
Reserve for equalisation	0	0
Reserve of discretionary participation features	0	0
Reserve of equity component of convertible instruments	0	0
Capital redemption reserve	0	0
Merger reserve	0	0
Statutory reserve	0	0
Other comprehensive income	0	0
Total other reserves	(7,313,005,000)	51,737,388,000
Net assets (liabilities) [abstract]		
Assets	2,303,475,336,000	2,245,558,044,000
Liabilities	3,956,454,146,000	4,014,380,269,000
Net assets (liabilities)	(1,652,978,810,000)	(1,768,822,225,000)
Net current assets (liabilities) [abstract]		
Current assets	538,540,745,000	527,894,778,000
Current liabilities	1,123,717,661,000	929,737,258,000
Net current assets (liabilities)	(585,176,916,000)	(401,842,480,000)

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

[800200] Notes - Analysis of income and expense

Concept	Accumulated Current Year 2023-01-01 - 2023-12-31	Accumulated Previous Year 2022-01-01 - 2022-12-31	Quarter Current Year 2023-10-01 - 2023-12-31	Quarter Previous Year 2022-10-01 - 2022-12-31
Analysis of income and expense [abstract]				
Revenue [abstract]				
Revenue from rendering of services	3,695,941,000	5,385,350,000	864,826,000	824,372,000
Revenue from sale of goods	1,716,241,677,000	2,378,002,959,000	424,667,694,000	514,650,796,000
Interest income	0	0	0	0
Royalty income	0	0	0	0
Dividend income	0	0	0	0
Rental income	0	0	0	0
Revenue from construction contracts	0	0	0	0
Other revenue	0	0	0	0
Total revenue	1,719,937,618,000	2,383,388,309,000	425,532,520,000	515,475,168,000
Finance income [abstract]				
Interest income	18,210,377,000	27,227,965,000	2,474,954,000	6,270,741,000
Net gain on foreign exchange	238,079,042,000	129,690,090,000	55,197,346,000	0
Gains on change in fair value of derivatives	0	0	0	0
Gain on change in fair value of financial instruments	672,226,000	0	7,321,282,000	0
Other finance income	0	0	0	0
Total finance income	256,961,645,000	156,918,055,000	64,993,582,000	6,270,741,000
Finance costs [abstract]				
Interest expense	152,171,381,000	159,683,880,000	40,884,857,000	49,893,227,000
Net loss on foreign exchange	0	0	0	(57,583,428,000)
Losses on change in fair value of derivatives	0	0	0	0
Loss on change in fair value of financial instruments	0	22,862,951,000	0	(14,628,896,000)
Other finance cost	0	0	0	0
Total finance costs	152,171,381,000	182,546,831,000	40,884,857,000	(22,319,097,000)
Tax income (expense)				
Current tax	219,425,435,000	396,316,906,000	10,800,762,000	78,396,429,000
Deferred tax	573,846,000	(76,136,067,000)	43,066,745,000	(66,526,810,000)
Total tax income (expense)	219,999,281,000	320,180,839,000	53,867,507,000	11,869,619,000

77 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

[800500] Notes - List of notes

Disclosure of notes and other explanatory information [text block]

NOTE 1. STRUCTURE AND BUSINESS OPERATIONS OF PETRÓLEOS MEXICANOS, SUBSIDIARY ENTITIES AND SUBSIDIARY COMPANIES

Petróleos Mexicanos was created by a decree issued by the Mexican Congress on June 7, 1938. The decree was published in the Diario Oficial de la Federación ("Official Gazette of the Federation") on July 20, 1938 and came into effect on that date. On December 20, 2013, the *Decreto por el que se reforman y adicionan diversas disposiciones de la Constitución Política de los Estados Unidos Mexicanos, en Materia de Energía* (Decree that amends and supplements various provisions of the Mexican Constitution relating to energy matters), was published in the Official Gazette of the Federation. This Decree came into effect on December 21, 2013 and includes transitional articles setting forth the general framework and timeline for implementing legislation relating to the energy sector.

On August 11, 2014, the *Ley de Petróleos Mexicanos* (the "Petróleos Mexicanos Law") was published in the Official Gazette of the Federation. The Petróleos Mexicanos Law became effective on October 7, 2014, except for certain provisions. On December 2, 2014, the *Secretaría de Energía* ("Ministry of Energy") published in the Official Gazette of the Federation the declaration pursuant to which the special regime governing Petróleos Mexicanos' activities relating to productive state-owned subsidiaries, affiliates, compensation, assets, administrative liabilities, state dividend, budget and debt came into effect. On June 10, 2015, the *Disposiciones Generales de Contratación para Petróleos Mexicanos y sus Empresas Productivas Subsidiarias* (General Contracting Provisions for Petróleos Mexicanos and its productive state-owned subsidiaries) was published in the Official Gazette of the Federation and the following day the special regime for acquisitions, leases, services and public works matters came into effect.

Once the Petróleos Mexicanos Law came into effect, Petróleos Mexicanos was transformed from a decentralized public entity to a productive state-owned company. Petróleos Mexicanos is a legal entity empowered to own property and carry on business in its own name with the purpose of carrying out exploration and extraction of crude oil and other hydrocarbons in the United Mexican States ("Mexico"), as well as refining, processing, storing, transporting, selling and trading in these products.

The Subsidiary Entities, *Pemex Exploración y Producción* ("Pemex Exploration and Production"), *Pemex Transformación Industrial* ("Pemex Industrial Transformation") and *Pemex Logística* ("Pemex Logistics") are productive state-owned subsidiaries empowered to own property and carry on business in their own name, subject to the direction and coordination of Petróleos Mexicanos (the "Subsidiary Entities").

The Subsidiary Entities and their primary purposes, are as follows:

- Pemex Exploration and Production: This entity is in charge of the exploration and extraction of crude oil and solid, liquid or gaseous hydrocarbons in Mexico, in the exclusive economic zone of Mexico and abroad, as well as drilling services and repair and services of wells;

- Pemex Industrial Transformation: This entity performs activities related to refining, transformation, processing, importing, exporting, trading and the sale of hydrocarbons, petroleum products, natural gas and petrochemicals, as well as commercializes, distributes and trades methane, ethane and propylene, directly or through others; and

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

- Pemex Logistics: This entity provides transportation, storage and related services for crude oil, petroleum products and petrochemicals to PEMEX (as defined below) and other companies, through pipelines and maritime and terrestrial means, and provides guard and management services.

The principal distinction between the Subsidiary Entities and the Subsidiary Companies (as defined below) is that the Subsidiary Entities are productive state-owned entities, whereas the Subsidiary Companies are affiliate companies that were formed in accordance with the applicable laws of each of the respective jurisdictions in which they were incorporated.

The "Subsidiary Companies" are defined as those companies which are controlled, directly or indirectly, by Petróleos Mexicanos.

"Associates," as used herein, means those companies in which Petróleos Mexicanos has significant influence but not control or joint control over its financial and operating policies. Petróleos Mexicanos, the Subsidiary Entities and the Subsidiary Companies are referred to collectively herein as "PEMEX".

PEMEX's address and its principal place of business is: Av. Marina Nacional No. 329, Col. Verónica Anzures, Alcaldía Miguel Hidalgo, 11300, Ciudad de México, México.

NOTE 30. SUPPLEMENTARY INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (UNAUDITED)

Under the Mexican Constitution, all crude oil and other hydrocarbon reserves located in the subsoil of Mexico are owned by the Mexican nation and not by PEMEX. In August 2014, through the Round Zero process, the Mexican Government granted PEMEX the right to extract, but not own, certain petroleum and other hydrocarbon reserves in Mexico through assignment deeds.

This note provides supplementary information on the oil and gas exploration, development and production activities of Pemex Exploration and Production in compliance with the U.S. Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 932 10-5 "Extractive Activities—Oil and Gas" ("ASC Topic 932") and Accounting Standards Update 2010-03 (see Note 3-G).

As of the date of these consolidated financial statements, all exploration and production activities of Pemex Exploration and Production are conducted in Mexico. The supplemental data presented herein reflect information for all of Pemex Exploration and Production's oil and gas producing activities.

A. *Capitalized costs for oil and gas producing activities (unaudited):*

	2023	2022	2021
Proved Properties	Ps. 2,992,418,072	2,866,888,317	2,755,452,487
Construction in progress	87,417,444	78,758,180	65,874,785
Accumulated depreciation and amortization	(2,246,990,816)	(2,150,051,501)	(1,970,206,627)
Net capitalized costs	Ps. 832,844,700	795,594,996	851,120,645

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

B. *Costs incurred for oil and gas property exploration and development activities (unaudited):*

		2023	2022
Exploration	Ps.	67,956,743	52,128,899
Development		171,348,160	134,415,959
Total costs incurred	**Ps.**	**239,304,903**	**186,544,858**

PEMEX does not have property acquisition costs because the oil reserves it exploits are owned by the Mexican nation.

Exploration costs include costs of geological and geophysical studies of fields in the amount of Ps. 16,589,953 and Ps. 12,169,758, for 2023 and 2022, respectively. These costs are accounted for as geological and geophysical exploration expenses, in accordance with the successful efforts method of accounting.

Development costs include those costs incurred in obtaining access to proved reserves and providing facilities for extracting, treating, gathering and storing oil and gas.

C. *Results of operations for oil and gas producing activities (unaudited):*

		2023	2022	2021
Revenues from sale of oil and gas	Ps.	931,509,764	1,347,063,715	944,008,383
Hydrocarbon duties		338,881,974	404,918,526	306,827,282
Production costs (excluding taxes)		347,603,900	421,514,923	310,389,017
Other costs and expenses		56,536,914	94,115,614	35,671,317
Exploration expenses		16,589,853	38,752,353	37,006,392
Depreciation, depletion, amortization and accretion		116,710,477	173,178,527	62,569,917
		876,323,118	1,132,479,943	752,463,925
Results of operations for oil and gas producing activities	**Ps.**	**55,186,646**	**214,583,772**	**191,544,458**

D. Sales prices (unaudited)

The following table summarizes average sales prices in U.S. dollars for each of the years ended December 31 (excluding production taxes):

Description	2023	2022	2021
	U.S.$	U.S.$	U.S.$
Weighted average sales price per barrel of oil equivalent (boe) [1]	54.76	69.31	52.22
Crude oil, per barrel	65.89	89.84	66.06
Natural gas, per thousand cubic feet	3.87	7.17	5.16

[1] To convert dry gas to barrels of oil equivalent, a factor of 5.201 thousand cubic feet of dry gas per barrel of oil equivalent is used.

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 81 of 248 E. Crude oil and natural gas reserves (unaudited) Under the Mexican Constitution, all oil and other hydrocarbon reserves located in the subsoil of Mexico are owned by the Mexican nation and not by PEMEX. Under the Petróleos Mexicanos Law, Pemex Exploration and Production has the right to extract, but not own, these reserves, and to sell the resulting production. The exploration and development activities of Petróleos Mexicanos and the Subsidiary Entities are limited to reserves located in Mexico. Proved oil and natural gas reserves are those estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be economically producible from a given date forward, from known reservoirs and under existing economic conditions, operating methods and government regulations. Proved reserves estimates as of December 31, 2023 were prepared by the Exploration and Production segment and were reviewed by the Independent Engineering Firms (as defined below), which audit its estimates of hydrocarbon reserves. According to the Lineamientos que Regulan los Procedimientos de Cuantificación y Certificación de Reservas de la Nación (Guidelines for Regulating the Nation’s Reserves Quantification and Certification Procedures), CNH should review and approve of Hydrocarbons Reserves reports of Mexico’s operators in the month of April. As of the date of these consolidated financial statements, the proved reserves estimates as of December 31, 2023 have not been approved by the CNH. Pemex Exploration and Production estimates proved reserves based on generally accepted petroleum engineering and evaluation methods and procedures, which are based primarily on applicable SEC regulations and, as necessary, the SPE’s publication entitled Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information, dated June 25, 2019 and other SPE publications, including the SPE’s publication entitled Petroleum Resources Management System, as well as other technical sources, including Estimation and Classification of Reserves of Crude Oil, Natural Gas, and Condensate, by Chapman Cronquist, and Determination of Oil and Gas Reserves, Petroleum Society Monograph Number 1, published by the Canadian Institute of Mining and Metallurgy & Petroleum. The choice of method or combination of methods employed in the analysis of each reservoir is determined by: • Experience in the area • Stage of development • Quality and completeness of basic data • Production and pressure histories Reserves data set forth herein represents only estimates. Reserves valuation is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserves estimate depends on the quality of available data, engineering and geological interpretation and professional judgment. As a result, estimates of different engineers may vary. In addition, the results of drilling, testing and producing subsequent to the date of an estimate may lead to the revision of an estimate. During 2023, PEMEX did not record any material increase in PEMEX’s hydrocarbons reserves as a result of the use of new technologies. In order to ensure the reliability of PEMEX’s reserves estimation efforts, it has undertaken the internal certification of its estimates of reserves since 1996. PEMEX has established certain internal controls in connection with the preparation of its proved reserves estimates. Initially, teams of geoscientists from Pemex Exploration and Production’s exploration and exploitation business units (with each of these units covering several projects) prepare the reserves estimates, using different estimation processes for valuations relating to new discoveries and developed fields, respectively. Subsequently, the regional reserves offices collect these reserves estimates from the units and request that the Gerencia de Certificación de Reservas de Hidrocarburos, (Office of Hydrocarbon Reserves Certification), the central hydrocarbon reserves management body of Pemex Exploration and Production, review and certify such valuations and the recording of the related reserves. This internal certification process is undertaken in accordance with internal guidelines for estimating and classifying hydrocarbon reserves, which are based on the SEC’s rules and definitions. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 82 of 248 The Office of Hydrocarbon Reserves Certification, which additionally oversees and conducts an internal audit of the above process, consists entirely of professionals with geological, geophysical, petrophysical and reservoir engineering backgrounds. The engineers who participate in PEMEX’s reserves estimation process are experienced in the following areas: reservoir numerical simulation; well drilling and completion; pressure, volume and temperature (PVT) analysis; analytical tools used in forecasting the performance of the various elements comprising the production system; and design strategies in petroleum field development. Furthermore, all of PEMEX’s personnel have been certified by the Secretaría de Educación Pública (Ministry of Public Education), most have earned master’s degrees in areas of study such as petroleum engineering, geology and geophysical engineering and they possess an average of over fifteen years of professional experience. In addition to this internal review process, Pemex Exploration and Production’s final reserves estimates are audited by independent engineering firms. Four independent engineering firms audited Pemex Exploration and Production’s estimates of proved reserves as of December 31, 2023 or January 1, 2024: DeGolyer and MacNaughton (“DeGolyer”), Ryder Scott Company L.P (“Ryder Scott”), GLJ LTD. (“GLJ”) and Sproule International Limited and Sproule México, S.A. de C.V. (which we refer to as “Sproule”), together, the “Independent Engineering Firms.” The reserves estimate reviewed by the Independent Engineering Firms totaled 88.9% of PEMEX’s estimated proved reserves. The remaining 11.1% of PEMEX’s estimated proved reserves consisted of reserves located, among others, in some fields related to exploration and production contracts, in which a corresponding third party is responsible for assessing the volume of reserves. DeGolyer audited the reserves in the Cantarell, Ku Maloob Zaap, Bellota Jujo and Samaria Luna business units, GLJ audited the reserves in the Poza Rica Altamira, Abkatún Pol Chuc and Litoral de Tabasco business units, Sproule audited the reserves in the Cinco Presidentes and Macuspana Muspac business units and Ryder Scott audited the reserves in the Reynosa, Veracruz business units and the reserves of fields recently added to PEMEX’s inventory reserves. The audits conducted by the Independent Engineering Firms consisted primarily of: (1) analysis of historical static and dynamic reservoir data provided by Pemex Exploration and Production; (2) construction or updating of the Independent Engineering Firms’ own static and dynamic reservoir characterization models of some of the fields; (3) economic analysis of the fields; and (4) review of Pemex Exploration and Production’s production forecasts and reserves estimates. Since reserves estimates are, by definition, only estimates, they cannot be reviewed for the purpose of verifying exactness. Instead, the Independent Engineering Firms conducted a detailed review of Pemex Exploration and Production’s reserves estimates so that they could express an opinion as to whether, in the aggregate, the reserves estimates that Pemex Exploration and Production furnished were reasonable and had been estimated and presented in conformity with generally accepted petroleum engineering and evaluation methods and procedures. All questions, including any suggested modifications to proved reserves estimates, that arose during the Independent Engineering Firms’ review process were resolved by Pemex Exploration and Production to the satisfaction of the Independent Engineering Firms. The Independent Engineering Firms have concluded that PEMEX’s estimated total proved oil and natural gas reserve volumes set forth in this report are, in the aggregate, reasonable and have been prepared in accordance with Rule 4-10(a) are consistent with international reserves reporting practice and are in accordance with the revised oil and gas reserves disclosure provisions of ASC Topic 932. PEMEX´s total proved developed and undeveloped reserves of crude oil, condensates and liquefiable hydrocarbons recoverable from field processing plants decreased by 3.2% in 2023, from 6,089.6 million barrels on December 31, 2022 to 5,894.0 million barrels at December 31, 2023. PEMEX’s proved developed reserves of crude oil, condensates and liquefiable hydrocarbons recoverable from processing plants decreased by 5.4% in 2023, from 3,698.3 million barrels on December 31, 2022 to 3,500.3 million barrels at December 31, 2023. The amount of PEMEX’s proved reserves of crude oil, condensate and liquefiable hydrocarbon reserves added in 2023 was slightly lower to reach the level of production in 2023, which amounted to 744.2 million barrels of crude oil, condensates and liquefiable hydrocarbons. PEMEX’s total proved developed and undeveloped dry gas reserves increased by 16.5% in 2023, from 7,079.6 billion cubic feet as of December 31, 2022 to 8,250.3 billion cubic feet as of December 31, 2023. PEMEX’s proved developed dry gas reserves decreased by 1.2% in 2023, from 4,368.5 billion cubic feet as of December 31, 2022 to 4,314.0 billion cubic feet as of PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 83 of 248 December 31, 2023. These decreases were principally due to a diminution in proved developed dry gas reserves of the Ku and Teca fields. The amount of proved developed and undeveloped dry gas reserves added in 2023 was not enough to offset the level of production in 2023, which amounted to 917.2 billion cubic feet of dry gas. PEMEX’s proved undeveloped dry gas reserves increased by 45.2% in 2023, from 2,711.1 billion cubic feet as of December 31, 2022 to 3,936.3 billion cubic feet as of December 31, 2023. This increase was principally due to a rise in proved undeveloped dry gas reserves of the Ixachi and Akal fields. During 2023, PEMEX’s exploratory activity in the shallow waters of the Gulf of Mexico and onshore regions resulted in the discovery of five new crude oil fields (Etkal-NE, Platao, Macuil-SE, Obba and Yawa) . Together, these extensions and discoveries led to the incorporation of 18.3 million barrels of oil equivalent of proved reserves. The following three tables of crude oil and dry gas reserves set forth PEMEX’s estimates of its proved reserves determined in accordance with Rule 4-10(a). Summary of oil and gas (1) proved reserves as of December 31, 2023 based on average fiscal year prices Crude oil and Condensates (2) Dry Gas (3) (in millions of barrels) (in billions of cubic feet) Proved developed and undeveloped reserves: Proved developed reserves 3,500.3 4,314.0 Proved undeveloped reserves 2,393.7 3,936.3 Total proved reserves 5,894.0 8,250.3 Note: Numbers may not total due to rounding. (1). PEMEX does not currently produce synthetic oil or synthetic gas, or other natural resources from which synthetic oil or synthetic gas can be produced. (2) Crude oil and condensate reserves include the fraction of liquefiable hydrocarbons recoverable in natural gas processing plants located at fields. (3) Reserve volumes reported in this table are volumes of dry gas, although natural gas production reported in other tables refers to sour wet gas. There is a shrinkage in volume when natural gas liquids and impurities are extracted to obtain dry gas. Therefore, reported natural gas volumes are greater than dry gas volumes. Source: Pemex Exploration and Production. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 84 of 248 Crude oil and condensate reserves (including natural gas liquids) (1) 2023 2022 2021 Proved developed and undeveloped reserves: At December 31 6,089 6,073 6,041 Revisions (2) 529 647 565 Extensions and discoveries 16 78 115 Production (744) (710) (697) Farm outs & transfer to exploration and production contracts (CEE) & transfer of fields due to NHC bidding process 4 1 49 At December 31 5,894 6,089 6,073 Proved developed reserves at December 31 3,500 3,698 3,649 Proved undeveloped reserves at December 31 2,394 2,391 2,424 Note: Numbers may not total due to rounding. (1) Crude oil and condensate reserves include the fraction of liquefiable hydrocarbons recoverable in natural gas processing plants located at fields. (2) Revisions include positive and negative changes due to new data from well drilling, revisions made when actual reservoir performance differs from expected performance and changes in hydrocarbon prices. Source: Pemex Exploration and Production. Dry Gas Reserves 2023 2022 2021 (in billions of cubic feet) Proved developed and undeveloped reserves: At December 31 7,080 7,040 6,984 Revisions (1) 2,069 847 195 Extensions and discoveries 12 43 590 Production (2) (917) (854) (751) Farm outs & transfer to exploration and production contracts (CEE) & transfer of fields due to NHC bidding process 7 4 21 At December 31 8,251 7,080 7,040 Proved developed reserves at December 31 4,314 4,368 3,934 Proved undeveloped reserves at December 31 3,936 2,711 3,106 Note: Numbers may not total due to rounding. (1) Revisions include positive and negative changes due to new data from well drilling, revisions made when actual reservoir performance differs from expected performance and changes in hydrocarbon prices.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

(2) Production refers here to dry gas, although natural gas production reported in other tables refers to sour wet gas. There is a shrinkage in volume when natural gas liquids and impurities are extracted to obtain dry gas. Therefore, reported natural gas volumes are greater than dry gas volumes.

Source: Pemex Exploration and Production.

Pemex Exploration and Production's reserve-replacement ratio, or RRR, for a given period is calculated by dividing the sum of proved reserves additions due to discoveries, developments, delineations and revisions by that period's total production. During 2023, PEMEX obtained an increase of 950.1 million barrels of oil equivalent of proved reserves as aggregated from discoveries, revisions, delimitations and development and production, which represents a RRR of 103.2%. PEMEX's 2023 RRR improved similarly to that of 2022, when the RRR was 102.8%. PEMEX expect to continue obtaining values of this index of about 100 percent, as in the recent years.

PEMEX's reserves production ratio, which is presented in terms of years, is calculated by dividing the estimated remaining reserves at the end of the relevant year by the total production of hydrocarbons for that year. As of December 31, 2023, this ratio is eight years, one month for proved reserves.

F. Standardized measure of discounted future net cash flows related to proved oil and gas reserves (unaudited)

The standardized measure tables presented below relate to proved oil and gas reserves excluding proved reserves scheduled to be produced after the year 2049. This measure is presented in accordance with ASC Topic 932.

Estimated future cash inflows from production are computed by applying average prices of oil and gas on the first day of each month of 2023. Future development and production costs are those estimated future expenditures needed to develop and produce the year-end estimated proved reserves after a net cash flows discount factor of 10%, assuming constant year-end economic conditions.

Future tax expenses are computed by applying the appropriate year-end statutory tax rates with consideration of the tax rates of the new fiscal regime for Pemex Exploration and Production already legislated for 2023 to the future pre-tax net cash flows related to PEMEX's proved oil and gas reserves.

The estimated future payment of taxes was calculated based on the current Hydrocarbons Revenue Law.

The standardized measure provided below represents a comparative benchmark value rather than an estimate of expected future cash flows or fair market value of PEMEX's production rights. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer. Accordingly, reserve estimates may be materially different from the quantities of crude oil and natural gas that are ultimately recovered.

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Ticker: PEMEX Quarter: 4D Year: 2023

Standardized measure of discounted future net cash flows as of December 31

	2023	2022	2021
	(in millions of U.S. dollars)		
Future cash inflows	362,836	512,547	371,331
Future production costs (excluding profit taxes)	(157,758)	(174,115)	(146,062)
Future development costs	(26,082)	(26,013)	(24,184)
Future cash flows before tax	178,996	312,419	201,085
Future production and excess gains taxes	(135,723)	(205,035)	(146,416)
Future net cash flows	43,273	107,384	54,669
Effect of discounting net cash flows by 10%	(15,421)	(44,461)	(18,443)
Standardized measure of discounted future net cash flows	**27,852**	**62,923**	**36,226**

Note: Table amounts may not total due to rounding.

To comply with ASC Topic 932, the following table presents the aggregate standardized measure changes for each of the last three years and significant sources of variance:

Changes in standardized measure of discounted future net cash flows

	2023	2022	2021
	(in millions of U.S. dollars)		
Sales of oil and gas produced, net of production costs	(41,751)	(54,470)	(34,600)
Net changes in prices and production costs	(96,667)	77,278	84,233
Extensions and discoveries	540	3,078	1,583
Development cost incurred during the year	8,657	5,738	4,755
Changes in estimated development costs	(6,012)	(5,523)	(5,675)
Reserves revisions and timing changes	16,737	15,773	26,205
Accretion of discount of pre-tax net cash flows	18,679	9,749	2,220
Net changes in production and excess gains taxes	64,747	(24,927)	(41,814)
Aggregate change in standardized measure of discounted future net cash flows	**(35,070)**	**26,696**	**36,907**
Standardized measure:			
As of January 1	62,922	36,226	(681)
As of December 31	27,852	62,922	36,226
Change	**(35,070)**	**26,696**	**36,907**

Note: Table amounts may not total due to rounding.

In computing the amounts under each factor of change, the effects of variances in prices and costs are computed before the effects of changes in quantities. Consequently, changes in reserves are calculated at December 31 prices and costs.
The change in computed taxes includes taxes effectively incurred during the year and the change in future tax expense.

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Disclosure of associates [text block]

NOTE 12. INVESTMENTS IN JOINT VENTURES AND ASSOCIATES

A. The investments in joint ventures and associates as of December 31, 2023 and 2022 were as follows:

	Percentage of investment	December 31, 2023	December 31, 2022
Sierrita Gas Pipeline LLC	35.00%	Ps. 879,616	Ps. 1,051,626
Frontera Brownsville, LLC.	50.00%	354,691	410,097
Texas Frontera, LLC.	50.00%	178,421	185,967
CH4 Energía, S. A. de C.V.	50.00%	183,648	170,188
Administración del Sistema Portuario Nacional Dos Bocas, S. A. de C.V.	40.00%	74,529	91,537
Other, net	Various	183,898	134,551
Total		**Ps. 1,854,803**	**Ps. 2,043,966**

Profit (loss) sharing in joint ventures and associates:

	December 31, 2023	December 31, 2022	December 31, 2021
Deer Park Refining Limited Partnership [1][2]	Ps. —	Ps. —	Ps. (3,374,314)
Administración del Sistema Portuario Nacional Dos Bocas, S.A. de C.V.	(17,008)	(18,807)	(97,809)
Sierrita Gas Pipeline LLC	185,027	188,329	200,260
Frontera Brownsville, LLC.	3,369	18,632	34,670
CH4 Energía S.A. de C.V.	44,960	39,367	32,983
Texas Frontera, LLC.	32,956	19,321	20,892
Other, net	160,011	102,559	95,211
Profit (loss) sharing in joint ventures and associates, net	**Ps. 409,315**	**Ps. 349,401**	**Ps. (3,088,107)**

[1] As of December 31, 2021, PEMEX recognized an impairment in Deer Park of Ps. (6,703,324) (see Note 12-B).

[2] DPRLP's activity before business combination was recognized as a commission fee between the joint venture parties and now, the core business activity is the sale of refined products to third parties.

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The following tables show condensed financial information of major investments recognized under the equity method as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021:

i. Joint venture

Condensed statements of financial position

Deer Park Refining Limited

	December 31, 2021 [1]
Cash and cash equivalents	Ps. 16,961
Other current assets	2,747,712
Current assets	2,764,673
Non-current assets	43,991,962
Total assets	**46,756,635**
Current financial liabilities	20,056,315
Other current liabilities	1,040,825
Current liabilities	21,097,140
Non-current financial liabilities	11,000,707
Other liabilities	1,250,799
Non-current liabilities	12,251,506
Total liabilities	33,348,646
Total equity	13,407,989
Total liabilities and equity	**Ps. 46,756,635**

[1]. Joint venture until January 2022 (see Note 12-B).

Condensed statements of comprehensive income

Deer Park Refining Limited

	December 31, 2021 [1]
Sales and other income	Ps. 10,706,417
Costs and expenses	12,539,324
Depreciation and amortization	4,223,056
Interest paid	684,673
Income tax	8,660
Net result	**Ps. (6,749,296)**

[1]. The net loss was due unexpected repairs in the main distillation and coking unit of the refinery and heavy snowfalls in the Texas area, which caused a decrease in the processing of crude oil in refined products.

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ii. Associates

Condensed statements of financial position

Sierrita Gas Pipeline, LLC

	December 31,			
		2023		2022
Current assets	Ps.	109,299	Ps.	144,229
Non-current assets		2,465,298		2,992,861
Total assets		**2,574,597**		**3,137,090**
Current liabilities		61,410		132,444
Total liabilities		61,410		132,444
Total equity		2,513,188		3,004,646
Total liabilities and equity	**Ps.**	**2,574,598**	**Ps.**	**3,137,090**

Condensed statements of comprehensive income

Sierrita Gas Pipeline, LLC

	December 31,					
		2023		2022		2021
Income	Ps.	832,108	Ps.	949,075	Ps.	957,549
Costs and expenses		303,460		410,993		385,376
Net result	**Ps.**	**528,648**	**Ps.**	**538,082**	**Ps.**	**572,173**

B. Additional information about the significant investments in joint ventures and associates is presented below:

Joint venture

- *Deer Park*. On March 31, 1993, PMI NASA acquired 49.995% of the Deer Park Refinery. In its capacity as general partner of DPRLP, Shell was responsible for the operation and management of the Deer Park Refinery (installed capacity of approximately 340,000 barrels per day of crude oil).

Management decisions were made jointly with respect to investment in or disposal of assets, distribution of dividends, indebtedness and equity operations. In accordance with the investment contract and the operation of the agreement, the participants had the rights to the net assets in the proportion of their participation. This joint venture was recorded under the equity method.

The investment in Deer Park as of December 31, 2021 was Ps. 6,703,324, which represented PMI NASA's 49.995% interest in Deer Park (see subsection A.).

COVID-19 negatively impacted the energy industry due to mobility restrictions and stoppages in several industries. For the Deer Park Refinery these impacts were observed in the reduction in refining margins due to lower demand in fuels. Therefore, at the beginning of 2021, Deer Park's partners decided to support the refinery financially, given problems with liquidity toward the end of 2020.

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The support from Deer Park's partners allowed us to continue the operation of the refinery. During 2021, there were three material impacts on the results:

a Low refining margins due to lower international demand as a result of the COVID-19 pandemic.

b Winter Storm Suspension. In February 2021, industries within the Texas area were affected by heavy snowfall. For the Deer Park Refinery, this scenario resulted in a total emergency stoppage and the activities resumed by the last week of March 2021. However, repair activities were required and were completed in November 2021.

c As established under the Renewable Fuel Standard Program of the Environmental Protection Agency of the United States of America, we are required to blend renewable products for transportation fuels, which led to an increase in renewable blending cost obligations from a higher price of "*Renewal Identification Numbers*".

Acquisition of the joint venture

See accounting policy in Note 3-A(i) (Business combinations) and (v) (Interests in equity-accounted investees) of PEMEX's annual consolidated financial statements as of and for the year ended December 31, 2022.

As a result of the above mentioned, indications of impairment were identified, and at the end of 2021, impairment tests were carried out on the amount of the investment recognized in Deer Park, and the result was the recognition of a total impairment in the book value of the investment as of December 31, 2021 of Ps. 6,703,324, which is presented as a separate line item in the statement of comprehensive income.

In this observable transaction the value of the debt was agreed up to U.S.$1,192,000 as the fair value of the 100% of the interest in Deer Park, i.e., U.S.$596,000, equivalent to 50.005% of the interest.

On January 20, 2022, PMI SUS acquired the remaining 50.005% of participation and voting interest in Deer Park through a purchase agreement with Shell. Through this operation, PEMEX indirectly acquired control over Deer Park. As a result of the acquisition, this company is now consolidated in PEMEX's financial statements. Beginning January 20, 2022, DPRLP's business model changed from a company that obtained revenues from services for processing crude oil to a company that buys and processes crude oil and sells gasolines and distillates.

Deer Park is a limited partnership under the laws of Delaware, with operations in Deer Park, Texas. The purpose of the acquisition is to strengthen and increase the refining capacity under PEMEX's control. PEMEX has begun shipping products to Mexico from the refinery to strengthen the fuels supply.

Prior to the acquisition, the participation in Deer Park was recognized as a joint venture. As a result, the participation was recognized in PEMEX's consolidated financial statements using the equity method.

On November 3, 2021, the Board of Directors authorized PEMEX's capitalization of HHS and HPE up to the amount received from the *Fondo Nacional de Infraestructura* (National Infrastructure Fund or "FONADIN") as a non-recoverable contribution to enable HHS and HPE, in turn, to capitalize PMI NASA and PMI SUS. These capitalizations were used to meet financial commitments arising out of the acquisition of Shell's interest in Deer Park. During January 2022, the amount received and recorded from the FONADIN totaled Ps. 23,000,000 (U.S.$1,127,285). In addition, PEMEX entered into a borrowing of Ps. 8,974,406 (U.S.$436,000) due in one year.

In recognition of this transaction, PEMEX is applying the purchase method in accordance with International Financial Reporting Standard (IFRS) 3 "Business Combinations", accounting for the transaction as a business combination achieved in stages. The acquiree company included in the identifiable assets at the date of acquisition of DPRLP are inputs (mainly Properties, Plant and

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Equipment and inventories), production processes and workforce. PEMEX has determined that together the acquired inputs and processes significantly contribute to the ability to generate revenue. PEMEX has concluded that the acquired set is a business.

Consideration transferred

PEMEX's purchase of control of Deer Park, through the 50.005% interest owned by Shell, included the following:

Cash paid to Shell	Ps.	8,597,743	U.S.$	421,396
Payment of debt to third parties		18,289,066		896,391
Payment of DPRLP's debt to company partners		3,496,054		171,350
Total consideration paid in cash	Ps.	30,382,863	U.S.$	1,489,137
Settlement of pre-existing relationship		6,663,803		326,609
Total consideration paid in cash and settlement of pre-existing relationship	**Ps.**	**37,046,666**	**U.S.$**	**1,815,746**

The settlement of the pre-existing relationship includes the payment of 100% of PMI NASA's Partners Loan (Ps. 1,227,383 or U.S.$60,157 with cash and Ps. 5,436,420 or U.S.$266,452 with equity) which Deer Park used for operative purposes, and which consisted of a principal of Ps. 6,630,975 (U.S.$325,000) and interest of Ps. 32,828 (U.S.$1,609). With this settlement, the account receivable registered on PMI NASA's books was capitalized. As the book value of this item was equal to its fair value and there were no cancellation clauses, no effects were recognized in the profit or loss of the period.

Acquisition-related costs

Acquisition-related costs for the 50.005% interest in Deer Park totaled Ps. 145,937 (U.S.$7,091) recognized in the administrative expenses line item in the profit or loss for the applicable period.

Identifiable assets acquired and liabilities assumed.

The following table summarizes the fair value of the identifiable assets acquired, including the recognized value of the PEMEX interest prior to the purchase.

Cash and cash equivalents	Ps.	1,597,759	U.S.$	78,310
Inventories		6,918,473		339,091
Other current assets		131,661		6,453
Total current Assets	Ps.	8,647,893	U.S.$	423,854
Property, Plant and Equipment		29,669,961		1,454,196
Total identifiable net assets acquired	**Ps.**	**38,317,854**	**U.S.$**	**1,878,050**

PEMEX carried out the valuation of the fair value of the business acquired under the market approach since it has information on an observable transaction between independent parties, is duly informed and is in a free competition market.

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At the acquisition date, considering the amount of the value of the net assets and the consideration transferred, a gain at a bargain purchase was determined as follows:

Total consideration transferred	Ps.	37,046,666	U.S.$	1,815,746
Fair value of the identifiable net assets acquired		(38,317,854)		(1,878,050)
Gain on bargain purchase	**Ps.**	**(1,271,188)**	**U.S.$**	**(62,304)**

There was not any gain or loss in the previously held interest because the book value and the fair value of these items was zero at the acquisition date. The technique used for the measuring of the fair value of the previous held interest was the adjusted book value method.

The gain on bargain purchase was recognized in other income line item in the profit or loss of the period.

The gain of U.S.$62,304 (Ps. 1,271,188) was due to closing adjustments consisting of Shell's assumption of DPRLP's accrued expenses and taxes and the pro-rated cash.

From the acquisition date to December 31, 2022, DPRLP contributed Ps. 238,940,945 to PEMEX's total revenues and Ps. 20,905,292, to PEMEX's total income for the period.

As of December 31, 2022, PEMEX recognized Ps. (10,383,296) of currency translation effects from the investment in DPRLP into other income, as a result of derecognizing the equity method.

Associates

- *Sierrita Gas Pipeline LLC.* This company was created on June 24, 2013. Its main activity is the developing of projects related to the transportation infrastructure of gas in the United States. This investment is recorded under the equity method.
- *Frontera Brownsville, LLC.* Effective April 1, 2011, PMI SUS entered into a joint venture with TransMontaigne Operating Company L.P (TransMontaigne) to create Frontera Brownsville, LLC. Frontera Brownsville, LLC was incorporated in Delaware, United States, and has the corporate power to own and operate certain facilities for the storage and treatment of clean petroleum products. This investment is recorded under the equity method.
- *Texas Frontera, LLC.* This company was constituted on July 27, 2010, and its principal activity is the lease of tanks for the storage of refined product. PMI SUS, which owns 50% interest in Texas Frontera, entered into a joint venture with Magellan OLP, L.P. (Magellan), and together they are entitled to the results in proportion of their respective investment. The company has seven tanks with a capacity of 120,000 barrels per tank. This joint venture is recorded under the equity method.

- *CH4 Energía, S.A. de C.V.* This company was constituted on December 21, 2000. CH4 Energía engages in the purchase and sale of natural gas and in activities related to the trading of natural gas, such as transport and distribution in Valle de Toluca, México. This joint venture is recorded under the equity method.
- *Administración del Sistema Portuario Nacional Dos Bocas S.A. de C.V (previously Administración Portuaria Integral de Dos Bocas, S.A. de C.V.).* This company was constituted on August 12, 1999. Its primary activity is administrating the Dos Bocas port, which is in Mexico's public domain, promoting the port's infrastructure and providing related port services. This investment is recorded under the equity method.

Disclosure of authorisation of financial statements [text block]

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 93 of 248 NOTE 2. AUTHORIZATION AND BASIS OF PREPARATION Authorization On April 29, 2024, these consolidated financial statements and the notes hereto were authorized for issuance by the following officers: Mr. Octavio Romero Oropeza, Chief Executive Officer, Lic. Carlos Fernando Cortez González, Acting Chief Financial Officer, Mr. José María del Olmo Blanco, Deputy Director of Budgeting and Accounting, and Mr. Oscar René Orozco Piliado, Associate Managing Director of Accounting. These consolidated financial statements and the notes hereto are issued pursuant to the terms of Article 13 Fraction VI of the Petróleos Mexicanos Law, Article 104 Fraction III, paragraph a, of the Ley del Mercado de Valores (“Securities Market Law”), and of Article 33 Fraction I, paragraph a, section 3 and Article 78 of the Disposiciones de carácter general aplicables a las emisoras de valores y a otros participantes del mercado de valores (“General provisions applicable to securities’ issuers and other participants of the securities market”). Basis of preparation A. Statement of compliance PEMEX prepared its consolidated financial statements as of December 31, 2023 and 2022, and for the years ended December 31, 2023, 2022 and 2021, in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). B. Basis of accounting These consolidated financial statements have been prepared using the historical cost basis method, with the exception of the following items, which have been measured using an alternative basis. ITEM BASIS OF MEASUREMENT Derivative Financial Instruments (“DFIs”) Fair Value Employee Benefits Fair Value of plan assets less present value of the obligation (defined benefit plan) C. Going concern The consolidated financial statements have been prepared on a going concern basis, which assumes that PEMEX will be able to continue its operations and can meet its payment obligations for a reasonable period (See Note 22-F). D. Functional and reporting currency These consolidated financial statements are presented in Mexican pesos, which is both PEMEX’s functional currency and reporting currency, due to the following: i. The economic environment in which PEMEX operates is Mexico, where the legal currency is the Mexican peso; ii. The budget through which Petróleos Mexicanos and its Subsidiary Entities operate as entities of the Mexican Government, including the ceiling for personnel services, is elaborated, approved and exercised in Mexican pesos; iii. Employee benefits provision was 35% and 33% of PEMEX’s total liabilities as of December 31, 2023 and 2022, respectively. This provision is computed, denominated and payable in Mexican pesos; and PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 94 of 248 iv. Cash flows for payment of general expenses, taxes and duties are realized in Mexican pesos. Although the sales prices of certain products are based on international U.S. dollar-indices, final domestic selling prices are governed by the economic and financial policies established by the Mexican Government. Accordingly, cash flows from domestic sales are generated and received in Mexican pesos. With regards to PEMEX’s foreign currency (export sales, borrowings, etc.), Mexico’s monetary policy regulator, the Banco de México (“Mexican Central Bank”), requires that Mexican Government entities other than financial entities sell their foreign currency to the Mexican Central Bank in accordance with its terms, receiving Mexican pesos in exchange, which is the currency of legal tender in Mexico. Terms definition References in these consolidated financial statements and the related notes to “pesos” or “Ps.” refers to Mexican pesos, “U.S. dollars” or “U.S.$” refers to dollars of the United States of America, “yen” or “¥” refers to Japanese yen, “euro” or “€” refers to the legal currency of the European Economic and Monetary Union, “pounds sterling” or “£” refers to the legal currency of the United Kingdom and “Swiss francs” or “CHF” refers to the legal currency of the Swiss Confederation. Figures in all currencies are presented in thousands of the relevant currency unit, except exchange rates and product and share prices. E. Use of judgments and estimates The preparation of the consolidated financial statements in accordance with IFRS requires the use of estimates and assumptions made by PEMEX’s management that affect the recorded amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of these consolidated financial statements, as well as the recorded amounts of income, costs and expenses during the year. Actual results may differ from these estimates. Significant estimates and underlying assumptions are reviewed, and the effects of such revisions are recognized in the years in which any estimates are revised and in any future periods affected by such revision. Information about estimates, assumptions and accounting policies that have the most significant effects on the amounts recognized in the consolidated financial statements are described in the following notes: i. Judgments, assumptions and estimation uncertainties • Note 3-A-i Basis of consolidation – Business combination • Note 3-C Financial instruments – Fair Value and expected credit losses. • Note 3-E Wells, pipelines, properties, plant and equipment – Useful lives. • Note 3-F Intangible assets, wells not assigned to a reserve and oil and natural gas exploration and license, appraisal and development expenditure – successful efforts method. • Note 3-H Impairment of non-financial assets – fair values, cash flow estimates and discount rates determination. • Note 3-I Leases – Early cancellation or renewal options. • Note 3-J Provisions – Environmental liabilities and retirement of assets. • Note 3-K Employee benefits – Actuarial assumptions. • Note 3-L Income taxes, duties and royalties – Recoverability assessment of deferred tax assets. • Note 3-M Contingencies – Probability assessment. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 95 of 248 • Note 3-P – Revenue from contracts with customers ii. Measurement of fair values Some of PEMEX’s accounting policies and disclosures require the measurement of the fair values of financial assets and liabilities, as well as non-financial assets and liabilities. PEMEX has an established control framework with respect to the measurement of fair values. This includes a valuation team that has overall responsibility for overseeing all significant fair value measurements, including Level 3 fair values. The valuation team regularly reviews significant unobservable inputs and valuation adjustments. If third party information, such as broker quotes or pricing services, is used to measure fair values, then the valuation team assesses the evidence obtained from the third parties to support the conclusion that these valuations meet the requirements of IFRS, including the level in the fair value hierarchy in which the valuations should be classified. When measuring the fair value of an asset or a liability, PEMEX uses market observable data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows. • Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities. • Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices). • Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs). If the inputs used to measure the fair value of an asset or a liability might be categorized in different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement. PEMEX recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred. F. Convenience translations These consolidated financial statements are presented in Mexican pesos (reporting currency), which is the same as the recording currency and the functional currency of PEMEX. The U.S. dollar amounts shown in the consolidated statements of financial position, the consolidated statements of comprehensive income, the consolidated statements of changes in equity (deficit) and the consolidated statements of cash flows have been included solely for the convenience of the reader and are unaudited. Such amounts have been translated from amounts in pesos, as a matter of arithmetic computation only, at the exchange rate for the settlement of obligations in foreign currencies provided by the Mexican Central Bank and the Secretaría de Hacienda y Crédito Público (“Ministry of Finance and Public Credit” or “SHCP”) at December 31, 2023 of Ps.16.9220 per U.S. dollar. Translations herein should not be construed as a representation that the peso amounts have been or could be converted into U.S. dollars at the foregoing or any other rate. Disclosure of borrowings [text block] PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 96 of 248 NOTE 16. DEBT The Federal Revenue Law applicable to PEMEX as of January 1, 2023 published in the Official Gazette of the Federation on November 14, 2022, authorized Petróleos Mexicanos and its Subsidiary Entities to incur an internal net debt up to Ps. 27,068,400 and an external net debt up to U.S.$142,200. PEMEX can incur additional internal or external debt, as long as the total amount of net debt does not exceed the ceiling established by the Federal Revenue Law. The Board of Directors approves the terms and conditions for the incurrence of obligations that constitute public debt of Petróleos Mexicanos for each fiscal year, in accordance with the Petróleos Mexicanos Law and the Reglamento de la Ley de Petróleos Mexicanos (Regulations to the Petróleos Mexicanos Law). The terms and conditions are promulgated in accordance with the guidelines approved by the SHCP for Petróleos Mexicanos for the respective fiscal year. During the period from January 1 to December 31, 2023, PEMEX participated in the following financing activities: • On January 13, 2023, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 4,000,000 bearing interest at a floating rate linked to 28-day TIIE plus 365 basis points, maturing in January 2024. • On January 23, 2023, Petróleos Mexicanos amended the maturity and interest rate of a credit contract of U.S.$750,000, to an interest floating rate linked to 90-day SOFR plus 350 basis points plus and adjustment for the change in the reference to 26 basis points, maturing in July 2024. • On January 31, 2023, Petróleos Mexicanos issued U.S.$2,000,000 of its 10.00% Notes due 2033 under its U.S.$125,000,000 Medium-Term Notes Program, Series C. All debt securities under this program are guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics. • On February 17, 2023, Petróleos Mexicanos issued a promissory note for the principal amount of U.S.$11,362 bearing interest at a floating rate linked to 30-day SOFR plus 175 basis points, maturing in February 2024. • On February 24, 2023, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.250,000 bearing interest at a floating rate linked to 28-day TIIE plus 235 basis points, maturing in February 2024. • On February 24, 2023, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.3,000,000 bearing interest at a floating rate linked to 28-day TIIE plus 360 basis points, maturing in February 2024. • On February 28, 2023, Petróleos Mexicanos entered into a new term loan credit facility for U.S.$150,000, bearing interest at a floating rate linked to 90-day SOFR plus 450 basis points, maturing in February 2025. • On March 13, 2023, Petróleos Mexicanos issued a promissory note for the principal amount of U.S.$200,000 bearing interest at a fixed rate of 10.375%, maturing in March 2033. • On March 16, 2023, Petróleos Mexicanos issued a promissory note for the principal amount of U.S.$537,500 bearing interest at a fixed rate of 10.375%, maturing in March 2033. • On March 28, 2023, Petróleos Mexicanos obtained Ps.9,225,000 related to the monetization of Government Bonds, maturing in February 2024. • On May 24, 2023, Petróleos Mexicanos entered into a credit line of Ps. 19,000,000, bearing interest at a floating rate linked to 28-day TIIE plus 200 basis points, maturing in May 2024. • On August 18, 2023, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 5,000,000 bearing interest at a floating rate linked to 28-day TIIE plus 365 basis points, maturing in August 2024. • On August 28, 2023, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 2,000,000 bearing interest rate linked to 28-day TIIE plus 230 basis points, maturing in February 2024.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 97 of 248 • On September 13, 2023, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 4,000,000 bearing interest at a floating rate linked to 28-day TIIE plus 365 basis points, maturing in September 2024. • On October 23, 2023, Petróleos Mexicanos entered into a new term loan credit facility of U.S.$158,000, bearing interest at a floating rate linked to 90-day SOFR plus a variable margin between 375 and 575 basis points determined by Petróleos Mexicanos’ long-term currency denominated debt ratings, maturing in April 2025. • On October 25, 2023, Petróleos Mexicanos entered into a new term loan credit facility of Ps.3,000,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin of 230 basis points, maturing in April 2024. • On October 30, 2023, Petróleos Mexicanos completed the exchange of notes previously issued under Rule 144A and under Regulation S for SEC-registered notes. The following table sets forth, the principal amount of the registered debt securities issued by Petróleos Mexicanos pursuant to such exchange of notes: Security Issuer Guarantors Principal amount outstanding U.S.$ 10.000% Notes due 2033 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 1,972,663 • On November 29, 2023, Petróleos Mexicanos entered into a new term loan credit facility of U.S.$500,000, bearing interest at a floating rate linked to 90-day SOFR plus 300 basis points, maturing in March 2024. • On November 30, 2023, Petróleos Mexicanos, entered into a new revolving credit facility of Ps.2,256,000 bearing interest at a floating rate linked to TIIE-28 plus a variable margin of 310 basis points, maturing in November 2024. • On November 30, 2023, PMI Trading as borrower and Petróleos Mexicanos, as guarantor, entered into a new revolving credit line of U.S.$500,000, bearing interest at a floating rate linked to 90-day SOFR plus 300 basis points, maturing in March 2024. • On November 30, 2023, Petróleos Mexicanos, entered into an amended and restated dual tranche term loan credit facility of U.S.$2,218,750, bearing interest at a floating rate linked to 30-day SOFR plus a variable margin between 235 and 300 basis points for Tranche A and between 375 and 575 basis points for Tranche B, respectively, in each case determined by Petróleos Mexicanos’ long-term currency denominated debt ratings, with Tranche A maturing in June 2024 and Tranche B maturing in November 2026. • On November 30, 2023, Petróleos Mexicanos entered into an amended and restated dual tranche revolving credit facility of U.S.$4,572,416, bearing interest at a floating rate linked to 30-day SOFR plus a variable margin between 235 and 300 basis points for Tranche A and between 375 and 575 basis points for Tranche B, respectively, in each case determined by Petróleos Mexicanos’ long-term currency denominated debt ratings, with Tranche A maturing in June 2024 and Tranche B maturing in November 2026. • On November 30, 2023, PMI Trading, as borrower and Petróleos Mexicanos, as guarantor, entered into a new revolving credit line of U.S.$1,500,000, bearing interest at a floating rate linked to 30-day SOFR plus a variable margin between 375 and 575 basis points determined by Petróleos Mexicanos’ long-term currency denominated debt ratings, maturing in November 2026. • On December 21, 2023, Petróleos Mexicanos entered into a new revolving credit facility of Ps. 1,700,000, bearing interest at a floating rate linked to 28-day TIIE-plus a variable margin of 230 basis points, maturing in June 2024. • On December 26, 2023, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.3,000,000 bearing interest at a floating rate linked to 28-day TIIE plus 255 basis points, maturing in March 2024. • On December 28, 2023, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 1,500,000 bearing interest at a floating rate linked to 28-day TIIE plus 255 basis points, maturing in March 2024. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 98 of 248 All the financing activities mentioned above were guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics and their respective successors and assignees. As of December 31, 2023, PEMEX had U.S.$6,966,000 and Ps. 20,500,000 in credit lines in order to provide liquidity. As of December 31, 2023, U.S.$230,000 are available and the credit lines in pesos are fully drawn. As of December 31, 2022, the outstanding amount under PMI Trading's revolving credit line was U.S.$162,866. From January 1 to December 31, 2023, PMI Trading obtained U.S.$1,411,629 from its revolving credit line and repaid U.S.$913,282. As of December 31, 2023, the outstanding amount under this revolving credit line was U.S.$661,213 and the available amount was U.S.$63,787. The Federal Revenue Law applicable to PEMEX as of January 1, 2022 published in the Official Gazette of the Federation on November 12, 2021, authorized Petróleos Mexicanos and its Subsidiary Entities to incur an internal net debt up to Ps. 27,242,000 and an external net debt up to U.S.$1,860,000. PEMEX can incur additional internal or external debt, as long as the total amount of net debt does not exceed the ceiling established by the Federal Revenue Law. The Board of Directors approves the terms and conditions for the incurrence of obligations that constitute public debt of Petróleos Mexicanos for each fiscal year, in accordance with the Petróleos Mexicanos Law and the Reglamento de la Ley de Petróleos Mexicanos (Regulations to the Petróleos Mexicanos Law). The terms and conditions are promulgated in accordance with the guidelines approved by the SHCP for Petróleos Mexicanos for the respective fiscal year. During the period from January 1 to December 31, 2022, PEMEX participated in the following financing activities: • On February 25, 2022, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 250,000, bearing an interest rate linked to 28-day Interbank Equilibrium Interest Rate ("TIIE") plus 235 basis points, maturing in February 2023. • On March 28, 2022, Petróleos Mexicanos entered into a term loan credit facility in the amount of U.S.$ 75,000 due January 2023, at a floating rate linked to SOFR plus 245 basis points. • On March 30, 2022, Petróleos Mexicanos completed the exchange of notes previously issued under Rule 144A and under Regulation S for SEC-registered notes. The following table sets forth the principal amount of the registered debt securities issued by Petróleos Mexicanos pursuant to such exchange of notes. Security Issuer Guarantors Principal amount outstanding U.S.$ 6.875% Notes due 2025 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 901,836 6.700% Notes due 2032 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 6,779,842 • On April 18, 2022, Petróleos Mexicanos renewed a promissory note for Ps. 4,000,000, originally issued in October 2021, bearing interest at a floating rate linked to the 28-day TIIE plus 315 basis points, maturing in January 2023. • On April 26, 2022, Petróleos Mexicanos obtained Ps. 10,000,000 related to the Government Bonds monetization due February 2024. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 99 of 248 • On April 29, 2022, Petróleos Mexicanos increased a credit line to U.S.$450,000, bearing interest at a floating rate linked to 90-day SOFR plus 345 basis points due October 2023. • On May 18, 2022, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 500,000 bearing interest at a floating rate linked to 28-day TIIE plus 250 basis points, maturing in May 2023. • On May 31, 2022, Petróleos Mexicanos renewed a promissory note, originally issued in December 2021, for Ps. 3,000,000, bearing interest at a floating rate linked to 28-day TIIE plus 330 basis points, maturing in February 2023. • On May 31, 2022, Petróleos Mexicanos launched a U.S.$1,984,689 invoice refinancing liability management transaction under which certain suppliers and contractors were given the opportunity to exchange outstanding invoices due from PEMEX and its productive subsidiaries for global 8.750% notes due June 2029. • On June 15, 2022, Petróleos Mexicanos renewed two promissory notes, originally issued in December 2021 and January 2022, respectively, for Ps. 2,000,000, each one, bearing interest at a floating rate linked to 28-day TIIE plus 330 basis points, maturing in March 2023. • On June 17, 2022, Petróleos Mexicanos renewed a short-term credit, originally issued in September 2021, for U.S.$500,000 bearing interest at a floating rate linked to 217-day SOFR plus 200 basis points, maturing in January 2023. • On August 19, 2022, Petróleos Mexicanos renewed a promissory note, originally issued in February 2022 for the principal amount of Ps. 5,000,000, bearing interest at a floating rate linked to 28-day TIIE plus 365 basis points, maturing in August 2023. • On August 23, 2022, Petróleos Mexicanos renewed a promissory note, originally issued in February 2022 for the principal amount of U.S.$11,362, bearing interest at a floating rate linked to 30-day SOFR plus 175 basis points, maturing in February 2023. • On September 13, 2022, Petróleos Mexicanos renewed a promissory note, originally issued in January 2021, for Ps. 4,000,000, bearing interest at a floating rate linked to 28-day TIIE plus 365 basis points, maturing in September 2023. • On October 7, 2022, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 1,500,000, bearing interest at a floating rate linked to 28-day TIIE plus 195 basis points, maturing in April 2023. • On October 17, 2022, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 1,000,000, bearing interest at a floating rate linked to 28-day TIIE plus 195 basis points, maturing in April 2023. • On October 26, 2022, Petróleos Mexicanos completed the exchange of notes previously issued under Rule 144A and under Regulation S for SEC-registered notes. The following table sets forth, the principal amount of the registered debt securities issued by Petróleos Mexicanos pursuant to such exchange of notes. Security Issuer Guarantors Principal amount outstanding U.S.$ 8.750% Notes due 2029 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 1,984,688 • On October 28, 2022, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 500,000, bearing interest at a floating rate linked to 28-day TIIE plus 225 basis points, maturing in April 2023. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 100 of 248 • On November 9, 2022, Petróleos Mexicanos subscribed a revolving credit line for the amount of Ps. 15,500,000, bearing interest at a floating rate linked to 28-day TIIE plus 350 basis points, maturing in November 2025. On November 28, 2022 Petróleos Mexicanos issued an amendment to increase the amount to Ps. 20,500,000. • On November 14, 2022, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 1,300,000, bearing interest at a floating rate linked to 91-day TIIE plus 280 basis points, maturing in February 2023. • On December 21, 2022, Petróleos Mexicanos subscribed a revolving credit line for the amount of U.S.$ 150,000, bearing interest at a floating rate linked to 90-day SOFR plus 295 basis points, maturing in June 2023. • On December 29, 2022, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 2,000,000, bearing interest at a floating rate linked to 28-day TIIE plus 235 basis points, maturing in March 2023. As of December 31, 2022, PEMEX had U.S.$7,664,000 and Ps. 29,500,000 in available credit lines in order to provide liquidity, which are fully drawn. All the financing activities mentioned above were guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics and their respective successors and assignees. As of December 31, 2022, the outstanding amount related to the factoring arrangement to support its suppliers amounted Ps. 18,447,086 (including U.S.$104,599) with maturities of 180 days linked to TIIE and CETES plus 160 and 280 basis points. As of December 31, 2021, the outstanding amount under PMI Trading's revolving credit line was U.S.$202,547. From January 1 to December 31, 2022, PMI Trading obtained U.S.$1,736,218 from its revolving credit line and repaid U.S.$1,775,899. As of December 31, 2022, the outstanding amount under this revolving credit line was U.S.$162,866 and the available amount was U.S.$62,134. Various financial transactions (including credit facilities and bond issuances) require compliance with various covenants that, among other things, place restrictions on the following types of transactions by PEMEX, subject to certain exceptions: • The sale of substantial assets essential for the continued operations of its business. • The incurrence of liens against its assets. • Transfers, sales or assignments of rights to payment not yet earned under contracts for the sale of crude oil or natural gas, accounts receivable or other negotiable instruments. As of December 31, 2023 and 2022 and as of the date of the issuance of these consolidated financial statements, PEMEX was in compliance with the covenants described above.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

As of December 31, 2023 and 2022, debt was as follows:

			2023 [B]	
	Rate of interest [A]	Maturity	Pesos	Foreign currency
U.S. dollars				
Bonds	Fixed from 2.29% to 10.00%, SOFR plus 0.61% to 0.69%	Various to 2060	1,006,968,611	U.S.$ 59,506,477
Project financing	SOFR plus 0.87% to 1.38%	Various to 2031	10,236,528	604,924
Direct loans	Fixed from 5.25% to 10.375%, SOFR plus 1.75% to 4.54%	Various to 2031	49,809,345	2,943,467
Syndicated loans	SOFR plus 3.10% to 4.85%	Various to 2026	38,391,788	2,268,750
Revolving credit lines	SOFR plus 3.00% to 4.85%, and Fed effective 1.55%	2024	124,622,592	7,364,531
Financing of Infrastructure asset	Fixed from 8.38% and 8.89%	Various to 2036	19,167,740	1,132,711
Plus Factoring	SOFR plus 3.15%	2024	988,038	58,388
Total financing in U.S. dollars			1,250,184,642	U.S.$ 73,879,248
Euros				
Bonds	Fixed from 2.75% to 5.50%	Various to 2030	144,474,240	€ 7,727,424
Japanese yen				
Bonds	Fixed from 0.54%	Various to 2026	9,590,744	¥ 79,922,867
Pesos				
Certificados bursátiles	TIIE plus 1.00% and fixed from 7.19% to 7.47%	Various to 2026	93,772,673	
Direct loans	TIIE plus 0.85% to 4.10%	Various to 2029	99,788,829	
Plus Factoring	TIIE plus 2.80% and CETES plus 1.60% to 2.65%	2024	14,900,129	
Syndicated loans	TIIE plus 0.95%	Various to 2025	5,400,000	
Revolving credit lines	TIIE plus 4.25%	2024	20,500,000	
Monetization of Mexican Government Bonds	Fixed from 9.50% to 9.70%	2024	68,741,484	
Total financing in pesos			303,103,115	
UDIs				
Certificados bursátiles	Fixed from 3.02% to 5.23%	Various to 2035	39,871,129	
Other currencies				
Bonds	Fixed from 3.75%	Various to 2025	9,680,517	
Total principal in pesos [C]			1,756,904,387	
Plus:				
Accrued interest			37,565,970	
Total principal and interest			1,794,470,357	
Less:				
Short-term maturities			439,655,624	
Accrued interest			37,565,970	
Total short-term debt and current portion of long-term debt			477,221,594	
Long-term debt			**Ps. 1,317,248,763**	

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

	Rate of interest (A)	Maturity	2022 (B)		
			Pesos	Foreign currency	
U.S. dollars					
Bonds	Fixed from 2.29% to 9.50%, SOFR plus 2.20% to 3.00% and LIBOR plus 0.35% to 0.43%	Various to 2060	1,164,663,984	U.S.$	59,990,007
Project financing	Fixed from 2.96% and LIBOR plus 0.45% to 1.38%	Various to 2031	21,706,959		1,118,091
Direct loans	Fixed from 5.25%, LIBOR plus 1.75% to 3.50%	Various to 2031	58,490,408		3,012,749
Syndicated loans	LIBOR plus 2.35%	Various to 2024	48,535,750		2,500,000
Bank loans	Fixed at 3.50% and LIBOR plus 1.19% and 1.25%	2023	66,239		3,412
Revolving credit lines	SOFR plus 3.00%, LIBOR plus 3.58% and 3.75% and Fed effective plus 1.55%	2023	151,646,707		7,811,083
Financing of Infrastructure asset	Fixed from 5.40% and 8.40%	Various to 2036	23,896,275		1,230,859
Plus Factoring	SOFR plus 3.15%	2023	2,030,718		104,599
Total financing in U.S. dollars			1,471,037,040	U.S.$	75,770,800
Euros					
Bonds	Fixed from 2.75% to 5.50% EURIBOR plus 2.40%	Various to 2030	192,131,988	€	9,278,018
Direct loans	Fixed at 5.11%	Various to 2023	10,354,150		500,000
Total financing in Euros			202,486,138	€	9,778,018
Japanese yen					
Bonds	Fixed from 0.54% to 3.50%	Various to 2026	16,157,618	¥	109,915,769
Pesos					
Certificados bursátiles	TIIE plus 1.00% and fixed from 7.19% to 7.47%	Various to 2026	93,536,610		
Direct loans	Fixed from 6.55% and TIIE plus 0.85% to 3.65%	Various to 2029	56,802,606		
Plus Factoring	TIIE plus 2.55% to 2.80% and CETES plus 1.60% to 2.50%	2023	16,416,368		
Syndicated loans	TIIE plus 0.95%	Various to 2025	10,200,000		
Revolving credit lines	TIIE plus 1.50% to 3.50%	Various to 2023	29,500,000		
Monetization of Mexican Government Bonds	Fixed from 9.08200%	Various to 2024	99,739,938		
Total financing in pesos			306,195,522		
UDIs					
Certificados bursátiles	Fixed from 3.02% to 5.23%	Various to 2035	38,085,401		
Other currencies					
Bonds	Fixed from 1.75% and 3.75%	Various to 2025	18,138,980		
Total principal in pesos (C)			2,052,100,699		
Plus:					
Accrued interest			39,363,297		
Total principal and interest			2,091,463,996		
Less:					

Short-term maturities	426,584,386
Accrued interest	39,363,297
Total short-term debt and current portion of long-term debt	465,947,683
Long-term debt	**Ps. 1,625,516,313**

A. As of December 31, 2023 and 2022, interest rates were as follows: one week SOFR of 5.38% and 4.30%, three month SOFR of 5.33140% and 4.58745%, three month EURIBOR of 3.909% and 2.132%, TIIE rate of 11.5035% and 10.7605%, respectively, for 28 days; TIIE rate of 11.475% and 10.975%, respectively, for 91 days; and TIIE rate of 11.423% and

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

11.080%, respectively, for 182 days. As of December 31, 2022, three month LIBOR of 4.76720%, six month LIBOR of 5.13886%, 12 month LIBOR of 5.48214%.

B. As of December 31, 2023 and 2022, PEMEX used the following exchange rates to translate the outstanding balances in foreign currencies to pesos in the statement of financial position:

	2023	**2022**
U.S. dollar	16.9220	19.4143
Japanese yen	0.1200	0.1470
Pounds sterling	21.5646	23.3496
Euro	18.6963	20.7083
Swiss francs	20.1101	20.9791

C. Includes financing from foreign banks of Ps. 1,446,679,514 and Ps. 1,763,576,383, as of December 31, 2023 and 2022, respectively.

D. The following table presents the roll-forward of total debt of PEMEX for each of the year ended December 31, 2023 and 2022, which includes short and long-term debt:

	2023 [1]	2022 [1]
Changes in total debt:		
At the beginning of the year	Ps. 2,091,463,996	Ps. 2,249,695,894
Loans obtained - financing institutions	881,401,059	1,064,179,416
Debt payments	(978,854,627)	(1,107,159,280)
Accrued interest [2][3]	153,446,638	160,020,297
Interest (paid)	(144,121,371)	(154,017,189)
Foreign exchange	(208,865,338)	(121,255,142)
At the end of the year	**Ps. 1,794,470,357**	**Ps. 2,091,463,996**

(1) These amounts include accounts payable by Financed Public Works Contracts ("FPWC") (formerly known as, Multiple Services Contracts), which do not generate cash flows.

(2) During 2023, includes Ps. 8,569 of premiums and awards amortizations; Ps. (1,026,065) of fees and expenses related to the issuance of debt and amortized cost of Ps. 2,780,392.

(3) During 2022, includes Ps. 379,045 of premiums and awards amortizations; Ps. (355,978) of fees and expenses related to the issuance of debt and amortized cost of Ps. 3,827,232.

E. Maturity of the total principal outstanding:

	2024	2025	2026	2027	2028	2029 and thereafter	Total
Maturity of the total principal outstanding and accrued interest as of December 31, 2023, for each of the years ending December 31.	Ps. 477,221,594	115,915,343	177,380,059	128,553,270	85,575,793	809,824,298	Ps. 1,794,470,357

103 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

NOTE 29. SUBSIDIARY GUARANTOR INFORMATION

The following consolidating information presents: (i) condensed consolidated statements of financial position at December 31, 2023 and 2022 and condensed consolidated statements of comprehensive income and cash flows for the years ended December 31, 2023, 2022 and 2021 of Petróleos Mexicanos, the Subsidiary Guarantors and the Non-Guarantor Subsidiaries (as defined below).

These condensed consolidated statements were prepared in conformity with IFRS, with one exception: for the purposes of the presentation of the subsidiary guarantor information, the Subsidiary Entities and Subsidiary Companies have been accounted for as investments under the equity method by Petróleos Mexicanos. Earnings of subsidiaries are therefore reflected in Petróleos Mexicanos' investment account and earnings. The principal elimination entries eliminate Petróleos Mexicanos' investment in subsidiaries and inter-company balances and transactions. Pemex Exploration and Production, Pemex Industrial Transformation, and Pemex Logistics (collectively, the "Subsidiary Guarantors") are 100% owned subsidiaries of the Mexican Government. The guarantees by the Subsidiary Guarantors of Petróleos Mexicanos' payment obligations under this indebtedness are full, unconditional, joint and several. The Subsidiary Companies collectively comprise the non-guarantor subsidiaries (the "Non-Guarantor Subsidiaries").

The Pemex Project Funding Master Trust (the "Master Trust"), which was a trust formed for the purpose of financing PEMEX's projects, was dissolved effective December 20, 2011 and is no longer consolidated in the financial statements of PEMEX as of December 31, 2011 and thereafter.

The following table sets forth, as of December 31, 2023, the principal amount outstanding of the registered debt securities originally issued by the Master Trust. As noted above, Petróleos Mexicanos has assumed, as primary obligor, all of the obligations of the Master Trust under these debt securities. The obligations of Petróleos Mexicanos are guaranteed by the Subsidiary Guarantors:

Table 1: Registered Debt Securities originally issued by the Master Trust and Assumed by Petróleos Mexicanos

Security	Primary obligor	Guarantors	Principal amount outstanding (U.S.$)	
6.625% Guaranteed Bonds due 2035	Petróleos Mexicanos	Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics	U.S.$	1,750,000
6.625% Guaranteed Bonds due 2038	Petróleos Mexicanos	Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics		491,175
9.500% Guaranteed Bonds due 2027	Petróleos Mexicanos	Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics		168,625

The following table sets forth, as of December 31, 2023, the principal amount outstanding of the registered debt securities issued by Petróleos Mexicanos, and guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics.

Table 2: Registered Debt Securities originally issued by Petróleos Mexicanos

Security		Guarantors	Principal amount outstanding (U.S.$)
9.500% Global Guaranteed Bonds due 2027	Petróleos Mexicanos	Pemex Exploration and Production, Pemex Industrial Transformation and	96,718

104 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Security		Guarantors	Principal amount outstanding (U.S.$)
		Pemex Logistics	
4.875% Notes due 2024	Petróleos Mexicanos	Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics	844,175
6.625% Notes due 2035	Petróleos Mexicanos	Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics	999,000
6.500% Bonds due 2041	Petróleos Mexicanos	Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics	1,560,521
5.500% Bonds due 2044	Petróleos Mexicanos	Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics	640,357
6.375% Bonds due 2045	Petróleos Mexicanos	Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics	1,199,747
5.625% Bonds due 2046	Petróleos Mexicanos	Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics	626,143
4.500% Notes due 2026	Petróleos Mexicanos	Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics	1,124,403
4.250% Notes due 2025	Petróleos Mexicanos	Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics	635,449
6.875% Notes due 2026	Petróleos Mexicanos	Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics	2,502,771
6.750% Bonds due 2047	Petróleos Mexicanos	Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics	5,548,156
5.350% Notes due 2028	Petróleos Mexicanos	Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics	1,980,570
6.350% Bonds due 2048	Petróleos Mexicanos	Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics	1,574,041
6.500% Notes due 2027	Petróleos Mexicanos	Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics	4,009,043
5.950% Notes due 2031	Petróleos Mexicanos	Pemex Exploration and Production,	3,777,381

105 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Security		Guarantors	Principal amount outstanding (U.S.$)
		Pemex Industrial Transformation and Pemex Logistics	
6.490% Notes due 2027	Petróleos Mexicanos	Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics	1,538,374
6.840% Notes due 2030	Petróleos Mexicanos	Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics	2,345,538
6.950% Bonds due 2060	Petróleos Mexicanos	Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics	3,796,812
7.690% Bonds due 2050	Petróleos Mexicanos	Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics	8,047,831
6.500% Notes due 2029	Petróleos Mexicanos	Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics	1,204,708
6.875% Notes due 2025	Petróleos Mexicanos	Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics	901,836
8.750% Notes due 2029	Petróleos Mexicanos	Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics	1,908,685
6.700% Notes due 2032	Petróleos Mexicanos	Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics	6,787,190
10.000% Notes due 2033	Petróleos Mexicanos	Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics	1,972,663

Petróleos Mexicanos is the only PEMEX entity that had debt securities registered with the Securities and Exchange Commission ("SEC") outstanding as of December 31, 2023 and as of the date of these consolidated financial statements, and all guaranteed debt is issued by Petróleos Mexicanos. The guaranties of the Subsidiary Guarantors are full and unconditional and joint and several. PEMEX's management has not presented separate financial statements for the Subsidiary Guarantors, because it has determined that such information is not material to investors.

106 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF FINANCIAL POSITION
As of December 31, 2023

	Petróleos Mexicanos	Subsidiary guarantors	Non-guarantor subsidiaries	Eliminations	PEMEX consolidated
Assets					
Current assets					
Cash and cash equivalents	Ps. 21,332,062	Ps. 8,121,798	Ps. 39,293,516	Ps. —	Ps. 68,747,376
Trade and other accounts receivable, derivative financial instruments and other current assets	44,210,424	223,619,697	89,927,257	—	357,757,378
Accounts receivable—inter-company	1,779,552,352	1,084,854,020	209,158,202	(3,073,564,574)	—
Inventories	1,657,768	68,635,820	41,742,404	—	112,035,992
Total current assets	1,846,752,606	1,385,231,335	380,121,379	(3,073,564,574)	538,540,746
Long-term receivables—intercompany	1,255,133,079	—	947,917	(1,256,080,996)	—
Investments in joint ventures and associates	(1,193,893,056)	273,172,532	232,597,274	689,978,053	1,854,803
Wells, pipelines, properties, plant and equipment-net	6,883,032	1,152,610,684	322,828,450	—	1,482,322,166
Long-term notes receivables	—	998,352	181,354	—	1,179,706
Right of use	1,054,650	38,529,258	3,619,272	—	43,203,180
Deferred taxes	53,872,835	108,283,638	7,758,247	—	169,914,720
Intangible assets	30,385	19,267,774	1,052,660	—	20,350,819
Mexican Government Bonds	35,495,104	—	—		35,495,104
Other assets	—	2,223,837	8,390,255	—	10,614,092
Total assets	**Ps. 2,005,328,635**	**Ps. 2,980,317,410**	**Ps. 957,496,808**	**Ps. (3,639,667,517)**	**Ps. 2,303,475,336**
Liabilities					
Current liabilities					
Current portion of long-term debt	Ps. 407,016,329	Ps. 17,773,661	Ps. 52,431,604	Ps. —	Ps. 477,221,594
Accounts payable—inter-company	1,611,866,944	1,353,441,870	108,185,471	(3,073,494,285)	—
Other current liabilities	49,017,649	491,387,451	106,090,967	—	646,496,067
Total current liabilities	2,067,900,922	1,862,602,982	266,708,042	(3,073,494,285)	1,123,717,661
Long-term debt	1,255,500,049	17,755,058	43,993,656	—	1,317,248,763
Long-term payables—inter-company	—	1,255,133,079	1,018,205	(1,256,151,284)	—

	Petróleos Mexicanos	Subsidiary guarantors	Non-guarantor subsidiaries	Eliminations	PEMEX consolidated
Employee benefits, provisions for sundry creditors, other liabilities and deferred taxes	334,789,836	1,162,988,573	17,709,313	—	1,515,487,722
Total liabilities	3,658,190,807	4,298,479,692	329,429,216	(4,329,645,569)	3,956,454,146
Equity (deficit), net	(1,671,926,836)	(1,318,162,282)	628,067,592	709,042,716	(1,652,978,810)
Total liabilities and equity	**Ps. 1,986,263,971**	**Ps. 2,980,317,410**	**Ps. 957,496,808**	**Ps. (3,620,602,853)**	**Ps. 2,303,475,336**

107 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF FINANCIAL POSITION
As of December 31, 2022

	Petróleos Mexicanos	Subsidiary guarantors	Non-guarantor subsidiaries	Eliminations	PEMEX consolidated
Assets					
Current assets					
Cash and cash equivalents	Ps. 14,809,052	Ps. 11,293,133	Ps. 38,312,326	Ps. —	Ps. 64,414,511
Trade and other accounts receivable, derivative financial instruments and other current assets	61,562,752	197,610,993	78,288,125	—	337,461,870
Accounts receivable—inter-company	1,466,391,747	1,158,552,905	178,769,205	(2,803,713,857)	—
Inventories	1,695,679	79,127,255	45,195,463	—	126,018,397
Total current assets	1,544,459,230	1,446,584,286	340,565,119	(2,803,713,857)	527,894,778
Long-term receivables—intercompany	1,511,328,178	—	1,361,639	(1,512,689,817)	—
Investments in joint ventures and associates	(1,203,291,062)	269,011,476	231,429,045	704,894,507	2,043,966
Wells, pipelines, properties, plant and equipment-net	6,832,860	1,089,869,156	272,048,834	—	1,368,750,850
Long-term notes receivables	—	1,334,126	—	—	1,334,126
Right of use	1,631,407	44,352,154	3,537,286	—	49,520,847
Deferred taxes	51,156,380	113,857,491	6,618,687	—	171,632,558
Intangible assets	149,947	28,673,801	1,201,186	—	30,024,934
Mexican Government Bonds	63,653,260	—	—	—	63,653,260
Other assets	—	2,320,594	28,382,131	—	30,702,725
Total assets	**Ps. 1,975,920,200**	**Ps. 2,996,003,084**	**Ps. 885,143,927**	**Ps. (3,611,509,167)**	**Ps. 2,245,558,044**
Liabilities					
Current liabilities					
Current portion of long-term debt	398,101,726	20,438,040	47,407,917	—	465,947,683
Accounts payable—inter-company	1,423,626,118	1,293,390,155	86,538,902	(2,803,555,175)	—
Other current liabilities	31,085,188	346,977,135	85,727,252	—	463,789,575
Total current liabilities	1,852,813,032	1,660,805,330	219,674,071	(2,803,555,175)	929,737,258
Long-term debt	1,573,359,790	22,496,110	29,660,413	—	1,625,516,313
Long-term payables—inter-company	—	1,511,403,321	1,445,177	(1,512,848,498)	—

Employee benefits, provisions for sundry creditors, other liabilities and deferred taxes	318,280,995	1,124,420,120	16,425,583	—	1,459,126,698
Total liabilities	3,744,453,817	4,319,124,881	267,205,244	(4,316,403,673)	4,014,380,269
Equity (deficit), net	(1,768,533,617)	(1,323,121,797)	617,938,683	704,894,506	(1,768,822,225)
Total liabilities and equity	**Ps. 1,975,920,200**	**Ps. 2,996,003,084**	**Ps. 885,143,927**	**Ps. (3,611,509,167)**	**Ps. 2,245,558,044**

108 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF COMPREHENSIVE INCOME
For the year ended December 31, 2023

	Petróleos Mexicanos	Subsidiary guarantors	Non-guarantor subsidiaries	Eliminations	PEMEX consolidated
Total revenues	Ps. —	Ps. 1,929,682,164	Ps. 1,177,322,779	Ps. (1,390,763,266)	Ps. 1,716,241,677
Services income	96,620,468	103,803,336	23,393,179	(220,121,042)	3,695,941
Total revenues	96,620,468	2,033,485,500	1,200,715,958	(1,610,884,308)	1,719,937,618
(Impairment) of wells, pipelines, properties, plant and equipment	—	(28,534,696)	(262,822)	—	(28,797,518)
Cost of sales	1,269,012	1,726,608,659	1,162,589,565	(1,509,793,447)	1,380,673,789
Gross income	95,351,456	278,342,145	37,863,571	(101,090,861)	310,466,311
Total general expenses	83,593,412	190,053,945	13,300,611	(101,039,204)	185,908,764
Other revenues (expenses), net	757,110	(3,324,062)	905,748	55,023	(1,606,181)
Operating income	12,515,154	84,964,138	25,468,708	3,366	122,951,366
Financing cost, net	(64,364,068)	(63,037,727)	(5,883,616)	(3,367)	(133,288,778)
Foreign exchange income (loss), net	(11,196,911)	244,756,587	4,519,366	—	238,079,042
Profit (loss) sharing in joint ventures and associates	68,641,910	72,937	35,224,291	(103,529,823)	409,315
Income (loss) before duties, taxes and other	5,596,085	266,755,935	59,328,749	(103,529,824)	228,150,945
Total taxes, duties and other	(2,510,630)	220,521,837	1,988,074	—	219,999,281
Net (loss) income for the year	8,106,715	46,234,098	57,340,675	(103,529,824)	8,151,664
Total other comprehensive result	(1,088,673)	(3,989,701)	(53,844,998)	—	(58,923,372)
Total comprehensive income (loss)	**Ps. 7,018,042**	**Ps. 42,244,397**	**Ps. 3,495,677**	**Ps. (103,529,824)**	**Ps. (50,771,708)**

109 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF COMPREHENSIVE INCOME
For the year ended December 31, 2022

	Petróleos Mexicanos	Subsidiary guarantors	Non-guarantor subsidiaries	Eliminations	PEMEX consolidated
Total revenues	Ps. —	Ps. 2,801,812,884	Ps. 1,498,442,200	Ps. (1,922,252,125)	Ps. 2,378,002,959
Services income	80,180,636	97,771,725	16,779,837	(189,346,848)	5,385,350
Total revenues	80,180,636	2,899,584,609	1,515,222,037	(2,111,598,973)	2,383,388,309
(Impairment) of wells, pipelines, properties, plant and equipment	—	(83,932,377)	394,356	—	(83,538,021)
Cost of sales	1,188,124	2,254,594,197	1,473,464,907	(2,030,684,206)	1,698,563,022
Gross income	78,992,512	561,058,035	42,151,486	(80,914,767)	601,287,266
Total general expenses	75,149,492	163,600,068	12,167,950	(80,733,408)	170,184,102
Other revenues (expenses), net	136,297	(617,947)	14,550,435	286,735	14,355,520
Operating income	3,979,317	396,840,020	44,533,971	105,376	445,458,684
Financing cost, net	(53,015,543)	(95,270,023)	(6,927,924)	(105,376)	(155,318,866)
Foreign exchange income (loss), net	(2,577,191)	131,349,483	917,798	—	129,690,090
Profit (Loss) in joint ventures and associates	149,613,112	(1,982,658)	66,706,428	(213,987,481)	349,401
Income (loss) before duties, taxes and other	97,999,695	430,936,822	105,230,273	(213,987,481)	420,179,309
Total taxes, duties and other	(2,412,355)	321,846,221	746,973	—	320,180,839
Net income (loss) for the year	100,412,050	109,090,601	104,483,300	(213,987,481)	99,998,470
Total other comprehensive result	27,263,372	96,178,950	(33,568,951)	—	89,873,371
Total comprehensive (loss) income	**Ps. 127,675,422**	**Ps. 205,269,551**	**Ps. 70,914,349**	**Ps. (213,987,481)**	**Ps. 189,871,841**

110 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF COMPREHENSIVE INCOME

For the year ended December 31, 2021

	Petróleos Mexicanos	Subsidiary guarantors	Non-guarantor subsidiaries	Eliminations	PEMEX consolidated
Total revenues	Ps. —	Ps. 1,815,602,641	Ps. 737,192,231	Ps. (1,062,139,493)	Ps. 1,490,655,379
Services income	83,783,182	93,096,004	11,936,130	(183,842,075)	4,973,241
Total revenues	83,783,182	1,908,698,645	749,128,361	(1,245,981,568)	1,495,628,620
(Impairment) of wells, pipelines, properties, plant and equipment	—	(751,469)	(459,126)	—	(1,210,595)
Cost of sales	939,331	1,502,101,853	728,325,768	(1,164,716,250)	1,066,650,702
Gross income	82,843,851	405,845,323	20,343,467	(81,265,318)	427,767,323
Total general expenses	77,055,697	160,027,365	9,622,354	(81,234,555)	165,470,861
Other revenues (expenses), net	2,985,438	(37,344,472)	1,009,896	(19,492)	(33,368,630)
Operating income	8,773,592	208,473,486	11,731,009	(50,255)	228,927,832
Financing cost, net	(54,245,927)	(102,785,773)	(3,907,658)	50,252	(160,889,106)
Foreign exchange (loss) income, net	(5,185,616)	(39,529,621)	(959,813)	—	(45,675,050)
(Loss) profit sharing in joint ventures and associates	(246,891,433)	(2,353,222)	(10,630,620)	256,787,168	(3,088,107)
(Impairment) of joint ventures	—	—	(6,703,324)	—	(6,703,324)
(Loss) income before duties, taxes and other	(297,549,384)	63,804,870	(10,470,406)	256,787,165	12,572,245
Total taxes, duties and other	(3,017,215)	308,071,088	2,294,249	—	307,348,122
Net (loss) income for the year	(294,532,169)	(244,266,218)	(12,764,655)	256,787,165	(294,775,877)
Total other comprehensive result	44,225,180	161,981,238	6,941,577	—	213,147,995
Total comprehensive (loss) income	**Ps. (250,306,989)**	**Ps. (82,284,980)**	**Ps. (5,823,078)**	**Ps. 256,787,165**	**Ps. (81,627,882)**

111 of 248

PEMEX Consolidated

Ticker: PEMEX Quarter: 4D Year: 2023

SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF CASH FLOWS

For the year ended December 31, 2023

	Petróleos Mexicanos	Subsidiary guarantors	Non-guarantor subsidiaries	Eliminations	PEMEX consolidated
Operating activities:					
Net income (loss)	Ps. 8,106,715	Ps. 46,234,098	Ps. 57,340,675	Ps. (103,529,824)	Ps. 8,151,664
Income taxes and duties	(2,510,630)	220,521,837	1,988,074	—	219,999,281
Depreciation and amortization of wells, pipelines, properties, plant and equipment	565,065	132,294,655	4,695,556	—	137,555,276
Amortization of intangible assets	491,831	20,458	87,338	—	599,627
Impairment of wells, pipelines, properties, plant and equipment	—	28,534,696	262,822	—	28,797,518
Capitalized unsuccessful wells	—	29,529,330	—	—	29,529,330
Unsuccessful wells from intangible assets	—	4,436,985	—	—	4,436,985
Loss from derecognition of disposal of wells, pipelines, properties, plant and equipment	48	6,757,696	752,828	—	7,510,572
Depreciation of rights of use	602,527	3,845,999	1,438,314	—	5,886,840
Cancellation of leases	(98,421)	(19,643)	(10,634)	—	(128,698)
Unrealized foreign exchange loss in discount rate of reserve for well abandonment	—	4,638,600	—	—	4,638,600
(Profit) loss sharing in joint ventures and associates, net	(68,641,910)	(72,937)	(35,224,291)	103,529,823	(409,315)
Unrealized foreign exchange (income) loss	(198,352,926)	(15,838,600)	(7,580,344)	—	(221,771,870)
Interest expense	132,960,329	11,929,647	7,281,405	—	152,171,381
Interest income	(11,196,984)	(5,147,757)	(1,865,636)	—	(18,210,377)
Duties and taxes	673,056	(132,902,147)	(342,880)	—	(132,571,971)
Accounts receivable, inventories, accounts payable, DFIs and provisions	17,573,923	26,704,365	(18,574,069)	—	25,704,219
Employee benefits	15,355,953	44,440,075	260,456	—	60,056,484
Inter-company charges and deductions	(371,155,018)	32,322,800	9,737,603	329,094,615	—
Net cash flows from operating activities	(475,626,442)	438,230,157	20,247,217	329,094,614	311,945,546
Investing activities:					
Acquisition of wells, pipelines, properties, plant and equipment and intangible assets	(875,254)	(222,997,316)	(68,078,428)	—	(291,950,998)
Other assets and other receivables	2,493,369	1,387,079	21,098,893	—	24,979,341
(Increase) decrease due to Inter-company investing	315,439,003	—	413,722	(315,852,725)	—
Net cash flows (used in) investing activities	317,057,118	(221,610,237)	(46,565,813)	(315,852,725)	(266,971,657)
Financing activities:					

Increase in equity due to Certificates of Contribution "A" and proceeds from FONADIN grants	166,615,123	—	—	—	166,615,123
Collection and interest collected from the Mexican Government	53,902,357	—	—	—	53,902,357
Lease payments of principal and interest	(477,081)	(5,851,936)	(1,446,963)	—	(7,775,980)
Loans obtained from financial institutions	298,622,440	35,205,868	547,572,751	—	881,401,059
Debt payments, principal only	(406,226,899)	(43,573,854)	(529,053,874)	—	(978,854,627)
Interest paid	(135,584,431)	(9,352,797)	886,892	—	(144,050,336)
Inter-company increase (decrease) financing	188,240,825	(196,218,537)	21,219,601	(13,241,889)	—
Net cash flows (used in) from financing activities	165,092,334	(219,791,256)	39,178,407	(13,241,889)	(28,762,404)
Net increase (decrease) in cash and cash equivalents	6,523,010	(3,171,335)	12,859,810	—	16,211,485
Effects of foreign exchange on cash balances	—	—	(11,878,620)	—	(11,878,620)
Cash and cash equivalents at the beginning of the year	14,809,052	11,293,133	38,312,326	—	64,414,511
Cash and cash equivalents at the end of the year	**Ps. 21,332,062**	**Ps. 8,121,798**	**Ps. 39,293,516**	**Ps. —**	**Ps. 68,747,376**

112 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF CASH FLOWS
For the year ended December 31, 2022

	Petróleos Mexicanos	Subsidiary guarantors	Non-guarantor subsidiaries	Eliminations	PEMEX consolidated
Operating activities:					
Net income (loss)	Ps. 100,412,050	Ps. 109,090,601	Ps. 104,483,300	Ps. (213,987,481)	Ps. 99,998,470
Income taxes and duties	(2,412,355)	321,846,222	746,972	—	320,180,839
Depreciation and amortization of wells, pipelines, properties, plant and equipment	554,672	134,768,990	4,448,153	—	139,771,815
Amortization of intangible assets	433,850	22,598	59,894	—	516,342
Impairment of wells, pipelines, properties, plant and equipment	—	83,932,376	(394,355)	—	83,538,021
Capitalized unsuccessful wells	—	7,110,169	—	—	7,110,169
Unsuccessful wells from intangible assets	—	13,911,491	—	—	13,911,491
Loss from derecognition of disposal of wells, pipelines, properties, plant and equipment	770,522	20,594,151	2,358,648	—	23,723,321
Depreciation of rights of use	402,661	4,775,839	785,278	—	5,963,778
Cancellation of leases	17,489	(824,885)	—		(807,396)
(Gains) on bargain purchase of business acquisition	—	—	(1,271,188)	—	(1,271,188)
Reclassification of translation effect	—	—	(10,383,296)	—	(10,383,296)
Unrealized foreign exchange loss (income) of reserve for well abandonment	—	4,647,200	—	—	4,647,200
Loss (profit) sharing in joint ventures and associates	(149,613,112)	1,982,659	(66,706,428)	213,987,480	(349,401)
Unrealized foreign exchange loss (income)	(116,319,473)	(7,874,293)	(4,351,603)	—	(128,545,369)
Interest expense	133,280,499	20,710,183	5,693,198	—	159,683,880
Interest income	(15,912,365)	(10,859,934)	(455,666)	—	(27,227,965)
Taxes and duties	(6,301,293)	(360,898,996)	527,037	—	(366,673,252)
Accounts receivable, inventories, accounts payable, DFIs and provisions	15,493,005	(52,750,442)	15,832,583	—	(21,424,854)
Employee benefits	18,330,319	35,818,190	126,678	—	54,275,187
Inter-company charges and deductions	511,277,041	(191,050,153)	115,670,229	(435,897,117)	—
Cash flows from (used in) operating activities	490,413,510	134,951,966	167,169,434	(435,897,118)	356,637,792
Investing activities:					
Acquisition of wells, pipelines, properties, plant and equipment and intangible assets	(1,015,214)	(221,783,321)	(131,061,456)	13,389,062	(340,470,929)
Other assets and other receivables	2,041,688	(1,388,372)	(19,728,200)	(13,389,063)	(32,463,947)
(Increase) decrease due to Inter-company investing	118,585,446	—	484,885	(119,070,331)	—
Cash flows (used in) from investing activities	119,611,920	(223,171,693)	(150,304,771)	(119,070,332)	(372,934,876)
Financing activities:					
Increase in equity due to Certificates of Contribution "A" and proceeds from FONADIN grants	211,306,717	—	—	—	211,306,717
Collection and interest collected from the Mexican Government	7,455,715	—	—	—	7,455,715
Lease payments of principal and interest	(689,290)	(8,597,594)	(1,349,939)	—	(10,636,823)
Loans obtained from financial institutions	428,181,800	34,447,738	601,549,878	—	1,064,179,416
Debt payments, principal only	(470,070,458)	(41,828,143)	(595,260,679)	—	(1,107,159,280)
Interest paid	(136,869,989)	(17,387,706)	301,005	—	(153,956,690)
Inter-company increase (decrease) financing	(669,221,278)	126,720,696	(12,466,868)	554,967,450	—
Cash flows from (used in) financing activities:	(629,906,783)	93,354,991	(7,226,603)	554,967,450	11,189,055
Net increase (decrease) in cash and cash equivalents	(19,881,353)	5,135,264	9,638,060	—	(5,108,029)
Effects of foreign exchange on cash balances	—	—	(6,983,907)	—	(6,983,907)
Cash and cash equivalents at the beginning of the year	34,690,405	6,157,869	35,658,173	—	76,506,447
Cash and cash equivalents at the end of the year	**Ps. 14,809,052**	**Ps. 11,293,133**	**Ps. 38,312,326**	**Ps. —**	**Ps. 64,414,511**

113 of 248

PEMEX Consolidated

Ticker: PEMEX Quarter: 4D Year: 2023

SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF CASH FLOWS
For the year ended December 31, 2021

	Petróleos Mexicanos	Subsidiary guarantors	Non-guarantor subsidiaries	Eliminations	PEMEX consolidated
Operating activities:					
Net income (loss)	Ps. (294,532,169)	Ps. (244,266,218)	Ps. (12,764,655)	Ps. 256,787,165	Ps. (294,775,877)
Income taxes and duties	(3,017,215)	308,071,088	2,294,249	—	307,348,122
Depreciation and amortization of wells, pipelines, properties, plant and equipment	926,413	130,462,150	2,042,802	—	133,431,365
Amortization of intangible assets	302,074	27,629	73,592	—	403,295
Impairment of wells, pipelines, properties, plant and equipment	—	751,469	459,126	—	1,210,595
Capitalized unsuccessful wells	—	9,730,391	—	—	9,730,391
Unsuccessful wells from intangible assets	—	12,565,711	—	—	12,565,711
Loss from derecognition of disposal of wells, pipelines, properties, plant and equipment	165,820	47,033,371	100,431	—	47,299,622
Depreciation of rights of use	518,108	4,890,459	999,304	—	6,407,871
Reversal of impairment of rights of use	—	(87,025)	—	—	(87,025)
Impairment of joint ventures	—	—	6,703,324	—	6,703,324
Cancellation of leases	—	(432,906)	—	—	(432,906)
Unrealized foreign exchange loss (income) of reserve for well abandonment	—	4,454,106	—	—	4,454,106
Loss (profit) sharing in joint ventures and associates	257,030,877	97,909	2,990,198	(257,030,877)	3,088,107
Unrealized foreign exchange loss (income)	37,103,050	4,878,103	2,504,194	—	44,485,347
Interest expense	152,735,265	9,319,042	2,517,340	—	164,571,647
Interest income	(15,021,009)	(13,696,982)	(188,793)	—	(28,906,784)
Taxes and duties	(9,832,139)	(247,468,399)	(2,147,155)	—	(259,447,693)
Accounts receivable, inventories, accounts payable, DFIs and provisions	36,095,181	(42,928,835)	(29,866,906)	—	(36,700,560)
Employee benefits	23,767,561	45,120,142	(1,001,049)	—	67,886,654
Inter-company charges and deductions	(945,742,643)	(154,191,287)	116,560,178	983,373,752	—
Cash flows from (used in) operating activities	(759,500,826)	(125,670,082)	91,276,180	983,130,040	189,235,312
Investing activities:					
Acquisition of wells, pipelines, properties, plant and equipment and intangible assets	(305,025)	(157,505,188)	(77,595,821)	—	(235,406,034)
Other assets and other receivables	435,423	4,246,730	(31,511,677)	—	(26,829,524)
(Increase) decrease due to Inter-company investing	(68,097,420)	—	(858,455)	68,955,875	—
Cash flows (used in) from investing activities	(67,967,022)	(153,258,458)	(109,965,953)	68,955,875	(262,235,558)
Financing activities:					

Increase in equity due to Certificates of Contribution "A"	316,354,129	—	—	—	316,354,129
Collection and interest collected from the Mexican Government	22,915,255	—	—	—	22,915,255
Lease payments of principal and interest	(388,290)	(9,806,074)	(1,074,067)	—	(11,268,431)
Loans obtained from financial institutions	682,975,560	4,088,422	949,152,861	—	1,636,216,843
Debt payments, principal only	(749,672,127)	(8,885,244)	(949,024,209)	—	(1,707,581,580)
Interest paid	(151,547,133)	(5,430,171)	(279,321)	—	(157,256,625)
Inter-company increase (decrease) financing	732,126,639	300,149,402	19,809,874	(1,052,085,915)	—
Cash flows from (used in) financing activities:	852,764,033	280,116,335	18,585,138	(1,052,085,915)	99,379,591
Net increase (decrease) in cash and cash equivalents	25,296,185	1,187,795	(104,635)	—	26,379,345
Effects of foreign exchange on cash balances	—	—	10,137,321	—	10,137,321
Cash and cash equivalents at the beginning of the year	9,394,220	4,970,074	25,625,487	—	39,989,781
Cash and cash equivalents at the end of the year	**Ps. 34,690,405**	**Ps. 6,157,869**	**Ps. 35,658,173**	**Ps. —**	**Ps. 76,506,447**

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Disclosure of cash and cash equivalents [text block]

NOTE 9. CASH AND CASH EQUIVALENTS

As of December 31, 2023 and 2022, cash and cash equivalents were as follows:

	2023	2022
Cash on hand and in banks [1]	Ps. 45,728,321	Ps. 41,316,304
Highly liquid investments [2]	23,019,055	23,098,207
Total of cash and cash equivalents	**Ps. 68,747,376**	**Ps. 64,414,511**

[1] Cash on hand and in banks is primarily composed of cash in banks.

[2] Mainly composed of short-term Mexican Government investments.

Disclosure of changes in accounting policies [text block]

NOTE 4. NEW ACCOUNTING STANDARDS AND RECENTLY ISSUED ACCOUNTING STANDARDS

New Accounting Standards

The following accounting standards were effective from January 1, 2023, but they did not have a material effect on our consolidated financial statements:

- Insurance Contracts (Amendments to IFRS 17)
- Classification of Liabilities as Current or Non-Current (Amendments to IAS 1)
- Definition of Accounting Estimates (Amendments to IAS 8)
- Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2)
- Deferred Tax related to Assets and Liabilities arising from a Single Transaction (Amendments to IAS 12)

115 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Recently Issued Accounting Standards

A number of new standards are effective for annual periods beginning after January 1, 2023 and earlier application is permitted; however, PEMEX has not early adopted the new or amended standards in preparing these consolidated financial statements.

The following amended standards and interpretations are not expected to have a significant impact on PEMEX's consolidated financial statements:

i. Applicable as of January 1, 2024

- Classification of Liabilities as Current or Non-current and Non-current Liabilities with Covenants (Amendments to IAS 1)
- Supplier Finance Arrangements (Amendments to IAS 7 and IFRS 7)
- Lease Liability in a Sale and Leaseback (Amendments to IFRS 16)
- Lack of Exchangeability (Amendments to IAS 21)

ii. Applicable as of January 1, 2027

- Presentation and Disclosure in Financial Statements (IFRS 18) PEMEX is in the process of assessing the impact of IFRS 18 to meet the new presentation and disclosure requirements.

On March 6, 2024, the SEC adopted final rules mandating registrants to disclose specific climate-related information. PEMEX is currently evaluating the potential impact of these regulations on its reporting practices.

Disclosure of commitments [text block]

NOTE 26. COMMITMENTS

A. PMI CIM has entered into several contracts for the sale of crude oil on the international market to foreign companies. The terms and conditions of these contracts are specific to each client, and their durations may be indefinite (evergreen contracts) or they may contain a minimum obligatory period (long-term contracts).

B. PEMEX has entered into a nitrogen supply contract for the pressure maintenance program at the Cantarell complex. During 2007, an additional contract was entered into with the purpose of supplying nitrogen to the Ku-Maloob-Zap complex and extending the original contract until 2027. At December 31, 2023 and 2022, the value of the nitrogen to be supplied during the term of the contract was approximately U.S.$936,926 and U.S.$1,227,596, respectively. In the event of the annulment of the contract and depending on the circumstances, PEMEX has the right or the obligation to acquire the vendor's nitrogen plant under the terms of the contract.

116 of 248

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 117 of 248 Estimated future payments under this contract for upcoming fiscal years are as follows: Year Payment 2024 U.S.$ 264,837 2025 268,541 2026 270,963 2027 132,585 Total U.S.$ 936,926 C. As of December 31, 2022, PEMEX had entered into FPWCs by means of which the contractor, manages and is responsible for financing performance of the work to be undertaken. Those FPWCs are grouped into the categories of development, infrastructure and/or maintenance. As of December 31, 2022, the estimated value of these commitments was as follows: Maturity 2022 Up to 1 year Ps. 634,432 1 to 3 years 90,426 Total Ps. 724,858 D. As of December 31, 2023 and 2022, the estimated value of the commitments that PEMEX has entered into with several contractors for the development of various infrastructure and services works was as follows: Maturity 2023 2022 Up to 1 year Ps. 23,288,148 Ps. 61,463,967 1 to 3 years 43,095,406 69,662,017 4 to 5 years 23,353,908 22,166,730 More than 5 years 1,728,547 3,132,471 Total Ps. 91,466,009 Ps. 156,425,186 Disclosure of commitments and contingent liabilities [text block] NOTE 27. CONTINGENCIES In the ordinary course of business, PEMEX is named in a number of lawsuits of various types. PEMEX evaluates the merit of each claim and assesses the likely outcome. PEMEX has not recorded provisions related to ongoing legal proceedings since an unfavorable resolution is not expected in such proceedings, with the exception of the proceeding described in further detail in this Note. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 118 of 248 PEMEX is involved in various civil, tax, criminal, administrative, labor and commercial lawsuits and arbitration proceedings. The results of these proceedings are uncertain as of the date of these consolidated financial statements. As of December 31, 2023 and 2021, PEMEX had accrued a reserve of Ps. 12,436,092 and Ps. 10,533,137, respectively, for these contingent liabilities. As of December 31, 2023, the current status of the principal lawsuits in which PEMEX is involved is as follows: • On April 4, 2011, Pemex Exploration and Production was summoned before the Séptima Sala Regional Metropolitana (“Seventh Regional Metropolitan Court”) of the Tribunal Federal de Justicia Fiscal y Administrativa (“Tax and Administrative Federal Court”) in connection with an administrative claim (No. 4957/11-17-07-1) filed by EMS Energy Services de México, S. de R.L. de C.V. and Energy Maintenance Services Group I. LLC requesting that Pemex Exploration and Production’s termination of the public works contract be declared null and void. In a concurrent proceeding, the plaintiffs also filed an administrative claim (No. 13620/15-17-06) against Pemex Exploration and Production before the Sexta Sala Regional Metropolitana (“Sixth Regional Metropolitan Court”) of the Tax and Administrative Federal Court in Mexico City seeking damages totaling U.S. $193,713 related to the above-mentioned contract. Pemex Exploration and Production filed a response requesting the two administrative claims be joined in a single proceeding, which was granted. On April 30, 2019, a judgment was issued by the Segunda Seccion de la Sala Superior (“Second Section of the Superior Court”) in favor of Pemex Exploration and Production. On June 25, 2019, the plaintiffs filed an amparo (D.A. 397/2019) before the Tercer Tribunal Colegiado en Materia Administrativa del Primer Circuito (“Third Administrative Joint Court of the First Circuit”), which was granted. On March 12, 2020, Pemex Exploration and Production filed a motion to review against the resolution granting this amparo before the Third Administrative Joint Court of the First Circuit. On October 1, 2020, the Third Administrative Joint Court declared the resolution null and void, no amount was granted in favor of the plaintiffs, among others. On February 24, 2022, an amparo (350/2020) was granted in favor of EMS Energy Services de México, S. de R.L. On March 17, 2022, a motion was filed to draw the resolution by the Suprema Corte de Justicia de la Nación (Supreme Court of Justice of the Nation). On June 16, 2022 a resolution was issued in connection with the amparo 350/2020 stating that the plaintiffs partially proved their requests, and the resolution was declared null and void, among others. On August 1, 2022, a motion to review this resolution was filed and admitted (RF 574/2022) by the Third Administrative Joint Court of the First Circuit. On September 13, 2022, representations were made under the amparo (D.A. 539/2022) filed by the plaintiffs before such Court. As of the date of these consolidated financial statements, a final resolution is still pending. • On October 18, 2019, the Sala Regional Peninsular (“Regional Peninsular Court”) of the Tribunal Federal de Justicia Administrativa (“Federal Justice Administrative Court”) in Mérida, Yucatán summoned Pemex Exploration and Production in connection with a claim (91/19-16-01-9) filed by PICO México Servicios Petroleros, S. de R.L. de C.V. requesting that Pemex Exploration and Production’s termination of the public works contract (no. 428814828) be declared null and void and seeking U.S. $137,300 for expenses and related damages, among other claims. On December 12, 2019, Pemex Exploration and Production filed a response to this claim. On March 28, 2020, a notification dated February 10, 2020, was received in which the extended claim was admitted. On February 10, 2020, the expert appointed by the plaintiff was accepted. On February 18, 2020, an extension requested by the accounting expert appointed by Pemex Exploration and Production was accepted and his opinion was filed and ratified on August 11, 2020. On June 1, 2021, an independent expert was designated. On September 30, 2021, a resolution was issued, which declared that all evidence has been filed. On October 15, 2021, the parties filed their pleadings. On November 9, 2021, this stage closed. On June 8, 2022, the Regional Peninsular Court sent the file to the Superior Court due to the amount involved in this claim. On August 22, 2022, the Regional Peninsular Court was informed that the Superior Court refused to attract this claim and on December 2, 2022 it was notified that the amparo was denied. On December 8, 2022, a complaint was filed against this resolution, which as of this date is still pending to be admitted. The Regional Peninsular Court, through a resolution dated December 5, 2022, revoked the resolution admitting the extended claim and the pleadings. The plaintiff filed a motion against this resolution, which was notified to Pemex Exploration and Production on March 21, 2023. Pemex Exploration and Production filed a response to this motion on March 30, 2023. On February 22, 2023 the Regional Peninsular Court requested the Superior Court to attracted this claim. On March 21, 2023, Pemex Exploration and Production was notified a claim motion filed by the plaintiff against the resolution by which the claim was not extended. Pemex Exploration and Production filed a response to this claim motion on March 30, 2023, and accepted by the Court on April 11, 2023. On June 28, 2023, the Court resolved the claim motion filed by the plaintiff, revoking the resolution admitting the extended claim. Through resolution dated September 1, 2023, the Superior Court attract this claim. As of the date of these financial statements, the final resolution of this process is pending. On November 6, 2023, the Court accepted its competence on this claim and the writ by which the representative of Pico Mexico, appeared to withdraw from the lawsuit filed was added to the records. By resolution dated PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 119 of 248 on November 15, 2023, it is noted that the plaintiff appeared ratifying the withdrawal letter. Consequently the present lawsuit was dismissed due to the express withdrawal of the plaintiff concluding through the execution of an agreement dated 31 January 2024. • Constructora Norberto Odebrecht, S.A. filed an administrative claim against Pemex Industrial Transformation (file No. 4742/19-17-01-7) seeking U.S. $113,582 and Ps. 14,607 in connection with a termination resolution (no. 1,757) dated January 14, 2019, and issued by Pemex Industrial Transformation, which awarded U.S. $51,454 in favor of Pemex Industrial Transformation. The claim was admitted. On November 11, 2020, Pemex Industrial Transformation filed a response to this claim. The accounting expert filed his opinion. On June 2, 2022 an opinion by the accounting expert appointed by Pemex Industrial Transformation was filed. A third accounting expert was appointed, who did not ratify his position; therefore, in a resolution dated October 2, 2023, a resolution was issued requesting the Expert Unit to appoint another expert. As of the date of these consolidated financial statements, a final resolution is still pending. • On November 24, 2021, Pemex Industrial Transformation filed a repeal request (no. RRL2021014568) seeking that the resolutions dated October 7, 2021, issued by the Hydrocarbons Verification Manager of the Tax Administration Service be declared null and void. These resolutions established charges for Special Taxes on Production and Services, Value Added Taxes, fines among other for an amount of Ps. 3,084,975. As of the date of these consolidated financial statements, a final resolution is still pending. • Micro Smart Systems de México, S. de R.L. de C.V. (MSSM) filed before the Sala Regional del Golfo Norte (Regional Court of the North Gulf) of the Tax and Administrative Federal Court (574/22-18-01-8) challenging a settlement statement dated February 17, 2022 related to a works contract number No. 424049831 issued by Pemex Exploration and Production and seeking U.S. $240,488. On April 5, 2022, the claim was admitted which was notified on May 17, 2022. On July 1, 2022, Pemex Exploration and Production filed a response to this claim, requesting Pemex Exploration and Production evidence, which was filed on August 8, 2022, and admitted by the Regional Court of the North Gulf on August 17, 2022. On September 2, 2022, this Regional Court confirmed the rejection of the evidence filed by the plaintiffs. On September 29, 2022, the Primera Sección de la Sala Superior (First Section of the Superior Court) denied a compliant motion filed by MSSM against the settlement statement dated February 17, 2022. On October 3, 2022, it was agreed that the plaintiff would be heard, making various statements in relation to the defense to the claim. On October 7, 2022 a resolution was issued regarding the complaint filed by the plaintiff confirming the resolution issued on August 28, 2018. On November 14, 2022, the First Section of the Superior Court agreed to an amparo proceeding (1833/2022) against acts issued by the Juzgado Octavo de Distrito en Materia Administrativa (Eighth Administrative District Court), in Mexico City and required such authority to render the justified report. On May 17, 2023, the Regional Court of the North Gulf, summoned the parties to file its rejoinders, which were filed by Pemex Exploration and Production on June 14, 2023. On June 22, 2023, the Regional Court ordered the file to be sent to the First Section of the Superior Court. On September 19, 2023, the Northern Gulf Regional Court sent the file to the First Section of the Superior Court for a final resolution. On November 14, 2023, the Superior Court published a resolution requiring the Northern Gulf Regional Court to send all the documents that integrate the evidentiary file offered in the trial. On December 12, 2023, an extract of a clarification agreement concerning the referral of evidence to the Superior Court was notified in the jurisdictional gazette. As of the date of these financial statements, the final resolution of this process is still pending. • Odebrecht Ingeniería y Construcción Internacional de México, S.A. de C.V. (Odebrecht or OICIMEX), filed an oral commercial proceeding (314/2021IV) against Pemex Industrial Transformation before the Juzgado Tercero de Distrito en Materia de Extinción de Dominio y Especiales en Juicios Orales (Third District Court in Matters of Extinction of Ownership and Special Oral Commercial Lawsuits), claiming benefits related to the contract DCPA-OP-GCP-DGTRI-A-3-15, for the amount of Ps. 1,838,753 for unpaid work performed, as well as damages. On December 6, 2021, Pemex Industrial Transformation filed a response to this claim, and a preliminary hearing date was set for May 6, 2022. As a result of the unfavorable resolution of July 7, 2022, which ordered the payment of estimates, both Pemex Industrial Transformation and Odebrecht filed a direct amparo against that resolution, where the Décimo Tercer Tribunal Colegiado en Materia Civil (Thirteenth Civil Collegiate Court), granted the injunction and protection of the resolution of July 7, 2022 to Pemex Industrial Transformation denied the adhesive amparo filed by Odebrecht and dismissed the direct amparo filed by Odebrecht. In compliance with the execution of the direct amparos (533/2022 and 538/2022), filed by Pemex Industrial Transformation and Odebretch (OICIMEX), the Third District Court on Extinction of Ownership and Special Oral Commercial Lawsuits in Mexico City issued the final resolution on November 13, 2023, in the Commercial Oral Proceeding 314/2021-IV. Against such resolution, Pemex PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 120 of 248 Industrial Transformation and Odebrecht filed a direct amparo (juicio de amparo directo), which to date is only filed by Pemex Industrial Transformation, before the Thirteenth Collegiate Court in Civil Matters, under file number 908/2023. OICIMEX filed a complaint appeal against the dismissal of Amparo 16/2024; OICIMEX also challenged the presiding judge of the Décimo Tercer Tribunal Colegiado en Materia Civil (Thirteenth Civil Collegiate Court) and, in parallel, filed an appeal before the Supreme Court of Justice of the Nation regarding the legal criteria applied in the order that dismissed its Amparo lawsuit, both proceedings are pending. As of the date of these financial statements, the final resolution of this process is pending. • On September 9, 2022, Pemex Industrial Transformation filed a repeal request against a tax credit for the 2016 fiscal year related to the Special Tax on Production and Services and Value Added Tax for an amount of Ps. 5,852,222, seeking that this resolution is declared null and void. As of the date of these consolidated financial statements, a final resolution is still pending. • On September 22, 2023, Pemex Industrial Transformation filed a repeal request against a tax credit for the 2017 fiscal year related to the Special Tax on Production and Services and Value Added Tax for an amount of Ps. 8,349,608, seeking that the resolution be declared null and void. As of the date of these consolidated financial statements, a final resolution is still pending. • AVALONE MARINE, S.A.P.I. DE C.V., requested the declaration of bankruptcy filed at Juzgado Noveno de Distrito en Materia Civil (Ninth Civil District Court), in Mexico City (348/2016). A financial controller requested from Petroleos Mexicanos and Pemex Exploración y Producción the payment of Ps. 2,722,635, amount deposited in the public construction contract (no. 428233864). Another financial controller requested, the payment of Ps. 91,069, and U.S. $ 6,639, for concept of double payment repetition proceeding. The financial controller filed a motion to review 322/2023 the Indirect Amparo Judgment 674/2023 of the Juzgado Décimo Cuarto de Distrito en Materia Civil del Primer Circuito (Fourteenth Civil District Court of the First Circuit), for which Pemex Exploration and Production filed a joinder of review. The financial controller filed Indirect Amparos 395/2023 and 396/2023 395/2023 and 396/2023 of the Fourteenth Civil District Court of the First Circuit. The lawsuit concluded on 16 February 2024, when a favorable resolution was obtained for Pemex Exploration and Production, absolving the company of the benefits claimed in the incidents of double payment and repetition of payment (see Note 28). The results of these proceedings are uncertain until their final resolutions are issued by the appropriate authorities. PEMEX has recorded liabilities for loss contingencies when it is probable that a liability has been incurred and the amount thereof can be reasonably estimated. When a reasonable estimation could not be made, qualitative disclosure was provided in the notes to these consolidated financial statements. PEMEX does not disclose amounts accrued for each individual claim because such disclosure could adversely affect PEMEX’s legal strategy, as well as the outcome of the related litigation. Pursuant to an ordinary session held by the Board of Directors on August 23, 2013, Petróleos Mexicanos established policies for the granting of mutual guarantees, loans or any type of credit in favor of the Subsidiary Entities and Subsidiary Companies; in accordance with these policies, the Corporate Finance Department issues an opinion with its risk analysis, financial valuation, budget sufficiency, accounting treatment and conclusions. Additionally, Pemex Logistics has granted the following corporate guarantees in connection with the exploration and extraction contracts entered into by Pemex Exploration and Production, as required by the CNH: • Exploration and extraction of hydrocarbons under the deep-water license modality, Trión field (Tender CNH-A1-TRION / 2016), of U.S.$4,000,000. • Exploration and extraction of the contract area 3 Cinturón plegado perdido (Tender CNHR01- L04 / 2015), of U.S. $3,333,000. • Extraction of hydrocarbons under shared production contract of the Ek-Balam fields, of U.S.$5,000,000. • Extraction of hydrocarbons in contractual area Santuario and El Golpe 3 field, of U.S.$320,000. • Exploration and extraction of hydrocarbons under shared production contract, contractual area 2 Tampico-Misantla, of U.S.$1,250,000.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 121 of 248 • Exploration and extraction of hydrocarbons under shared production contract, contractual area 8 Cuencas del Sureste, of U.S.$2,500,000. • Exploration and extraction of hydrocarbons shared production contract, assignment AE-0398-Mission of U.S.$255,000. • Extraction of hydrocarbons under license agreement, Ogarrio field of U.S.$250,000. • Extraction of hydrocarbons under license agreement, Cárdenas and Mora fields, of U.S.$250,000. • Exploration and extraction of hydrocarbons under the deep-water license modality, contractual area 2 Perdido, of U.S.$2,500,000. • Exploration and extraction of hydrocarbons under the deep-water license modality, contractual area 5 Perdido, of U.S.$5,000,000. • Exploration and extraction of hydrocarbons under the deep-water license modality, contractual area 18 Cordilleras Mexicanas, of U.S.$5,000,000. • Exploration and extraction of hydrocarbons under shared production contract contractual area 22 Cuenca Salina, of U.S.$1,375,000. • Contractual area 16 Tampico-Misantla, Veracruz, of U.S.$1,000,000. • Contractual area 17 Tampico-Misantla, Veracruz, of U.S.$1,000,000. • Contractual area 18 Tampico-Misantla, Veracruz, of U.S.$2,000,000. • Contractual area 29 Cuencas del Sureste, of U.S.$2,500,000. • Contractual area 32 Cuencas del Sureste, of U.S.$1,250,000. • Contractual area 33 Cuencas del Sureste, of U.S.$1,250,000. • Contractual area 35 Cuencas del Sureste, of U.S.$1,250,000. • Contractual area Ébano, of U.S.$225,000. • Contractual area AE-0388-M-Miquetla (for conventional and non-conventional on-shore licenses) of U.S.$245,000. Certain other Subsidiary Entities have also granted guarantees and other contingencies. Total guarantees granted to Pemex Exploration and Production amounted to U.S.$41,753,000, equivalent to Ps. 706,544,266, as of December 31, 2023 at the closing exchange rate on December 31, 2023, of Ps. 16.9220 = U.S.$1.00. As of December 31, 2020, Pemex Logistics granted to Pemex Industrial Transformation the obligations from a lease contract for U.S.$150,000, equivalent to Ps. 2,538,300 at the closing exchange rate on December 31, 2023, of Ps. 16.9220 =U.S.$1.00, to J. Aron & Company LLC, a subsidiary of Goldman Sachs Group Inc. PEMEX considers the probability it needs to make a disbursement of cash, for the guarantees granted and in effect as of December 31, 2023 remote. Disclosure of derivative financial instruments [text block] PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 122 of 248 NOTE 18. DERIVATIVE FINANCIAL INSTRUMENTS PEMEX faces market risk caused by the volatility of hydrocarbon prices, exchange rates and interest rates, credit risk associated with investments and financial derivatives, as well as liquidity risk. In order to monitor and manage these risks, PEMEX has approved general provisions relating to financial risk management, which are comprised of policies and guidelines that promote an integrated framework for risk management, regulate the use of Derivative Financial Instruments (DFIs), and guide the development of risk mitigation strategies. This regulatory framework establishes that DFIs should be used only for the purpose of mitigating financial risk. The use of DFIs for any other purpose must be approved in accordance with PEMEX’s current internal regulation. PEMEX has a Financial Risk Working Group (FRWG) which is a specialized working group with decision-making authority on financial risk exposure, financial risk mitigation schemes, and DFIs trading of Petróleos Mexicanos, the subsidiary entities, and where applicable, the subsidiary companies. Approved DFIs are mainly traded on the Over-the-Counter (OTC) market; however, exchange traded instruments may also be used. In the case of PMI Trading, DFIs are traded on CME-Clearport. The different types of DFIs that PEMEX trades are described below in the subsections corresponding to each risk type and as related to the applicable trading markets. One of PEMEX’s policies is to contribute to minimizing the impact that unfavorable changes in financial risk factors have on its financial results by promoting an adequate balance between incoming cash flows from operations and outgoing cash flows related to its liabilities. As part of the regulatory framework for financial risk management, PEMEX has established the eligible counterparties with which it may trade DFIs and other financial instruments. In addition, certain PMI Subsidiaries have implemented a regulatory framework for risk management with respect to its activities, which consists of policies, guidelines and procedures to manage the market risk associated with its commodity trading activities in accordance with industry best practices, such as: 1) the use of DFIs for financial risk mitigation purposes; 2) the segregation of duties; 3) valuation and monitoring mechanisms, such as the generation of a daily portfolio risk report, value at risk (“VaR”) computation; and 4) VaR limits, both at a global and business unit level and the implementation of stop loss mechanisms. Given that PEMEX’s outstanding DFIs have been entered into for risk mitigation purposes, particularly with economic hedging purposes, there is no need to establish and monitor market risk limits. For those portfolios with an open market risk exposure, PEMEX’s financial risk management regulatory framework establishes the implementation and monitoring of market risk metrics and limits (such as VaR, among others). PEMEX has also established credit guidelines for DFIs that Pemex Industrial Transformation offers to its domestic customers, which include the use of guarantees and credit lines. For exchange traded DFIs PEMEX trades under the margin requirements of the corresponding exchange market, and therefore does not have internal policies for these DFIs. Most DFIs held with financial counterparties do not require collateral exchange clauses. Notwithstanding, PEMEX’s regulatory framework promotes credit risk mitigation strategies such as collateral exchange. PEMEX does not have an independent third party to verify compliance with these internal standards; however, PEMEX has internal control procedures that certify compliance with existing policies and guidelines. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 123 of 248 A. Risk Management I. Market Risk i. Interest rate risk PEMEX is exposed to fluctuations in floating interest rate liabilities. PEMEX is exposed to U.S. dollar Secured Overnight Financing Rate (SOFR) and to Mexican peso Interbank Interest rate (TIIE). As of December 31, 2023, 18.9% of PEMEX’s total net debt outstanding (including DFIs) consisted of floating rate debt. Occasionally, for strategic reasons or in order to offset the expected inflows and outflows, PEMEX has entered into interest rate swaps and options. Through the swap agreements, PEMEX acquires the obligation to make payments based on a fixed interest rate in exchange for receiving payments referenced to a floating interest rate. On the other hand, under the option agreements, PEMEX acquires protection against possible raises in the floating interest rates of some of its liabilities. As of December 31, 2023, Petróleos Mexicanos was a party to four interest rate swap agreements denominated in U.S. dollars for an aggregate notional amount of U.S.$288,750 at a weighted average fixed interest rate of 2.3% and a weighted average term of 1.7 years. Similarly, in order to eliminate the volatility associated with variable interest rates of long-term financing operations, PMI NASA had two interest rate swap agreements denominated in U.S. dollars which expired in February 2023. Moreover, PEMEX invests in pesos and U.S. dollars in compliance with applicable internal regulations, through portfolios that have different purposes that seek an adequate return subject to risk parameters that reduce the probability of capital losses. The objective of the investments made through these portfolios is to meet PEMEX’s obligations payable in pesos and U.S. dollars. The investments made through PEMEX’s portfolios are exposed to domestic and international interest rate risk and credit spread risk derived from government and corporate securities, and inflation risk arising from the relationship between UDIs and pesos. However, these risks are mitigated by established limits on exposure to market risk. IBOR reference rates transition As a result of the decision made by the Financial Stability Board (FSB), the Interbank Offered Rates (IBORs), such as the LIBOR in dollars (over-night “O/N”, one week “1W”, two months “2M” and twelve months “12M”) or the EURIBOR in Euros, ceased being published in 2022 and were replaced by alternative reference rates, based on risk-free rates obtained from market operations. The discontinuation of the publication of these rates was originally scheduled for December 2021. Nevertheless, on November 2020, the ICE Benchmark Administration Limited (known as “ICE”) announced an extension until June 2023 for the publication of the most common LIBOR rates in dollars, (over-night “O/N”, one month “1M”, three months “3M”, six months “6M” and twelve months "12M"). Therefore, PEMEX reviewed contracts expiring after the applicable discontinuation dates, that could be impacted by the change in the aforementioned rates and has carried out all the relevant negotiations with its counterparts to establish the new rates in their contracts. As of December 31, 2023, PEMEX has amended all financial instruments referenced to IBOR variable rates and established the corresponding financial instruments referenced to risk-free rates (“RFR”). PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 124 of 248 Furthermore, because of the transition to RFR, PEMEX adopted a policy of not entering into new DFIs referenced to IBOR rates. The construction of the discount curves that PEMEX uses to calculate the fair value of its DFIs now includes financial instruments referenced to the corresponding currency RFR. As a result of the policy, since 2021 to the end of 2023, PEMEX contracted financing operations in U.S. dollars at floating rates linked to the new RFR rates. In the event that TIIE ceases to be published, the financial instruments portfolio referenced to these floating rates is composed of debt instruments and DFIs as shown below: Reference Rate *Notional Amount As of December 31, 2023 (in thousands of each currency) TIIE 28D MXN 117,888,000 Debt TIIE 91D MXN 16,433,024 DFI TIIE 28D MXN 31,733,673 *Note: Notional amounts with maturity after December 31, 2023. Regarding this matter, the Mexican Central Bank has announced that the 28-day TIIE will cease to be a reference for new contracts starting from January 1, 2025. Similarly, the 91-day and 182-day TIIE will cease to be references for new contracts starting from January 1, 2024. PEMEX’s portfolio also consists of additional debt instruments and DFIs referenced at fixed rates, which are not listed in the table above since PEMEX’s fixed rate portfolio will not be impacted by the IBOR transition. According to the general market practice, PMI Trading credit agreements include the new language to use the Secured Overnight Funding Rate (SOFR) as the benchmark rate. ii. Exchange rate risk Most of PEMEX’s revenues are denominated in U.S. dollars, a significant amount of which is derived from exports of crude oil and petroleum products, which are priced and payable in U.S. dollars. Additionally, PEMEX’s revenues from domestic sales of gasoline and diesel net of IEPS Tax, tax duties, incentives, and other related taxes, as well as domestic sales of natural gas and its byproducts, LPG and petrochemicals, are referenced to international U.S. dollar-denominated prices. PEMEX’s expenses related to hydrocarbon duties are calculated based on international U.S. dollar-denominated prices and the cost of hydrocarbon imports that PEMEX acquires for resale in Mexico or use in its facilities are indexed to international U.S. dollar-denominated prices. By contrast, PEMEX’s capital expenditure and operating expenses are established in pesos. As a result of this cash flow structure, the depreciation of the peso against the U.S. dollar increases PEMEX’s financial balance. The appreciation of the peso relative to the U.S. dollar has the opposite effect. PEMEX manages this risk without hedging instruments because the impact of exchange rate fluctuations between the U.S. dollar and the peso on PEMEX’s revenues is partially offset by its impact on its obligations.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 125 of 248 PEMEX prioritizes debt issuances denominated in U.S. dollars; nonetheless, this is not always achievable, hence non-U.S. dollar denominated debt issued in international currencies is hedged through DFIs to mitigate their exchange rate exposure, either by swapping it into U.S. dollars or through other derivative structures. The rest of the debt is denominated in pesos or in UDIs, and for the debt denominated in UDIs, it has been converted into pesos through DFIs in order to eliminate the inflationary risk exposure. As a consequence of the above, PEMEX's debt issued in international currencies other than U.S. dollars has exchange rate risk mitigation strategies. PEMEX has selected strategies that further seek to reduce its cost of funding by leaving, in some cases, part of this exchange rate exposure unhedged when assessed as appropriate. The underlying currencies of PEMEX’s DFIs are the euro, Japanese yen and pounds sterling against the U.S. dollar and UDIs against the peso. As of December 31, 2023, PEMEX did not enter into any DFIs to mitigate the exchange rate risk, since no debt in currencies other than U.S. dollars or pesos was issued. During 2023, PEMEX carried out the partial restructure of one and the whole restructure of another cross-currency swap, entering into three similar DFIs, with better financial conditions for PEMEX, having the main objective of reducing the financing cost of its debt. These restructured swaps have the purpose of hedging the exchange rate risk of debt issued by €650,000, with maturity in 2025. Additionally, PEMEX restructured ten cross currency capped swaps that had the purpose of hedging the exchange rate risk of debt issued by €1,250,000, with maturity in 2027. The restructure consisted in entering into ten similar DFIs, with better conditions for PEMEX, having the main objective of reducing the financing cost of its debt. During 2021, PEMEX restructured five cross-currency swaps, two of them with a recouponing clause. These swaps were used to hedge the exchange rate exposure of a €1,000,000 debt with maturity in 2026, a €100,000 debt with maturity in 2030 and the 10% of a €1,250,000 debt with maturity in 2027. For this restructuring PEMEX entered into, without cost, structures which are composed of a cross-currency swap and the sale of a call option, guaranteeing complete protection up to a certain exchange rate and partial protection above that level. These DFIs maintained the original contractual clauses but lowered the interest rate paid by PEMEX. Once this restructure had been carried out, 25% of the issue with maturity in 2026 remained hedged with two cross-currency swaps. PEMEX recorded a total foreign exchange gain (loss) of Ps. 238,079,042, Ps. 129,690,090 and Ps. (45,675,050), for the years ended December 31, 2023, 2022 and 2021, respectively. These amounts include the unrealized foreign exchange gain (loss) associated with debt of Ps. 208,865,338, Ps. 121,255,142 and Ps. (40,751,264) for the years ended December 31, 2023, 2022 and 2021, respectively. Unrealized foreign exchange gains and losses do not impact PEMEX’s cash flows. The appreciation of the peso during 2023 caused a total net foreign exchange gain because a significant portion of PEMEX’s debt, 82.75% (principal only) as of December 31, 2023, is denominated in a currency other than the Mexican peso. Due to the cash flow structure described above, the depreciation of the peso relative to the U.S. dollar does not affect PEMEX’s ability to meet U.S. dollar- denominated financial obligations and it improves PEMEX’s ability to meet peso-denominated financial obligations. On the other hand, the appreciation of the peso relative to the U.S. dollar may increase PEMEX’s peso-denominated debt service costs on a U.S. dollar basis. Certain of the PMI Subsidiaries face market risks generated by fluctuations in foreign exchange rates. In order to mitigate these risks, the boards of directors of several of these companies have authorized a policy which stipulates that financial assets must be denominated in its functional currency, unless the company owes a duty or expected payment in a currency other than its functional one. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 126 of 248 Finally, a significant amount of PMI Trading’s income and expenses, including the cost of sales and related sales costs, is derived from the trade of refined products, petrochemicals and gas liquids to PEMEX subsidiaries and third parties, whose prices are determined and are payable in U.S. dollars. PMI Trading’s exposure to foreign currency risk results primarily from the need to fund tax payments denominated in domestic currency, as well as from certain related sales costs denominated in domestic currency. PMI Trading believes it can adequately manage the risk created by the payment of taxes in domestic currency without the need to enter into hedging instruments because the exposure to this risk is marginal relative to the total flows of U.S. dollar. In addition, in the event that a potential foreign exchange risk arises in connection with a commercial transaction, PMI Trading may implement risk mitigation measures by entering into DFIs. iii. Hydrocarbon Price Risk PEMEX periodically assesses its revenues and expenditures structure in order to identify the main market risk factors that PEMEX’s cash flows are exposed to in connection with international hydrocarbon prices. Based on this assessment, PEMEX monitors its exposure to the most significant risk factors and quantifies their impact on PEMEX’s financial balance. PEMEX’s exports and domestic sales are directly or indirectly related to international hydrocarbon prices. Therefore, PEMEX is exposed to fluctuations in these prices. In terms of crude oil and natural gas, part of this risk is transferred to the Mexican Government under PEMEX’s current fiscal regime. PEMEX’s exposure to hydrocarbon prices is partly mitigated by natural hedges between its inflows and outflows. Additionally, PEMEX continuously evaluates the implementation of risk mitigation strategies, including those involving the use of DFIs, taking into consideration their operative and budgetary feasibility. In 2017, the Board of Directors of Petróleos Mexicanos approved the establishment of an Annual Oil Hedging Program. Since then, PEMEX has implemented hedging strategies to partially protect its cash flows from falls in the Mexican crude oil basket price below the one established in the Federal Revenue Law. During 2020 PEMEX entered into a crude oil hedge for the first half of fiscal year 2021, pursuant to which PEMEX hedged 332.5 thousand barrels per day for the period between December 2020 and June 2021, for U.S.$119,920. During the first half of 2021 PEMEX entered into a crude oil hedge for the second half of fiscal year 2021, pursuant to which PEMEX hedged 218 thousand barrels per day on average, for the period between July 2021 and December 2021, for U.S.$39,401. During the second half of 2021 and the first half of 2022, PEMEX entered into a crude oil hedge for the fiscal year 2022, pursuant to which PEMEX hedged 309 thousand barrels per day on average for the period between January 2022 and December 2022, for U.S.$158,988. During the second half of 2022, and the first quarter of 2023, PEMEX entered into a crude oil hedge for the fiscal year 2023, pursuant to which PEMEX hedged 320 thousand barrels per day on average for the period between January 2023 and December 2023, for U.S.$199,943. During the second half of 2023, PEMEX entered into a crude oil hedge for the fiscal year 2024, pursuant to which PEMEX hedged 148 thousand barrels per day on average, for the period between December 2023 and December 2024, for U.S.$105,780. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 127 of 248 Additionally, PEMEX cash flows are exposed to crack spread movements as these determine the refining margin. During the second half of 2022 and during 2023, PEMEX implemented a hedging strategy to protect its cash flows exposed to diesel crack spread against drops below the level established in the Federal Revenue Law for the fiscal year 2023. This is a zero- cost hedging strategy and hedged 5,750,000 barrels for the period between January 2023 and November 2023. In addition to supplying natural gas, Pemex Industrial Transformation can offer DFIs to its domestic customers in order to provide them with support to mitigate the risk associated with the volatility of natural gas prices. Since 2017, when this service is offered, Pemex Industrial Transformation must enter into DFIs with Petróleos Mexicanos under the opposite position to those DFIs offered to its customers in order to mitigate the market risk it would bear under such offered DFIs. Petróleos Mexicanos then transfers the related price risk derived from the DFI position held with Pemex Industrial Transformation to financial counterparties by entering into the opposite position DFIs with such parties. As of December 31, 2023, there were no DFIs since all the DFIs in its portfolios expired in 2019. In case of entering into new trades, Pemex Industrial Transformation DFI portfolios have VaR and CaR limits in order to limit market risk exposure. PMI Trading faces market risk generated by the terms of the purchase and sale of refined products and natural gas liquids, as well as the volatility of oil prices. Accordingly, it frequently enters into DFIs in order to mitigate this risk, thereby reducing the volatility of its financial results. In accordance with the risk management regulatory framework that PMI Trading has implemented, VaR and the change in profit and loss by portfolio are calculated daily and compared to the maximum applicable limits in order to implement risk mitigation mechanisms as necessary. iv. Market risk quantification The quantification of market risk exposure in PEMEX’s financial instruments is presented below, in accordance with the applicable international risk management practices. Interest rate risk quantification The quantification of interest rate risk of investment portfolios is carried out by using the one-day horizon historical VaR, with a confidence level of 95%, over a period of one year. The VaR incorporates interest rate and spread risks. In addition, for portfolios in domestic currency, the VaR includes the inflation risk embedded in securities denominated in UDI. For portfolio management purposes, interest rate risk is mitigated by VaR limits. As of December 31, 2023, the VaRs of PEMEX’s investment portfolios were Ps. 0.00 for the Peso Treasury Portfolio, Ps. 0.00 for FOLAPE, and U.S.$ 0.00 for the U.S. Dollar Treasury Portfolio, since these investment portfolios have no risk position. Additionally, PEMEX has a portfolio of Mexican Government bonds. It is considered that these securities are not exposed to market risk, unlike the investment portfolios’ securities. Therefore, there is no need to calculate a VaR. In addition to the exposure to interest rate fluctuations of the DFIs in which PEMEX is obligated to make payments referenced to floating rates, PEMEX’s DFIs are exposed to Mark-to-Market (“MtM”) volatility as a result of changes in the interest rate curves used in their valuation. Interest rate risk quantification was calculated for DFIs in conjunction with the interest rate risk quantification for the debt portfolio. The following table shows the sensitivity of PEMEX’s DFIs and debt portfolio to a parallel shift of 10 basis points (bp) PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 128 of 248 over the zero coupon rate curves. The 10bp parallel shift may be used to estimate in a simple manner the impact for proportional values to this shift and was selected in accordance with market practices for financial risk management. For the debt portfolio, interest rate risk sensitivity was calculated taking into account both the DFI interbank market yield curves and the PEMEX curves (which were also used to estimate the debt portfolios’ fair value). These metrics were calculated solely for informational purposes and are not used for portfolio management purposes because PEMEX does not intend to prepay its debt or terminate its DFIs early. Therefore, there is no interest rate risk arising from fixed rate obligations. INTEREST RATE and CURRENCY DFIs Interest rate sensitivity to + 10 bp Interbank Yield Curves PEMEX Curves Currency Sensitivity debt Sensitivity DFIs Sensitivity net Sensitivity debt CHF U.S.$ — U.S.$ — U.S.$ — U.S.$ — Euro 23,855 (21,179) 2,676 18,558 Pound Sterling 1,047 (1,047) — 971 Yen 1,490 (1,033) 457 1,322 Peso 13,006 470 13,476 12,277 UDI 9,424 (9,424) 0 7,864 U.S. dollar 767,974 188,565 956,539 285,854 In thousands of U.S. dollars Figures not audited In addition, PEMEX performed a retrospective sensitivity analysis of the impact on its financial statements for the years ended December 31, 2023, 2022 and 2021, in which PEMEX assumed either an increase or decrease of 25 basis points in the floating interest rates of its debt and corresponding hedges. At December 31, 2023, 2022 and 2021, had market interest rates been 25 basis points higher, with all other variables remaining constant, the net gain for the year ended December 31, 2023, would have been Ps. 616,468 lower, the net gain for the year ended December 31, 2022, would have been Ps. 796,763 lower and the net loss for the year ended December 31, 2021, would have been Ps. 895,382 higher, primarily as a result of an increase in interest expense. Conversely, had market interest rates been 25 basis points lower, the net gain for the year ended December 31, 2023, would have been Ps. 616,468 higher, the net gain for the year ended December 31, 2022, would have been Ps. 796,763 higher and the net loss for the year ended December 31, 2021, would have been Ps. 895,382 lower, primarily as a result of a decrease in interest expense. Exchange rate risk quantification The investments of PEMEX’s portfolios do not face foreign exchange rate risk because the funds of such portfolios are used to meet obligations in pesos and U.S. dollars. Currency DFIs are entered into in order to hedge exchange rate risk arising from debt flows in currencies other than pesos and U.S. dollars or inflation risk arising from debt flows in UDIs. However, due to the accounting treatment, net income is exposed to MtM volatility, mainly as a result of changes in the exchange rates used in their valuation. Exchange rate risk quantification was calculated for DFIs in conjunction with the exchange rate risk quantification for the debt portfolio. The following table shows the sensitivity of PEMEX’s DFIs and debt portfolio to an increase of 1% to the exchange

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 129 of 248 rates of currencies against the U.S. dollar. The 1% may be used to estimate in a simple manner the impact for proportional values to this increase and was selected in accordance with market practices for financial risk management. For the debt portfolio, exchange rate risk sensitivity was calculated taking into account both, interbank market yield curves and the PEMEX curves. In addition, the table shows the one-day horizon historical VaR of the remaining open position, with a confidence level of 95%, over a period of one year. These metrics were calculated solely for informational purposes. Nevertheless, in order to carry out management activities related to its debt portfolio, PEMEX periodically conducts quantitative analyses in order to estimate the exchange rate risk exposure generated by its debt issuances. Based on these analyses, PEMEX has elected to enter into DFIs as an exchange rate risk mitigation strategy. These DFIs along with the debt are shown in the following table: INTEREST RATE and CURRENCY DFIs Exchange rate sensitivity +1% and VaR 95% Interbank Yield Curves PEMEX Curves Currency Sensitivity Debt Sensitivity DFIs Sensitivity Debt Sensitivity Net VaR 95% Net CHF U.S.$ — U.S.$ — U.S.$ — U.S.$ — U.S.$ — Euro (92,148) 55,795 (36,353) (28,260) (80,003) Pound Sterling (5,699) 5,699 — — (5,373) Yen (5,776) (598) (6,374) (5,736) (5,227) Peso (182,812) (20,312) (203,124) (233,308) (179,849) UDI (23,722) 23,722 — 0 (21,635) In thousands of U.S. dollars Figures not audited As shown in the table above, exchange rate risk derived from debt denominated in currencies other than U.S. dollars is almost fully hedged by DFIs. The exchange rate risk exposure to the euro, pound sterling and Japanese yen is a result of the delta of the structures described above (Seagull Options and Calls), and considering the current exchange rate levels, represents a lower funding cost than the hedging strategies carried out through swaps. In addition, PEMEX performed a retrospective sensitivity analysis of the impact on its financial statements of the years ended December 31, 2023, 2022 and 2021, in which PEMEX assumed either an increase or decrease of 10% in the exchange rate between the U.S. dollar and peso in order to determine the impact on net income and equity as a result of applying these new rates to the monthly balances of assets and liabilities denominated in U.S. dollars. At December 31, 2023, 2022 and 2021, had the peso depreciated against the U.S. dollar by 10% with other variables remaining constant, the net gain for the year ended December 31, 2023, would have been Ps. 226,165,912 lower, the net gain for the year ended December 31, 2022, would have been Ps.198,697,226 lower and the net loss for the year ended December 31, 2021, would have been Ps. 172,056,924 higher, primarily as a result of an increase in the exchange rate losses. However, had the peso appreciated against the U.S. dollar by 10%, the net gain for the year ended December 31, 2023, would have been Ps. 226,165,912 higher, the net gain for the year ended December 31, 2022, would have been Ps.198,697,226 higher and the net loss for the year ended December 31, 2021, would have been Ps. 172,056,924 lower, primarily as a result of the decrease in exchange rate losses. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 130 of 248 Hydrocarbon price risk quantification Pemex Industrial Transformation occasionally faces market risk due to open positions arising from the mismatch between the DFI portfolio offered to domestic customers and hedges with international counterparties. As of December 31, 2023, Pemex Industrial Transformation’s natural gas DFI portfolios had no market risk exposure since all the DFIs in its portfolios expired in 2019. Open market risk exposure would be measured using the 20-day Delta-Gamma VaR methodology, with a confidence level of 95%, based on 500 daily observations; VaR and CaR would be monitored and mitigated by pre-established limits. It should be noted that sensitivity analyses were not carried out for other financial instruments, such as accounts receivable and payable (as defined in the financial reporting standards). Such accounts are cleared in short-term, and therefore market risk is considered to be nonexistent. Most of these accounts are related to hydrocarbon prices. In accordance with the risk management regulatory framework that PMI Trading has implemented, VaR and the change in profit and loss by portfolio are calculated daily and compared to the maximum applicable limits in order to implement risk mitigation mechanisms as necessary. PMI Trading’s global VaR associated with commodities market risk was U.S. $(4,363) as of December 29, 2023. This VaR was calculated using the historical method with a 95% confidence level, two-year history and a one-day horizon. The minimum VaR recorded on the year was U.S. $(1,922) (registered on November 16, 2023) and the maximum VaR recorded on the year was U.S. $(12,792) (registered on August 31, 2023). As of December 31, 2022, the global VaR 95% was U.S. $(4,064). The quantification of crude oil price risk is carried out by using the one-day horizon historical VaR, with a confidence level of 95%, over a period of one year. As of December 31, 2023, this was U.S.$(17,496). II. Credit Risk When the fair value of a DFI is favorable to PEMEX, PEMEX faces the risk that the counterparty will not be able to meet its obligations. PEMEX monitors its counterparties’ creditworthiness and calculates the credit risk exposure for its DFIs. As a risk mitigation strategy, PEMEX only enters into DFIs with major financial institutions with a minimum credit rating of BBB-. These ratings are issued and revised periodically by risk rating agencies. Furthermore, PEMEX seeks to maintain a diversified portfolio of counterparties. In order to estimate PEMEX’s credit risk exposure to each financial counterparty, the potential future exposure is calculated by projecting the risk factors used in the valuation of each DFI in order to estimate the MtM value for different periods, taking into account any credit risk mitigation provisions. Moreover, PEMEX has entered into various long-term cross-currency swaps agreements with “recouponing” provisions (pursuant to which the payments on the swaps are adjusted when the MtM exceeds the relevant threshold specified in the swap), thereby limiting the exposure to its counterparties to a specific threshold amount, as well as the counterparties’ exposure to PEMEX. The specified thresholds were reached in one cross-currency swap during 2023, which was used to hedge the exchange rate exposure to euro, as well as in four cross-currency swaps during 2022, which were also used to hedge the exchange rate exposure to euro. This resulted in the cash settlement of such swaps and the resetting of swap terms to return their MtM value to zero. During 2023, PEMEX did not enter into any new cross-currency swap with these characteristics. Nevertheless, as part of the synthetic recouponing realized in 2023, a recouponing clause was incorporated into two cross currency capped swaps. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 131 of 248 Additionally, during 2022 PEMEX carried out a voluntary recouponing of a MXN/UDI cross-currency swap, which hedges an UDIs 721,564 debt with maturity in 2028. According to IFRS 13 “Fair Value Measurement,” the fair value or MtM value of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation. Due to the above, PEMEX applies the credit value adjustment (“CVA”) method to calculate the fair value of its DFIs. For each DFI, the CVA is calculated by determining the difference between the MtM and the estimated MtM adjusted for credit risk. In determining the credit risk, the CVA method takes into account the current market perception about the credit risk of both counterparties, using the following inputs: a) the MtM projection for each payment date based on forward yield curves; b) the implied default probability obtained from both, PEMEX and the counterparty’s credit default swaps, at each payment date; and c) the default recovery rates of each counterparty. The current and potential exposures, aggregated by credit rating, are as follows: Maximum Credit Exposure by term in Petróleos Mexicanos Rating Current Less than 1 year 1-3 years 3-5 years 5-7 years 7-10 years More than 10 years A+ U.S.$ (192,479) U.S.$ 332,570 U.S.$ 300,229 U.S.$ 270,236 U.S.$ — U.S.$ — U.S.$ — A- (58,169) 376,513 205,966 230,186 — — — BBB+ 49,142 351,609 428,153 244,613 158,324 207,909 236,128 BBB (2,759,272) 189,848 433,955 406,929 249,882 303,135 354,981 BBB- (45,488) 32,796 58,427 121,869 — — — in thousands of U.S. dollars Figures not audited Maximum Credit Exposure by term in Petróleos Mexicanos including debt Rating Current Less than 1 year 1-3 years 3-5 years 5-7 years 7-10 years More than 10 years A+ U.S.$ — U.S.$ 21,892 U.S.$ 300,229 U.S.$ 270,236 U.S.$ — U.S.$ — U.S.$ — A- 10,266 159,033 205,966 230,186 — — — BBB+ — 10,112 376,358 244,613 158,324 207,909 236,128 BBB — — 9,962 406,929 249,882 303,135 354,981 BBB- — 32,796 58,427 121,869 — — — in thousands of U.S. dollars Figures not audited PEMEX also faces credit risk derived from its investments. As of December 31, 2023, the position in domestic currency was in Mexican Government bonds in pesos. Given the current credit rating, the default probability in this currency is zero according to the default’s frequency matrices from rating agencies, therefore no quantification or disclosure of this exposure is made. Furthermore, by means of its credit guidelines for DFI operations, Pemex Industrial Transformation significantly reduces its credit risk exposure related to the DFIs. In order to qualify for these DFIs, Pemex Industrial Transformation’s customers must be party to a current natural gas supply contract and sign a domestic master derivative agreement. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 132 of 248 Additionally, according to the credit guidelines, DFIs with these customers must be initially secured by cash deposits, letters of credit or other collateral provisions, as required. The credit guidelines indicate that Pemex Industrial Transformation may offer DFIs with an exemption from collateral requirements up to a certain amount, through a credit line approved by the credit committee, based on an internal financial and credit assessment. Moreover, if the credit line is insufficient to cover each client’s exposure, the client is obligated to deposit collateral. In accordance with these guidelines, in the event that a client does not meet its payment obligations, DFIs related to this client would be terminated, rights to any available collateral would be exercised and, if the collateral were insufficient to cover the fair value, or in the absence of collateral, natural gas supply would be suspended until the payment is made. As of December 31, 2023, Pemex Industrial Transformation had no DFIs since all the DFIs of its portfolios expired in 2019. As such, once the total settlement of the operations was carried out, the exempt credit lines expired, and the guarantees deposited by the clients were entirely returned. PMI Trading’s credit risk associated with DFI transactions is mitigated through the use of futures and standardized instruments that are cleared through CME-Clearport. III. Liquidity Risk PEMEX’s main internal source of liquidity comes from its operations. Additionally, through its debt planning and the purchase and sale of U.S. dollars, PEMEX currently preserves a cash balance at a level of liquidity in domestic currency and U.S. dollars that is considered adequate to cover its investment and operating expenses, as well as other payment obligations, such as those related to DFIs. In addition, as of December 31, 2023, Petróleos Mexicanos has acquired committed revolving credit lines in order to mitigate liquidity risk, one of which provide access to Ps. 20,500,000 with expiration date in November 2025, and another that provides access to U.S.$.4,572,417, of which U.S.$1,064,417 expires in June 2024, and U.S.$3,508,000 expires in November 2026. As of December 31, 2023, these credit lines are fully used (see Note 16). During 2023, PEMEX entered into FX Forwards MXN/U.S.$ in order to preserve an adequate level of liquidity in U.S. dollars. As of December 31, 2023, none of these DFIs were outstanding. Additionally, as a liquidity risk mitigation strategy, PEMEX entered into two prepaid swaps MXN/U.S.$, the first one has a notional amount of U.S.$ $1,000,000 and expires in 2025, the second one has a notional amount of U.S.$2,000,000 and expires in 2026. In addition, PEMEX entered into a discretionary synthetic recouponing which involved the restructure of five UDI/MXN DFIs and six EUR/U.S.$ DFIs. During 2022, PEMEX entered into FX Forwards MXN/U.S.$ in order to preserve an adequate level of liquidity in U.S. dollars. As of December 31, 2022, none of these DFIs were outstanding. Finally, the investment strategies of PEMEX’s portfolios are structured by selecting time horizons that consider each currency’s cash flow requirements in order to preserve liquidity. Certain PMI Subsidiaries mitigate their liquidity risk through several mechanisms, the most important of which is its centralized treasury, which provides access to two syndicated credit facilities for up to U.S. $664,000 and U.S.$ 1,500,000, respectively, and cash surplus capacity in the custody of the centralized structure. In addition, certain PMI Subsidiaries have access to bilateral credit lines from financial institutions for up to U.S. $650,000. These companies monitor their cash flow on a daily basis and protect their creditworthiness in the financial markets. Liquidity risk is mitigated by monitoring certain financial ratios as set forth in the policies approved by each company’s board of directors.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

The following tables show the cash flow maturities as well as the fair value of PEMEX's debt and DFI portfolios as of December 31, 2023, and 2022. It should be noted that:

- For debt obligations, these tables present principal cash flow and the weighted average interest rates for fixed rate debt.
- For interest rate swaps, interest rate options, cross-currency swaps and currency options, these tables present notional amounts and weighted average interest rates by expected (contractual) maturity dates.
- Weighted average variable rates are based on implied forward rates obtained from the interbank market yield curve at the reporting date.
- For crude oil and crack spread, volumes are presented in millions of barrels, and fixed average and strike prices are presented in U.S. dollars per barrel.
- DFIs' fair value includes CVA and is calculated based on market quotes obtained from market sources such as Bloomberg, *Proveedor Integral de Precios, S.A. de C.V.* ("PIP"), among others.
- For PMI Trading, the prices used in commercial transactions and DFIs are published by reputable sources that are widely used in international markets, such as CME-NYMEX, Platts and Argus, among others.
- Fair value is calculated internally, either by discounting cash flows with the corresponding zero-coupon yield curve in the original currency, or through other standard methodologies commonly used in financial markets for specific instruments.
- For all instruments, the tables are based on the contract terms in order to determine the future cash flows that are categorized by expected maturity dates.

133 of 248

PEMEX Consolidated

Ticker: PEMEX Quarter: 4D Year: 2023

Quantitative Disclosure of Debt Cash Flow Maturities as of December 31, 2023[(1)(2)]

	Year of expected maturity date							
	2024	2025	2026	2027	2028	2029 Thereafter	Total Carrying Value	Fair Value
Liabilities								
Outstanding debt								
Fixed rate (U.S. dollars)	Ps. 18,853,937	Ps. 29,389,312	Ps. 63,734,146	Ps. 101,457,904	Ps. 52,680,639	Ps. 771,334,587	Ps. 1,037,450,525	Ps. 914,924,609
Average interest rate (%)	—	—	—	—	—	—	6.86%	
Fixed rate (Japanese yen)	—	—	9,590,744	—	—	—	9,590,744	8,844,377
Average interest rate (%)	—	—	—	—	—	—	0.54%	
Fixed rate (pound sterling)	—	9,680,517	—	—	—	—	9,680,517	9,092,410
Average interest rate (%)	—	—	—	—	—	—	3.75%	
Fixed rate (pesos)	126,137,419	—	31,278,595	—	—	—	157,416,014	155,178,104
Average interest rate (%)	—	—	—	—	—	—	8.33%	
Fixed rate (UDIs)	—	—	25,037,795	—	5,756,414	9,076,920	39,871,129	36,611,421
Average interest rate (%)	—	—	—	—	—	—	4.10%	
Fixed rate (euros)	23,366,012	30,831,092	18,678,830	23,295,171	23,245,497	25,057,638	144,474,240	135,380,508
Average interest rate (%)	—	—	—	—	—	—	4.16%	
Fixed rate (Swiss francs)	—	—	—	—	—	—	—	—
Average interest rate (%)	—	—	—	—	—	—	—%	
Total fixed rate debt	**Ps. 168,357,368**	**Ps. 69,900,921**	**Ps. 148,320,110**	**Ps. 124,753,075**	**Ps. 81,682,550**	**Ps. 805,469,145**	**Ps. 1,398,483,169**	**Ps. 1,260,031,429**
Variable rate (U.S. dollars)	Ps. 169,465,997	Ps. 8,272,478	Ps. 27,476,033	Ps. 2,170,400	Ps. 2,041,838	Ps. 3,307,370	Ps. 212,734,116	Ps. 168,316,129
Variable rate (euros)	—	—	—	—	—	—	—	—
Variable rate (pesos)	101,832,259	37,741,944	1,583,917	1,629,795	1,851,404	1,047,783	145,687,102	149,162,238
Total variable rate debt	**Ps. 271,298,256**	**Ps. 46,014,422**	**Ps. 29,059,950**	**Ps. 3,800,195**	**Ps. 3,893,242**	**Ps. 4,355,153**	**Ps. 358,421,218**	**Ps. 317,478,367**
Total debt	**Ps. 439,655,624**	**Ps. 115,915,343**	**Ps. 177,380,060**	**Ps. 128,553,270**	**Ps. 85,575,792**	**Ps. 809,824,298**	**Ps. 1,756,904,387**	**Ps. 1,577,509,796**

Note: Numbers may not total due to rounding.

(1). The information in this table has been calculated using exchange rates at December 31, 2023, of Ps. 16.9220 = U.S. $1.00; Ps. 0.1200 = 1.00 Japanese yen; Ps. 21.5646 = 1.00 pound sterling; Ps. 7.981602 = 1.00 UDI; Ps. 18.6963 = 1.00 euro; and Ps. 20.1101 = 1.00 Swiss franc.

(2). Does not include accrued interest.

134 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Quantitative Disclosure of Debt Cash Flow Maturities as of December 31, 2022[(1)(2)]

	Year of expected maturity date							
	2023	2024	2025	2026	2027	2028 Thereafter	Total Carrying Value	Fair Value
Liabilities								

Outstanding debt								
Fixed rate (U.S. dollars)	Ps. 49,003,377	Ps. 22,392,384	Ps. 34,634,833	Ps. 74,001,164	Ps. 116,556,308	Ps. 895,763,628	Ps. 1,192,351,694	Ps. 1,011,100,409
Average interest rate (%)	—	—	—	—	—	—	6.59%	
Fixed rate (Japanese yen)	4,410,000	—	—	11,747,618	—	—	16,157,618	14,691,136
Average interest rate (%)	—	—	—	—	—	—	1.35%	
Fixed rate (pounds sterling)	—	—	10,479,479	—	—	—	10,479,479	9,441,285
Average interest rate (%)	—	—	—	—	—	—	3.75%	
Fixed rate (pesos)	38,129,345	118,930,168	—	31,135,724	—	—	188,195,237	182,158,536
Average interest rate (%)	—	—	—	—	—	—	7.76%	
Fixed rate (UDIs)	—	—	—	24,060,801	—	14,024,600	38,085,401	37,120,498
Average interest rate (%)	—	—	—	—	—	—	4.09%	
Fixed rate (euros)	28,979,202	25,859,165	34,142,241	20,714,535	25,865,189	53,510,465	189,070,797	173,811,236
Average interest rate (%)	—	—	—	—	—	—	4.30%	
Fixed rate (Swiss francs)	7,659,500	—	—	—	—	—	7,659,500	7,475,294
Average interest rate (%)	—	—	—	—	—	—	1.75%	
Total fixed rate debt	**Ps. 128,181,424**	**Ps. 167,181,717**	**Ps. 79,256,553**	**Ps. 161,659,842**	**Ps. 142,421,497**	**Ps. 963,298,693**	**Ps. 1,641,999,726**	**Ps. 1,435,798,394**
Variable rate (U.S. dollars)	204,537,935	57,417,565	5,739,676	2,398,477	2,487,239	6,104,457	278,685,349	272,536,429
Variable rate (euros)	13,415,342	—	—	—	—	—	13,415,342	13,497,422
Variable rate (pesos)	80,449,683	25,456,403	7,790,683	1,213,716	1,200,252	1,889,545	118,000,282	131,589,540
Total variable rate debt	**Ps. 298,402,960**	**Ps. 82,873,968**	**Ps. 13,530,359**	**Ps. 3,612,193**	**Ps. 3,687,491**	**Ps. 7,994,002**	**Ps. 410,100,973**	**Ps. 417,623,391**
Total debt	**Ps. 426,584,384**	**Ps. 250,055,685**	**Ps. 92,786,912**	**Ps. 165,272,035**	**Ps. 146,108,988**	**Ps. 971,292,695**	**Ps. 2,052,100,699**	**Ps. 1,853,421,785**

Note: Numbers may not total due to rounding.

(1). The information in this table has been calculated using exchange rates at December 31, 2022, of Ps. 19.4143 = U.S. $1.00; Ps. 0.1470 = 1.00 Japanese yen; Ps. 23.3496 = 1.00 pound sterling; Ps. 7.646804 = 1.00 UDI; Ps. 20.7083 = 1.00 euro; and Ps. 20.9791 = 1.00 Swiss franc.

(2). Does not include accrued interest.

135 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Quantitative Disclosure of Cash Flow Maturities from Derivative Financial Instruments Held or Issued for Purposes Other than Trading as of December 31, 2023[1][2]

	Year of expected maturity date							
	2024	2025	2026	2027	2028	2029 Thereafter	Total Carrying Value	Fair Value (3)
Hedging Instruments								
Interest Rate DFI (2)(4)								
Interest Rate Swaps (U.S. dollars)								
Variable to fixed	Ps. 2,813,283	Ps. 2,072,945	Ps. —	Ps. —	Ps. —	Ps. —	Ps. 4,886,228	Ps. 161,540
Average pay rate	2.35%	2.31%	—%	0.00%	0.00%	0.00%	N.A.	N.A.
Average receive rate	5.84%	4.55%	—%	0.00%	0.00%	0.00%	N.A.	N.A.
Interest Rate Options								
Buy Cap, Sell Floor on floating in U.S. dollar SOFR 1M	Ps. —	Ps. 42,305,000	Ps. —	Ps. —	Ps. —	Ps. —	Ps. 42,305,000	Ps. 824,040
Currency DFI								
Cross-currency swaps								
Receive euros/Pay U.S. dollars	Ps. 22,534,604	Ps. 32,866,454	Ps. 18,530,120	Ps. 22,727,515	Ps. 22,588,755	Ps. 26,772,726	Ps. 146,020,174	Ps. (3,430,313)
Receive Japanese yen/Pay U.S. dollars	—	—	—	—	—	—	—	—
Receive pounds sterling/Pay U.S. dollars	—	10,012,071	—	—	—	—	10,012,071	(469,549)
Receive UDI/Pay pesos	—	3,063,181	17,076,001	—	4,749,625	6,844,866	31,733,673	4,364,789
Receive Swiss francs/Pay U.S. dollars	—	—	—	—	—	—	—	—
Currency Options								
Buy Put, Sell Put and Sell Call on Japanese yen	Ps. —	Ps. —	Ps. 9,598,412	Ps. —	Ps. —	Ps. —	Ps. 9,598,412	Ps. (941,833)
Buy Call, Sell Call and Sell Put on euros	23,350,245	13,543,142	—	—	23,350,245	—	60,243,632	(3,141,165)
Sell Call on pounds sterling	—	9,694,529	—	—	—	—	9,694,529	(91)
Sell Call on Swiss francs	—	—	—	—	—	—	—	—
Sell Call on Euros	—	12,142,127	14,010,147	23,350,245	—	25,218,264	74,720,783	(442,326)
FX Forwards								
Receive U.S. dollars and pesos / Pay U.S. dollars and pesos	Ps. 21,266,286	Ps. 17,494,819	Ps. 6,984,701	Ps. —	Ps. —	Ps. —	Ps. 45,745,806	Ps. (24,124,384)

N.A. = not applicable.

Numbers may not total due to rounding.

(1) The information in this table has been calculated using exchange rates at December 31, 2023, of Ps. 16.9220 = U.S. $1.00 and Ps. 18.6963 = 1.00 euro.

(2) PEMEX's management uses these DFIs to hedge market risk; however, these DFIs do not qualify for accounting purposes as hedges and are recorded in the financial statements as entered into for trading purposes.

(3) Positive numbers represent a favorable fair value to PEMEX.

(4) PMI's risk management policies and procedures establish that DFIs should be used only for hedging purposes; however, DFIs are not recorded as hedges for accounting purposes.

136 of 248

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 137 of 248 Quantitative Disclosure of Cash Flow Maturities from Derivative Financial Instruments Held or Issued for Purposes Other than Trading as of December 31, 2022(1)(2) Year of expected maturity date 1905 2024 2025 2026 2027 2028 Thereafter Total Carrying Value Fair Value (3) Hedging Instruments Interest Rate DFI (2)(4) Interest Rate Swaps (U.S. dollars) Variable to fixed Ps. 4,346,428 Ps. 3,227,627 Ps. 2,378,252 Ps. — Ps. — Ps. — Ps. 9,952,307 Ps. 409,459 Average pay rate 2.37% 2.35% 2.31% 0.00% 0.00% 0.00% N.A. N.A. Average receive rate 5.45% 5.07% 4.34% 0.00% 0.00% 0.00% N.A. N.A. Interest Rate Options Buy Cap, Sell Floor on floating in U.S. dollar LIBOR 1M Ps. — Ps. 48,535,750 Ps. — Ps. — Ps. — Ps. — Ps. 48,535,750 Ps. 2,263,382 Currency DFI Cross-currency swaps Receive euros/Pay U.S. dollars Ps. 45,303,255 Ps. 25,853,538 Ps. 37,200,560 Ps. 21,259,267 Ps. 26,074,861 Ps. 56,631,520 Ps. 212,323,001 Ps. (11,745,814) Receive Japanese yen/Pay U.S. dollars 4,685,672 — — — — — 4,685,672 (231,855) Receive pounds sterling/Pay U.S. dollars — — 11,486,665 — — — 11,486,665 (1,123,000) Receive UDI/Pay pesos — — 3,063,181 17,076,001 — 11,594,491 31,733,673 6,147,449 Receive Swiss francs/Pay U.S. dollars 7,086,220 — — — — — 7,086,220 620,453 Currency Options Buy Put, Sell Put and Sell Call on Japanese yen Ps. — Ps. — Ps. — Ps. 11,845,210 Ps. — Ps. — Ps. 11,845,210 Ps. (461,140) Buy Call, Sell Call and Sell Put on euros — 25,978,760 15,067,681 — — 25,978,760 67,025,201 (4,750,485) Sell Call on pounds sterling — — 10,556,234 — — — 10,556,234 (2,835) Sell Call on Swiss francs 7,664,921 — — — — — 7,664,921 (1,617) Sell Call on Euros 13,508,955 — 13,508,955 15,587,256 25,978,760 28,057,061 96,640,987 (375,031) FX Forwards Receive U.S. dollars / Pay pesos Ps. — Ps. — Ps. — Ps. — Ps. — Ps. — Ps. — Ps. — N.A. = not applicable. Numbers may not total due to rounding. (1). The information in this table has been calculated using exchange rates at December 31, 2022, of Ps. 19.4143 = U.S. $1.00 and Ps. 20.7083 = 1.00 euro. (2). PEMEX’s management uses these DFIs to hedge market risk; however, these DFIs do not qualify for accounting purposes as hedges and are recorded in the financial statements as entered into for trading purposes. (3). Positive numbers represent a favorable fair value to PEMEX. (4). PMI’s risk management policies and procedures establish that DFIs should be used only for hedging purposes; however, DFIs are not recorded as hedges for accounting purposes. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 138 of 248 The following tables show the estimated amount of principal and interest cash flow maturities of PEMEX’s financial liabilities as of December 31, 2023 and 2022 (DFIs are not included): Financial Liabilities Interest and Principal Cash Flow Maturities as of December 31, 2023(1) Year of expected maturity date Total Carrying Value 2024 2025 2026 2027 2028 2029 Thereafter Total Financial Liabilities Suppliers Ps. 368,345,849 Ps. 368,345,849 Ps. — Ps. — Ps. — Ps. — Ps. — Ps. 368,345,849 Accounts and accrued expenses Payable 83,646,764 83,646,764 — — — — — 83,646,764 Leases 41,848,333 9,869,758 6,994,150 6,078,204 6,033,850 5,235,062 28,081,239 62,292,263 Debt 1,794,470,357 550,583,179 206,633,907 256,300,963 192,796,139 145,605,972 1,520,792,292 2,872,712,452 Total Ps. 2,288,311,303 Ps. 1,012,445,550 Ps. 213,628,057 Ps. 262,379,167 Ps. 198,829,989 Ps. 150,841,034 Ps. 1,548,873,531 Ps. 3,386,997,328 Note: Numbers may not total due to rounding. (1). The information in this table has been calculated using exchange rates at December 31, 2023, of Ps. 16.9220 = U.S. $1.00; Ps. 0.1200 = 1.00 Japanese yen; Ps. 21.5646 = 1.00 pound sterling; Ps. 7.981602 = 1.00 UDI; Ps. 18.6963 = 1.00 euro; and Ps. 20.1101 = 1.00 Swiss franc. Financial Liabilities Interest and Principal Cash Flow Maturities as of December 31, 2022(1) Year of expected maturity date Total Carrying Value 2023 2024 2025 2026 2027 2028 Thereafter Total Financial Liabilities Suppliers Ps. 282,245,250 Ps. 282,245,250 Ps. — Ps. — Ps. — Ps. — Ps. — Ps. 282,245,250 Accounts and accrued expenses Payable 81,808,426 81,808,426 — — — — — 81,808,426 Leases 51,131,575 12,675,801 9,520,188 7,597,880 6,872,446 6,326,035 38,294,561 81,286,911 Debt 2,091,463,996 589,247,128 364,516,602 180,784,946 248,156,834 213,073,284 1,828,545,637 3,424,324,431 Total Ps. 2,506,649,247 Ps. 965,976,605 Ps. 374,036,790 Ps. 188,382,826 Ps. 255,029,280 Ps. 219,399,319 Ps. 1,866,840,198 Ps. 3,869,665,018 Note: Numbers may not total due to rounding. (1). The information in this table has been calculated using exchange rates on December 31, 2022, of Ps. 19.4143 = U.S. $1.00; Ps. 0.1470 = 1.00 Japanese yen; Ps. 23.3496 = 1.00 Pound sterling; Ps. 7.646804 = 1.00 UDI; Ps. 20.7083 = 1.00 euro; and Ps. 20.9791 = 1.00 Swiss franc. B. Fair value of derivative financial instruments PEMEX periodically evaluates its exposure to international hydrocarbon prices, interest rates and foreign currencies and uses derivative instruments as a mitigation mechanism when potential sources of market risk are identified. PEMEX monitors the fair value of its DFI portfolio on a periodic basis. The fair value represents the price at which one party would assume the rights and obligations of the other and is calculated for DFIs through models commonly used in the international financial markets, based on inputs obtained from major market information systems and price providers. Therefore, PEMEX does not have an independent third party to value its DFIs. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 139 of 248 PEMEX calculates the fair value of its DFIs through the tools developed by its market information providers, and through valuation models implemented in software packages used to integrate all of PEMEX´s business areas and accounting, such as SAP (System Applications Products). PEMEX’s DFI portfolio is composed primarily of swaps, for which fair value is estimated by projecting future cash flows and discounting them with the corresponding discount factor; for currency and interest rate options, this is done through the Black and Scholes model, and for crude oil options, through the Levy model for Asian options. According to IFRS 13 “Fair Value Measurement”, the MtM value of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation, considering the counterparties’ probability of default. Due to the above, PEMEX applies the credit value adjustment (“CVA”) method to calculate the fair value of its DFIs. Given that PEMEX’s hedges are cash flow hedges, their effectiveness is preserved regardless of variations in the underlying assets or reference variables since, through time, asset flows are offset by liabilities flows. Therefore, it is not necessary to measure or monitor the hedges’ effectiveness. PEMEX’s assumptions and inputs considered in the calculation of the fair value of its DFIs fall under Level 2 of the fair value hierarchy for market participant assumptions. Embedded derivatives In accordance with established accounting policies, PEMEX has analyzed the different non-financial contracts that PEMEX has entered into and has determined that according to the terms thereof none of these agreements meet the criteria to be classified as embedded derivatives. Accordingly, as of December 31, 2023 and 2022, PEMEX did not recognize any embedded derivatives (foreign currency or index). As of December 31, 2023, PEMEX recognized, in an FX Single Cross Currency Swap contract, a favorable embedded forward for an amount of Ps.194,194. The FX Single Cross Currency Swap contract expires in February 2024. Accounting treatment PEMEX enters into derivatives transactions with the sole purpose of hedging financial risks related to its operations, firm commitments, planned transactions and assets and liabilities recorded on its statement of financial position. Nonetheless, some of these transactions do not qualify for hedge accounting treatment because they do not meet the requirements of the accounting standards for designation as hedges. They are therefore recorded in the financial statements as instruments entered into for trading purposes, despite the fact that their cash flows are offset by the cash flows of the positions (assets or liabilities) to which they relate. As a result, the changes in their fair value are recognized in the “Derivative financial instruments income (cost), net” line item in the consolidated statement of comprehensive income. As of December 31, 2023, and 2022, the net fair value of PEMEX’s DFIs (including both DFIs that have not reached maturity and those that have reached maturity but have not been settled), recognized in the consolidated statement of financial position, was Ps. (26,762,771) and Ps. (9,486,488), respectively. As of December 31, 2023, and 2022, PEMEX did not have any DFIs designated as hedges. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 140 of 248 Therefore, all DFI held by PEMEX are treated for accounting purposes as entered into for trading purposes, so any change in the fair value of the DFIs caused by any situation or eventuality, impacts directly the “Derivative financial instruments income (cost), net” line item in the consolidated statement of comprehensive income. The following table shows the fair values and notional amounts of PEMEX’s DFIs, including those with an open position and those that have matured but that have not been settled, which were designated as non-hedges for accounting purposes and entered into for trading purposes as of December 31, 2023 and 2022. It should be noted that: • DFIs’ fair value includes CVA and is calculated based on market quotes obtained from market sources such as Bloomberg, Proveedor Integral de Precios, S.A. de C.V., among others. • Fair value is calculated internally, either by discounting cash flows with the corresponding zero-coupon yield curve, in the original currency, or through other standard methodologies commonly used in the financial markets for certain specific instruments. December 31, 2023 December 31, 2022 DFI POSITION Notional Amount Fair Value Notional Amount Fair Value Interest rate swaps PEMEX pays fixed in U.S. dollar and receives floating in 3-month U.S. dollar LIBOR + spread. Ps. — Ps. — Ps. 4,246,878 Ps. 122,931 Interest rate swaps PEMEX pays fixed in U.S. dollar and receives floating in 6-month U.S. dollar LIBOR + spread. — — 5,678,683 286,469 Interest rate swaps PEMEX pays fixed in U.S. dollar and receives floating in 3-month U.S. dollar SOFR + spread. 1,586,438 36,496 — — Interest rate swaps PEMEX pays fixed in U.S. dollar and receives floating in 6-month U.S. dollar SOFR + spread. 3,299,790 125,045 — — Cross-currency swaps PEMEX pays the 28-day TIIE + spread in pesos and receives fixed in UDI. 31,733,673 4,364,789 31,733,673 6,147,449 Cross-currency swaps PEMEX pays fixed in U.S. dollar and receives fixed in Japanese yen. — — 4,685,672 (231,856) Cross-currency swaps PEMEX pays floating in 3-month U.S. dollar LIBOR + spread and receives floating in 3-month euro LIBOR + spread. — — 14,868,234 (1,361,333) Cross-currency swaps PEMEX pays fixed in U.S. dollar and receives fixed in euro. 146,020,174 (3,430,313) 197,454,768 (10,384,481) Cross-currency swaps PEMEX pays fixed in U.S. dollar and receives fixed in Pound sterling. 10,012,071 (469,549) 11,486,665 (1,123,000) Cross-currency swaps PEMEX pays fixed in U.S. dollar and receives fixed in CHF. — — 7,086,220 620,453 Interest Rate Options PEMEX Buy Cap, Sell Floor on floating in U.S. dollar LIBOR 1M. — — 48,535,750 2,263,382 Interest Rate Options PEMEX Buy Cap, Sell Floor on floating in U.S. dollar SOFR 1M. 42,305,000 824,040 — — Currency Options PEMEX Buy Put, Sell Put and Sell Call on Japanese yen 9,598,412 (941,833) 11,845,210 (461,140) Currency Options PEMEX Buy call, Sell Call and Sell Put on euro 60,243,631 (3,141,165) 67,025,201 (4,750,485) Currency Options PEMEX Sell Call on Pound sterling 9,694,529 (91) 10,556,234 (2,835) Currency Options PEMEX Sell Call on CHF — — 7,664,921 (1,617) Currency Options PEMEX Sell Call on euro 74,720,783 (442,326) 96,640,988 (375,031) Currency swaps (prepaid swap) PEMEX pays U.S. dollar and pesos and receives U.S. dollar and pexos. 45,745,807 (24,124,384) — — Interest rate swaps PEMEX pays fixed in U.S. dollar and receives floating in U.S. dollar LIBOR 1M. — — 26,746 59 Subtotal Ps. (27,199,291) Ps. (9,251,035)

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

DFI	Position	December 31, 2023 Volume (MMb)	December 31, 2023 Fair Value	December 31, 2022 Volume (MMb)	December 31, 2022 Fair Value
Crude oil Options	PEMEX buys Put and sells Put	51.63	Ps. 436,521	34.90	Ps. (207,494)
Crack Spread Swaps	PEMEX pays fixed in U.S.$ and receives floating in U.S.$ Crack Spread Diesel	—	—	0.59	(27,959)
	Subtotal		Ps. 436,521		Ps. (235,453)
	Total		Ps. (26,762,770)		Ps. (9,486,488)

DFI	Market	December 31, 2023 Volume (MMb)	December 31, 2023 Fair value	December 31, 2022 Volume (MMb)	December 31, 2022 Fair value
Futures	Exchange traded	(1.18)	Ps. 11,460	(1.48)	Ps. (263,060)
Petroleum Products Swaps	Exchange traded	(0.49)	(4,636)	(2.27)	146,828

Notes: Amounts may not total due to rounding.

The fair value of the Futures and the Petroleum Products Swaps was recognized as “Cash and cash equivalents” in the statement of financial position because PEMEX considered these financial assets to be fully liquid.

The exchange rate for U.S. dollars as of December 31, 2023, and 2022, was Ps. 16.9220 and Ps. 19.4143 per U.S. dollar, respectively. The exchange rate for euros as of December 31, 2023, and 2022, was Ps. 18.6963 and Ps. 20.7083 per euro, respectively.

For the years ended December 31, 2023, 2022 and 2021, PEMEX recognized a net gain (loss) of Ps. 478,032, Ps. (22,862,951) and Ps. (25,224,243), respectively, in the “Derivative financial instruments income (cost), net” line item with respect to DFIs treated as instruments entered into for trading purposes (does not include the net effect on results of the embedded derivative).

As of December 31, 2023, PEMEX recognized a net gain generated by the embedded forward for an amount of Ps. 194,194.

141 of 248

PEMEX Consolidated

Ticker: PEMEX Quarter: 4D Year: 2023

The following tables present the fair value of PEMEX's DFIs that are included in the consolidated statement of financial position in Derivative financial instruments (including both DFIs that have not reached maturity and those that have reached maturity but have not been settled), as of December 31, 2023, and 2022:

	Derivatives assets Fair value	
	December 31, 2023	December 31, 2022
Derivatives not designated as hedging instruments		
Embedded derivatives	Ps. 194,194	Ps. —
Crude oil options	436,521	—
Interest rate options	824,040	2,263,382
Cross-currency swaps	8,310,089	10,082,786
Interest rate swaps	161,540	409,400
Total derivatives not designated as hedging instruments	**Ps. 9,926,384**	**Ps. 12,755,568**
Total assets	**Ps. 9,926,384**	**Ps. 12,755,568**

	Derivatives liabilities Fair value	
	December 31, 2023	December 31, 2022
Derivatives not designated as hedging instruments		
Crude oil options	Ps. —	Ps. (207,494)
Currency options	(4,082,999)	(5,211,625)
Crack spread swaps	—	(27,959)
Cross-currency swaps	(32,411,963)	(16,795,037)
Interest rate swaps	—	59
Total derivatives not designated as hedging instruments	**Ps. (36,494,962)**	**Ps. (22,242,056)**
Total liabilities	**Ps. (36,494,962)**	**Ps. (22,242,056)**
Net total	**Ps. (26,568,578)**	**Ps. (9,486,488)**

142 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

The following table presents the net gain (loss) recognized in income on PEMEX's DFIs for the years ended December 31, 2023, 2022 and 2021, in the consolidated statement of comprehensive income which is presented in the "Derivative financial instruments income (cost), net" line item:

Derivatives not designated as hedging instruments	Amount of gain (loss) recognized in the Statement of operations on derivatives		
	December 31, 2023	December 31, 2022	December 31, 2021
Embedded derivatives	Ps. 194,194	Ps. —	Ps. —
Forwards	(325,605)	(57,874)	255,045
Futures	(116,638)	(1,871,162)	(1,478,143)
Crude oil options	(1,472,311)	(3,038,638)	(2,373,131)
Currency options	1,121,329	(3,592,393)	(4,791,503)
Interest rate options	100,615	2,664,631	522,241
Crack spread swaps	575,932	(27,883)	—
Cross-currency swaps	600,937	(17,511,767)	(17,344,621)
Crude oil futures swaps	—	—	(146,350)
Interest rate swaps	11,987	572,135	132,219
DFIs not identified	(18,214)	—	—
Total	**Ps. 672,226**	**Ps. (22,862,951)**	**Ps. (25,224,243)**

Disclosure of employee benefits [text block]

NOTE 19. EMPLOYEE BENEFITS

Until December 31, 2015, Petróleos Mexicanos and Subsidiary Entities only had defined benefit pension plans for the retirement of its employees, to which only Petróleos Mexicanos and the Subsidiary Entities contribute. Benefits under these plans are based on an employee's salary and years of service completed at retirement. As of January 1, 2016, Petróleos Mexicanos and the Subsidiary Entities also have a defined contribution pension plan, in which both Petróleos Mexicanos and the Subsidiary Entities and the employee contribute to an employee's individual account.

Benefits under the defined benefit plan are mainly based on the years of service completed by the employee, and their remuneration at the date of retirement. The obligations and costs of these plans are recognized based on an actuarial valuation prepared by independent experts. Within the regulatory framework of plan assets, there are no minimum funding requirements. Petróleos Mexicanos and the Subsidiary Entities have established additional plans to cover post-employment benefits, which are based on actuarial studies prepared by independent experts and which include disability, post-mortem pension and the death of retired employees, as well as medical services for retired employees and beneficiaries.

For the defined benefit plan, Petróleos Mexicanos and Subsidiary Entities funded its employees benefits through Mexican trusts, the resources of which come from the retirement line item of PEMEX's annual budget (an operating expense), or any other line item that substitutes or relates to this line item, or that is associated with the same line item and the interests, dividends or capital gains obtained from the investments of the trusts.

In 2019, the Board of Directors of Petróleos Mexicanos approved modifications to the organic structure of PEMEX. As a result of this, the Subsidiary Entities and Petróleos Mexicanos transferred and / or received active personnel through the figure of

143 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

employer substitution, with which the Subsidiary Entities and Petróleos Mexicanos recognized the retirement obligations of the transferred personnel whose impact was calculated in the actuarial study carried out by the independent experts.

The following table show the amounts associated with PEMEX's labor obligations:

	December 31,	
	2023	**2022**
Liability for defined benefits at retirement and post-employment at the end of the year	Ps. 1,360,042,062	Ps. 1,295,765,636
Liability for other long-term benefits	12,417,151	11,121,039
Total liability for defined benefits recognized in the consolidated statement of financial position at the end of the year	**Ps. 1,372,459,213**	**Ps. 1,306,886,675**

The amount reflected in Employee Benefit at the end of the year includes both the defined benefit plan (DB) and the defined contribution plan (DC). As for the defined contribution scheme, the Assets (liabilities) recognized in the balance sheet (DC-warranty) went from Ps. 2,348,557 in 2022 to Ps. 3,675,492 in 2023. The expense in the statement of comprehensive income (net cost for the period, DC-guarantee) was Ps.452,913 and Ps. 683,266 as of December 2022 and 2023, respectively.

The following tables contain detailed information regarding PEMEX's retirement and post-employment benefits:

Changes in the liability for defined benefits	December 31, 2023	2022
Liability for defined benefits at the beginning of the year	Ps. 1,295,765,636	Ps. 1,371,307,692
Current Service cost	22,607,470	18,446,170
Past service cost	14,518	524
Net interest	117,553,506	112,552,382
Liquidation event loss	996	1,971
Defined benefits paid by the fund	(7,515,974)	(6,673,574)
Actuarial losses (gains) in other comprehensive results due to:		
Change in financial assumptions [1]	(4,810,081)	(150,264,079)
Change in demographic assumptions [1]	2,500,266	2,403,864
For experience during the year [1]	7,921,444	16,188,726
Assets of the plan during the year [1]	(29,392)	277,256
Reservation transfer [2]	242,587	—
Contributions paid to the fund	(74,208,914)	(68,475,296)
Defined benefit liabilities at end of year	**Ps. 1,360,042,062**	**Ps. 1,295,765,636**

(1). The amount of actuarial losses corresponding to retirement and post-employment benefits recognized in other comprehensive income net for Ps.5,582,237 which, after deferred income tax for Ps. 4,933,772 generated in the period from January to December 2023 correspond to the increase in the discount rate from 9.39% in 2022 to 9.42% in 2023 as well as the changes in obligations for movements in the population, age, seniority, salary, pensions and benefits.

(2). Transfer from the Employee Benefit Obligation Fund to the PMI Defined Contribution Fund.

144 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Changes in pension plan assets	December 31, 2023		December 31, 2022	
Plan assets at the beginning of year	Ps.	2,233,490	Ps.	2,289,697
Return on plan assets		270,660		253,721
Payments by the pension fund		(74,322,845)		(68,534,502)
Company contributions to the fund		74,208,313		68,410,838
Actuarial (gains) losses in plan assets		29,401		(121,876)
Adjustment to the Defined Contribution Plan [1]		(242,587)		(64,388)
Pension plan assets at the end of year	**Ps.**	**2,176,432**	**Ps.**	**2,233,490**

[1] The concepts come from the valuation of PMI´s liabilities.

The Labor Fund reduction was due to budgetary requirements derived from the need to meet a financial balance goal in cash flow. In this sense, during 2020 PEMEX's administration implemented a strategy and the contributions to the Fund are scheduled and executed taking into account the initial balance plus the cost of payrolls and retirements for the year, maintaining a minimum operating balance without the operational continuity risk or payment to personnel.

Contributions from PEMEX to the FOLAPE include the contribution associated to the Mexican Government Bonds exchanged. Derived from the Federal Government Contribution due to the Modification of the Pension Plan of Petróleos Mexicanos and its Subsidiary Entities from April to December, 2023, PEMEX contributed Ps. 7,239,422 in interest.

From January 1 to December 31, 2023, interest generated by the total of Government Bonds amounted Ps. 7,426,089 of which Petróleos Mexicanos received the payment of Ps. 8,052,642 (see Note 15).

Expected payments for fiscal year 2024 are Ps. 91,358,430.

As of December 31, 2023 and 2022, the amounts and types of plan assets are as follows:

Plan Assets	December 31, 2023		December 31, 2022	
Cash and cash equivalents	Ps.	146,763	Ps.	168,367
Debt instruments		2,029,669		2,065,123
Total plan assets	**Ps.**	**2,176,432**	**Ps.**	**2,233,490**

145 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Changes in Defined Benefit Obligations (DBO)	December 31, 2023	2022
Defined benefit obligations at the beginning of the year	Ps. 1,297,920,118	Ps. 1,373,548,493
Service costs	22,602,882	17,582,708
Financing costs	117,844,359	112,801,977
Past service costs	14,518	524
Payments by the fund	(81,837,824)	(75,208,077)
Amount of actuarial (losses) gains recognized in other comprehensive results due to:		
Change in financial assumptions [1]	(4,810,081)	(150,264,079)
Change in demographic assumptions [2]	2,500,266	2,403,864
For experience during the year [3]	7,921,444	16,188,726
Reductions	9,014	1,971
Modifications to the pension plan	—	864,011
Defined benefit obligations at the end of year	**Ps. 1,362,164,696**	**Ps. 1,297,920,118**

(1). The variations in financial assumptions are due to the increase in the discount rate from 9.39% in 2022 to 9.42% in 2023.

(2). The main factor that influenced the actuarial loss due to changes in demographic assumptions for the 2023 financial year is due, among other factors, to observe changes in mortality.

(3). Changes in assumptions for experience depend on factors that may not remain constant year to year, including changes in population that differ from expectations. The factors that influenced results for financial year 2023 were an increase in salaries, departures and inflows of personnel.

The effects on the Defined Benefits Liability upon retirement and post-employment at the end of the period are:

- The effect of an increase or decrease of one percentage point in the discount rate is a (10.08)% and 12.38%, respectively, in defined benefit obligations.
- The effect of an increase or decrease of one percentage point in medical services is 2.58% and (2.02)%, respectively, in defined benefit obligations.
- The effect of an increase or decrease of one percentage point in the inflation is 7.66% and (6.58)%, respectively, in defined benefit obligations.
- The effect of an increase or decrease of one percentage point in the wage is 1.04% and (0.90)%, respectively, in defined benefit obligations.

The effects previously mentioned were determined using the projected unit credit method which was the same method used in the prior valuation.

Assumptions regarding future mortality are based on EMSSA2009 to Unique Circular of the *Comisión Nacional de Seguros y Fianzas* (National Commission of Insurance and Bonds) and include improvements. For the December valuation, the mortality table for retired personnel was updated using an actuarial proposal based on the experience of Petróleos Mexicanos and its Subsidiary Entities. The mortality table for the incapacitated personnel is the EMSSInc-IMSS2012 and for the disabled personnel the EMSSInv-IMSS2012.

PEMEX's plan assets is held in the FOLAPE trusts, which are managed by BBVA México, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA México and a technical committee for each trust that is comprised of personnel from Petróleos

146 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Mexicanos and the trusts. As of December 31, 2023, FOLAPE has a balance of Ps. 145,286, while the remaining Ps. 2,031,145 belong to affiliate companies that are in charge of managing their own funds.

The following tables present additional fair value disclosure about plan assets and indicate their rank, in accordance with IFRS 13, as of December 31, 2023 and 2022:

	Fair value measurements as of December 31, 2023			
Plan assets	Quoted prices in active markets for identical assets (level 1)	Significant observable inputs (level 2)	Significant unobservable inputs (level 3)	Total
Cash and cash equivalents	Ps. 146,763	Ps. —	Ps. —	Ps. 146,763
Debt instruments	2,029,669	—	—	2,029,669
Total	**Ps. 2,176,432**	**Ps. —**	**Ps. —**	**Ps. 2,176,432**

	Fair value measurements as of December 31, 2022			
Plan assets	Quoted prices in active markets for identical assets (level 1)	Significant observable inputs (level 2)	Significant unobservable inputs (level 3)	Total
Cash and cash equivalents	Ps. 168,367	Ps. —	Ps. —	Ps. 168,367
Debt instruments	2,065,123	—	—	2,065,123
Total	**Ps. 2,233,490**	**Ps. —**	**Ps. —**	**Ps. 2,233,490**

As of December 31, 2023 and 2022, the principal actuarial assumptions used in determining the defined benefit obligation for the plans are as follows:

	December 31,	
	2023	2022
Rate of increase in salaries	4.47%	4.47%
Rate of increase in pensions	4.00%	4.00%
Rate of increase in post-mortem pensions	0.00%	0.00%
Rate of increase in medical services	7.65%	7.65%
Inflation assumption	4.00%	4.00%
Rate of increase in basic basket for active personnel	5.00%	5.00%
Rate of increase in basic basket for retired personnel	4.00%	4.00%
Rate of increase in gas and gasoline	4.00%	4.00%
Discount and return on plan assets rate [1]	9.42%	9.39%
Average length of obligation (years)	11.82	13.45

(1) In accordance with IAS 19, the discount rate was determined using as a reference the interest rates observed in Mexican Government bonds, based on the Fixed Rate bonds of the Federal Government ("Bonos M") and the "Cetes", as well as the flow of expected payments to cover the contingent obligations. As a consequence of the change in the yields of the financial instruments mentioned above at the end of the year, the discount rate increased compared to the end of 2022.

147 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Other long-term benefits

Petróleos Mexicanos and the Subsidiary Entities have established other long-term benefit plans for their employees, to which employees do not contribute, which correspond to the seniority premiums payable for disability, death and survivor benefits (payable to the widow and beneficiaries of worker), medical service, gas and basic basket for beneficiaries. Benefits under these plans are based on an employee's salary and years of service completed at separation date. Obligations and costs of such plans are recorded in accordance with actuarial valuations performed by independent actuaries.

The amounts recognized for other long-term obligations are as follows:

	December 31,	
Change in the liability for defined benefits	2023	2022
Liabilities for defined benefits at the beginning of year	Ps. 11,121,039	Ps. 12,763,956
Charge to income for the year	2,856,598	2,010,051
Actuarial losses (gains) recognized in income due to:		
Change in financial assumptions	(10,245)	(1,899,096)
Change in demographic assumptions	(206,979)	(166,459)
For experience during the year	(1,342,079)	(1,585,760)
Benefits paid	(1,183)	(1,653)
Liabilities for defined benefits at the end of year	**Ps. 12,417,151**	**Ps. 11,121,039**

The expected long-term benefit payments for 2024 amount to Ps. 429,853.

The principal actuarial assumptions used in determining the defined benefit obligation for the plans are:

- The effect of an increase or decrease of one percentage point in the discount rate is (14.91)% and 17.72%, respectively, in defined benefit obligations.
- The effect of an increase or decrease of one percentage point in medical services is 6.93% and (5.01)%, respectively, in defined benefit obligations.
- The effect of an increase or decrease of one percentage point in the inflation is 0.00% and 0.00%, respectively, in defined benefit obligations.
- The effect of an increase or decrease of one percentage point in the wage is 3.24% and (3.70)%, respectively in defined benefit obligations.

The principal actuarial assumptions used in determining the defined benefit obligation for the plans are as follows:

	December 31,	
	2023	2022
Rate of increase in salaries	4.47 %	4.47 %
Inflation assumption	4.00 %	4.00 %
Rate of increase in basic basket for active personnel	5.00 %	5.00 %
Rate of increase in basic basket for retired personnel	4.00 %	4.00 %
Rate of increase in gas and gasoline	4.00 %	4.00 %
Discount and return on plan assets rate [1]	9.42 %	9.39 %
Average length of obligation (years)	11.82	13.45

148 of 248

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 149 of 248 (1). In accordance with IAS 19, the discount rate was determined using as a reference the interest rates observed in Mexican Government bonds denominated in pesos (Cetes and M bonds), as well as the flow of payments expected to cover contingent obligations. As a result of the profits in financial instruments at the end of 2023, the discount rate increased as compared 2022. Disclosure of entity's operating segments [text block] NOTE 6. SEGMENT FINANCIAL INFORMATION PEMEX’s primary business is the exploration and production of crude oil and natural gas, as well as the production, processing, marketing and distribution of petroleum and petrochemical products. As of December 31, 2023 and 2022, PEMEX’s operations were conducted through seven business segments: Exploration and Production, Industrial Transformation, Logistics, DPRLP (beginning in January 2022), the Trading Companies, Corporate and Other operating Subsidiary Companies. Due to PEMEX’s structure, there are significant amounts of inter-segment sales among the reporting segments, which are made at market prices. The primary sources of revenue for PEMEX’s business segments are as described below: • The exploration and production segment earns revenues from domestic sales of crude oil and natural gas, and from exporting crude oil through certain of the Trading Companies. Crude oil export sales are made through the agent subsidiary company PMI CIM, to 19 major customers in various foreign markets. Approximately half of PEMEX’s crude oil is sold to Pemex Industrial Transformation. Additionally, it receives income from drilling services, and servicing and repairing wells. • The industrial transformation segment earns revenues from sales of refined petroleum products and derivatives, mainly to third parties within the domestic market. This segment also sells a significant portion of the fuel oil it produces to the Comisión Federal de Electricidad (Federal Eletricity Commission, or “CFE”) and a significant portion of jet fuel produced to the Aeropuertos y Servicios Auxiliares (Airports and Auxiliary Services Agency or "ASA"). The refining segment’s most important products are different types of gasoline and diesel. • The industrial transformation segment also earns revenues from domestic sources generated by sales of natural gas, liquefied petroleum gas, naphtha, butane and ethane and certain other petrochemicals such as methane derivatives, ethane derivatives, aromatics, ammonia, fertilizers and its derivatives. • The logistics segment earns income from transportation and storage of crude oil, petroleum products and petrochemicals, as well as related services, which it provides by employing pipelines and offshore and onshore resources, and from providing services related to the maintenance, handling, guarding and management of these products. • Effective January 20, 2022, the Deer Park segment includes DPRLP's operations, whose operating results and performance are currently and regularly reviewed as a separate business by PEMEX's Board of Directors. DPRLP generates revenues from sales of distillates and gasoline in the U.S. market. • The trading companies segment, which consist of PMI CIM, PMI NASA, PMI Trading, MGAS and GASOB (the “Trading Companies”), earns revenues from trading crude oil, natural gas and petroleum and petrochemical products in international markets. • The segment related to corporate provides administrative, financing and consulting services to PEMEX’s subsidiary entities and companies. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 150 of 248 • The segment related to the Subsidiary Companies provides administrative, financing, consulting and logistical services, as well as economic, tax and legal advice and re-insurance services to PEMEX’s subsidiary entities and companies. The following tables present the condensed financial information of these segments, after elimination of unrealized intersegment gain (loss), and include only select line items. The columns before intersegment eliminations include unconsolidated figures. As a result, the line items presented below may not total. These reporting segments are those which PEMEX’s management evaluates in its analysis and on which it bases its decision-making. These reporting segments are presented in PEMEX’s reporting currency. As of/for the year ended December 31, 2023 Exploration and Production Industrial Transformation Logistics DPRLP Trading Companies Corporate Other Operating Subsidiary Companies Intersegment eliminations Total Sales: Trade Ps.439,640,623 751,060,122 — 173,219,485 333,396,095 — 18,925,352 — 1,716,241,677 Intersegment 460,698,652 283,789,335 96,564,079 12,949,407 604,815,421 96,619,612 55,447,803 (1,610,884,309) — Services income 30,725 321,260 1,380,704 251 1,908,488 856 53,657 — 3,695,941 (Impairment) of wells, pipelines, properties, plant and equipment, net (2,353,077) (25,568,713) (612,906) — (191,786) — (71,036) — (28,797,518) Cost of sales 492,999,594 1,148,635,601 84,973,463 173,140,717 922,943,882 1,269,012 66,504,967 (1,509,793,447) 1,380,673,789 Gross income 405,017,329 (139,033,597) 12,358,414 13,028,426 16,984,336 95,351,456 7,850,809 (101,090,862) 310,466,311 Distribution, transportation and sale expenses 705,144 25,236,722 329,579 — 144,785 59,304 74,042 (10,757,343) 15,792,233 Administrative expenses 78,844,955 62,852,084 22,085,461 1,650,684 3,435,669 83,534,109 7,995,431 (90,281,862) 170,116,531 Other revenue 2,953,135 9,149,545 932,509 44,657 698,967 758,097 1,099,045 — 15,635,955 Other expenses 10,101,486 5,666,808 590,957 24,893 145,621 987 766,407 (55,023) 17,242,136 Operating income (loss) 318,318,879 (223,639,666) (9,715,074) 11,397,506 13,957,228 12,515,153 113,974 3,366 122,951,366 Financing income 61,784,027 1,835,968 18,720,533 853,723 640,628 152,838,231 1,727,347 (220,190,080) 18,210,377 Financing cost 126,967,447 25,908,568 387,557 161,067 5,561,753 210,105,849 3,265,856 (220,186,716) 152,171,381 Derivative financial instruments income (cost) , net 7,314,615 570,701 — — (116,640) (7,096,450) — — 672,226 Foreign exchange income (loss), net 111,796,250 132,739,126 221,212 — 105,319 (11,196,911) 4,414,046 — 238,079,042 Profit (loss) sharing in joint ventures and associates 35,221 37,688 28 — 18,149,561 68,641,910 17,074,729 (103,529,822) 409,315 Total duties, taxes and other 218,982,795 — 1,539,042 122,806 1,914,357 (2,510,630) (49,089) — 219,999,281 Net income (loss) Ps.153,298,750 (114,364,751) 7,300,100 11,967,356 25,259,986 8,106,714 20,113,329 (103,529,820) 8,151,664 Total current assets 909,819,796 218,747,813 274,384,409 34,058,111 235,899,424 1,850,711,295 111,621,072 (3,096,701,174) 538,540,746 Total non-current assets 910,837,120 521,938,961 162,309,993 27,058,584 101,729,105 158,576,028 448,587,744 (566,102,945) 1,764,934,590 Total current liabilities 629,264,289 1,161,203,831 89,855,544 10,696,459 182,349,198 2,071,859,608 75,119,615 (3,096,630,883) 1,123,717,661 Total long-term liabilities 1,727,159,904 625,142,251 83,574,554 3,191,749 1,247,810 1,590,289,886 58,281,618 (1,256,151,287) 2,832,736,485 Total equity (deficit) (535,767,277) (1,045,659,308) 263,264,304 47,228,487 154,031,521 (1,652,862,171) 426,807,583 689,978,051 (1,652,978,810) Depreciation and amortization of wells, pipelines, properties, plant and equipment 115,208,527 11,087,095 5,999,033 2,259,734 285,737 565,065 2,150,085 — 137,555,276 Depreciation of rights of use 313,017 3,140,172 392,810 548,953 772,779 602,527 116,582 — 5,886,840 Net periodic cost of employee benefits 39,404,972 56,498,324 9,755,635 — 20,491 35,701,990 34,293 — 141,415,705 Interest income (1) 183,459 832,721 40,720 423,942 172,028 11,109,036 1,269,666 — 14,031,572 Interest cost (2) (721,838) 3,351,937 387,052 161,067 4,509,516 130,686,827 2,606,129 — 140,980,690 (1)Included in financing income. (2)Included in financing cost. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 151 of 248 As of/for the year ended December 31, 2022 Exploration and Production Industrial Transformation Logistics DPRLP (3) Trading Companies Corporate Other Operating Subsidiary Companies Intersegment eliminations Total Sales: Trade Ps. 580,722,599 1,206,916,270 — 238,510,433 334,364,847 — 17,488,810 — 2,378,002,959 Intersegment 717,367,392 302,190,952 89,622,240 29,193,820 819,994,494 80,179,770 73,050,303 (2,111,598,971) — Services income 86,348 1,096,095 1,582,712 430,512 2,173,075 867 15,741 — 5,385,350 (Impairment) of wells, pipelines, properties, plant and equipment, net (60,438,070) (25,615,351) 2,121,045 — 394,355 — — — (83,538,021) Cost of sales 599,574,788 1,577,012,772 78,006,637 243,355,903 1,146,203,099 1,188,124 83,905,905 (2,030,684,206) 1,698,563,022 Gross income (loss) 638,163,481 (92,424,806) 15,319,360 24,778,862 10,723,672 78,992,513 6,648,949 (80,914,765) 601,287,266 Distribution, transportation and sales expenses 413,551 20,000,274 284,725 — 693,982 51,637 91,625 (5,230,758) 16,305,036 Administrative expenses 64,390,637 60,136,092 18,374,788 1,000,038 2,768,334 75,097,855 7,613,971 (75,502,649) 153,879,066 Other revenue 10,630,959 9,632,988 333,558 29,832 11,538,185 906,823 6,868,728 — 39,941,073 Other expenses 21,104,328 665,656 (554,533) 1,550,862 925,859 770,526 1,409,589 (286,734) 25,585,553 Operating income (loss) 562,885,924 (163,593,840) (2,452,062) 22,257,794 17,873,682 3,979,318 4,402,492 105,376 445,458,684 Financing income 86,983,763 448,537 12,494,966 241,369 454,991 177,776,910 561,083 (251,733,654) 27,227,965 Financing cost 150,663,974 31,341,752 545,053 1,381,250 3,389,376 222,446,318 1,544,435 (251,628,278) 159,683,880 Derivative financial instruments (cost) income, net (12,618,664) (27,846) — — (1,870,306) (8,346,135) — — (22,862,951) Foreign exchange income (loss), net 104,112,481 27,124,384 112,618 — (258,955) (2,577,191) 1,176,753 — 129,690,090 Income (loss) profit sharing in joint ventures and associates (649,968) (1,332,437) (254) — 22,757,389 149,613,112 43,949,040 (213,987,481) 349,401 Taxes, duties and other 328,808,439 — (6,962,217) 212,621 (504,023) (2,412,355) 1,038,374 — 320,180,839 Net income (loss) Ps. 261,241,123 (168,722,954) 16,572,432 20,905,292 36,071,448 100,412,051 47,506,559 (213,987,481) 99,998,470 Total current assets 915,532,623 296,527,986 251,070,455 31,935,985 208,042,447 1,548,257,534 101,716,681 (2,825,188,933) 527,894,778 Total non-current assets 886,317,756 502,433,210 160,667,832 32,675,568 104,756,605 431,460,970 407,146,635 (807,795,310) 1,717,663,266 Total current liabilities 519,212,766 1,078,322,279 79,817,063 10,287,103 163,897,630 1,856,611,334 46,619,334 (2,825,030,251) 929,737,258 Total non-current liabilities 1,968,555,771 614,563,455 75,200,326 4,153,387 513,730 1,891,640,785 42,864,055 (1,512,848,498) 3,084,643,011 Equity (deficit), net (685,918,158) (893,924,538) 256,720,899 50,171,062 148,387,691 (1,768,533,615) 419,379,927 704,894,507 (1,768,822,225) Depreciation and amortization 113,656,994 15,173,731 5,938,265 2,457,584 350,789 554,672 1,639,780 — 139,771,815 Depreciation of rights of use 390,857 3,845,374 539,608 — 694,369 402,661 90,909 — 5,963,778 Net periodic cost of employee benefits 36,284,710 52,521,311 8,387,099 — 8,504 32,090,167 42,021 — 129,333,812 Interest income (1) 190,684 399,495 61,685 110,031 56,852 10,107,959 288,783 — 11,215,489 Interest cost (2) (96,942) 4,083,467 532,791 1,362,760 2,978,799 129,328,297 1,338,907 — 139,528,079 (1)Included in financing income. (2)Included in financing cost. (3)Beginning January 20, 2022, DPRLP information is now included as a separate business segment. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 152 of 248 As of/for the year ended December 31, 2021 Exploration and Production Industrial Transformation Logistics Trading Companies Corporate Other Operating Subsidiary Companies Intersegment eliminations Total Sales: Trade Ps. 468,417,239 704,624,236 — 304,536,717 — 13,077,187 — 1,490,655,379 Intersegment 460,572,660 186,494,071 84,952,786 400,866,433 83,781,482 29,314,136 (1,245,981,568) — Services income 177,607 510,999 2,949,047 1,314,183 1,700 19,705 — 4,973,241 (Impairment) of wells, pipelines, properties, plant and equipment, net 34,562,831 (32,153,192) (3,161,108) (459,126) — — — (1,210,595) Cost of sales 461,811,648 984,150,631 56,139,574 690,088,452 939,331 38,237,316 (1,164,716,250) 1,066,650,702 Gross income (loss) 501,918,689 (124,674,517) 28,601,151 16,169,755 82,843,851 4,173,712 (81,265,318) 427,767,323 Distribution, transportation and sales expenses 308,466 16,967,684 121,109 1,349,800 (43,465) 155,920 (3,820,964) 15,038,550 Administrative expenses 68,609,035 55,094,836 18,926,235 2,102,321 77,099,162 6,014,313 (77,413,591) 150,432,311 Other revenue 8,374,912 4,547,927 238,613 649,315 3,152,076 637,623 — 17,600,466 Other expenses 48,624,108 1,518,540 363,276 42,633 166,638 234,410 19,491 50,969,096 Operating income (loss) 392,751,992 (193,707,650) 9,429,144 13,324,316 8,773,592 (1,593,308) (50,254) 228,927,832 Financing income 74,733,941 294,144 6,285,126 389,888 168,666,374 234,490 (221,697,179) 28,906,784 Financing cost 143,814,194 18,879,599 308,502 2,050,801 220,409,508 856,474 (221,747,431) 164,571,647 Derivative financial instruments (cost) income, net (21,076,343) (20,346) — (1,624,762) (2,502,792) — — (25,224,243) Foreign exchange (loss), net (33,902,009) (5,627,711) 99 (21,490) (5,185,616) (938,323) — (45,675,050) (Loss) profit sharing in joint ventures and associates (452,617) (1,900,487) (118) (423,658) (246,891,433) (10,206,963) 256,787,169 (3,088,107) (Impairment) of joint ventures — — — (6,703,324) — — — (6,703,324) Taxes, duties and other 308,139,256 — (68,168) 2,061,302 (3,017,215) 232,947 — 307,348,122 Net (loss) income Ps. (39,898,486) (219,841,649) 15,473,917 828,867 (294,532,168) (13,593,525) 256,787,167 (294,775,877) Depreciation and amortization 108,323,352 16,271,506 5,867,292 266,764 926,413 1,776,038 — 133,431,365 Depreciation of rights of use 386,412 4,235,223 268,824 884,797 518,108 114,507 — 6,407,871 Net periodic cost of employee benefits 38,215,687 54,997,753 11,661,937 48,093 35,102,165 189,769 — 140,215,404 Interest income (1) 175,149 245,596 46,414 105,464 14,060,450 83,330 — 14,716,403 Interest cost (2) 2,643,655 4,924,651 267,546 1,839,455 141,368,154 669,607 — 151,713,068 (1). Included in financing income. (2). Included in financing cost.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Supplemental geographic information

	For the years ended December 31,		
	2023	2022	2021
Revenues:			
Domestic sales	Ps. 948,666,739	Ps. 1,192,714,214	Ps. 762,114,551
Incentive for automotive fuels (see Notes 3-S and 7-E)	23,421	111,863,956	—
Total domestic sales	948,690,160	1,304,578,170	762,114,551
Export sales:			
United States	607,923,932	847,736,491	503,358,963
Canada, Central and South America	1,093,586	3,946,692	2,888,992
Europe	67,857,986	77,239,046	69,011,487
Other countries	90,676,013	144,502,560	153,281,386
Total export sales	767,551,517	1,073,424,789	728,540,828
Services income [1]	3,695,941	5,385,350	4,973,241
Total revenues	**Ps. 1,719,937,618**	**Ps. 2,383,388,309**	**Ps. 1,495,628,620**

[1] Services income as of December 31, 2023, 2022 and 2021 represent approximately 99%, 85% and 99%, from domestic sales, respectively.

As of December 31, 2023 and 2022, PEMEX had Ps. 24,807,695 and Ps.29,840,282, respectively, of significant long-lived assets outside of Mexico, related to the DPRLP segment (see Note 12-B).

Revenue by product

	For the years ended December 31,		
	2023	2022	2021
Domestic sales:			
Refined petroleum products and derivatives (primarily gasolines)	Ps. 855,627,607	Ps. 1,155,023,948	Ps. 622,091,842
Gas	67,445,129	123,754,373	113,103,547
Petrochemical products	25,617,424	25,799,849	26,919,162
Total domestic sales	Ps. 948,690,160	Ps. 1,304,578,170	Ps. 762,114,551
Export sales:			
Crude oil	Ps. 449,141,116	Ps. 583,740,941	Ps. 468,219,964
Refined petroleum products and derivatives (primarily gasolines)	116,419,672	445,703,884	172,389,717
Gas	31,786,691	17,429,517	76,144,006
Petrochemical products	170,204,038	26,550,447	11,787,141
Total export sales	**Ps. 767,551,517**	**Ps. 1,073,424,789**	**Ps. 728,540,828**

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Ticker: PEMEX Quarter: 4D Year: 2023

Disclosure of events after reporting period [text block]

NOTE 28. SUBSEQUENT EVENTS

A. Indebtedness for 2024

The Federal Revenue Law applicable to PEMEX as of January 1, 2024, published in the Official Gazette of the Federation on November 13, 2022, authorized Petróleos Mexicanos and its Subsidiary Entities to incur an internal net debt up to Ps. 138,119,100 and an external net debt up to U.S.$3,726,500. PEMEX can incur additional domestic or external debt, as long as the total amount of net debt does not exceed the ceiling established by the Federal Revenue Law.

B. Recent financing activities

During the period from January 1 to April 19, 2024, 2024, PEMEX participated in the following financing activities:

- On January 17, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 6,000,000. bearing interest at a floating rate linked to 28-day TIIE plus 160 basis points, maturing in April 2024.
- On February 23, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 3,000,000, bearing interest at a floating rate linked to 28-day TIIE plus 350 basis points, maturing in August 2024.
- On February 28, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 4,000,000, bearing interest at a floating rate linked to 28-day TIIE plus 350 basis points, maturing in August 2024.
- On March 4, 2024, Petróleos Mexicanos withdrew Ps.1,000,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 260 basis points, maturing in August 2024.
- On March 6, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 1,000,000, bearing interest at a floating rate linked to 28-day TIIE plus 350 basis points, maturing in April 2024.
- On March 8, 2024, 2024, Petróleos Mexicanos withdrew Ps.1,000,000, from a credit facility bearing interest at a floating rate linked to 91-day TIIE plus a margin of 400 basis points, maturing in June 2024.
- On March 8, 2024, Petróleos Mexicanos withdrew Ps.1,000,000, from a credit facility bearing interest at a floating rate linked to 91-day TIIE plus a margin of 400 basis points, maturing in May 2024.
- On March 25, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 3,000,000, bearing interest at a floating rate linked to 28-day TIIE plus 160 basis points, maturing in June 2024.
- On March 27, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 1,500,000, bearing interest at a floating rate linked to 28-day TIIE plus 160 basis points, maturing in June 2024.
- On April 15, 2024, Petróleos Mexicanos withdrew Ps.1,000,000, from a credit facility bearing interest at a floating rate linked to 91-day TIIE plus a margin of 400 basis points, maturing in June 2024.

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Ticker: PEMEX Quarter: 4D Year: 2023

- On April 17, 2024, Petróleos Mexicanos withdrew Ps.2,000,000, from a credit facility bearing interest at a floating rate linked to 91-day TIIE plus a margin of 400 basis points, maturing in June 2024.
- On April 18, 2024, Petróleos Mexicanos issued U.S.$500,000, of its Senior Guaranteed Floating Rate Notes due 2025, bearing interest at a floating rate linked to 90-day SOFR plus a margin of 300 basis points and guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics.

As of December 31, 2023, the outstanding amount under the PMI Trading revolving credit line was U.S.$661,213. From January 1 to April 19, 2024, PMI Trading obtained U.S.$288,761 from its revolving credit line and repaid U.S.$752,784. As of April 19, 2024, the outstanding amount under this revolving credit line was U.S.$197,190. The available amount under this revolving credit lines was U.S.$ 27,810 as of April 19, 2024.

As of April 19, 2024, PEMEX had U.S.$6,966,417 and Ps. 20,500,000 in available credit lines in order to provide liquidity, of which U.S.$230,000 are available and credit lines in pesos are fully drawn.

C. Exchange rates and crude oil prices

As of April 19, 2024, the Mexican peso-U.S. dollar exchange rate was Ps. 16.9948 per U.S. dollar, which represents a 0.4% depreciation of the value of the peso in U.S. dollar terms as compared to the exchange rate as of December 31, 2023, which was Ps. 16.9220 per U.S. dollar. This increase in U.S. dollar exchange rate, has led to an estimate loss of Ps. 6,216,897 in PEMEX's foreign exchange gains as of April 19, 2024.

As of April 19, 2024, the weighted average price of the crude oil exported by PEMEX was U.S.$76.37 per barrel. This represents a price increase of approximately 12.9% as compared to the average price as of December 31, 2023, which was U.S.$67.65 per barrel.

D. Contributions from the Mexican Government

During the period from January 1 to April 19, 2024, the Mexican Government made certain contributions to Petróleos Mexicanos through the Ministry of Energy. These amounts are reflected in the table below:

Date		Strengthening of financial position
January 12	Ps.	22,479,358
February 12		32,391,756
March 7		13,997,554
March 26		5,857,845
March 26		2,510,505
April 8		5,632,399
Total	**Ps.**	**82,869,417**

E. Tax decree for the Profit-sharing Duty and Hydrocarbon extraction duty

On February 13, 2024, the Mexican Government issued a decree in the Official Gazette of the Federation suspending the collection of PEMEX's Profit-sharing Duty and Hydrocarbon extraction duty for the months of October, November and

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

December 2023 and January 2024, which is reflected in a decrease in duties by Ps. 91,348,348 in 2023 and Ps. 20,646,242 in 2024 as follows:

Month		Profit-sharing Duty	Hydrocarbons Extraction Duty		Total
October 2023	Ps.	29,228,879	6,916,436	Ps.	36,145,315
November 2023		23,360,759	5,986,270		29,347,029
December 2023		20,917,900	4,938,104		25,856,004
Total tax decree applicable in 2023	Ps.	73,507,538	17,840,810	Ps.	91,348,348
January 2024		15,742,429	4,903,813		20,646,242
Total tax decree applicable to 2024	Ps.	15,742,429	4,903,813	Ps.	20,646,242
Total of tax decree granted	Ps.	89,249,967	22,744,623	Ps.	111,994,590

The decree applicable to October, November and December 2023 were applied as a decrease in the total amount of duties in the consolidated statement of comprehensive income of 2023 in the amount of Ps.73,507,538 in the Profit-sharing Duty line item and Ps.17,840,810 and in the cost of sales line item for the benefit in the hydrocarbon extraction duty. The decree applicable to January 2024 was applied as a decrease in the total amount of the of duties in the consolidated statement of comprehensive in the amount of Ps. 15,742,429 in the Profit-sharing Duty line item and Ps. 4,903,813 and in the cost of sales line item for the benefit in the hydrocarbon extraction duty.

F. Downgrades in PEMEX's credit rating

In February 2024, Moody's downgraded PEMEX's credit ratings from B1 to B3, and affirmed its negative outlook citing PEMEX's weakening standalone credit quality and uncertainty over the support it may receive from the next Mexican Government administration, despite the fact that Moody's recognizes PEMEX's achievement in reversing the downward trend in production and reserves over the last three years.

G. Legal Proceedings

During the period from January 1 to April 19, 2024, concluded these proceedings:

- On February 16, 2024, Pemex Exploration and Production received a favorable resolution pursuant to which it was acquitted the charges made in connection with the litigation related to AVALONE MARINE, S.A.P.I. de C.V. Accordingly, this claim has concluded and is no longer pending (see Note 27).
- On January 31, 2024, the lawsuit filed by PICO México Servicios Petroleros, S. de R.L. de C.V. was dismissed as a consequence of the plaintiff's withdrawal from the litigation through an agreement of even date therewith. Accordingly, this claim has concluded and is no longer pending (See Note 27).

H. Akal-B Process Center

On April 7, 2024, one of PEMEX's workers died and several contractors were injured after a fire broke out at one of the platforms at the Akal-B Process Center (Akal-B1), in the area of pipelines that handle fuel gas for turbo-machinery. PEMEX activated its emergency response plan and the fire was immediately controlled.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

As of the date of these consolidated financial statements, PEMEX is conducting an investigation to determine the causes of the incident and is working to restore operations at the Akal-B Process Center.

I. Air Liquide

On December 29, 2023, an executive decree was published in the Official Gazette of the Federation designating the supply of hydrogen from the U-3400 hydrogen plant at the Miguel Hidalgo refinery in Tula to be in the public interest. Pursuant to the decree, Pemex Industrial Transformation took temporary charge of the plant's operations and was responsible for the compensation to be paid to the plant's former operators in connection with the public interest declaration and as required by applicable law.

On February 8, 2024, an executive decree was published in the Official Gazette of the Federation designating the U-3400 hydrogen plant as a public utility to be transferred to Pemex Industrial Transformation.

On April 18, 2024, an executive decree was published in the Official Gazette of the Federation leaving the December decree without effect and transferring the U-3400 hydrogen plant to Pemex Industrial Transformation. Pursuant to the April decree, Pemex Industrial Transformation took permanent charge of the plant's property, assets and operations and will be responsible for covering the indemnification owed to the plant's former operators in an amount to be determined pursuant to an assessment to be carried out by Mexico's *Instituto de Administración y Avalúos de Bienes Nacionales* (INDAABIN).

On April 25, 2024, in accordance with applicable law, an executive decree was published in the Official Gazette of the Federation giving legal notice to the plant's former owners that any claims to be made must be brought to the corresponding government ministry within fifteen business days.

As of the date of these Consolidated Financial Statements, the transfer of the U-3400 hydrogen plant to Pemex Industrial Transformation is complete. The transfer has not resulted and is not expected to result in a material increase in PEMEX's assets.

Disclosure of expenses by nature [text block]

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Ticker: PEMEX Quarter: 4D Year: 2023

NOTE 23. COST AND EXPENSES BY NATURE

Cost and expenses by nature for each of the years ended December 31, 2023, 2022 and 2021, was as follows:

	2023	2022	2021
Purchases	Ps. 778,100,997	Ps. 1,126,780,036	Ps. 518,434,795
Depreciation of wells, pipelines, properties, plant and equipment, depreciation of rights of use and amortization of intangible assets	144,041,743	146,251,935	140,155,507
Net periodic cost of employee benefits	141,415,705	129,333,812	140,215,404
Personnel services	121,408,213	107,990,777	100,401,001
Conservation and maintenance	79,917,049	78,323,591	65,239,995
Other operation taxes and duties	64,825,368	14,717,890	12,933,825
Exploration and Extraction Hydrocarbons Duty and taxes	54,779,330	136,840,962	88,596,015
Unsuccessful wells	38,638,889	26,582,595	26,952,138
Other operation costs and expenses	31,895,908	11,163,737	77,748,739
Raw materials and spare parts	28,019,686	26,516,438	23,504,046
Auxiliary services with third-parties	25,991,393	28,799,131	9,656,254
Losses from fuels subtraction [1]	20,168,804	19,891,204	6,791,377
Exploration expenses	12,284,957	8,126,787	6,458,310
Insurance	9,005,239	7,384,099	6,997,343
General expenses with third-parties	8,146,640	12,454,485	6,867,868
Freight	7,893,791	8,522,913	5,195,157
Expenses for environmental provision	3,840,186	6,507,615	2,064,164
Integrated Contracts	2,925,163	4,556,801	4,904,774
Fees	1,927,051	6,476,622	548,928

Inventory variations [2]	(8,643,559)	(38,474,306)	(11,544,077)
Total cost of sales and general expenses	**Ps. 1,566,582,553**	**Ps. 1,868,747,124**	**Ps. 1,232,121,563**

[1] In accordance with Resolution RES / 179/2017, issued by the CRE, losses from fuels subtraction are losses outside the scope of the contemplated operating costs as a result of various illicit actions, including the theft of and illicit market in fuels.

Pemex Logistics is responsible for distributing hydrocarbons through the pipelines and for the received products, preserving their quality and delivering them from the point of reception to the user at the point of destination. Pemex Logistics determines the volume of missing hydrocarbons through monthly calculations.

[2] The variation in inventories represents the difference between the balances as of the beginning and the end of the year, as well as variations in standard and real costs. During 2023, the variation was mainly due to the increase in crude oil prices.

Disclosure of financial instruments [text block]

158 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

NOTE 8. FINANCIAL INSTRUMENTS

A. Accounting classifications and fair values of financial instruments-

The following tables present information about PEMEX's carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy, as of December 31, 2023 and 2022. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.

Additionally, as of December 31, 2023 and 2022, the disclosure of the fair value for the lease obligations is not required.

As of December 31, 2023	Carrying amount: FVTPL	FVOCI – debt instruments	FVOCI – equity instruments	Financial assets at amortized cost	Other financial liabilities	Total carrying amount	Fair value hierarchy: Level 1	Level 2	Level 3	Total
Financial assets measured at fair value										
Derivative financial instruments	9,926,384	—	—	—	—	9,926,384	—	9,926,384	—	9,926,384
Equity instruments (1)	—	—	552,355	—	—	552,355	—	552,355	—	552,355
Total	9,926,384	—	552,355	—	—	10,478,739				
Financial assets not measured at fair value										
Cash and cash equivalents	—	—	—	68,747,376	—	68,747,376	—	—	—	—
Customers	—	—	—	111,394,431	—	111,394,431	—	—	—	—
Officials and employees	—	—	—	5,633,492	—	5,633,492	—	—	—	—
Sundry debtors	—	—	—	35,253,635	—	35,253,635	—	—	—	—
Investments in joint ventures and associates	—	—	—	1,854,803	—	1,854,803	—	—	—	—
Notes receivable	—	—	—	1,179,706	—	1,179,706	—	—	—	—
Mexican Government Bonds	—	—	—	64,132,418	—	64,132,418	62,731,992	—	—	62,731,992
Other assets	—	—	—	6,109,398	—	6,109,398	—	—	—	—
Total	—	—	—	294,305,259	—	294,305,259				
Financial liabilities measured at fair value										
Derivative financial instruments	(36,494,962)	—	—	—	—	(36,494,962)	—	(36,494,962)	—	(36,494,962)
Total	(36,494,962)	—	—	—	—	(36,494,962)				
Financial liabilities not measured at fair value										
Suppliers	—	—	—	—	(368,345,849)	(368,345,849)	—	—	—	—
Accounts and accrued expenses payable	—	—	—	—	(83,646,764)	(83,646,764)	—	—	—	—
Leases	—	—	—	—	(41,848,333)	(41,848,333)	—	—	—	—
Debt	—	—	—	—	(1,794,470,357)	(1,794,470,357)	—	(1,577,509,797)	—	(1,577,509,797)
Total	—	—	—	—	(2,288,311,303)	(2,288,311,303)				

(1) Refers to the participation in TAG Pipelines Sur, S. de R.L. de C.V.

159 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

	Carrying amount						Fair value hierarchy			
As of December 31, 2022	FVTPL	FVOCI – debt instruments	FVOCI – equity instruments	Financial assets at amortized cost	Other financial liabilities	Total carrying amount	Level 1	Level 2	Level 3	Total
Financial assets measured at fair value										
Derivative financial instruments	12,755,568	—	—	—	—	12,755,568	—	12,755,568	—	12,755,568
Equity instruments [1]	—	—	370,317	—	—	370,317	—	370,317	—	370,317
Total	12,755,568	—	370,317	—	—	13,125,885				
Financial assets not measured at fair value										
Cash and cash equivalents	—	—	—	64,414,511	—	64,414,511	—	—	—	—
Customers	—	—	—	107,117,145	—	107,117,145	—	—	—	—
Officials and employees	—	—	—	4,965,645	—	4,965,645	—	—	—	—
Sundry debtors	—	—	—	40,074,758	—	40,074,758	—	—	—	—
Investments in joint ventures and associates	—	—	—	2,043,966	—	2,043,966	—	—	—	—
Notes receivable	—	—	—	1,334,126	—	1,334,126	—	—	—	—
Mexican Government Bonds	—	—	—	110,179,517	—	110,179,517	108,062,414	—	—	108,062,414
Other assets	—	—	—	4,602,021	—	4,602,021	—	—	—	—
Total	—	—	—	334,731,689	—	334,731,689				
Financial liabilities measured at fair value										
Derivative financial instruments	(22,242,056)	—	—	—	—	(22,242,056)	—	(22,242,056)	—	(22,242,056)
Total	(22,242,056)	—	—	—	—	(22,242,056)				
Financial liabilities not measured at fair value										
Suppliers	—	—	—	—	(282,245,250)	(282,245,250)	—	—	—	—
Accounts and accrued expenses payable	—	—	—	—	(81,808,426)	(81,808,426)	—	—	—	—
Leases	—	—	—	—	(51,131,575)	(51,131,575)	—	—	—	—
Debt	—	—	—	—	(2,091,463,996)	(2,091,463,996)	—	(1,853,421,785)	—	(1,853,421,785)
Total	—	—	—	—	(2,506,649,247)	(2,506,649,247)				

[1] Refers to the participation in TAG Pipelines Sur, S. de R.L. de C.V.

As of December 31, 2023 and 2022, PEMEX has monetary assets and liabilities denominated in foreign currency as indicated below:

	As of December 31, 2023				
	Foreign currency				
	Assets	**Liabilities**	**Net position Asset/(Liability)**	**Exchange rate**	**Equivalent to Mexican peso**
U.S. dollar	11,165,312	144,817,311	(133,651,999)	16.9220	Ps. (2,261,659,127)
Euro	4,472	8,068,957	(8,064,485)	18.6963	(150,776,031)
Pounds sterling	4,684	453,213	(448,529)	21.5646	(9,672,348)
Japanese yen	—	80,102,726	(80,102,726)	0.1200	(9,612,327)
Swiss francs	—	245	(245)	20.1101	(4,927)
Total					**Ps. (2,431,724,760)**

160 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

	As of December 31, 2022				
	Foreign currency				
	Assets	Liabilities	Net position Asset/(Liability)	Exchange rate	Equivalent to Mexican peso
U.S. dollar	10,362,175	111,567,112	(101,204,937)	19.4143	Ps. (1,964,823,008)
Euro	2,464	10,143,850	(10,141,386)	20.7083	(210,010,864)
Pounds sterling	4,467	450,285	(445,818)	23.3496	(10,409,672)
Japanese yen	—	110,180,315	(110,180,315)	0.1470	(16,196,506)
Swiss francs	—	365,554	(365,554)	20.9791	(7,668,994)
Total					**Ps. (2,209,109,044)**

Debt is valued and registered at amortized cost and the fair value of debt is estimated using quotes from major market sources which are then adjusted internally using standard market pricing models. As a result of relevant assumptions, the estimated fair value does not necessarily represent the actual terms at which existing transactions could be liquidated or unwound.

The information related to "Cash and cash equivalents", "Customers and other accounts receivable", "Investments in joint ventures and associates", "Government bonds, long-term notes receivable and other assets", "Debt", "Leases" and "Derivative financial instruments" is described in the following notes, respectively:

- Note 9, Cash and cash equivalents.
- Note 10, Customers and other financing and non-financing accounts receivable.
- Note 12, Investments in joint ventures and associates.
- Note 15, Government bonds, long-term notes receivable and other assets.
- Note 16, Debt.
- Note 17, Leases.
- Note 18, Derivative financial instruments.

B. Fair value hierarchy

PEMEX values the fair value of its financial instruments under standard methodologies commonly applied in the financial markets. PEMEX's related assumptions and inputs therefore fall under the three Levels of the fair value hierarchy for market participant assumptions, as described below.

The fair values determined by Level 1 inputs utilize quoted prices in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs are based on quoted prices for similar assets or liabilities in active markets, and inputs other than quoted prices that are observed for assets or liabilities. Level 3 inputs are unobservable inputs for the assets or liabilities, and include situations where there is little, if any, market activity for the assets or liabilities.

Management uses appropriate valuation techniques based on the available inputs to measure the fair values of PEMEX's applicable financial assets and financial liabilities.

When available, PEMEX measures fair value using Level 1 inputs, because they generally provide the most reliable evidence of fair value.

161 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Disclosure of income tax [text block]

NOTE 21. INCOME TAXES AND DUTIES

As of December 31, 2023 and 2022, income taxes and duties payable are as follow:

		2023	2022
Income taxes and duties:			
Profit-sharing Duty	Ps.	74,214,983	29,134,959
Income tax		7,412,498	4,268,496
Total income taxes and duties		81,627,481	33,403,455
Other taxes and duties:			
Special Tax on Production and Services		41,633,824	23,217,262
Hydrocarbons Extraction Duty		17,840,810	6,895,491
Exploration Hydrocarbons Duty		147,785	136,588
Exploration and Extraction Hydrocarbons Duty		464,521	413,371
Withheld taxes		7,201,114	5,800,188
Import taxes and duties		5,827	13,028
Other contributions payable		1,083,387	933,972
Total other taxes and duties		68,377,268	37,409,900
Total other income taxes and duties	**Ps.**	**150,004,749**	**70,813,355**

The *Ley de Ingresos sobre Hidrocarburos* ("Hydrocarbons Revenue Law") was published in the Official Gazette of the Federation on August 11, 2014, and came into effect, on January 1, 2015. The Hydrocarbons Revenue Law sets forth the fiscal regime for Petróleos Mexicanos applicable to the assignments and the contracts that were established on such date. Likewise, every year the Federal Revenue Law is published in the Official Gazette of the Federation and includes specific regulations for Petróleos Mexicanos and the Subsidiary Entities.

Tax regime applicable to Assignments

The tax regime applicable to the exploration and production for the assignments granted to PEMEX by the Mexican Government includes the following taxes and duties:

A. Derecho por la Utilidad Compartida "DUC" (Profit-sharing Duty).

As of January 1, 2015, Pemex Exploration and Production is obligated to pay a Profit-sharing Duty.

For 2023 and 2022, the applicable rate of this duty was 40%. The computation of this duty is based on the excess of the value of hydrocarbons produced during the fiscal year (including self-consumption, shrinkage and burning), minus certain permitted deductions by the Hydrocarbons Revenue Law, including part of the investments and some costs, expenses and duties. Pursuant to the Federal Revenue Law, as of January 1, 2024, this duty was set at 30%.

162 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

During 2023, this duty was Ps. 280,756,794 from annual payments presented on April 1, 2024 paid as follows: Ps. 206,541,811, of the corresponding hydrocarbon extraction duty for the months of October, November, and December 2023 in the amount of Ps. 73,507,538, resulting in a balance of Ps. 707,445 as of December 31, 2023.

On February 13, 2024, the Mexican Government issued a decree in the Official Gazette of the Federation suspending the collection of PEMEX's Profit-sharing Duty for the months of October, November and December 2023 and January 2024. Additionally the resulting monthly tax payment of this Profit-sharing Duty can be balanced with the tax calculated at the end of the fiscal year.

During the fiscal year 2023, Profit-sharing Duty payments for the months from January to September were deferred as instructed by the *Resolución Fiscal Miscelánea para 2023* (2023 Miscellaneous Fiscal Resolution).

During 2022, this duty was Ps. 398,123,710 from annual payments presented on April 3, 2023 paid as follows: Ps. 397,567,229, resulting in a balance of Ps. 556,481 as of December 31, 2022.

Duties and income tax paid as of December 31, 2023, 2022 and 2021 were Ps. 234,982,338, Ps. 431,444,989 and Ps. 265,883,549, respectively.

The accounting result differs from the tax result mainly due to differences in depreciation, non-deductible expenses and others. Such differences generate a deferred DUC.

Total DUC and other as of December 31, 2023, 2022 and 2021 are integrated as follows:

		2023	2022	2021
DUC	Ps.	207,212,856	398,123,710	374,433,879
Fiscal credit [1]		—	—	(73,280,000)
Deferred DUC expense		6,863,068	(6,703,627)	5,673,403
Total DUC	**Ps.**	**214,075,924**	**391,420,083**	**306,827,282**

[1] There was not credit tax granted for 2022.

The principal factors generating the deferred DUC are the following:

		2023	2022
Deferred DUC asset:			
Tax credits	Ps.	512,640,627	454,631,317
Deferred Profit-sharing duty liability:			
Wells, pipelines, properties, plant and equipment		(195,705,735)	(171,170,789)
Deferred DUC asset net		316,934,892	283,460,528
Unrecognized Deferred DUC		(314,346,132)	(274,008,700)
Net, deferred DUC asset	**Ps.**	**2,588,760**	**9,451,828**

Deferred DUC not recognized in 2023 and 2022 amounts to Ps.314,346,132 and Ps. 274,008,700, respectively, and resulted from costs, expenses and capital expenditures that will not be recoverable, mainly for on-shore and in Chicontepec deep and shallow waters.

The remaining costs, expenses and capital expenditures beginning January 1, 2015 can be balanced to the immediate following years, without them expiring.

163 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

The expected benefit for DUC in 2023 and 2022 was different from that which would result from applying the 40% rate to the tax base, respectively, as a result of the line items mentioned in the tables below.

	2023	2022	2021
Expected expense (benefit):	Ps. 98,990,391	236,421,472	147,520,595
Increase (decrease) resulting from:			
Expected benefit contract	(2,578,264)	(4,987,552)	(5,333,064)
Non-cumulative profit [1]	(627,269,522)	(778,566,830)	(1,252,957,737)
Non-deductible expenses [1]	530,857,395	547,132,910	1,110,770,206
Production value	360,388,580	526,040,742	507,997,938
Deductible duties	(26,159,947)	(51,920,424)	(44,270,598)
DUC tax credit [2]	(73,507,538)	—	(73,280,000)
Deferred DUC (benefit) expense	6,863,068	(6,703,627)	5,673,403
Deductions cap	(53,508,239)	(75,996,608)	(89,293,461)
DUC-Profit-sharing duty expense	**Ps. 214,075,924**	**391,420,083**	**306,827,282**

[1]Fluctuations changes are included which have no effect on the determination of the DUC.
[2]Corresponds to the tax credit granted by the Mexican Government on February 13, 2024 and February 19, 2021.

On February 19, 2021, the Mexican Government, through a presidential decree, granted PEMEX a reduction in its tax burden equal to Ps. 73,280,000 for 2021. The tax benefit was granted as a measure of release of resources for PEMEX to increase investment in hydrocarbon exploration and production activities.

This decrease in the Profit-sharing Duty is incremental to the one resulting from the decrease of the rate from 58% to 54% to in 2021 in accordance with amendments to the Hydrocarbons Revenue Law.

B. Derecho de Extracción de Hidrocarburos (Hydrocarbons Extraction Duty).

SHCP considers the effects of variations in the U.S. producer price index, or another alternative index, when it determines the rate to be published in the Official Gazette of the Federation. This duty is to be calculated using a rate based on a formula applicable to each type of hydrocarbon, the volume of production and utilizing the relevant market price for hydrocarbons in U.S. Dollars.

During 2023, Pemex Exploration and Production incurred Ps. 65,399,868 balance with the corresponding hydrocarbon extraction duty for the months of October, November, and December 2023 in the amount of Ps.17,840,810 and the difference of Ps. 47,559,058 was included in the cost of sales line item.

During 2022, Pemex Exploration and Production incurred a Ps. 129,801,061 balance, which was included in the cost of sales line item.

On February 13, 2024, the Mexican Government issued a decree in the Official Gazette of the Federation suspending the collection of PEMEX's hydrocarbon extraction duty for the months of October, November and December 2023 and January 2024. During fiscal year 2023, hydrocarbons extraction duty payments for the months from January to September were deferred as instructed by the 2023 Miscellaneous Fiscal Resolution.

164 of 248

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 165 of 248 C. Derecho de Exploración de Hidrocarburos (Exploration Hydrocarbons Duty). Pemex Exploration and Production as “assignee” must make monthly payments for this duty. The rates for 2023 were 1,669.53 pesos per square kilometer of non-producing areas. After 60 months, this tax increases to 3,992.39 pesos per square kilometer for each additional month that the area is not producing. These amounts will be updated on an annual basis in accordance with the national consumer price index. During 2023 and 2022, Pemex Exploration and Production incurred Ps. 1,768,612 and Ps. 1,638,913, respectively, which are included in the cost of sales line item. D. Impuesto por la actividad de Exploración y Extracción de Hidrocarburos (Exploration and Extraction Hydrocarbons Duty). The assignments granted by the Mexican Government create a tax on the exploration and extraction activities carried out in the corresponding area. The monthly tax paid during the exploration phase and until the extraction phase begins is 2,177.64 pesos per square kilometer. During the extraction phase of a project, a monthly tax of 8,710.69 pesos per square kilometer is payable until the relevant contract for exploration and extraction or assignment is terminated. During 2023 and 2022, the incurred tax was Ps. 5,211,315 and Ps. 4,664,541 respectively, which are included in the cost of sales line item. Tax Regime applicable to contracts: As of January 1, 2015, the tax regime applicable to Pemex Exploration and Production for contracts is set forth in the Hydrocarbons Revenue Law which regulates, among other things, the fiscal terms applicable to the exploration and extraction contracts (license, profit sharing contracts, production sharing and services) and sets duties and other taxes paid to the Mexican Government. The Hydrocarbons Revenue Law also establishes the following duties applicable to PEMEX in connection with assignments granted to it by the Mexican Government: • Cuota Contractual para la Fase Exploratoria (Exploration Phase Contractual Fee) During the exploration phase of an exploration and extraction contract, the Mexican Government is entitled to collect a monthly payment of 1,669.53 pesos per square kilometer of non-producing areas. After 60 months, this fee increases to 3,992.39 pesos per square kilometer for each additional month that the area is not producing. The fee amount will be updated on an annual basis in accordance with the national consumer price index. • Regalías (Royalties) Royalty payments to the Mexican Government are determined based on the “contractual value” of the relevant hydrocarbons, which is based on a variety of factors, including the type of underlying hydrocarbons (e.g., crude oil, associated natural gas, non- associated natural gas or condensates), the volume of production and the market price. Royalties are payable in connection with licensing contracts, production-sharing contracts and profit-sharing contracts. • Pago del Valor Contractual (Contractual Value Payment) Licensing contracts require a payment to the Mexican Government calculated as a percentage of the “contractual value” of the hydrocarbons produced, as determined by the SHCP on a contract-by-contract basis. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 166 of 248 • Porcentaje a la Utilidad Operativa (Operating Profit Payment) Production-sharing contracts and profit-sharing contracts require a payment equivalent to a specified percentage of operating profits. In the case of production-sharing contracts, this payment shall be made in-kind through delivery of the hydrocarbons produced. In the case of profit-sharing contracts, this payment shall be made in cash. • Bono a la Firma (Signing Bonus) Upon execution of a licensing contract, a signing bonus is to be paid to the Mexican Government in an amount specified by the SHCP in the relevant bidding terms and conditions or in the contracts resulting from a migration. • Impuesto por la actividad de Exploración y Extracción de Hidrocarburos (Hydrocarbons Exploration and Extraction Activities Tax) Contracts for exploration and extraction granted by the Mexican Government will include a specified tax on the exploration and extraction activities carried out in the relevant area. The monthly tax paid during the exploration phase and until the extraction phase begins is 2,177.64 pesos per square kilometer. During the extraction phase of a project, a monthly tax of 8,710.69 pesos per square kilometer is payable until the relevant contract for exploration and extraction or assignment is terminated. During 2023 and 2022 the incurred tax amounted to Ps. 242,070 and Ps. 226,653, respectively. Other applicable taxes The Subsidiary Entities are subject to the Income Tax Law and the Value Added Tax Law. Pemex Industrial Transformation is also subject to the Special Tax on Production and Services (IEPS Tax). 2022 indirect taxes are as listed below: A. IEPS Tax IEPS Sobre la Venta de los Combustibles Automotrices (IEPS Tax on the Sale of Automotive Fuels): This tax is a fee on domestic sales of automotive fuels, gasoline and diesel. Pemex Industrial Transformation collects the fee on behalf of the Mexican Government. The applicable fees for this tax are Ps. 5.92 per liter of gasoline with an octane rating lower than 91; 5.00 pesos per liter of gasoline with an octane rating greater than or equal to 91 and 6.51 pesos per liter of diesel. The amount of the fee will depend on the class of fuel. The fee is fixed yearly and adjusted on a weekly basis by the SHCP. The fees apply to sales in Mexico and imports. IEPS Beneficio de Entidades Federativas, Municipios y Demarcaciones Territoriales (IEPS Tax in Favor of States, Municipalities and Territories): This tax is a fee on domestic sales of automotive fuels, gasoline and diesel. Pemex Industrial Transformation collects the fee on behalf of the Mexican Government. The applicable fees for this tax are 52.25 cents per liter of gasoline with an octane rating of less than 91, 63.75 cents per liter of gasoline with an octane rating greater than or equal to 91 and 43.36 cents per liter of diesel. These fees change yearly in accordance with inflation. Funds gathered by this fee are allocated to Mexican states and municipalities as provided for in the Ley de Coordinación Fiscal (Tax Coordination Law). The fees only apply to sales in Mexico and are not subject to VAT. IEPS a los Combustibles Fósiles (IEPS Tax on Fossil Fuels): This tax is a fee on domestic sales of fossil fuels. Pemex Industrial Transformation collects the fee on behalf of the Mexican Government. The applicable fees for this tax are 8.95 cents per liter of propane, 11.58 cents per liter of butane, 15.69 cents per liter of gasoline and aviation fuel, 18.74 cents per liter of jet fuel and other kerosene, 19.04 cents per liter of diesel, 20.32 cents per liter of fuel oil, Ps. 23.58 per ton of petroleum coke, Ps. 55.29 per ton of coal coke, Ps. 41.63 per ton of mineral carbon and Ps. 60.18 per ton of carbon from other fossil fuels. These fees change yearly in accordance with inflation and apply to imports to Mexico. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 167 of 248 B. Value-Added Tax (“VAT”) For VAT purposes, final monthly payments are determined based on PEMEX’s cash flow, in accordance with the provisions of the Value Added Tax Law, applicable to payers of this tax. The general rate to be applied is 16%. Certain activities with incentives will have the rate of 0%. Beginning on January 1, 2019, a new Decree of fiscal incentives began to apply to the northern border region, which consisted of a credit equivalent to 50% of the general rate, applicable directly at the time of the sale or service. This incentive is applicable in six states in the northern border region and includes 43 municipalities in those states. Petróleos Mexicanos and its Subsidiary Entities apply this tax benefit to the operations they carry out within the municipalities of the States included in the Decree. VAT is applied to the sale of goods, the rendering of services, the granting of the temporary use of goods in the national territory and the importation of goods and services to the national territory. VAT taxpayers transfer VAT to their customers and are entitled to credit the VAT paid to their suppliers and on their imports. The net balance between VAT transferred to customers and paid to suppliers and on imports results each month in the VAT to be paid to the tax authorities or in an amount in favor of the taxpayer. The taxpayer has the right to credit VAT in favor against VAT payable in future months, to request a refund or to offset it against other payable federal taxes. Taxes on Income are described below: C. Income Tax As of January 1, 2015, Petróleos Mexicanos, the Subsidiary Entities and the Subsidiary Companies residing in Mexico for tax purposes are subject to the Income Tax Law. This tax is calculated by applying a rate of 30% to the tax result. Tax result is the excess of total revenues over the allowed deductions and tax losses from previous years. Accounting income differs from taxable income primarily due to the effects of inflation and differences between depreciation and other non-deductible expenses. For the years ended December 31, 2023, 2022 and 2021, Petróleos Mexicanos and its Subsidiary Companies incurred the following income tax expense (benefit): 2023 2022 2021 Current income tax Ps. 5,134,840 Ps. 5,939,990 Ps. 3,573,731 Deferred income tax 788,517 (77,179,234) (3,052,891) Total (benefit) expense income tax, net Ps. 5,923,357 Ps. (71,239,244) Ps. 520,840 As of December 31, 2023 and 2022, Pemex Exploration and Production and Pemex Industrial Transformation did not recognize deferred income assets of Ps. 685,844,188 and Ps. 679,649,787, respectively, due to their expectation that future tax income will not correspond to such benefits. These amounts are mainly from fiscal losses to be amortized amounting with an expiration year from 2026 to 2032. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 168 of 248 The principal factors generating the deferred income tax are the following: 2022 Recognized in profit and loss Recognized in OCI 2023 Deferred income tax asset: Provisions Ps. 11,921,054 91,686 — 12,012,740 Employee benefits provision 57,214,536 4,393,242 585 61,608,363 Advance payments from clients 220,215 (21,537) — 198,678 Accrued liabilities 7,771,316 2,498,494 — 10,269,810 Non-recoverable accounts receivable 127,843 (82,330) — 45,513 Derivative financial instruments 34,870 (34,870) — — Wells, pipelines, properties and equipment 8,462,555 (644,195) — 7,818,360 Tax loss carry-forwards (1) 76,428,341 (1,055,845) — 75,372,496 Total deferred income tax asset 162,180,730 5,144,645 585 167,325,960 Deferred income tax liability: Wells, pipelines, properties, plant and equipment (5,070,345) (5,124,344) — (10,194,689) Other (1,794,680) (808,818) — (2,603,498) Total deferred income tax liability (6,865,025) (5,933,162) — (12,798,187) Net long-term deferred income tax asset Ps. 155,315,705 (788,517) 585 154,527,773 2021 Recognized in profit and loss Recognized in OCI 2022 Deferred income tax asset: Provisions Ps. 11,032,260 888,794 — 11,921,054 Employee benefits provision 61,711,054 3,579,336 (8,075,854) 57,214,536 Advance payments from clients 176,967 43,248 — 220,215 Accrued liabilities 2,676,964 5,094,352 — 7,771,316 Non-recoverable accounts receivable 24,890 102,953 — 127,843 Derivative financial instruments 10,746 24,124 — 34,870 Wells, pipelines, properties and equipment 5,452,609 3,009,946 — 8,462,555 Tax loss carry-forwards (1) 8,468,185 67,960,156 — 76,428,341 Total deferred income tax asset 89,553,675 80,702,909 (8,075,854) 162,180,730 Deferred income tax liability: Wells, pipelines, properties, plant and equipment (1,191,034) (3,879,311) — (5,070,345) Other (2,150,316) 355,636 — (1,794,680) Total deferred income tax liability (3,341,350) (3,523,675) — (6,865,025) Net long-term deferred income tax asset Ps. 86,212,325 77,179,234 (8,075,854) 155,315,705 (1)Tax loss carryforwards expire in 2031.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Expense attributable to the profit (loss) from continuing operations before income taxes was different from that which would result from applying the 30% rate to profit, as a result of the items listed below:

	For the years ended December 31,		
	2023	2022	2021
Expected income tax expense	Ps. 102,495,110	Ps. 163,937,963	Ps. 69,725,125
(Decrease) increase resulting from:			
Tax effect of inflation-net	(27,144,892)	(23,533,416)	30,058,116
Fiscal updating of pipelines, properties and equipment	600,688	—	—
Deductible Duty	(62,163,857)	(119,437,113)	(90,346,164)
Unrecognized deferred tax change	(29,256,451)	(99,334,219)	(20,941,629)
Expected expenses from contracts	—	—	1,311,975
Retirement benefits	8,727,606	7,930,425	1,101,292
Non-deductible expenses	12,284,337	16,019,493	3,113,625
Others-net [1]	380,816	(16,822,377)	6,498,500
Income tax (benefit) expense, net	**Ps. 5,923,357**	**Ps. (71,239,244)**	**Ps. 520,840**

[1] Includes mainly impairment effect for 2022.

As of December 31, 2023 and 2022, the net accumulated effect of actuarial gains and losses on deferred tax was Ps. (3,410,401) and Ps. (3,410,986), respectively. In addition, as of December 31, 2023 and 2022, the deferred tax effect of actuarial gains and losses is presented in comprehensive loss in the amounts of Ps. 585 and Ps. (8,075,854), respectively.

Disclosure of intangible assets [text block]

NOTE 14. INTANGIBLE ASSETS, NET

As of December 31, 2023 and 2022, intangible assets, net were mainly wells unassigned to a reserve and other components of intangible assets, which amounted to Ps. 20,350,819 and Ps. 30,024,934, respectively as follows:

A. Wells unassigned to a reserve

	2023	2022
Wells unassigned to a reserve:		
Balance at the beginning of the year	Ps. 28,388,655	Ps. 18,639,136
Additions to construction in progress	34,387,333	34,291,324
Transfers against expenses	(29,529,330)	(13,911,491)
Transfers against fixed assets	(14,306,298)	(10,630,314)
Balance at the end of the year	**Ps. 18,940,360**	**Ps. 28,388,655**

As of December 31, 2023, 2022 and 2021, PEMEX recognized expenses related to unsuccessful wells of Ps. 33,966,315, Ps. 21,021,660 and Ps. 22,296,103, respectively, directly in its statement of comprehensive income.

169 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

B. Other intangible assets

	Licenses	Exploration expenses, evaluation of assets and concessions	Total
Cost			
Balance as of January 1, 2023	Ps. 6,241,489	1,764,208	Ps. 8,005,697
Additions	424,295	223,014	647,309
Effects of foreign exchange	(103,770)	(399,502)	(503,272)
	6,562,014	1,587,720	8,149,734
Amortization accumulated			
Balance as of January 1, 2023	(5,613,088)	(756,330)	(6,369,418)
Additions	53,360	—	53,360
Amortization	(580,267)	(19,360)	(599,627)
Effects of foreign exchange	79,783	96,627	176,410
	(6,060,212)	(679,063)	(6,739,275)
Balance as of December 31, 2023	**Ps. 501,802**	**908,657**	**Ps. 1,410,459**
Useful lives	**1 to 3 years**	**Up to 36 years**	

	Licenses	Exploration expenses, evaluation of assets and concessions	Total
Cost			
Balance as of January 1, 2022	Ps. 5,258,823	1,845,848	Ps. 7,104,671
Additions	1,016,283	23,951	1,040,234
Effects of foreign exchange	(33,617)	(105,591)	(139,208)
	6,241,489	1,764,208	8,005,697
Amortization accumulated			
Balance as of January 1, 2022	Ps. (4,950,315)	(777,346)	(5,727,661)
Additions	(195,948)	—	(195,948)
Amortization	(492,311)	(24,031)	(516,342)
Effects of foreign exchange	25,486	45,047	70,533
	(5,613,088)	(756,330)	(6,369,418)
Balance as of December 31, 2022	**Ps. 628,401**	**1,007,878**	**Ps. 1,636,279**
Useful lives	**1 to 3 years**	**Up to 36 years**	

Disclosure of inventories [text block]

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

NOTE 11. INVENTORIES

As of December 31, 2023 and 2022, inventories were as follows:

		2023		2022
Refined and petrochemicals products	Ps.	51,455,826	Ps.	60,838,241
Products in transit		25,510,618		25,345,696
Crude oil		28,428,427		32,971,427
Materials and products in stock		5,870,013		6,171,040
Materials in transit		610,928		393,964
Gas and condensate products		160,180		298,029
	Ps.	**112,035,992**	**Ps.**	**126,018,397**

Ps. 765,038,494, Ps. 1,115,363,647 and Ps. 500,000,961 of PEMEX's inventories were recognized as cost of sales as of December 31, 2023, 2022 and 2021, respectively.

Disclosure of issued capital [text block]

NOTE 22. EQUITY (DEFICIT)

A. Certificates of* Contribution *"A"

The capitalization agreement between Petróleos Mexicanos and the Mexican Government states that the Certificates of Contribution "A" constitute permanent capital.

For the twelve-months period ended December 31, 2023, Petróleos Mexicanos received Ps. 166,615,123 in Certificates of Contribution "A" from the Mexican Government.

For the twelve-months period ended December 31, 2022, Petróleos Mexicanos received Ps. 188,306,717 in Certificates of Contribution "A" from the Mexican Government.

PEMEX's Certificates of Contribution "A" are as follows:

		Amount
Certificates of Contribution "A" as of December 31, 2021	Ps.	841,285,576
Increase in Certificates of Contribution "A" during 2022		188,306,717
Certificates of Contribution "A" as of December 31, 2022	Ps.	1,029,592,293
Increase in Certificates of Contribution "A" during 2023		166,615,123
Certificates of Contribution "A" as of December 31, 2023	**Ps.**	**1,196,207,416**

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Mexican Government contributions made in the form of Certificates of Contribution "A" during 2023 totaled Ps. 166,615,123 and were designated for the construction of the Olmeca Refinery in Dos Bocas, Paraíso, Tabasco, for the strengthening of financial position and the rehabilitation plan of the National Refining System, as follows:

Date	Construction of the Olmeca Refinery	Strengthening of Fertilizers chain	Rehabilitation Plan of the refineries	Strengthening of financial position
January 19	—	600,000	—	—
January 30	—	600,000	—	—
February 23	6,000,000	—	—	—
March 16	—	—	10,500,000	—
July 26	—	—	—	64,970,000
August 10	5,534,500	—	—	—
September 13	—	—	—	6,766,000
September 15	6,000,000	—	—	—
September 15	—	1,700,000	—	—
October 24	—	—	—	55,944,623
December 18	8,000,000	—	—	—
Total	**25,534,500**	**2,900,000**	**Ps. 10,500,000**	**Ps. 127,680,623**

B. *Mexican Government contributions*

During 2023, there were no Mexican Government contributions apart from Certificates of Contribution "A".

During 2022, Petróleos Mexicanos received a grant from the FONADIN in the amount of Ps. 23,000,000 for the acquisition of the remaining 50.005% interest in DPRLP (see Note 12).

C. *Legal reserve*

Under Mexican law, each of the Subsidiary Companies is required to allocate a certain percentage of its net income to a legal reserve fund until the fund reaches an amount equal to a certain percentage of each Subsidiary Company's capital stock.

During 2023 and 2022, there were no changes to the legal reserve.

D. *Accumulated other comprehensive income (loss)*

As a result of the discount rate analysis related to employee benefits liability, for the periods ended December 31, 2023 and 2022 PEMEX recognized net actuarial (losses) gains in other comprehensive income (loss) net of deferred income tax for Ps. (4,933,773) and Ps. 123,385,417, respectively, which included net of deferred income tax of Ps. 584,918 and Ps. (8,075,854), respectively, related to retirement and post-employment benefits. The variation related to retirement and post-employment benefits was the result of an increase in the discount and return on plan assets rates from 9.39% as of December 31, 2022 to 9.42% as of December 31, 2023.

E. Accumulated deficit from prior years

PEMEX has recorded negative earnings in the past several years. However, the *Ley de Concursos Mercantiles* ("Commercial Bankruptcy Law of Mexico") is not applicable to Petróleos Mexicanos and the Subsidiary Entities. Furthermore, the financing agreements to which PEMEX is a party do not provide for financial covenants that would be breached or events of default that would be triggered as a consequence of negative equity.

172 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

F. Uncertainty related to going concern

The consolidated financial statements have been prepared assuming PEMEX will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in normal course of business. However, substantial doubt about PEMEX's ability to continue as a going concern exists.

Facts and conditions

PEMEX has substantial debt, incurred mainly to finance the capital expenditures needed to carry out its capital investment projects and to fund its operating expenses. Due to its heavy fiscal burden resulting from the payment of hydrocarbon extraction duties, the cash flows derived from PEMEX's operations in recent years have not been sufficient to fully fund its operations and capital expenditure programs, which have been partially supported by the Mexican Government's equity contributions. In addition, PEMEX´s working capital has deteriorated in recent years.

In 2022, 2023 and 2024, certain ratings agencies downgraded PEMEX's credit rating, mainly driven by concerns around our operating performance, liquidity and the Mexican government's ability and willingness to provide us with additional liquidity, as well the volatility of the crude oil prices and the downgrade of the Mexican Government's sovereign debt rating, impacting PEMEX´s access to the financial markets, the cost and terms of PEMEX's new debt and contract renegotiation that PEMEX may carry out during 2024. These conditions have negatively impacted PEMEX´s financial performance and also its liquidity position.

PEMEX recognized net income (loss) of Ps.8,151,664, Ps.99,998,470 and Ps.(294,775,877) in 2023, 2022 and 2021, respectively. In addition, as of December 31, 2023 and 2022, PEMEX had a negative equity of Ps. (1,652,978,810), and Ps. (1,768,822,225), respectively, mainly due to continuous net losses in prior years, and a negative working capital of Ps. 585,176,915 and Ps. 401,842,480, as of December 31, 2023 and 2022, respectively.

PEMEX has budget autonomy, and, in public finance terms, is subject to the cash flows financial balance goals approved in the *Decreto de Presupuesto de Egresos de la Federación* ("Federal Expenditure Budget Decree"). This represents the difference between its gross revenues (inflows) and its total budgeted expenditures (outflows) including the financial cost of its debt, which is proposed by the SHCP and approved by the Chamber of Deputies. The Federal Budget for 2024 authorized PEMEX to have a financial balance budget of Ps. 145,000,000, and conduct financing activities that do not represent a net debt in terms of public debt greater than Ps. 203,705,500 and other financing activities that do not represent net public debt. This financial balance does not consider the payment of principal during 2024, which PEMEX expects to cover with equity contributions from the Mexican Government. PEMEX has short-term debt principal maturities (including interest payable) of Ps.477,221,594 as of December 31, 2023.

The combined effect of the above-mentioned events indicates substantial doubt about PEMEX's ability to continue as a going concern.

Actions-

PEMEX and the Mexican Government are carrying out the following actions, among others, to preserve liquidity and let PEMEX pay its commitments:

The application of the tax credit decree to automotive fuels published in the Official Gazette of the Federation on March 4, 2022, is effective for 2023 and will remain in effect through 2024. This decree allows PEMEX to substantially recover from the Mexican Government the difference between the international reference price of gasoline and diesel and the price at which they trade in the domestic market, accounting for inflation.

173 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

In October 2023, the Mexican Government adjusted PEMEX's tax regime and set its Profit-sharing Duty at 30.0% for 2024, a reduction of 10 percentage points from applicable rate in 2023 of 40.0%.

On February 13, 2024, the Mexican Government issued a decree in the Official Gazette of the Federation suspending the collection of PEMEX's Profit-sharing Duty and Hydrocarbons Extraction Duty for the months of October, November and December 2023 and January 2024. The suspension granted PEMEX a reduction in its tax burden of Ps.91,348,348 for the corresponding period in 2023 and Ps.20,646,242 in January 2024 (see Note 28-E).

The Mexican Government's Federal Budget for 2024 includes Ps.145,000,000 for PEMEX during 2024 to help improve its financial position. In addition, PEMEX has plans to raise funds from the markets in accordance with prevailing conditions and to refinance its debt.

Further, PEMEX has the capacity to refinance its short-term debt maturities through direct loans and revolving credit facilities. PEMEX's ability to refinance its short-term debt depends on factors beyond its control.

The Revenue Law for 2024 also authorized PEMEX to incur a net additional indebtedness up to Ps. 203,705,500 (Ps.138,119,100 and U.S.$3,726,500), which is considered as public debt by the Mexican Government and may be used to partially cover its financial balance in 2024.

PEMEX reviews and aligns its capital expenditures portfolio in accordance with updated economic assumptions on a periodic basis and giving priority to those projects which increase production in an efficient manner and at the lowest cost.

On December 13, 2022, the Board of Directors of Petróleos Mexicanos approved the business plan of Petróleos Mexicanos and its Subsidiary Companies for 2023-2027 (the "2023-2027 Business Plan").

Prices of crude oil, natural gas and petroleum products showed a recovery in 2022 but decreased 20.00% in 2023. If international values for the Mexican oil price were higher than the average price of U.S.$56.7 per barrel, which was the reference price used to prepare our financial balance for 2024, this additional revenue would enable PEMEX to achieve its business plan objectives more quickly. Accordingly and taking into consideration price levels observed during the first quarter of 2024, PEMEX amended its budget with crude oil average price of U.S.$65.0 per barrel.

Petróleos Mexicanos and its Subsidiary Entities are not subject to the Commercial Bankruptcy Law of Mexico and none of PEMEX's existing financing agreements include any financial covenants that could lead to the demand for immediate payment of its debt due to having negative equity or non-compliance with financial ratios.

As a reference, PEMEX prepared its consolidated financial statements as of December 31, 2023 and 2022 on a going concern basis. There are certain conditions that have generated material uncertainty and significant doubts concerning the entity's ability to continue operating, including recurring net losses, negative working capital and negative equity. Those financial statements do not contain any adjustments that would be required if they were not prepared on a going concern basis.

G. Non-controlling interest

PEMEX does not currently own all of the shares of PMI CIM and COMESA, variations in income and equity from these entities are also presented in the consolidated statements of changes in equity (deficit) as "non-controlling interest."

As of December 31, 2023, 2022 and 2021 non-controlling interest represented (losses) gains of Ps. (116,639), Ps. (288,610) and Ps. 128,502, respectively, in PEMEX's equity (deficit).

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Disclosure of leases [text block]

NOTE 17. LEASES

PEMEX leases plants, transportation and storage equipment, port facilities, buildings, land, catalysts, machinery and equipment. Leases generally run for a period of one to twenty years, in some cases with an option to renew the lease after that date. Some lease payments are renegotiated every five years to reflect that the rent payments are market compliant. Some of the leases provide for additional rental payments that are based on changes in local price indexes. For certain leases, PEMEX has restrictions to enter into a sublease agreement.

Plants, transport and storage equipment, port facilities, buildings and land leases were entered into in previous years as service, transportation and building leases.

PEMEX has rights of use assets for equipment whose contractual terms are from one to three years. These leases are short-term and / or low-value item leases. PEMEX has decided not to recognize the right-of-use assets and lease liabilities for these leases.

Lease information where PEMEX is a lessee is presented as follows:

i.Rights of use assets are as follow:

	Rights of use assets									
	Transportation and storage equipment	Plants	Drilling equipment	Rights of use	Port facilities	Buildings	Lands	Catalyst	Machinery and Equipment	Total
Balance as of January 1, 2022	**Ps. 20,667,926**	**23,727,290**	**5,742,350**	**1,663,266**	**2,388,637**	**62,478**	**31,511**	**—**	**—**	**Ps. 54,283,458**
Depreciation of the year	(3,333,879)	(2,050,826)	(277,276)	(86,342)	(182,369)	(29,968)	(3,118)	—	—	(5,963,778)
Additions	4,396,333	—	434,451	—	451,013	36,400	336	—	—	5,318,533
Cancellations	(1,984,257)	(1,601,197)	—	—	—	—	—	—	—	(3,585,454)
Currency translation effect	(487,536)	—	—	—	(42,328)	(346)	(1,702)	—	—	(531,912)
Balance as of December 31, 2022	**Ps. 19,258,587**	**20,075,267**	**5,899,525**	**1,576,924**	**2,614,953**	**68,564**	**27,027**	**—**	**—**	**Ps. 49,520,847**
Depreciation of the year	(3,495,211)	(1,869,775)	(122,883)	(80,269)	(196,422)	(37,573)	(5,810)	(77,243)	(1,654)	(5,886,840)
Cancellations	(12,766)	(2,565,518)	(357,899)	—	(106,267)	(7,873)	(804)	357,899	—	(2,693,228)
Additions	2,163,251	—	—	—	367,830	48,581	—	—	139,644	2,719,306
Currency translation effect	(345,058)	—	—	—	(59,603)	(4,453)	(266)	(47,525)	—	(456,905)
Balance as of December 31, 2023	**Ps. 17,568,803**	**15,639,974**	**5,418,743**	**1,496,655**	**2,620,491**	**67,246**	**20,147**	**233,131**	**137,990**	**Ps. 43,203,180**
Estimated useful life	1 to 10 years	14 years	10 years	23 years	20 years	1 to 5 years	5 years	5 years	1 to 5 years	

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Ticker: PEMEX Quarter: 4D Year: 2023

ii. Leases liabilities are as follows:

		2023	2022
Lease liabilities recognized at January 1	Ps.	51,131,575	59,351,649
Additions		2,694,129	5,318,533
Cancellations		(2,816,690)	(4,392,850)
Payments of principal		(5,484,624)	(7,362,686)
Accrued interest		3,472,355	4,304,918
Interests paid		(2,291,356)	(3,274,137)
Foreign Exchange		(4,857,056)	(2,813,852)
Lease liabilities at December 31,	**Ps.**	**41,848,333**	**51,131,575**

The obligation recognized as of December 31, 2023 and 2022, amounted to Ps. 41,848,333 and Ps. 51,131,575, of which Ps. 8,003,743 and Ps. 6,680,488 were recognized in current liabilities and Ps. 33,844,590 and Ps. 44,451,087 in non-current liabilities, respectively.

iii.Amounts recognized in the statement of comprehensive Income

		2023		**2022**
Depreciation of rights of use	Ps.	5,886,840	Ps.	5,963,778
Interests from lease liabilities		3,948,398		4,445,315
Expenses related to short-term leases		609,927		106,695

iv.Amounts recognized in the statement of cash flows

		2023		**2022**
Lease payments (principal and interest)	Ps.	(7,775,980)	Ps.	(10,636,823)

Disclosure of other assets [text block]

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

NOTE 15. GOVERNMENT BONDS, LONG-TERM NOTES RECEIVABLE AND OTHER ASSETS

A. Government bonds

The following table sets forth the balance of Mexican Government local bonds (the “Government Bonds”) held by Petróleos Mexicanos valued at amortized cost as of December 31, 2023 and 2022:

	2023	2022
Government bonds[1]	Ps. 64,132,418	Ps. 110,179,517
Less: current portion of Government Bonds, net of expected credit losses	28,637,314	46,526,257
Total long-term notes receivable	**Ps. 35,495,104**	**Ps. 63,653,260**

[1] As of December 31, 2023 and 2022, includes an expected credit loss of Ps. 5,595 and Ps. 9,717, respectively.

As of November 19, 2020, the value of the Government Bonds was Ps. 128,786,611, and the liability was Ps. 95,597,610.

On November 20, 2020, Petróleos Mexicanos monetized the whole of the Government Bonds by entering into a three-year financial arrangement to partially raise an equivalent of Ps. 95,597,610 at an annual rate of 8.56275%, maturing November 24, 2023. Petróleos Mexicanos retains the risks, benefits and economic rights of the Government Bonds, which were delivered to a financial institution. Petróleos Mexicanos will continue to collect coupon and principal payments from the securities throughout the term of the transaction. Therefore, Petróleos Mexicanos recognizes these Government Bonds as restricted assets and recognizes short-term debt for the monetization. The resources from the Government Bonds were transferred to the FOLAPE for payments related to its pension and retirement plan obligations.

During the period from January 1 to December 31, 2023, interest income generated by the Government Bonds amounted to Ps. 7,426,089, of which Petróleos Mexicanos received payments in the amount of Ps. 8,052,642. During the period from January 1 to December 31, 2022, interest income generated by the Government Bonds amounted to Ps. 7,534,938, of which Petróleos Mexicanos received payments in the amount of Ps. 7,455,715.

As of December 31, 2023 and the Government Bonds consist of 12 series of development bonds (D Bonds, M Bonds and UDI Bonds) issued by the SHCP with maturities between 2024 and 2026, at nominal value of Ps. 63,875,778.

As of December 31, 2022 the Government Bonds consisted of 17 series of development bonds (D Bonds, M Bonds and UDI Bonds) issued by the SHCP with maturities between 2023 and 2026, at nominal value of Ps. 102,492,032 and Ps. 913,482 in UDIs.

As of December 31, 2023 and 2022, the fair value of the transferred assets was Ps. 62,731,992 and Ps. 108,062,414, respectively and the fair value of the associated liabilities was Ps. 49,317,793 and Ps. 82,372,990, respectively, resulting in a net position of Ps. 13,414,199 and Ps. 25,689,424, respectively.

As of December 31, 2023 and 2022, the recorded liability was Ps. 59,364,989 (Ps. 58,741,483 of principal and Ps. 623,506 of interest) and Ps. 90,577,596 (Ps. 89,739,938 of principal and Ps. 837,658 of interest), respectively (see Note 16).

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Ticker: PEMEX Quarter: 4D Year: 2023

The roll-forward of the Mexican Bonds is as follows:

	December 31,	
	2023	2022
Balance as of the beginning of the year	Ps. 110,179,517	Ps. 110,855,356
Government Bonds collected [1]	(45,849,715)	—
Accrued interests	7,426,089	7,534,938
Interests received from bonds	(8,052,642)	(7,455,715)
Impact of the valuation of bonds in UDIs	(445,787)	491,975
Amortized cost	870,834	(1,250,358)
Reversal of impairment of bonds	4,122	3,321
Balance at the end of the year	**Ps. 64,132,418**	**Ps. 110,179,517**

[1]During 2023, Mexican Government Bonds were collected in March, August, November and December.

B. Long-term notes receivable

As of December 31, 2023 and 2022, the balance of long-term notes receivable was Ps. 1,179,706 and Ps. 1,334,126 and includes Ps. 736,605 and Ps. 783,999, respectively, of collection rights related to Value Added Tax from the non-recourse factoring contract between Pemex Logistics and Banco Mercantil del Norte, S.A.

C. Other assets

At December 31, 2023 and 2022, the balance of other assets was as follows:

	December 31,	
	2023	2022
Payments in advance [1]	Ps. 5,907,464	Ps. 26,515,825
Other	3,353,985	2,565,824
Insurance	1,352,643	1,621,076
Total other assets	**Ps. 10,614,092**	**Ps. 30,702,725**

[1]Mainly advance payments to contractors for the construction of the Olmeca Refinery in Dos Bocas, Paraíso, Tabasco, through PTI ID.

Disclosure of other operating income (expense) [text block]

178 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

NOTE 24. OTHER REVENUES AND OTHER EXPENSES

Other revenues and expenses-net for each of the years ended December 31, 2023, 2022 and 2021, was as follows:

A.Other revenues

	2023	2022	2021
Other income (1)	Ps. 4,313,625	Ps. 7,815,529	Ps. 3,028,394
Tax updates (2)	4,744,762	8,061,861	915,277
Other income for services	2,574,801	2,797,260	4,126,750
Bidding terms, sanctions, penalties and other	1,915,375	2,353,815	1,429,152
Claims recovery	858,161	881,462	1,147,424
Gain on sale of fixed assets	577,990	43,859	52,266
Franchise fees	430,633	348,906	376,179
Revenues from reinsurance premiums	153,497	1,772,399	110,994
Account debugging	51,693	1,558,361	523,365
Insurance and deposits	15,418	1,510,943	1,459,760
Translation effect from the consolidated equity method (3)	—	10,383,296	—
Gains on bargain purchase of business acquisition	—	1,271,188	—
Funds from FONADIN (4)	—	732,194	1,674,225
Recognition of partial income (5)	—	410,000	2,756,680
Total other revenues	Ps. 15,635,955	Ps. 39,941,073	Ps. 17,600,466

(1). As of December 31, 2022 includes mainly cancellation of trials in process provision.

(2). As of December 31, 2022 PEMEX recognized tax updates "VAT", recovery from IEPS tax variable fee and cancellation of obligations due to losses by legal resolution.

(3). As of December 31, 2022 PEMEX recognized Ps.10,383,296 of currency translation effects from the investment in DPRLP into other income, as a result of derecognizing the equity method (see Note 12-B).

(4). On June 11, 2021, PEMEX was authorized by the FONADIN for a non-recoverable contribution to continue with the “Exploitation of wastewater” development project at the Miguel Hidalgo refinery, for the payment of executed work and for the associated expenses including pending estimated payments, expenses and investments related to the executed work in the amount of Ps. 4,399,765. The total non-recoverable contribution from the FONADIN was Ps. 6,073,990, of which Ps. 1,674,225 was recognized in 2021 as other income.

Pemex recognized the non-recoverable contribution as deferred income, and it will be recognized over the useful life of the asset from the non-recoverable contribution; this useful life is estimated at 20 years.

There are no conditions or contingencies linked to the non-recoverable contribution from FONADIN since the expenditure and capitalization has already been accrued.

(5). Recognition of partial income and aimed deferred remediation agreement in favor to Petróleos Mexicanos that will be settled in November 2023.

179 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

B. Other expenses

	2023	2022	2021
Loss from derecognition of disposal of assets[1]	Ps. (7,656,437)	Ps. (19,116,521)	Ps. (45,185,031)
Other expenses	(4,084,664)	(3,304,653)	(3,058,504)
Claims	(1,870,308)	(3,140,284)	(2,670,560)
Fines	(3,630,727)	(24,095)	(55,001)
Transportation and distribution of natural gas	—	—	—
Total other expenses	Ps. (17,242,136)	Ps. (25,585,553)	Ps. (50,969,096)

[1]Includes mainly fixed assets from Pemex Exploration and Production without future development plans.

Disclosure of property, plant and equipment [text block]

180 of 248

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 181 of 248 NOTE 13. WELLS, PIPELINES, PROPERTIES, PLANT AND EQUIPMENT, NET As of December 31, 2023 and 2022, wells, pipelines, properties, plant and equipment, net, is presented as follows: Plants Drilling equipment Pipelines Wells Buildings Offshore platforms Furniture and equipment Transportation equipment Construction in progress (1) Land Total fixed assets Investment Balances as of January 1, 2022 951,486,189 13,548,596 495,475,879 1,487,962,570 70,711,580 415,885,213 49,310,555 28,534,437 253,435,510 44,765,993 3,811,116,522 Acquisitions 40,285,196 1,541,647 5,773,938 32,895,095 1,011,404 3,070,302 1,625,384 5,174,068 256,362,994 8,494,138 356,234,166 Reclassifications 44,338,725 — 2,137,001 1,972,298 410,847 2,859,195 (2,483,052) (4,580,377) 4,805,227 — 49,459,864 Capitalization 30,301,243 — 13,363,116 71,078,360 2,330,895 3,353,495 3,449,069 1,136,196 (125,429,126) 416,752 — Disposals (6,351,833) (249,248) (22,967,437) (7,500,609) (71,787) (4,804,995) (560,452) (706,237) (3,646,240) (402,694) (47,261,532) Translation effect (6,222,641) — (98,865) — (527,227) — (531,847) (260,670) (11,502,781) (148,894) (19,292,925) Balances as of December 31, 2022 Ps. 1,053,836,879 14,840,995 493,683,632 1,586,407,714 73,865,712 420,363,210 50,809,657 29,297,417 374,025,584 53,125,295 4,150,256,095 Acquisitions (2) 24,218,720 5,271,100 4,266,300 36,368,940 24,280 2,164,860 2,564,910 3,447,500 249,698,512 140,930 328,166,052 Reclassifications 3,396,480 — 103,670 2,967,760 (197,220) (2,648,540) (246,280) 1,000 3,855,890 — 7,232,760 Capitalization 15,580,570 — 15,121,590 71,789,810 1,739,570 7,966,840 1,119,100 883,390 (114,200,870) — — Disposals (8,316,930) (1,198,300) (21,457,210) (2,321,630) (52,680) (2,587,350) (611,940) (78,490) (1,360,990) (37,300) (38,022,820) Translation effect (17,728,270) — (273,420) — (1,423,660) — (90,310) (562,380) (31,513,360) (340,630) (51,932,030) Balances as of December 31, 2023 Ps. 1,070,987,449 18,913,795 491,444,562 1,695,212,594 73,956,002 425,259,020 53,545,137 32,988,437 480,504,766 52,888,295 4,395,700,057 Accumulated depreciation and amortization Balances as of January 1, 2022 (682,489,735) (6,281,568) (236,437,335) (1,182,871,028) (45,856,045) (264,074,556) (44,695,207) (15,059,962) (58,818,479) — (2,536,583,915) Depreciation and amortization (37,384,421) (547,660) (15,409,615) (65,167,740) (1,830,509) (15,680,102) (2,852,884) (898,884) — — (139,771,815) Reclassifications (42,182,309) — (2,841,608) (760,459) (410,767) (3,870,692) 734,738 (150,676) 21,909 — (49,459,864) (Impairment) (108,615,658) — (31,883,718) (41,479,729) (23,573) (33,606,850) (18,121) (4,244) (1,937,358) — (217,569,251) Reversal of impairment 73,048,067 — 11,943,309 25,541,788 — 20,099,267 — — 3,398,799 — 134,031,230 Disposals 4,535,971 235,584 10,140,565 4,631,085 67,940 2,940,843 549,592 436,631 — — 23,538,211 Translation effect 3,644,232 — 46,887 — 256,458 — 349,479 13,103 — — 4,310,159 Balances as of December 31, 2022 Ps. (789,443,853) (6,593,644) (264,441,515) (1,260,106,083) (47,796,496) (294,192,090) (45,932,403) (15,664,032) (57,335,129) — (2,781,505,245) Depreciation and amortization (33,219,850) (714,350) (12,824,020) (73,618,580) (1,858,330) (12,164,310) (1,645,720) (1,510,116) — — (137,555,276) Reclassifications 45,407,770 — (46,118,320) (6,926,040) 327,930 109,160 (12,330) 74,390 (95,320) — (7,232,760) (Impairment) (45,202,986) — (22,452,490) (55,380,990) — (26,134,930) — — (4,808,840) — (153,980,236) Reversal of impairment 19,244,900 — 18,153,170 52,926,380 23,570 29,485,650 10,100 33,078 5,305,870 — 125,182,718 Disposals 7,510,670 411,410 18,624,270 1,216,350 41,730 2,064,410 587,800 55,608 — — 30,512,248 Translation effect 10,150,720 — 196,130 — 693,390 — 57,640 102,780 — — 11,200,660 Balances as of December 31, 2023 Ps. (785,552,629) (6,896,584) (308,862,775) (1,341,888,963) (48,568,206) (300,832,110) (46,934,913) (16,908,292) (56,933,419) — (2,913,377,891) Wells, pipelines, properties, plant and equipment—net as of December 31, 2022 Ps. 264,393,026 8,247,351 229,242,117 326,301,631 26,069,216 126,171,120 4,877,254 13,633,385 316,690,455 53,125,295 1,368,750,850 Wells, pipelines, properties, plant and equipment—net as of December 31, 2023 Ps. 285,434,820 12,017,211 182,581,787 353,323,631 25,387,796 124,426,910 6,610,224 16,080,145 423,571,347 52,888,295 1,482,322,166 Depreciation rates 3 to 5% 5% 2 to7% — 3 to 7% 4% 3 to 10% 4 to 20% — — — Estimated useful lives 20 to 35 20 15 to 45 — 33 to 35 25 3 to 10 5 to 25 — — — (1)Mainly wells, pipelines and plants. (2)On January 20, 2022, PEMEX acquired assets with a cost of Ps. 29,669,961, consisting mainly of plants. This amount includes assets acquired through a business combination (see Note 12). A. As of December 31, 2023, 2022 and 2021, the financing cost identified with fixed assets in the construction or installation stage, capitalized as part of the value of such fixed assets, was Ps. 4,676,577, Ps. 4,580,836 and Ps. 3,106,007, respectively. Financing cost rates during 2023, 2022 and 2021 were 6.47% to 7.62%, 5.40% to 7.80% and 6.10% to 7.05%, respectively. B. The combined depreciation of fixed assets and amortization of wells for the fiscal years ended December 31, 2023, 2022 and 2021, recognized in operating costs and expenses, was Ps. 137,555,276, Ps. 139,771,815 and Ps. 133,431,365, respectively. These figures include Ps. 115,208,527, Ps. 113,656,994 and Ps.108,509,633 for oil and gas production assets PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 182 of 248 and costs related to plugging and abandonment of wells for the years ended December 31, 2023, 2022 and 2021 of Ps. 137,685, Ps. 224,327 and Ps. 143,779, respectively. C. As of December 31, 2023 and 2022, provisions relating to future plugging of wells costs amounted to Ps. 61,117,106 and Ps. 66,699,388, respectively, and are presented in the “Provisions for plugging of wells” (see Note 20). D. As of December 31, 2023, 2022 and 2021, acquisitions of property, plant and equipment include transfers from wells unassigned to a reserve for Ps. 14,306,298, Ps. 10,630,314 and Ps. 15,608,296, respectively (see Note 14). E. As of December 31, 2023, 2022 and 2021, the translation effect of property, plant and equipment items from a different currency than the presentation currency was Ps. (40,731,370), Ps. (14,982,766) and Ps. 2,477,528, respectively, which was mainly plant. F. As of December 31, 2023, 2022 and 2021, PEMEX recognized a net impairment of Ps. (28,797,518), Ps. (83,538,021) and Ps. (1,210,595), respectively, which is presented as a separate line item in the consolidated statement of comprehensive income as follows: 2023 2022 2021 (Impairment) / Reversal of impairment, net Pemex Industrial Transformation Ps. (25,568,713) Ps. (25,615,351) Ps. (32,153,192) Pemex Exploration and Production (2,353,077) (60,438,070) 34,562,831 Pemex Logistics (612,906) 2,121,045 (3,161,108) MGAS (191,786) 394,355 (176,674) SUS (71,036) — — Gas Bienestar — — (282,452) (Impairment) reversal of impairment, net Ps. (28,797,518) Ps. (83,538,021) Ps. (1,210,595) PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 183 of 248 Cash-Generating Unit of Pemex Exploration and Production As of December 31, 2023, 2022 and 2021, Pemex Exploration and Production recognized a net impairment, net impairment and net reversal of impairment of Ps. (2,353,077), Ps. (60,438,070), and Ps. 34,562,831, respectively, shown by GCUs as follows: 2023 2022 2021 Aceite Terciario del Golfo (16,192,262) (2,870,820) 13,493,508 Burgos (10,631,921) 10,447,135 (12,517,196) Tsimin Xux (9,532,221) 2,268,459 (4,600,480) Ogarrio Magallanes (6,973,649) 530,061 (530,061) Arenque (1,705,447) — 803,257 Misión (CEE) (458,354) 200,830 (908,043) Lakach (423,347) (648,846) (705,781) Poza Rica (397,084) — — Ébano (CEE) — 1,298,911 (1,281,396) Cuenca de Macuspana 837,460 (281,770) 38,939 Cárdenas-Mora 1,150,448 (1,150,448) — Crudo Ligero Marino 1,420,120 — 20,238,977 Santuario El Golpe 1,454,789 (1,454,789) — Tamaulipas Constituciones 1,710,627 (2,333,354) 684,766 Ixtal - Manik 6,042,806 (6,042,806) 481,673 Chuc 6,445,006 (6,517,953) 26,962,488 Antonio J. Bermúdez 9,724,991 (5,510,789) (1,815,596) Cantarell 15,174,961 (48,371,891) (5,782,224) Total Ps. (2,353,077) Ps. (60,438,070) Ps. 34,562,831 As of December 31, 2023, Pemex Exploration and Production recognized a net impairment of Ps. (2,353,077) mainly due to:(i) the negative effect of Ps.64,145,752 due to increase in cost and expenses mainly in the Aceite Terciario del Golfo, Burgos, Tsimin Xux and Ogarrio Sánchez CGUs, (ii) the negative effect due to an exchange rate of Ps. 47,149,878, from Ps. 19.4143 = U.S.$1.00 as of December 31, 2022, to Ps. 16.9220 = U.S.$1.00 as of December 31, 2023; and (iii) an increase in the discount rate of Ps. 23,731,588, from 9.31% in December 31, 2022 to 9.93% in December 31, 2023. These effects were partially offset by (i) an increase in crude oil prices and condensate products, generating a positive effect of Ps. 73,989,335 mainly in the Cantarell, Tamaulipas Constituciones and Crudo Ligero Marino CGUs; (ii) an increase in production profiles volume in the barrel of crude oil equivalent generating a positive effect of 45,517,214, mainly in the Antonio J. Bermúdez, Crudo Ligero Marino, Chuc, Ogarrio Sánchez, Ixtal Manik and Tamaulipas Constituciones CGUs; and (iii) a positive tax effect of Ps. 13,167,592, due to a lower tax base motivated by increases in cost and expenses at the Aceite Terciario del Golfo, Burgos and Tsimin Xux CGUs. As of December 31, 2022, Pemex Exploration and Production recognized a net impairment of Ps. (60,438,070) mainly due to: (i) a decrease in production profiles volume in the barrel of crude oil equivalent generating a negative effect of Ps. 258,263,054, of which Ps. 160,892,540 are from the Cantarell CGU, Aceite Terciario del Golfo (“ATG”), Ixtal Manik, Antonio J. Bermúdez and Chuc CGUs; and (ii) the negative effect due to an exchange rate of Ps. 17,568,491, from Ps. 20.5835 = U.S.$1.00 as of December 31, 2021, to Ps. 19.4143 = U.S.$1.00 as of December 31, 2022. These effects were partially offset by (i) an increase in crude oil prices, generating a positive effect of Ps. 157,896,123 mainly Burgos, Ogarrio Magallanes and Crudo Ligero Marino CGUs; (ii) an increase PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 184 of 248 in the discount rate of Ps. 52,553,703, from 6.89% in 2021 to 9.31% in 2022, due to the increase in the debt component in the Weighted Average Cost of Capital ("WAAC") derived from the rise in global interest rates, which impacted PEMEX's benchmark rates that oil and gas industry uses to determine these discount rates, mainly in the Cantarell CGU due to the 30.5% reduction in proved reserves as of January 31, 2023, from 683.83 MMBPCE as of December 31, 2021 to 474.96 MMBPCE as of December 31, 2022; and (iii) a positive tax effect of Ps. 4,943,649, due to lower income in proved reserves as of January 1, 2023 mainly in the Cantarell, ATG and Ixtal Maniak CGUs. As of December 31, 2021, Pemex Exploration and Production recognized a net reversal of impairment of Ps. 34,562,831 mainly due to: (i) an increase in crude oil prices, generating a positive effect of Ps. 143,823,094 mainly in ATG, Chuc, Crudo Ligero Marino and Ixtal Manik CGUs; (ii) the positive effect due to an exchange rate of Ps. 13,361,080, from Ps. 19.9478 = U.S.$1.00 as of December 31, 2020, to Ps. 20.5835 = U.S.$1.00 as of December 31, 2021; and (iii) a slight positive effect in the discount rate of Ps. 624,875, or in percentage terms, from 6.23% in 2020 to 6.89% in 2021. These effects were partially offset by (i) a decrease in production profiles volume in the barrel of crude oil equivalent of Ps. 34,944,968 and higher transportation and distribution costs of Ps. 67,992,525 mainly in Cantarell, Burgos, Antonio J. Bermúdez and Macuspana, CGUs; (ii) an increase in proven reserves in the new Ixachi, Quesqui, Xikin, Jaatsul, Cheek, Uchbal, TetL, Teekit, Suuk, Pokche and Mulach fields; (iii) a negative tax effect of Ps. 18,119,284, due to higher income as a result of an increase in hydrocarbon prices, exchange rate and an increase in the discount rate with respect to December 31, 2020 mainly in ATG, Chuc, Crudo Ligero Marino and Tsimin Xux CGUs; and (iv) an impairment of Ps. 2,189,440 in Exploration and Extraction Contracts for Misión and Ébano CGUs. The CGUs of Pemex Exploration and Production are investment projects in productive fields with hydrocarbon reserves associated with proved reserves. These productive hydrocarbon fields contain varying degrees of heating power consisting of a set of wells and are supported by fixed assets associated directly with production, such as pipelines, production facilities, offshore platforms, specialized equipment and machinery. Each project represents the smallest unit which can concentrate the core revenues, with clear costs and expenses that enable future cash flows (value in use) to be determined. Pemex Exploration and Production determines the recoverable amount of fixed assets based on the long-term estimated prices for Pemex Exploration and Production’s proved reserves. The recoverable amount on each asset is the value in use. To determine the value in use of long-lived assets associated to hydrocarbon extraction, the net present value of reserves is determined based on the following assumptions: 2023 2022 2021 Average crude oil price 64.08 U.S.$/bl 59.37 U.S.$/bl 56.60 U.S.$/bl Average gas price 4.79 U.S.$/mpc 4.98 U.S.$/mpc 4.66 U.S.$/mpc Average condensates price 73.00 U.S.$/bl 64.95 U.S.$/bl 65.50 U.S.$/bl After-tax discount rate 9.93% annual 9.31% annual 6.89% annual Pre-tax discount rate 15.10% annual 14.27% annual 10.68% annual For 2023, 2022 and 2021 the total forecast production, calculated with a horizon of 25 years, was 7,082 Billion barrels per day (Bbd), 7,078 Bbd and 7,341 Bbd per day of crude oil equivalent, respectively. Pemex Exploration and Production, in compliance with practices observed in the industry, estimates the recovery value of an asset by determining its value in use, based on cash flows associated with proved reserves after taxes and using a discount rate, also after taxes. Cash flows related to plugging wells provision costs are excluded in this computation of discounted cash flows.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

As of December 31, 2023, 2022 and 2021, values in use for CGU are:

	2023	2022	2021
Chuc	58,954,530	58,826,338	86,217,289
Crudo Ligero Marino	34,288,720	27,993,723	34,424,670
Ogarrio Magallanes	27,794,137	29,222,531	25,089,823
Aceite Terciario del Golfo	27,318,209	44,910,967	75,544,451
Tsimin Xux	26,234,797	42,487,962	29,336,464
Antonio J. Bermúdez	23,434,323	10,090,851	18,666,302
Cantarell	19,852,385	—	54,669,897
Ixtal - Manik	14,311,152	10,377,668	23,071,621
Poza Rica	6,089,496	8,212,280	—
Tamaulipas Constituciones	4,799,796	3,000,177	5,878,883
Ébano (CEE)	4,690,690	4,857,880	—
Santuario El Golpe	3,640,552	—	17,225,366
Cárdenas-Mora	3,105,129	—	4,893,697
Arenque	2,629,121	5,307,805	5,920,659
Burgos	2,611,157	13,254,788	4,403,791
Cuenca de Macuspana	612,773	82,209	722,874
Total	**Ps. 260,366,967**	**Ps. 258,625,179**	**Ps. 386,065,787**

185 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Cash-Generating Units of Pemex Industrial Transformation

As of December 31, 2023, 2022 and 2021, Pemex Industrial Transformation recognized a net impairment of Ps. (25,568,713), Ps. (25,615,351) and Ps. (32,153,192), respectively, shown by CGUs as follows:

	2023	2022	2021
Salamanca Refinery	5,750,279	(5,819,013)	(2,187,781)
Minatitlán Refinery	4,615,400	(17,502,044)	(4,678,358)
Madero Refinery	(10,125,589)	5,244,262	(13,216,073)
Nuevo Pemex Gas Processor Complex	(8,282,116)	—	—
Cosoleacaque Petrochemical Complex	(5,096,027)	630,486	(726,631)
Cactus Gas Processor Complex	(4,592,823)	—	—
Morelos Petrochemical Complex	(3,093,360)	(7,512,584)	365,522
Coatzacoalcos Gas Processor Complex	(2,051,842)	—	—
Cangrejera Ethylene Complex	(771,161)	—	—
Poza Rica Gas Processor Complex	(646,813)	(3,656,338)	—
La Venta Gas Processor Complex	(541,766)	—	—
Matapionche Gas Processor Complex	(498,212)	—	—
Arenque Gas Processor Complex	(159,571)	(199,943)	—
Cangrejera Petrochemical Complex	(61,296)	(6,419,084)	(1,115)
Tula Refinery	(13,816)	9,757,714	(6,446,357)
Pajaritos Petrochemical Complex	—	31,596	195,834
Salina Cruz Refinery	—	(101,943)	(3,263,118)
Cadereyta Refinery	—	(68,460)	(2,195,115)
Total	**Ps. (25,568,713)**	**Ps. (25,615,351)**	**Ps. (32,153,192)**

As of December 31, 2023, the net impairment of Ps.(25,568,713) was due to a decrease in the exchange rate used in the projected cash-flows from Ps. 19.4143 = U.S.$1.00 as of December 31, 2022 to Ps. 16.9220 = U.S. $1.00 as of December 31, 2023. These effects were partially offset by a slight decrease in the discount rate of CGUs of refined products from 14.16% as of December 31, 2022 to 13.68% as of December 31, 2023.

As of December 31, 2022, the net impairment of Ps.(25,615,351) was mainly due to: (i) the negative effect due to an exchange rate, from Ps. 20.5835 = U.S.$1.00 as of December 31, 2021, to Ps. 19.4143 = U.S.$1.00 as of December 31, 2022, and (ii) a negative effect in the discount rate, from 9.45% in 2021 to 14.16% in 2022; and (iii) a projected decrease in revenues.

As of December 31, 2021, the net impairment of Ps.(32,153,192) was mainly the result of the following factors: (i) the inability to achieve the projected production rate due to operational issues; (ii) the Ultra-Low Sulfur Gasoline (ULSG) and Ultra-Low Sulfur Diesel (ULSD) projects have not received any resources for their continuation and no provision is made for the continuation of these works within the approved budget for 2022; and (iii) the total impairment in the Madero Refinery due to high operating

186 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

costs and expenses. These effects were partially offset by (i) a projected increase in revenues due to the increase in sales prices for secondary petrochemical CGUs; (ii) an increase in the exchange rate of the peso against the U.S. dollar, from a peso/U.S. dollar exchange rate of Ps. 19.9487 = U.S.$1.00 as of December 31, 2020, to Ps. 20.5835 = U.S.$1.00 as of December 31, 2021; and (iii) a decrease in the discount rate from 10.83% in 2020 to 9.45% in 2021.

To determine the value in use of long-lived assets associated with the CGUs of Pemex Industrial Transformation, the net present value of cash flows was determined based on the following assumptions:

	As of December 31,													
	2023	2022	2021	2023	2022	2021	2023	2022	2021	2023	2022	2021	2023	2022
	Refining			Gas			Petrochemicals			Ethylene			Fertilizers	
Average crude oil Price (U.S.$)	105.5	68.79	60.4		N.A.			N.A.			N.A.			N.A
Processed volume (1)	993 mbd	909 mbd	891 mbd	3,201 mmpcd of humid gas	2,061 mmpcd of humid gas	2,148 mmpcd of humid gas	Variable because the load inputs are diverse							
Rate of U.S.$	$16.9220	$19.4143	$20.5835	$16.9220	$19.4143	$20.5835	$16.9220	19.4143	$20.5835	$16.9220	19.4143	$20.5835	$16.9220	$19.4143
Useful lives of the cash-generating units (year average)	12	12	11	6	7	7	5	5	6	5	5	5	5	4
Pre-tax discount rate	13.68%	14.16%	9.45%	12.25%	13.20%	10.15%	10.31%	10.73%	8.63%	10.31%	10.73%	8.63%	13.25%	13.25%
Period (2)	2024-2035	2024 - 2035	2022 - 2033	2024 - 2029	2024 - 2029	2022 - 2028	2024-2027	2024 - 2027	2022 - 2027	2024-2028	2023 - 2027	2020 - 2026	2024-2028	2024 - 2028

(1) Average of the first four years.
(2) The first five years are projected and stabilize at year six.
N.A. = Not applicable

CGUs in Pemex Industrial Transformation are processing centers grouped according to their types of processes as refineries, gas complex processors, and petrochemical centers. These centers produce various finished products for direct sale to customers or intermediate products that can be processed in another of its CGUs or by a third party. Each processing center of Pemex Industrial Transformation represents the smallest unit that has distinguishable revenues, with clear costs and expenses that enable future cash flows (value in use) to be determined.

Cash flow determinations are made based on PEMEX's business plans, operating financial programs, forecasts of future prices of products related to the processes of the CGUs, budget programs and various statistical models that consider historical information of processes and the capacity of various processing centers.

187 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

The recoverable amount of assets is based on each asset's value in use. The value in use for each asset is calculated based on discounted cash flows, taking into consideration the volumes to be produced and sales to be carried out. As of December 31, 2023, 2022 and 2021, the value in use for the impairment of fixed assets was as follows:

	2023	2022	2021
Salamanca Refinery	52,973,936	17,799,786	51,998,803
Salina Cruz Refinery	51,877,280	49,725,087	31,909,325
Cadereyta Refinery	49,608,678	48,191,707	39,432,148
Tula Refinery	46,202,340	48,695,398	39,815,742
Madero Refinery	14,453,809	10,279,749	—
Ciudad Pemex Gas Processor Complex	13,566,516	—	—
Cangrejera Ethylene Processor Complex	8,758,887	—	—
Nuevo Pemex Gas Processor Complex	8,412,828	31,708,026	—
Cactus Gas Processor Complex	7,412,437	—	—
Independencia Petrochemical Complex	4,382,873	—	—
Minatitlán Refinery	4,184,019	4,061,210	20,545,810
Burgos Gas Processor Complex	1,972,249		
Coatzacoalcos Gas Processor Complex	1,764,690	—	—
Cosoleacaque Petrochemical Complex	1,502,395	1,974,484	625,255
La Venta Gas Processor Complex	1,471,999	—	—
Morelos Ethylene Processor Complex	923,623	—	7,903,064
Arenque Gas Processor Complex	—	105,610	—
Total	**Ps. 269,468,559**	**Ps. 212,541,057**	**Ps. 192,230,147**

188 of 248

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 189 of 248 Cash-Generating Units of Pemex Logistics As of December 31, 2023, 2022 and 2021, Pemex Logistics recognized a net impairment, a net reversal of impairment and a net impairment of Ps. (612,906), Ps. 2,121,045 and Ps. (3,161,108), respectively show by CGU as follows: The net (impairment), reversal of impairment was in the following CGUs: 2023 2022 2021 Storage terminals Ps. (582,923) Ps. — Ps. — Construction in progress (58,816) 2,121,045 (2,927,035) Land and transport (white pipelines) 28,833 — (234,073) (Impairment) reversal of impairment , net Ps. (612,906) Ps. 2,121,045 Ps. (3,161,108) As of December 31, 2023 2022 2021 2023 2022 2021 2023 2022 2021 Pipelines Landing transport Vessel Discount rate 14.80% 12.73% 12.57% 14.80% 12.73% 12.57% 14.80% 12.73% 12.57% Useful life 19 19 20 0 2 3 15 16 17 As of December 31, 2023, Pemex Logistics recognized an impairment of Ps. (612,906) due to: (i) a decrease in the projected revenue in the cash flows of the storage terminals CGU, resulting from an expected increase in expenses and (ii) an increase in the discount rate to project future cash flows from 12.73% in 2022 to 14.80% in 2023. As of December 31, 2022, Pemex Logistics recognized a net reversal of impairment of Ps. 2,121,045 due to: (i) the capitalization of some work in progress, and (ii) an increase in the discount rate to project future cash flows from 12.57% in 2021 to 12.73% in 2022. As of December 31, 2021, Pemex Logistics recognized a net impairment of Ps. (3,161,108), due to: (i) an impairment in some works in progress, for which a reservation was estimated due to the economic adjustments that PEMEX presents for these projects and (ii) an increase in the discount rate to project future cash flows from 11.97% in 2020 to 12.57% in 2021. CGU in Pemex Logistics are pipelines and transport equipment. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 190 of 248 The recoverable amounts of the assets as of December 31, 2023, 2022 and 2021, corresponding to the discounted cash flows at the rate of 14.80%, 12.73% and 12.57%, respectively, as follows: 2023 2022 2021 TAD, TDGL, TOMS (Storage terminals) Ps. 69,078,019 66,431,256 76,522,522 Pipelines — 43,707,101 113,847,249 Primary logistics 111,366,873 74,294,282 72,281,553 Total Ps. 180,444,892 184,432,639 262,651,324 G.PEMEX can conduct exploration and extraction activities through Exploration and Extraction Contracts (“EECs”). The EECs are awarded individually, through associations or joint ventures based on guidelines approved by the Comisión Nacional de Hidrocarburos (“National Hydrocarbons Commission” or “CNH”) and are classified into: a. Production-sharing contracts; b. Profit-sharing contracts; c. License agreements; and d. Service contracts. Certain of the EECs are operated though joint arrangements, for which PEMEX recognizes in its financial statements both the rights to the assets and the obligations for the liabilities, as well as profits and losses relating to the arrangements. EECs as of December 31, 2023 are: a.Production-sharing contracts: The object of the production-sharing contracts is the execution of oil activities under shared production contracts among Mexico through the Mexican Government via the CNH and Pemex Exploration and Production (as contractor), for the contractual area and the sharing of costs, risks, and terms and conditions involved in the contract and in accordance with the applicable regulations and best practices of the industry receiving, in exchange, benefits in favor of the contractor. I.Production contracts without a partner • Hydrocarbons Exploration and Extraction Contract for Block 29, Cuenca del Sureste, in which Pemex Exploration and Production owns 100% of the project. • Hydrocarbon Extraction Contract for the Ek-Balam (shallow water) Block. Pemex Exploration and Production owns 100% of this contractual area. II.Production contracts in consortium • Exploration and Extraction Contract related to Block 2 Tampico Misantla, pursuant to a consortium formed by Pemex Exploration and Production and Deutsche Erdoel AG (“DEA”) and Compañía Española de Petróleos, S. A. U., (jointly liable). The object of the contract is the realization of oil activities, under shared production contracts, by the contractor for the contractual area and the sharing of costs, risks, terms and conditions involved in the contract and in accordance with the applicable regulations and best practices of the industry, receiving in exchange, benefits in favor of the contractor. Pemex Exploration and Production and DEA each have a 50% interest in this contractual area. Pemex Exploration and Production is the operator under this contract. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 191 of 248 • Exploration and Extraction Contract, related to Block 8 Cuencas del Sureste, pursuant to a consortium formed by Pemex Exploration and Production, EPC Hidrocarburos México, S. A. de C. V. (EPC). and Ecopetrol Global Energy, S. L. U. (jointly liable). Pemex Exploration and Production was designated by all the participating companies and with the approval of the CNH as the operator of this contract and all operational aspects of the petroleum activities will be carried out only by the operator on behalf of all participating companies. Pemex Exploration and Production and EPC each have a 50% interest in this contractual area. • Exploration and Extraction Contract, related to Block 16, Tampico Misantla, pursuant to a consortium by Pemex Exploration and Production, Deutsche Erdoel México S. de R.L. de C.V. (as operator) and CEPSA E.P. México S. de R.L. de C.V., as jointly liable. Pemex Exploration and Production owns 40% of this contractual area, DEUTSCHE Erdoel México S. de R.L. de C.V. owns 40%, and CEPSA E.P. México S. de R.L. de C.V. owns 20%. • Exploration and Extraction Contract, related to Block 17, Tampico Misantla, pursuant to a consortium by Pemex Exploration and Production, Deutsche Erdoel México S. de R.L. de C.V. (as operator) and CEPSA E.P. México S. de R.L. de C.V., as jointly liable. Pemex Exploration and Production owns 40% of this contractual area, Deutsche Erdoel México S. de R.L. de C.V. owns 40%, and CEPSA E.P. México S. de R.L. de C.V. owns 20%. • Exploration and Extraction Contract, related to Block 18, Tampico Misantla, in which Pemex Exploration and Production owns 100% of this contractual area. • Hydrocarbons Exploration and Extraction Contract for Block 32, Cuenca del Sureste, by Pemex Exploration and Production (as operator) and Total E&P México, S.A. de C.V. (as partner). Pemex Exploration and Total E&P México, S.A. de C.V each have a 50% interest in this contractual area. • Hydrocarbons Exploration and Extraction Contract for Block 33, Cuenca del Sureste, by Pemex Exploration and Production (as operator) and Total E&P México, S.A. de C.V. Pemex Exploration and Total E&P México, S.A. de C.V each have a 50% interest in this contractual area. • Hydrocarbons Exploration and Extraction Contract for Block 35, Cuenca del Sureste, by Shell Exploración y Extracción de México, S.A. de C.V (as operator) and Pemex Exploration and Production. Shell Exploración y Extracción de México, S.A. de C.V. and Pemex Exploration each have a 50% interest in this contractual area. • Exploration and Extraction Contract, related to the Santuario El Golpe Block, pursuant to a consortium formed by Pemex Exploration and Production (as partner) and Petrofac México, S.A. de C.V. (PETROFAC), as operator. Pemex Exploration and Production owns 64% of this contractual area and PETROFAC owns 36%. • Exploration and Extraction Contract, related to the Misión Block, pursuant to a consortium formed by Pemex Exploration and Production (as partner) and Servicios Múltiples de Burgos, S.A. de C.V. (as operator). Pemex Exploration and Production owns 51% of this contractual area and Servicios Múltiples de Burgos, S.A. de C.V. owns 49%. • Exploration and Extraction Contract, related to Ébano Block, pursuant to a consortium formed by Pemex Exploration and Production (as partner), DS Servicios Petroleros, S.A. de C.V. (as operator) and D&S Petroleum S.A. de C.V. (as partner). Pemex Exploration and Production owns 45% of this contractual area, Servicios Múltiples de Burgos owns 54.99%, while D&S Petroleum S.A. de C.V. owns 0.01%. b.License contracts The nature of the contract relationship is the execution of oil activities, under the license contracting modality, under which the contractor is granted the right to explore and extract at its exclusive cost and risk hydrocarbons owned by the Mexican nation, who must comply with the obligations arising from the contract in the name and representation of each of the signatory companies in the contractual area in accordance with the applicable regulations, industry best practices and the terms and conditions of the contract. The contractor shall be entitled to payment for hydrocarbons produced, in accordance with the terms of the contracts, and after payments to the Mexican Government are made. I.License contracts without association • Hydrocarbons Exploration and Extraction Contract for Block 5, Plegado Perdido, in which Pemex Exploration and Production owns 100% of the project. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 192 of 248 • Hydrocarbons Exploration and Extraction Contract for Block 18, Cordilleras Mexicanas, in which Pemex Exploration and Production owns 100% of the project. II.License contracts in association • Hydrocarbons Exploration and Extraction Contract for Block 3 “Plegado Perdido”, in deep waters, formed by INPEX Corporation (“INPEX”) (as partner), Chevron Energía de Mexico, S. de R.L. de C.V. (“Chevron”) (as operator) and Pemex Exploration and Production, (as partner). Chevron, Pemex Exploration and Production and INPEX have a 37.5%, 27.5% and 35% interest in this project, respectively, and will be jointly liable for all obligations of the contractors according to this contract regardless of their participation interest. • Hydrocarbons Exploration and Extraction Contract for Block 2, “Plegado Perdido”, formed by Pemex Exploration and Production (as partner) and Shell Exploración y Extracción de México, S.A. de C.V. (as operator). Pemex Exploration and Production and Shell Exploración y Extracción de México, S.A. de C.V. each have a 50% interest in this project. • Hydrocarbons Exploration and Extraction Contract for Block 22, Cuenca Salina, formed by Pemex Exploration and Production, Inpex E&P México, S.A. de C.V., (as partners), and Chevron (as operator). Chevron, Pemex Exploration and Production and Inpex E&P México, S.A. de C.V., have a 37.5%, 27.5% and 35% interest in this project, respectively. • A licensing contract with BHP Billiton Petróleo Operaciones de México, S. de R.L. (“BHP Billiton”) for the Trión Block. BHP Billiton owns 60% of the contractual area, while Pemex Exploration and Production owns 40%, and each of the signatory companies are jointly liable for all obligations of the contractors. • Hydrocarbons Exploration and Extraction Contract for the Cárdenas Mora Block, for onshore fields, formed by Pemex Exploration and Production (as partner), Petrolera Cárdenas Mora, S. A. P. I. de C. V. (as operator) and Cheiron Holding Limited (jointly liable). Pemex Exploration and Production and Petrolera Cárdenas Mora, S. A. P. I. de C. V. each have a 50% of interest in this project. • Hydrocarbons Exploration and Extraction Contract for the Ogarrio Block, for onshore fields, formed by Pemex Exploration and Production (as partner), Deutche Erdoel México, S. de R.L. de C.V. (as operator) and DEA Deutche Erdoel, A.G. (“DEA”) (jointly liable). Pemex Exploration and Production and DEA each have a 50% interest in this project. • Hydrocarbons Exploration and Extraction Contract for the Miquetla Block, for onshore fields, formed by Pemex Exploration and Production (as partner) and Operadora de Campos DWF, S.A. de C.V. (as operator). Pemex Exploration and Production has a 49% interest in this project while Operadora de Campos DWF, S.A. de C.V. has a 51% interest.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

See below for a condensed statement of comprehensive income and condensed statement of financial position, summarizing the exploration and extraction contracts listed above (presentation non-audited):

As of /For the year ended December 31, 2023	Production-sharing contracts												
	EK-Balam	*Block 2*	*Block 8*	*Block 16*	*Block 17*	*Block 18*	*Block 29*	*Block 32*	*Block 33*	*Block 35*	*Santuario El Golpe*	*Misión*	*Ébano*
Sales:													
Net sales	14,527,269	—	—	—	—	—	—	—	—	—	1,517,251	612,224	708,905
Cost of sales	8,100,254	168,742	32,471	31,866	33,984	72,132	25,677	(26,446)	248,226	19,115	(566,046)	891,044	(1,344,846)
Gross income (loss)	6,427,015	(168,742)	(32,471)	(31,866)	(33,984)	(72,132)	(25,677)	26,446	(248,226)	(19,115)	2,083,297	(278,820)	2,053,751
Other income (loss), net	(92,791)	(30,188)	(11,655)	(46)	9	18		8,071	5,601	(21)	(50,641)	(59,806)	(72,402)
Administrative expenses	(4)	—	—	—	—	—	—	—	—	—	8,661	—	468,782
Operating income (loss)	6,334,228	(198,930)	(44,126)	(31,912)	(33,975)	(72,114)	(25,677)	34,517	(242,625)	(19,136)	2,023,995	(338,626)	1,512,567
Taxes, duties and other	6,007,509	(50,562)	(8,138)	(7,940)	(8,422)	(18,013)	13,646	13,585	(67,055)	(110)	208,777	78,594	529,911
Net income (loss)	326,719	(148,368)	(35,988)	(23,972)	(25,553)	(54,101)	(39,323)	20,932	(175,570)	(19,026)	1,815,218	(417,220)	982,656
Cash and cash equivalents	—	325,300	81,864	—	—	162,346	90,353	227,407	—	—	—	—	—
Accounts receivable	64,087,461	361,813	54,813	3,255	(14,367)	53,522	1,424,886	109,728	(192,275)	298,005	12,675,947	8,643,467	4,515,617
Total current assets	64,087,461	687,113	136,677	3,255	(14,367)	215,868	1,515,239	337,135	(192,275)	298,005	12,675,947	8,643,467	4,515,617
Wells, pipelines, properties, plant and equipment, net	44,905,927	—	—	—	—	—	—	—	—	—	1,786,701	1,422,099	604,300
Other assets	—	12,111	—	—	—	—	—	—	—	—	—	—	—
Total assets	108,993,388	699,224	136,677	3,255	(14,367)	215,868	1,515,239	337,135	(192,275)	298,005	14,462,648	10,065,566	5,119,917
Suppliers	23,451,464	(11,241)	(10,031)	78,139	79,942	738	14,423	1,007	315,696	662,077	7,048,767	4,477,005	2,478,672
Taxes and duties payable	9,491,592	(50,904)	(7,350)	(7,941)	(8,422)	(16,241)	14,671	13,658	(67,097)	(110)	133,541	48,727	494,017
Other current liabilities	4,703,923	1,287,913	536,881	53,145	41,450	555,625	1,607,130	523,541	62,729	48,402	2,222,286	1,881,509	500,595
Total liabilities	37,646,979	1,225,768	519,500	123,343	112,970	540,122	1,636,224	538,206	311,328	710,369	9,404,594	6,407,241	3,473,284
Equity (deficit), net	71,019,690	(378,176)	(346,835)	(96,116)	(101,784)	(270,153)	(81,662)	(222,003)	(328,033)	(393,338)	3,242,836	4,075,545	663,977

As of /For the year ended December 31, 2023	License contracts							
	Block 3	*Block 2*	*Block 5*	*Block 18*	*Block 22*	*Cárdenas Mora*	*Ogarrio*	*Miquetla*
Sales:								
Net sales	—	—	—	—	—	1,493,683	1,190,383	266,519
Cost of sales	25,484	83,194	148,562	158,532	64,722	(287,488)	666,153	(884,897)
Gross income (loss)	(25,484)	(83,194)	(148,562)	(158,532)	(64,722)	1,781,171	524,230	1,151,416
Other income (loss), net	4	64	—	—	—	(41,751)	(34,947)	(48,844)
Administrative expenses	(4,484)	—	—	—	—	—	107,654	(23,707)
Operating income (loss)	(20,996)	(83,130)	(148,562)	(158,532)	(64,722)	1,739,420	381,629	1,126,279
Taxes, duties and other	—	(18,630)	(34,459)	(36,845)	(14,248)	241,918	176,000	355,002
Net income (loss)	(20,996)	(64,500)	(114,103)	(121,687)	(50,474)	1,497,502	205,629	771,277
Cash and cash equivalents	—	—	16,246	16,492	—	102	—	—
Accounts receivable	5,864	76,672	69,874	40,167	277,419	9,839,474	2,568,751	1,611,498
Total current assets	5,864	76,672	86,120	56,659	277,419	9,839,576	2,568,751	1,611,498
Wells, pipelines, properties, plant and equipment, net	—	—	—	—	—	1,732,156	1,411,054	(48,304)
Total assets	5,864	76,672	86,120	56,659	277,419	11,571,732	3,979,805	1,563,194
Suppliers	181,665	392,171	89,438	99,996	575,573	8,108,648	7,343,370	1,119,901
Taxes and duties payable	(4,484)	(18,630)	(28,508)	(30,493)	(14,249)	165,361	113,876	342,319
Other current liabilities	51,005	172,460	516,303	515,357	105,427	(1,417,791)	(8,042,370)	—
Total liabilities	228,186	546,001	577,233	584,860	666,751	6,856,218	(585,124)	1,462,220
Equity (deficit), net	(201,326)	(404,829)	(377,010)	(406,514)	(338,858)	3,218,012	4,359,300	(670,303)

Disclosure of provisions [text block]

193 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

NOTE 20. PROVISIONS FOR SUNDRY CREDITORS

At December 31, 2023, 2022 and 2021, the provisions for sundry creditors and others is as follows:

	2023	2022	2021
Provision for plugging of wells (Note 13)	Ps. 61,117,106	66,699,388	70,144,756
Provision for trails in process (Note 27)	12,436,092	10,533,137	11,114,006
Provision for environmental costs	9,757,356	11,914,160	11,138,904
	Ps. 83,310,554	**89,146,685**	**92,397,666**

The following tables show the allowance account for plugging of wells, trials in progress and environmental costs:

	Plugging of wells		
	2023	2022	2021
Balance at the beginning of the year	Ps. 66,699,388	70,144,756	77,125,513
(Decrease) capitalized in fixed assets	(920,616)	(3,573,843)	(13,834,388)
Unwinding of discount against income	4,638,600	4,647,200	4,454,106
Unrealized foreign exchange loss (gains)	(8,475,320)	(3,984,400)	2,454,810
Amount used	(824,946)	(534,325)	(55,285)
Balance at the end of the year	**Ps. 61,117,106**	**66,699,388**	**70,144,756**

	Trials in progress		
	2023	2022	2021
Balance at the beginning of the year	Ps. 10,533,137	11,114,006	8,321,816
Additions against expenses	6,684,626	3,137,470	4,818,298
Provision cancellation	(4,901,474)	(3,704,499)	(2,025,221)
Amount used	119,803	(13,840)	(887)
Balance at the end of the year	**Ps. 12,436,092**	**10,533,137**	**11,114,006**

	Environmental costs		
	2023	2022	2021
Balance at the beginning of the year	Ps. 11,914,160	11,138,904	9,178,555
Additions against expenses	487,036	1,711,108	2,424,037
Cancellation against expenses	(2,613,047)	(856,047)	(407,671)
Amount used	(30,793)	(79,805)	(56,017)
Balance at the end of the year	**Ps. 9,757,356**	**11,914,160**	**11,138,904**

Provision for plugging of wells

PEMEX records a provision at present value for the future plugging cost of an oil production facility or pipeline at the time that it is built.

194 of 248

PEMEX					Consolidated
Ticker:	PEMEX	Quarter:	4D	Year:	2023

The plugging provision represents the present value of plugging costs related to oil and gas properties. These provisions have been created based on internal estimates of PEMEX. PEMEX has made certain assumptions based on the current economic environment that PEMEX believes provide a reasonable basis on which to estimate the future liability. These estimates are reviewed regularly to take into account any material changes in the assumptions. However, actual plugging costs in the long run will depend on future market prices for the necessary plugging work, which reflect market conditions at the time the work is being performed.

The calculation of this provision considers the year-end exchange rate, the projected inflation rate for the United States, interpolated discount rates based on the maturity date of long-term debt instruments in U.S. markets, as well as unit costs obtained from current contracts as of the valuation date, the current status of PEMEX's wells and the limit of proved and developed reserves as of January 1, 2023.

The decrease in the provision in 2023, 2022 and 2021 against fixed assets corresponded to a decrease in the reserve limits, adjustments to the discount rate and applications to the reserve. This includes the effect of the discount rate over time of Ps. 4,638,600, Ps. 4,647,200 and Ps. 4,454,106 for 2023, 2022 and 2021, respectively. The discount rate ranges used during 2023, 2022 and 2021 were from 9.510% to 10.050%, 9.380% to 10.520% and 3.114% to 8.040% for U.S. dollar denominated assets, respectively.

Moreover, the time of plugging depends on when the fields cease to have economically viable production rates, which, in turn, depends on the inherently uncertain future prices of oil and gas. Well plugging of works will be carried out as follows:

Year	Amount
2024	Ps. 623,162
2025	429,577
2026	3,328,743
2027	1,679,097
2028	2,113,864
More than five years	52,942,663
Total	Ps. 61,117,106

Provision for environmental costs

PEMEX is subject to the provisions of the *Ley General del Equilibrio Ecológico y la Protección al Ambiente* (General Law on Ecological Equilibrium and Environmental Protection). To comply with this law, environmental audits of PEMEX's larger operating, storage and transportation facilities have been or are being conducted. Following the completion of such audits, PEMEX has signed various agreements to implement environmental remediation and improve environmental plans. Such plans will be sent to the *Agencia Nacional de Seguridad Industrial y de Protección al Medio Ambiente del Sector Hidrocarburos* (National Agency for Industrial Safety and Environmental Protection of the Hydrocarbons Sector or "ASEA"). The period of execution of these works is not defined, as they are subject to the budgets that may be granted to PEMEX.

Disclosure of related party [text block]

195 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

NOTE 25. RELATED PARTIES

The balances and transactions with related parties are mainly due to: (i) the sale and purchase of products, (ii) the billing of administrative services, and (iii) financial loans between related parties.

Directors and employees of Petróleos Mexicanos and the Subsidiary Entities are subject to regulations related to conflict of interest such as the Petróleos Mexicanos Law, *Ley Federal de Responsabilidades Administrativas de los Servidores Públicos* (Federal Law of Administrative Responsibilities of Public Officials) and the *Políticas y Lineamientos Anticorrupción para Petróleos Mexicanos, sus Empresas Productivas Subsidiarias y, en su caso, Empresas Filiales (*Anticorruption Policies and Guidelines for Petróleos Mexicanos, its Subsidiary Productive Companies and, where applicable, Subsidiary Companies). Under these provisions, PEMEX's directors and employees are obligated to "recuse themselves from intervening in any way in the attention to, processing or resolution of matters in which they might have personal, family or business interest, including those where some benefit can result for themselves, their spouse, blood or affinity relatives up to the fourth degree, or civil relatives, or for third parties with which they have professional, labor or business relations, or for partners or partnerships where the public officials or the persons referred above are or have been members thereof."

Related parties include individuals and companies that do not form part of PEMEX, but that could take advantage of being in a privileged position as a result of their relationship with PEMEX. Also included are situations in which PEMEX could take advantage of a special relationship in order to benefit its financial position or results of operations.

Main operations identified by PEMEX with this kind of directors and officers are as follows:

Mr. Manuel Bartlett Díaz, Chief Executive Officer of CFE, was appointed member of the Board of Directors of Petróleos Mexicanos in December 2018. CFE has executed several purchase agreements with Pemex Industrial Transformation. During 2023, CFE acquired the following products from Pemex Industrial Transformation:

Product	2023
Heavy fuel oil	Ps. 20,161,371
Industrial diesel	14,487,493
Other	1,445,771
Fuel oil	466,198
Natural Gas	521,872
Freights	1,125
Total	**Ps. 37,083,830**

As of December 31, 2023, CFE owed Pemex Industrial Transformation a total amount of Ps. 6,764,527. Invoices are payable between 16 and 60 days.

196 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

A. Compensation of Directors and Officers

For the years ended December 31, 2023, 2022 and 2021, short-term benefits of executive officers of Petróleos Mexicanos and the Subsidiary Entities paid or accrued in that year for services in all capacities was approximately Ps. 38,060, Ps. 35,906 and Ps. 34,360, respectively. Retirement post-employment and long-term employee benefits are granted as follows:

	As of December 31,		
	2023	2022	2021
Retirement	Ps. 6,493	4,917	4,888
Post-employment	329	166	200
Long-term	1,594	1,681	2,468
	Ps. 8,416	6,764	7,556

Except in the case of the independent members, members of the Boards of Directors of Petróleos Mexicanos and the Subsidiary Entities do not receive compensation for their services.

The compensation paid or accrued during 2023, 2022 and 2021, to the independent members of the Board of Directors of Petróleos Mexicanos was approximately Ps. 8,213, Ps. 7,648 and Ps. 7,646, respectively.

***B.* Compensation and benefits**

As an employee benefit, PEMEX offers salary advances to all of its eligible Petroleum Workers' Union and non-union workers, including executive officers, pursuant to the programs set forth in the collective bargaining agreement and in the *Reglamento de Trabajo del Personal de Confianza de Petróleos Mexicanos y Empresas Productivas Subsidiarias* (Employment Regulation of White-Collar Employees of Petróleos Mexicanos and Subsidiary Entities), respectively.

The salary advances, which are non-interest bearing, are offered to each eligible employee in an amount up to a maximum of four months' salary and are repaid through salary deductions in equal installments over a period of either one or two years, as elected by the employee. Most employees take advantage of this benefit. The amount of salary advances outstanding to executive officers at December 31, 2023 and 2022 was Ps. 652 and Ps. 630, respectively. The amount of salary advances outstanding to executive officers at March 31, 2024 was Ps. 911.

Disclosure of revenue [text block]

197 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

NOTE 7. REVENUE

As of December 31, 2023, 2022 and 2021, the revenues were as follows:

A. Revenue disaggregation

For the year ended December 31,	Exploration and Production	Industrial Transformation	Logistics	DPRLP [1]	Trading Companies	Corporate	Other Operating Subsidiary Companies	Total
Geographical market								
2023								
United States	Ps. 296,391,618	—	—	173,219,736	134,750,470	—	2,266,722	606,628,546
Other	79,526,182	—	—	—	12,068,575	—	174,843	91,769,600
Europe	63,582,520	—	—	—	5,571,102	—	—	69,153,622
Local	171,028	751,357,961	1,380,704	—	182,914,436	856	16,537,444	952,362,429
Incentive for automotive fuels [2]	—	23,421	—	—	—	—	—	23,421
Total	**Ps. 439,671,348**	**751,381,382**	**1,380,704**	**173,219,736**	**335,304,583**	**856**	**18,979,009**	**1,719,937,618**
2022								
United States	Ps. 370,279,490	—	—	238,940,945	237,373,418	—	1,573,151	848,167,004
Other	137,931,414	—	—	—	6,861,495	—	3,656,343	148,449,252
Europe	72,285,406	—	—	—	4,953,641	—	—	77,239,047
Local	312,637	1,096,148,409	1,582,712	—	87,349,368	867	12,275,057	1,197,669,050
Incentive for automotive fuels [2]	—	111,863,956	—	—	—	—	—	111,863,956
Total	**Ps. 580,808,947**	**1,208,012,365**	**1,582,712**	**238,940,945**	**336,537,922**	**867**	**17,504,551**	**2,383,388,309**
2021								
United States	Ps. 258,726,545	—	—	—	240,012,752	—	4,619,666	503,358,963
Other	141,904,248	—	—	—	13,141,852	—	1,124,425	156,170,525
Europe	67,589,171	—	—	—	1,422,317	—	—	69,011,488
Local	374,882	705,135,235	2,949,047	—	51,273,979	1,700	7,352,801	767,087,644
Total	**Ps. 468,594,846**	**705,135,235**	**2,949,047**	**—**	**305,850,900**	**1,700**	**13,096,892**	**1,495,628,620**
Major products and services								
2023								
Crude oil	Ps. 439,500,320	—	—	—	9,640,797	—	—	449,141,117
Gas	140,303	63,518,907	—	4,170,270	31,402,341	—	—	99,231,821
Refined petroleum products	—	678,384,156	—	1,350,729	292,288,972	—	—	972,023,857
Incentive for automotive fuels [2]	—	23,421	—	—	—	—	—	23,421
Other	—	9,133,638	—	167,698,486	63,985	—	18,925,352	195,821,461
Services	30,725	321,260	1,380,704	251	1,908,488	856	53,657	3,695,941
Total	**Ps. 439,671,348**	**751,381,382**	**1,380,704**	**173,219,736**	**335,304,583**	**856**	**18,979,009**	**1,719,937,618**
2022								
Crude oil	Ps. 580,496,310	—	—	—	3,244,632	—	—	583,740,942
Gas	226,289	122,981,393	—	12,419,661	104,994,293	—	—	240,621,636
Refined petroleum products	—	959,816,508	—	210,402,816	225,508,913	—	—	1,395,728,237
Incentive for automotive fuels [2]	—	111,863,956	—	—	—	—	—	111,863,956
Other	—	12,254,413	—	15,687,956	617,009	—	17,488,810	46,048,188
Services	86,348	1,096,095	1,582,712	430,512	2,173,075	867	15,741	5,385,350
Total	**Ps. 580,808,947**	**1,208,012,365**	**1,582,712**	**238,940,945**	**336,537,922**	**867**	**17,504,551**	**2,383,388,309**
2021								

Crude oil	Ps. 468,219,964	—	—	—	—	—	—	468,219,964
Gas	197,275	112,906,272	—	—	76,144,006	—	—	189,247,553
Refined petroleum products	—	572,490,831	—	—	221,990,729	—	—	794,481,560
Other	—	19,227,133	—	—	6,401,982	—	13,077,187	38,706,302
Services	177,607	510,999	2,949,047	—	1,314,183	1,700	19,705	4,973,241
Total	**Ps. 468,594,846**	**705,135,235**	**2,949,047**	**—**	**305,850,900**	**1,700**	**13,096,892**	**1,495,628,620**
Timing of revenue recognition								
2023								
Products transferred at a point in time	Ps. 439,640,623	727,928,413	1,380,704	173,219,486	333,396,095	—	18,925,352	1,694,490,673
Products and services transferred over the time	30,725	23,452,969	—	250	1,908,488	856	53,657	25,446,945
Total	**Ps. 439,671,348**	**751,381,382**	**1,380,704**	**173,219,736**	**335,304,583**	**856**	**18,979,009**	**1,719,937,618**
2022								
Products transferred at a point in time	Ps. 580,722,599	1,150,738,488	1,582,712	238,510,433	334,364,846	—	17,488,810	2,323,407,888
Products and services transferred over the time	86,348	57,273,877	—	430,512	2,173,076	867	15,741	59,980,421
Total	**Ps. 580,808,947**	**1,208,012,365**	**1,582,712**	**238,940,945**	**336,537,922**	**867**	**17,504,551**	**2,383,388,309**
2021								
Products transferred at a point in time	Ps. 468,417,239	651,854,339	2,949,047	—	304,536,717	—	13,077,187	1,440,834,529
Products and services transferred over the time	177,607	53,280,896	—	—	1,314,183	1,700	19,705	54,794,091
Total	**Ps. 468,594,846**	**705,135,235**	**2,949,047**	**—**	**305,850,900**	**1,700**	**13,096,892**	**1,495,628,620**

(1) Beginning January 20, 2022 DPRLP information is now included as a separate business segment.

(2) For more information on the incentive for automotive fuels, see Note 3-S and Note 7-E below.

198 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Nature, performance obligations and timing of revenue recognition-

Revenue is measured based on the consideration specified in a contract with a customer. PEMEX recognizes revenue when it transfers control over a good or service to a customer.

The following table provides information about the nature and timing of the satisfaction of performance obligations in contracts with customers, including significant payment terms and the related revenue.

Products / services	Nature, performance obligations	Timing of revenue recognition
Crude oil sales	Export sales of crude oil are based on delivery terms established in contracts or orders. All sales are performed by the Free on Board International commercial term ("FOB" Incoterm). Crude oil sale contracts consider possible customers' claims due to product quality, volume or delays in boarding, which are estimated in the price of the transaction. For orders that have variations in price, revenue is adjusted on the closing date of each period. The subsequent variations in the fair value at the different reporting dates are recognized according to IFRS 9. The price of the product is determined based on a market components formula and the sale of crude oil.	Revenue is recognized at a point in time when control of the crude oil has transferred to the customer, which occurs when the product is delivered at the point of shipping. Invoices are generated at that time and are mostly payable within the deadlines established in contracts or orders. Payments in respect of crude oil sold and delivered shall be made within 30 days after the date of the bill of lading therefor. For international market crude oil sales, revenue is recognized with a provisional price, which undergoes subsequent adjustments until the product has arrived at the port of destination. There may be a period of up to two months in determining the final sale price, such as in the case of sales to some regions. Revenue is measured initially estimating variables such as quality and volume claims, delays in boarding, etc.

Sale of petroleum products	For all petroleum products, there is only one performance obligation that includes transport and handling services to the point of delivery. The price is determined based on the price at the point of delivery, adding the price of the services rendered (freight, handling of jet fuel, etc.) with the provisions and terms established by the *Comisión Reguladora de Energía* (Energy Regulatory Commission or "CRE").	Revenue is recognized at a point in time when control is transferred to the customer, which occurs either at the point of shipping or when it is delivered at the customer's facilities. Therefore, transportation fees can be included in the price of sale of the product and are considered part of a single performance obligation since transportation is rendered before control is transferred. Revenue is initially measured by estimating variables such as quality and volume claims, etc. Invoices are usually payable within 30 days.

199 of 248

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2023

Products / services	**Nature, performance obligations**	**Timing of revenue recognition**
Sales of natural gas	There is only one performance obligation that includes transport and handling services to the point of delivery. The transaction price is established at the time of sale, including the estimation of variable considerations such as capacity, penalties, extraordinary sales not included in contracts, adjustments for quality or volume claims, and incentives for the purchase of products; which are known days after the transaction. Such variable consideration is recognized to the extent that it is probable that it will not be reversed in a future period.	Revenue is recognized at a point in time when control is transferred to the customer, which occurs when it is delivered at the customer's facilities. Therefore, transportation fees can be included in the price of sale of the product and are considered part of a single performance obligation since transportation is rendered before control is transferred. Revenue initially is measured estimating variables as quality and volume claims, etc. Invoices are usually payable within 30 days.
Services	In cases where within the same service order there are transportation and storage services, there could exist more than one performance obligation, depending on the term of the service.	Income is recognized over time as the service is rendered. Invoices are usually payable within 22 days.

	When there is a performance obligation, the price is not distributed, but if it is considered that there is more than one performance obligation, the price of the transaction is considered based on the prices established in the service orders and which also include penalties such as quality and volume claims.	
Other products	There is only one performance obligation that includes transportation for delivery to destination. The sale and delivery of the product are made at the same time and because they are FOB, transportation fees are included in the price of sale of the product. The transaction price is established at the time of sale, including the estimation of variable considerations such as capacity, penalties, extraordinary sales not included in contracts, adjustments for quality or volume claims, and incentives for the purchase of	The price of the product is estimated on the date of sale and considers variables such as quality and volume claims, etc. Invoices are usually payable within 30 days.

200 of 248

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 201 of 248 Products / services Nature, performance obligations Timing of revenue recognition products; which are known days after the transaction. B. Accounts receivable in the statement of financial position As of December 31, 2023 and 2022, PEMEX had accounts receivable derived from customer contracts in the amounts of Ps. 111,394,431 and Ps. 107,117,145, respectively (see Note 10). As of December 31, 2023 and 2022, advance of customers was Ps. 34,114,306 and Ps. 39,465,014, respectively of which Ps. 1,671,631 and Ps. 4,530,614, respectively, were recognized as revenue. C. Practical expedients i. Significant financial component, less than one year PEMEX does not need to adjust the amount committed in consideration for goods and services to account for the effects of a significant financing component, since the transfer and the time of payment of a good or service committed to the customer is less than one year. ii. Practical expedient PEMEX applied the practical expedient, so disclosure about remaining performance obligations that conclude in less than one year is not needed. When PEMEX is entitled to consideration for an amount that directly corresponds to the value of the performance that PEMEX has completed, it may recognize an income from ordinary activities for the amount to which it has the right to invoice. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 202 of 248 D. Notable External Events Armed conflict and related destabilization of world energy markets The prices of oil and natural gas remain extremely volatile as a result of ongoing armed conflicts, including the military conflict involving Russia and Ukraine, the conflict in Gaza and disruptions to shipping operations in the Red Sea. PEMEX’s revenues and profitability are heavily dependent on the prices it receives from sales of oil and natural gas. Oil prices are particularly sensitive to actual and perceived threats to global political stability and to changes in production from OPEC and OPEC+ member states and other oil-producing nations. Destabilization of global oil and gas prices could reduce PEMEX’s sales and adversely affect its results and profitability. Oil and gas prices have, on average, decreased and may continue to decrease based on factors beyond PEMEX’s control, including geopolitical events. During 2023, the price of the Mexican crude oil export mix decreased by U.S.$20.76 or 23.5%, from U.S.$88.41 per barrel in 2022 to U.S.$67.65 per barrel in 2023, which was reflected in the decrease in the value of PEMEX’s revenues. Total revenues decreased by 27.8% or Ps. 663,450,691 in 2023, from Ps. 2,383,388,309 in 2022 to Ps. 1,719,937,618 in 2023, mainly due to decreases in the sales prices of gasoline, diesel, fuel oil, jet fuel, natural gas and natural gas liquids. During 2022, the price of the Mexican crude oil export mix increased by U.S.$22.56 or 34.3%, from U.S.$65.85 per barrel in 2021 to U.S.$88.41 per barrel in 2022, which was reflected in the increase in the value of PEMEX’s revenues. E. The Automotive Incentive On March 4, 2022, the Mexican Government published a decree in the Official Gazette of the Federation establishing a tax incentive pursuant to which PEMEX can recover the difference between the international reference price of gasoline and the price at which gasoline is traded in the domestic market, effective until December 31, 2024. For the years ended December 31, 2023 and 2022, this complementary incentive amounted Ps. 23,421 and 111,863,956 respectively, which is included as a separate line item in total sales in the Statement of Comprehensive Income (see Note 3-S). Disclosure of subsidiaries [text block] NOTE 5. SUBSIDIARY ENTITIES AND SUBSIDIARY COMPANIES As of December 31, 2023 and 2022, the Subsidiary Entities consolidated in these financial statements include Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics. As of December 31, 2023 and 2022, the consolidated Subsidiary Companies are as follows: • P.M.I. Trading, DAC. (“PMI Trading”) (i)(iii)(vii) • P.M.I. Holdings Petróleos España, S.L.U. (“HPE”) (i)(iii)(v) • P.M.I. Services North America, Inc. (“PMI SUS”) (i)(iii)(vi) • P.M.I. Norteamérica, S.A. de C.V. (“PMI NASA”) (i)(iii)(iv) • P.M.I. Comercio Internacional, S.A. de C.V. (“PMI CIM”) (i)(ii)(iv) • PMI Campos Maduros SANMA, S. de R.L. de C.V. (“SANMA”) (iii)(iv) • Pro-Agroindustria, S.A. de C.V. (“AGRO”) (iii)(iv) • PTI Infraestructura de Desarrollo, S.A. de C.V. (“PTI ID”) (iii)(iv) PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 203 of 248 • P.M.I. Servicios Portuarios Transoceánico, S.A. de C.V. (“PMI SP”) (iii)(iv) • Pemex Procurement International, Inc. (“PPI”) (iii)(vi) • Pemex Finance Limited (“FIN”) (iii)(ix) • Mex Gas Internacional, S.L. (“MGAS”) (iii)(iv) • Pemex Desarrollo e Inversión de Proyectos, S.A. de C.V. (“PDII”) (iii)(iv)(xii) • KOT Insurance Company, AG. (“KOT”) (iii)(viii) • PPQ Cadena Productiva, S.L.U. (“PPQCP”) (iii)(v) • I.I.I. Servicios, S.A. de C.V. (“III Servicios”) (iii)(iv) • PMI Ducto de Juárez, S. de R.L. de C.V. (“PMI DJ”) (i)(iii)(iv) • PMX Fertilizantes Holding, S.A. de C.V. (“PMX FH”) (iii)(iv) • PMX Fertilizantes Pacífico, S.A. de C.V. (“PMX FP”) (iii)(iv) • Grupo Fertinal, S.A. de C.V. (“GP FER”) (iii)(iv) • Compañía Mexicana de Exploraciones, S.A. de C.V. (“COMESA”) (ii)(iv) • P.M.I. Trading México, S.A. de C.V. (“TRDMX”) (i)(iii)(iv) • Holdings Holanda Services, B.V. (“HHS”) (iii)(x) • Deer Park Refining Limited Partnership (“Deer Park” or “DPRLP”) (vi)(xi) • Gasolinas Bienestar, S.A. de C.V. (“GASOB”) (iii)(xiii) (i) Member Company of the “PMI Subsidiaries”. (ii) Non-controlling interest company (98.33% in PMI CIM and 60.00% in COMESA). (iii) Petróleos Mexicanos owns 100.00% of the interests in this Subsidiary Company. (iv) Operates in Mexico. (v) Operates in Spain. (vi) Operates in the United States of America. (vii) Operates in Ireland. (viii) Operates in Switzerland. (ix) Operates in the Cayman Islands. (x) Operates in the Netherlands. (xi) Consolidated as of January 2022. (xii) Formerly Pemex Desarrollo e Inversión Inmobiliaria, S.A. de C.V., until April 20, 2023. (xiii) Consolidated as of July 2023. Disclosure of significant accounting policies [text block] NOTE 3. MATERIAL ACCOUNTING POLICIES PEMEX has consistently applied the following accounting policies to each of the periods presented in the preparation of its consolidated financial statements. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 204 of 248 Additionally, PEMEX adopted accounting policy disclosure (amendments to IAS 1 and IFRS 2) on 1 January 2023. The amendments require disclosure of "material", rather than "significant", accounting policies. Below is a summary of the material accounting policies: A. Basis of consolidation The consolidated financial statements include the financial statements of Petróleos Mexicanos and those of its subsidiaries over which it has control. i. Business combinations PEMEX accounts for business combinations using the acquisition method when the acquired set of activities and assets meets the definition of a business and control is transferred to PEMEX. In determining whether a particular set of activities and assets is a business, PEMEX assesses whether the set of assets and activities acquired includes, at a minimum, an input and substantive process and whether the acquired set could produce outputs. PEMEX has an option to apply a ‘concentration test’ that permits a simplified assessment of whether an acquired set of activities and assets is not a business. The optional concentration test is met if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. Any goodwill that arises is tested annually for impairment. Any gain on a bargain purchase is recognized in profit or loss immediately. Transaction costs are expensed as incurred, except if related to the issue of debt or equity securities. Any contingent consideration is measured at fair value at the date of acquisition. If an obligation to pay contingent consideration that meets the definition of a financial instrument is classified as equity, then it is not remeasured and settlement is accounted for within equity. Otherwise, other contingent consideration is remeasured at fair value at each reporting date and subsequent changes in the fair value of the contingent consideration are recognized in profit or loss. ii. Subsidiaries Subsidiaries are entities controlled by PEMEX. PEMEX “controls” an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and could affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases. For more information about the Subsidiary Companies, see Note 5.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 205 of 248 iii. Non-controlling interests Non-controlling interests are measured initially at their proportionate share of the acquiree’s identifiable net assets at the date of acquisition. Changes in the ownership interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions. iv. Loss of control When PEMEX loses control over a subsidiary, it derecognizes the assets and liabilities of the subsidiary, and any related NCI and other components of equity. Any resulting gain or loss is recognized in profit or loss. Any interest retained in the former subsidiary is measured at fair value when control is lost. v. Interests in equity-accounted investees PEMEX’s interests in equity-accounted investees comprise interests in associates and a joint venture. Associates are those entities in which PEMEX has significant influence, but not control or joint control, over the financial and operating policies. A joint venture is an arrangement in which PEMEX has joint control, whereby PEMEX has rights to the net assets of the arrangement, rather than rights to its assets and obligations for its liabilities (joint operation). Interests in associates and the joint venture are accounted for using the equity method. They are initially recognized at cost, which includes transaction costs. Subsequent to initial recognition, the consolidated financial statements include PEMEX’s share of the profit or loss and other comprehensive income (OCI) of equity accounted investees, until the date on which significant influence or joint control ceases. Upon loss of significant influence over the associate or joint control over the joint venture, PEMEX measures and recognizes any retained investment at its fair value. Any difference between the carrying amount of the associate or joint venture upon loss of significant influence or joint control and the fair value of the retained investment and proceeds from disposal is recognized in profit or loss. When the value of the share of losses exceeds the value of PEMEX’s investment in an associate or joint venture, the carrying value of the investment, including any long-term investment, is reduced to zero and PEMEX ceases to recognize additional losses, except in cases where PEMEX is liable for obligations incurred by those associates and joint ventures. For more information about joint ventures and associates, see Note 12. vi. Transactions eliminated on consolidation Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions, are eliminated. Unrealized gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of the PEMEX interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment. B. Foreign currency i. Foreign currency transactions Transactions in foreign currencies are translated into the respective functional currencies of PEMEX companies at the exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 206 of 248 the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Foreign currency differences are generally recognized in consolidated statements of comprehensive income and presented within foreign exchange. ii. Foreign operation The financial statements of foreign subsidiaries and associates are translated into the reporting currency by first identifying if the functional currency is different from the currency for recording the foreign operations, and, if so, the recording currency is translated into the functional currency and then into the reporting currency using the year-end exchange rate of each period for assets and liabilities reported in the consolidated statements of financial position; the historical exchange rate at the date of the transaction for equity items; and the exchange rate at the date of the transaction for income and expenses reported in the consolidated statement of comprehensive income. Foreign currency differences are recognized in OCI and accumulated in the currency translation effect, except to the extent that the translation difference is allocated to NCI. When a foreign operation is disposed of in its entirety or partially such that control, significant influence or joint control is lost, the cumulative amount in the translation reserve related to that foreign operation is reclassified to the consolidated statement of comprehensive income as part of the gain or loss on disposal. If PEMEX disposes of part of its interest in a subsidiary but retains control, then the relevant proportion of the cumulative amount is reattributed to NCI. When PEMEX disposes of only part of an associate or joint venture while retaining significant influence or joint control, the relevant proportion of the cumulative amount is reclassified to profit or loss. C. Financial instruments i. Recognition and initial measurement Financial assets and liabilities are initially recognized when these assets are contractually originated or acquired, or when these liabilities are contractually issued or assumed. Financial assets and financial liabilities (unless it is an account receivable or account payable without a significant financing component) are measured and initially recognized at fair value, in the case of financial assets or liabilities not measured at fair value with changes through OCI, plus the transaction costs directly attributable to acquisition or issuance, when subsequently measured at amortized cost. An account receivable or account payable without a significant financing component is initially measured at the transaction price. If PEMEX determines that the fair value at the initial recognition differs from the transaction price, PEMEX shall recognize the difference between the fair value at initial the recognition and the transaction price in the consolidated statements of comprehensive income. ii. Classification and subsequent measurement Financial Assets On initial recognition, a financial asset is classified as measured at: Amortized Cost; Fair Value Through Other Comprehensive Income (“FVTOCI”)–debt investment; FVTOCI–equity investment; or Fair Value Through Profit or Loss (“FVTPL”). PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 207 of 248 Financial assets are not reclassified subsequent to their initial recognition unless PEMEX changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model. FINANCIAL ASSETS MEASUREMENT Amortized cost A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at FVTPL:  it is held within a business model that has the objective of holding assets to collect contractual cash flows; and  its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. Debt investment A debt instrument is measured at FVTOCI only if it meets both of the following conditions and is not designated as at FVTPL:  it is held within a business model that has the objective of both collecting contractual cash flows and selling financial assets; and  its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. Equity investment On initial recognition of an equity investment that is not held for trading, PEMEX may irrevocably elect to present subsequent changes in fair value in OCI. This election is made on an investment-by-investment basis. All financial assets not classified as measured at amortized cost or FVTOCI (as described above) are measured at FVTPL. This includes all derivative financial assets (see Note 18). On initial recognition, PEMEX may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as FVTPL, if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise. Financial assets: Business model assessment PEMEX assesses the objective of the business model in which a financial asset is held at a portfolio level because this best reflects the way the business is managed and information is provided to management. The information considered includes: • the stated policies and objectives for the portfolio and the operation of those policies in practice, which include whether management’s strategy focuses on earning contractual interest income, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of any related liabilities or expected cash outflows or realizing cash flows through the sale of the assets; • how the performance of the portfolio is evaluated and reported to PEMEX management; • the risk that affects the performance of the business model (and the financial assets held within that business model) and how those risks are managed; • how managers of the business are compensated (e.g., whether compensation is based on the fair value of the assets managed or the contractual cash flows collected); and • the frequency, volume and timing of sales in prior periods, the reasons for such sales and expectations about future sales activity. Transfers of financial assets to third parties in transactions that do not qualify for derecognition are not considered sales for this purpose, consistent with PEMEX’s continuing recognition of the assets. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 208 of 248 Financial assets that are held for trading or managed and the performance of which is evaluated on a fair value basis are measured at FVTPL. Financial Asset: Assessment whether contractual cash flows are solely payments of principal and interest For the purposes of this assessment, principal is defined as the fair value of the financial assets on initial recognition. Interest is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during the relevant period of time and for the basic lending risks and costs (e.g., liquidity risk and administrative costs), as well as profit margin. In assessing whether the contractual cash flows are solely payments of principal and interest, PEMEX considers the contractual terms of the instrument, which includes assessing whether the financial asset contains a contractual term that could change the timing or amount of contractual cash flows such that it would not meet this condition. In making this assessment, PEMEX considers:  contingent events that would change the amount or timing of cash flows;  terms that may adjust the contractual coupon rate, including variable rate features;  prepayment and extension features; and  terms that limit PEMEX’s claim to cash flows from specified assets (for example, non-recourse features). A prepayment feature is consistent solely with the payments of principal and interest criterion if the prepayment amount substantially represents unpaid amounts of principal and interest on the principal amount outstanding, which may include reasonable additional compensation for early termination of the contract. Additionally, for a financial asset acquired at a significant discount or premium to its contractual par amount, a feature that permits or requires prepayment at an amount that substantially represents the contractual par amount plus accrued (but unpaid) contractual interest (which may also include reasonable additional compensation for early termination) is treated as consistent with this criterion if the fair value of the prepayment feature is insignificant at initial recognition. Financial assets: Subsequent measurement and gain and losses Financial assets at FVTPL Financial assets at FVTPL are measured at fair value and changes therein, including any interest or dividend income, are recognized in profit or loss. Financial assets at amortized cost These assets are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss. Debt investments at FVOCI These assets are subsequently measured at fair value. Interest income calculated using the effective interest method, foreign exchange gains and losses and impairment are recognized in profit or loss. Other net gains and losses are recognized in OCI. On derecognition, gains and losses accumulated in OCI are reclassified to profit or loss. Equity investments at FVOCI These assets are subsequently measured at fair value. Dividends are recognized as income in profit or loss unless the dividend clearly represents a recovery of part of the cost of the investment. Other net gains and losses are recognized in OCI and are never

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 209 of 248 reclassified to profit or loss. Financial liabilities: Classification, subsequent measurement and gains and losses Financial liabilities are classified as measured at amortized cost or FVTPL. A financial liability is classified as FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss. iii. Derecognition Financial assets PEMEX derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which PEMEX neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset. PEMEX enters into transactions whereby it transfers assets recognized in its statement of financial position but retains either all or substantially all of the risks and rewards of the transferred assets. In these cases, the transferred assets are not derecognized. Financial liabilities PEMEX derecognizes a financial liability when its contractual obligations are discharged, cancelled or expired. PEMEX also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value. On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in profit or loss. Interest rate benchmark reform When the basis for determining the contractual cash flows of a financial asset or financial liability measured at amortized cost changed as a result of interest rate benchmark reform, PEMEX updated the effective interest rate of the financial asset or financial liability to reflect the change that is required by the reform. A change in the basis for determining the contractual cash flows is required by interest rate benchmark reform if the following conditions are met: • the change is necessary as a direct consequence of the reform; and • the new basis for determining the contractual cash flows is economically equivalent to the previous basis – i.e., the basis immediately before the change. When changes are made to a financial asset or financial liability in addition to changes to the basis for determining the contractual cash flows required by interest rate benchmark reform, PEMEX first updates the effective interest rate of the financial asset or financial liability to reflect the change that is required by interest rate benchmark reform. After that, PEMEX applies the policies on accounting for modifications to the additional changes. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 210 of 248 iv. Offsetting Financial assets and financial liabilities are offset, and the net amount is presented in the statement of financial position when, and only when, PEMEX has a legally enforceable right to set off the amounts and it intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously. v. Derivative financial instruments and hedge accounting PEMEX uses DFIs to hedge the risk exposure in foreign currency, interest rate and the price of commodities related to its products. Embedded derivatives are separated from the host contract and accounted for separately if the host contract is not a financial asset and certain criteria are met. These contracts are not accounted as designated hedging instruments. DFIs are accounted for as financial assets when the fair value is positive and as a financial liability when the fair value is negative. vi. Impairment Financial instruments and contract assets PEMEX recognizes loss allowances for Estimated Credit Losses (“ECLs”) on:  financial assets measured at amortized cost;  debt investments measured at FVOCI; and  contract assets. PEMEX measures loss allowances at an amount equal to lifetime ECL, except for the following, which are measured as 12-month ECLs:  debt securities that are determined to have low credit risk at the reporting date; and  other debt securities and bank balances for which credit risk (i.e., the risk of default occurring over the expected life of the financial instrument) has not increased significantly since initial recognition. PEMEX considers a financial asset to be in default when the debtor is unlikely to pay its credit obligations to PEMEX in full, without recourse by PEMEX to actions such as guarantee redemption (if any is held). PEMEX considers that a debt instrument has a low credit risk when its credit rating is classified as “investment grade.” The investment grade classification is based on minimum credit ratings of Baa3 (Moody’s) and BBB- (S&P and Fitch), as well as its equivalent in other rating agencies. Lifetime ECLs are the credit losses that result from all possible default events over the expected life of a financial instrument. 12-month ECLs are the portion of ECLs that result from default events that are possible within the 12 months after the reporting date (or a shorter period if the expected life of the instrument is less than 12 months). The maximum period considered when estimating ECLs is the maximum contractual period over which PEMEX is exposed to credit risk. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 211 of 248 Measurement of ECLs ECLs are a probability-weighted estimate of credit losses. Credit losses are measured as the present value of all cash shortfalls (for example, the difference between the cash flows due to the entity in accordance with the contract and the cash flows that PEMEX expects to receive). ECLs are discounted at the effective interest rate of the financial asset. Credit-impaired financial assets At each reporting date, PEMEX assesses whether financial assets carried at amortized cost and debt securities at FVOCI are credit- impaired. A financial asset is ‘credit-impaired’ when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred. Evidence that a financial asset is credit-impaired includes the following observable data: • significant financial difficulty of the borrower or issuer; • a breach of contract such as a default or being more than 90 days past due; • the restructuring of a loan or advance by PEMEX on terms that it would not consider otherwise; • it is probable that the borrower will enter bankruptcy or other financial reorganization; or • the disappearance of an active market for a security because of financial difficulties. Presentation of allowance for ECL in the statement of financial position Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amount of the assets. Write-off The gross carrying amount of a financial asset is written off when PEMEX has no reasonable expectation of recovering a financial asset in its entirety or a portion thereof. In the case of individual customers, PEMEX’s policy is to cancel the gross carrying amount when the financial asset has met the uncollectibility report as established in the Políticas Generales y Procedimientos para Cancelar Adeudos (Procedure to Write-Off Financial Assets). For corporate customers, PEMEX individually makes an assessment with respect to the timing and amount of write-off based on whether there is a reasonable expectation of recovery. However, financial assets that are written off could still be subject to enforcement activities in order to comply with the PEMEX’s procedures for recovery of amounts due. D. Inventories and cost of sales Inventories are valued at the lower of cost or net realizable value. Cost is determined based on the cost of production or acquisition of inventory and other costs incurred in transporting such inventory to its present location and in its present condition, using the average cost method. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated selling costs. The estimate takes into consideration, among other things, the decrease in the value of inventories due to obsolescence. Cost of sales represents the cost of production or acquisition of inventories at the time of sale, increased, where appropriate, by declines in net realizable value of inventories during the year. Advance payment to suppliers for inventory purchases are recognized as part of inventory when the risks and benefits of the ownership of the inventory have been transferred to PEMEX. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 212 of 248 E. Wells, pipelines, properties, plant and equipment i. Recognition and measurement Items of wells, pipelines, properties, plant and equipment are recorded at acquisition or construction cost, which includes capitalized borrowing cost, less accumulated depreciation and accumulated impairment losses. Initial costs of wells, pipelines, properties, plant and equipment are initially recorded at cost, which includes their original purchase price or construction cost, any costs attributable to bringing the assets to a working condition for their intended use and the costs of dismantling and removing the items and restoring the site on which they are located, including the estimated cost of plugging and abandoning wells. The cost of financing projects that require large investments and financing incurred for projects, net of interest revenues from the temporary investment of these funds, is recognized as part of wells, pipelines, properties, plant and equipment when the cost is directly attributable to the construction or acquisition of a qualifying asset. The capitalization of these costs is suspended during periods in which the development of construction is interrupted, and its capitalization ends when the activities necessary for the use of the qualifying asset are substantially completed. All other financing costs are recognized in the consolidated statements of comprehensive income in the period in which they are incurred. The cost of self-constructed assets includes the cost of materials and direct labor, interest on financing and any other costs directly attributable to start up. In some cases, the cost also includes costs of plugging of wells and removal at present value. Expenditures related to the construction of wells, pipelines, properties, plant and equipment during the stage prior to commissioning are stated at cost as intangible assets or construction in progress, in accordance with the characteristics of the asset. Once the assets are ready for use, they are transferred to the respective component of wells, pipelines, properties, plant and equipment and depreciation or amortization begins. If significant parts of an item of wells, pipelines, properties, plant and equipment have different useful lives, then they are accounted for as separate items (major components) of property, plant and equipment. Any gain or loss on disposal of an item of wells, pipelines, properties, plant and equipment is recognized in profit or loss. Advance payments for the acquisition of pipelines, properties, plant and equipment are also recognized in the line item of wells, pipelines, properties, plant and equipment when the risks and benefits of the ownership have been transferred to PEMEX. ii. Subsequent expenditure The costs of major maintenance or replacement of a significant component of an item of wells, pipelines, properties, plant and equipment are recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the component will flow to PEMEX and its cost can be measured reliably. The costs of recurring maintenance, repairs and renovations of wells, pipelines, properties, plant and equipment carried out to maintain the facilities in normal operation conditions are recognized in profit or loss as incurred. iii. Depreciation Depreciation and amortization of capitalized costs in wells are determined based on the estimated economic life of the field to which the wells belong, considering the relationship between the production of barrels of oil equivalent for the period and proved developed reserves of the field, as of the beginning of the period, with quarterly updates for new development investments.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 213 of 248 Depreciation of other elements of pipelines, properties, plant and equipment is recognized in profit or loss on a straight-line basis over the estimated useful life of the asset, beginning as of the date that the asset is available for use, or in the case of construction, from the date that the asset is completed and ready for use. The estimated useful lives of wells, pipelines, properties, plant and equipment for current and comparative periods are described in Note 13. Estimated useful lives of items of properties, plant and equipment are reviewed and updated prospectively if expectations differ from previous estimates. F. Intangible assets and oil and natural gas exploration and license, appraisal and development expenditure i. Intangible assets Intangible assets acquired separately are measured at initial recognition at their acquisition cost. After the initial recognition, intangible assets are valued at their acquisition cost, less: (i) accumulated amortization, under the straight-line method during the estimated useful life of the intangible asset and (ii) accumulated impairment losses. Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure is recognized in profit or loss as incurred. Amortization is calculated to write off the cost of intangible assets less their estimated residual values using the straight-line method over their estimated useful lives and is generally recognized in profit or loss. Software licenses are amortized over the lesser of their contract period or the remaining life of the asset to which they are associated. The estimated useful lives of elements of intangible assets for current and comparative periods are described in Note 14. The estimated useful lives and residual values of intangible assets are reviewed at each reporting date and adjusted if appropriate. ii. Wells not assigned to a reserve, oil and natural gas exploration, appraisal and development expenditure a. Wells not assigned to a reserve Wells not assigned to a reserve mainly include drilling, evaluation and development costs for oil and natural gas, and rights-of-way. b. Oil and natural gas exploration, appraisal and development expenditures Oil and natural gas exploration, evaluation and development expenses are accounted for using the principles of the successful efforts method of accounting, as described below: Successful Efforts Method Pemex Exploration and Production applies IFRS 6 - Exploration and Evaluation of Mineral Resources, which allows an entity to develop an accounting policy for exploration and evaluation assets. Therefore, Pemex Exploration and Production uses the method of successful efforts, which requires a cause-and-effect relationship between the costs incurred and the recognition of specific reserves. Generally, if a cost is incurred without an identifiable future benefit, it is charged to expenses. Before PEMEX is able to determine the accounting treatment of a cost, it must be classified as a property acquisition, exploration, development or production cost. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 214 of 248 Exploration and appraisal expenditure Geological and geophysical exploration costs including topographic costs, geological studies, property access rights, remuneration and expenses of geologists and geophysicists are charged to expenses as incurred. Costs directly associated with an exploration well, other than the costs mentioned in the preceding paragraph, are initially capitalized as an intangible asset (wells not assigned to a reserve) until the drilling of the well is complete and the results have been evaluated. These costs include employee compensation, materials and fuel used, platform costs and payments made to contractors. If potentially commercial quantities of hydrocarbons are not found, the exploration well costs are written off against profit or loss. If hydrocarbons are found and, subject to additional assessment activity, are likely to be capable of commercial development, the costs continue to be carried as an asset. If it is determined that development will not occur, then the costs are expensed against profit or loss. Costs directly associated with the evaluation activity performed to determine the size, characteristics and commercial potential of a reserve after the initial hydrocarbon discovery, including the costs of evaluation of wells where no hydrocarbons were found, are initially capitalized as an intangible asset (wells not assigned to a reserve). When proved reserves of oil and natural gas are determined and development is approved by management, the relevant expenditure is transferred to wells, pipelines, properties, plant and equipment. Exploration wells more than 12 months old are recognized as an expense unless: (a)(i) they are in an area requiring major capital expenditure before production can begin, (ii) commercially productive quantities of reserves have been found, and (iii) they are subject to further exploration or appraisal activity, in that, either drilling or additional exploration wells are underway or firmly planned for the near future or (b) proved reserves are viable within 12 months of completion of the exploratory drilling. Development expenditure Expenditure on the construction, installation and completion of infrastructure facilities such as platforms, pipelines and the drilling of development wells, including service and unsuccessful development or delineation wells, is capitalized within wells, pipelines, properties, plant and equipment and is depreciated from the commencement of production as described in the accounting policy for wells, pipelines, properties, plant and equipment. Exploration Exploration includes all expenses related to the search for oil and / or gas reserves, including depreciation and applicable costs of supporting equipment and facilities, and the costs of drilling exploratory wells and exploratory stratigraphic wells. Some exploration costs are charged directly to expenses when they occur, such as the costs of maintaining unexploited properties, since such costs do not increase the possibilities that said lands contain proven reserves. The costs of geologists, topographers and geophysicists, including wages and other related expenses, are also charged directly to expenses when they occur because they do not represent the acquisition of an identifiable asset since these studies represent research expenses. All costs for drilling exploratory wells are capitalized and classified as wells, pipelines, property, plant and equipment, not associated with a reserve, until it is determined whether or not a well has proven reserves. Once the exploratory wells are completed, the future treatment of these costs is determined. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 215 of 248 Development Development costs are associated with previously discovered proven reserves, with previously known future benefits. Therefore, all costs incurred in development activities must be capitalized. Development includes all costs incurred in creating a system of productive wells, related equipment, and facilities in proven reserves so that oil and / or gas can be extracted. Developmental costs are related to specific proven reserves. The cost of building roads to gain access to proven reserves is a development cost, as is the cost of providing facilities for the extraction, treatment, collection and storage of oil and / or gas. Developmental costs also include depreciation and operating costs of equipment and facilities used in developmental activities. Likewise, non-productive development wells are capitalized, since they are considered as a cost of creating the total production system for proven reserves. Production Production includes the costs incurred to raise oil and / or gas to the surface, its collection, treatment, processing and field storage. The production function ends in the storage tank of the production field or, in exceptional circumstances, at the first point of delivery of the oil and / or gas to the main line, refinery, marine terminal or common transport. G. Crude oil and natural gas reserves Under Mexican law, all crude oil and other hydrocarbon reserves located in the subsoil of Mexico are owned by the Mexican nation and not by PEMEX. In accordance with the aforementioned and based on the applicable regulation as of the date of these consolidated financial statements, the reserves assigned to PEMEX by the Mexican Government are not registered for accounting purposes because they are not PEMEX’s property. PEMEX estimates total proved oil and natural gas reserve volumes in accordance with the definitions, methods and procedures established in Rule 4-10(a) of Regulation S-X (“Rule 4-10(a)”) of the U.S. Securities and Exchange Commission (“SEC”), as amended, and where necessary, in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (the “SPE”) as of February 19, 2007. These procedures are consistent with international reserves reporting practice. The estimation of these reserves depends on assumptions made and the interpretation of the data available and may vary among analysts. The results of drilling activities, test wells and production after the date of estimation are utilized in future revisions of reserves estimates. Although PEMEX does not own the oil and other hydrocarbon reserves within Mexico, these procedures allow PEMEX to record the effects that such oil and other hydrocarbon reserves have on its consolidated financial statements, including, for example, in the depreciation and amortization line item. H. Impairment of non-financial assets The carrying amounts of PEMEX’s non-financial assets, other than inventories and deferred taxes, are assessed for indicators of impairment at the end of each reporting period. If the net carrying value of the asset or its cash-generating unit exceeds the recoverable amount, PEMEX records an impairment charge in profit or loss. A cash-generating unit is the smallest identifiable group of assets which can generate cash flows independently from other assets or groups of assets. The recoverable amount of an asset or a Cash-Generating Unit (“CGU”) is defined as the higher of its fair value minus the costs of disposal and its value in use. The value in use is the discounted present value of the net future cash flows expected to arise from the continuing use of an asset and from its disposal at the end of its useful life. In measuring value in use, the discount rate applied is the pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the asset. Fair PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 216 of 248 value is calculated using discounted cash flows determined by the assumptions that market participants would apply in order to estimate the price of an asset or CGU, assuming that such participants were acting in their best economic interest. In the case of cash-generating assets or items dedicated to the exploration and evaluation of hydrocarbons reserves, the recoverable amount is determined using the value in use based on the proved reserves and probable reserves, in some cases, for the risk factor associated with such reserves. Both impairment losses and reversals are recognized in the statement of comprehensive income in the costs and expenses line items in which the depreciation and amortization are recognized. Impairment losses may not be presented as part of the costs that have been capitalized in the value of any asset. Impairment losses related to inventories are recognized as part of cost of sales. Impairment losses on investments in associates, joint ventures and other investments are recognized as profit (loss) sharing in associates. An impairment loss shall be reversed if there has been a change in the estimates used since the date when the impairment loss was recognized. These reversals will not exceed the carrying value of the asset as though no impairment had been recognized. Impairment losses and reversals are presented in a separate line item in the consolidated statement of comprehensive income. I. Leases At the inception of a contract, PEMEX assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, PEMEX uses the definition of a lease in IFRS 16. i. As a lessee At commencement or on modification of a contract that contains a lease component, PEMEX allocates the consideration in the contract to each lease component on the basis of its relative stand-alone prices. However, PEMEX has elected for some leases not to separate non-lease components and to account for the lease and non-lease components as a single lease component. PEMEX recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received. The right-of-use asset is subsequently depreciated using the lesser of the straight-line method and the hours of use method, from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to PEMEX by the end of the lease term or the cost of the right-of-use asset reflects that PEMEX will exercise a purchase option. In that case, the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability. Useful lives are shown in Note 17. The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, PEMEX’s incremental borrowing rate. Generally, PEMEX uses its incremental borrowing rate as the discount rate. PEMEX determines its incremental borrowing rate by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and type of the asset leased.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 217 of 248 Lease payments included in the measurement of the lease liability comprise the following: • fixed payments, including in-substance fixed payments; • variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date; • amounts expected to be payable under a residual value guarantee; and • the exercise price under a purchase option that PEMEX is reasonably certain to exercise, lease payments in an optional renewal period if PEMEX is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless PEMEX is reasonably certain not to terminate early. The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in PEMEX’s estimate of the amount expected to be payable under a residual value guarantee, if PEMEX changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero. From January 1, 2021, PEMEX began remeasuring its lease liability by discounting the revised lease payments using the revised discount rate that reflects the change to an alternative benchmark interest rate. This change reflects the requirements of the interest rate benchmark reform, which adjusted the basis for determining future lease payments. PEMEX presents separately the right-of-use assets and lease liabilities in the statement of financial position. Short-term leases and leases of low-value assets PEMEX has elected not to recognize right-of-use assets and lease liabilities for leases of low-value assets and short-term leases. PEMEX recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term. ii. As a lessor At inception or upon modification of a contract that contains a lease component, PEMEX allocates the consideration in the contract to each lease component on the basis of their relative stand-alone prices. When PEMEX acts as a lessor, it determines at lease inception whether each lease is a finance lease or an operating lease. To classify each lease, PEMEX makes an overall assessment of whether the lease transfers substantially all of the risks and rewards incidental to ownership of the underlying asset. If this is the case, then the lease is a finance lease; if not, then it is an operating lease. As part of this assessment, PEMEX considers certain indicators such as whether the lease is for the major part of the economic life of the asset. If an arrangement contains lease and non-lease components, then PEMEX applies IFRS 15 to allocate the consideration in the contract. PEMEX applies the derecognition and impairment requirements in IFRS 9 to the net investment in the lease. Further, PEMEX regularly reviews estimated unguaranteed residual values used in calculating the gross investment in the lease. PEMEX recognizes lease payments received under operating leases as income on a straight-line basis over the lease term as part of “other revenue.” PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 218 of 248 J. Provisions Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as finance cost. PEMEX recognizes provisions when, as a result of a past event, PEMEX has incurred a legal or assumed present obligation for which a future disbursement is probable and the value of such disbursement is reasonably estimable. In certain cases, such amounts are recorded at their present value. Increases in ongoing legal expense liabilities are recognized in the Consolidated Statement of Comprehensive Income in the “Other expenses” line item. Environmental liabilities In accordance with applicable legal requirements and accounting practices, an environmental liability is recognized when the cash outflows are probable and the amount is reasonably estimable. Disbursements related to the conservation of the environment that are linked to revenue from current or future operations are accounted as expenses or assets, depending on the circumstances of each disbursement. Disbursements related to past operations, which no longer contribute to current or future revenues, are accounted for as current period expenses. The accrual of a liability for a future disbursement occurs when an obligation related to environmental remediation, for which PEMEX has the information necessary to determine a reasonable estimated cost, is identified. Increases in environmental liabilities are recognized in the Consolidated Statement of Comprehensive Income in the “Cost of sales” line item. Retirement of assets The obligations associated with the future retirement of assets, including those related to the retirement of wells, pipelines, properties, plant and equipment and their components are recognized at the date that the retirement obligation is incurred, based on the discounted cash flow method. The determination of the fair value is based on existing technology and regulations. If a reliable estimation of fair value cannot be made at the time the obligation is incurred, the accrual will be recognized when there is sufficient information to estimate the fair value. The obligations related to the costs of future retirement of assets associated with the principal refining processes for gas and petrochemicals are not recognized. These assets are considered to have an indefinite useful life due to the potential for maintenance and repairs. The abandonment costs related to wells currently in production and wells temporarily closed are recorded in the statement of comprehensive income based on the units of production method. Total cost of abandonment and plugging for non-producing wells is recognized in the statement of comprehensive income at the end of each period. All estimations are based on the useful lives of the wells, considering their discounted present value. Salvage values are not considered, as these values commonly have not traditionally existed. Increases in retirement of assets liabilities are recognized as part of the cost of completed wells in fixed assets. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 219 of 248 K. Employee benefits i. Short-term employee benefits Short-term employee benefits are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if PEMEX has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably. ii. Defined contribution plans Obligations for contributions to defined contribution plans are expensed as the related service is provided. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available. iii. Defined benefit plan PEMEX’s net obligation in respect of defined benefit plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in the current and prior periods, discounting that amount and deducting the fair value of any plan assets. The calculation of defined benefit obligations is performed annually by a qualified actuary using the projected unit credit method. When the calculation results in a potential asset for PEMEX, the recognized asset is limited to the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan. To calculate the present value of economic benefits, consideration is given to any applicable minimum funding requirements. New remeasurements of the net defined benefit liability, which comprise actuarial gains and losses, the return on plan assets (excluding interest) and the effect of the asset ceiling (if any, excluding interest), are recognized immediately in OCI. PEMEX determines the net interest expense (income) on the net defined benefit liability (asset) for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the net defined benefit liability (asset) at such time, considering any changes in the net defined benefit liability (asset) during the period as a result of contributions and benefit payments. Net interest expense and other expenses related to defined benefit plans are recognized in profit or loss. When the benefits of a plan are changed or when a plan is curtailed, the resulting change in benefit that relates to past service or the gain or loss on curtailment is recognized immediately in profit or loss. PEMEX recognizes gains and losses from the settlement of a defined benefit plan when the settlement occurs. iv. Other long-term employee benefits PEMEX’s net obligation in respect of long-term employee benefits is the amount of future benefit that employees have earned in return for their service in the current and prior periods. That benefit is discounted to determine its present value. New remeasurements are recognized in profit or loss in the period in which they arise. v. Termination benefits Termination benefits are expensed at the earlier of when PEMEX can no longer withdraw its offer of those benefits and when PEMEX recognizes costs for a restructuring. If benefits are not expected to be settled in full within 12 months of the reporting date, then they are discounted. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 220 of 248 L. Income taxes, duties and royalties Income tax expense comprises current and deferred tax. It is recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in OCI. The interest and penalties related to income taxes, including uncertain tax treatments, do not meet the definition of income taxes, and are therefore accounted for under IAS 37 “Provisions, Contingent Liabilities and Contingent Assets.” i. Current income tax Current income tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date. Current tax also includes any tax arising from dividends. Current tax assets and liabilities are offset only if certain criteria are met. ii. Deferred income tax Deferred income tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for: • temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss; • temporary differences related to investments in subsidiaries, associates and joint arrangements to the extent that PEMEX is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and • taxable temporary differences arising from the initial recognition of goodwill. Temporary differences in relation to a right-of-use asset and a lease liability for a specific lease are regarded as a net package (the lease) for the purpose of recognizing deferred tax. Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognize a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans of PEMEX. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized. Such reductions are reversed when the probability of future taxable profits improves. Unrecognized deferred tax assets are reassessed at each reporting date and recognized to the extent that it has become probable that future taxable profits will be available against which they can be used. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date. The measurement of deferred tax reflects the tax consequences that would follow from the manner in which PEMEX expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities.

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Ticker: PEMEX Quarter: 4D Year: 2023

Deferred tax assets and liabilities are offset only if certain criteria are met.

iii. Duties, royalties and considerations

Duties

PEMEX is subject to taxes and special duties, which are based on the value of hydrocarbons extracted, with certain deductions.

These taxes and duties are recognized in accordance with IAS 12 "Income Taxes" (IAS 12) when they have the characteristics of income tax, which occurs when such taxes are set by a government authority and are determined based on a formula that considers the balance of income (or extraction valued at a selling price) less expenses. Taxes and duties that meet these criteria are recognized for current and deferred income tax based on the above paragraphs.

Taxes and duties that do not meet these criteria are recognized in costs and expenses relating to the transactions that gave rise to them.

Royalties and considerations

Royalties and considerations are payable pursuant to license agreements. These royalties are recognized as liabilities and affect the items of costs and expenses related to the operations that gave rise to them.

M. Contingencies

Contingency losses are recorded when it is probable that a liability has been incurred and the amount thereof can be reasonably estimated. When a reasonable estimation cannot be made, qualitative disclosure is provided in the notes to the consolidated financial statements. Contingent assets are not recognized until realization is assured.

N. Government grants (Revenues from FONADIN)

Government grants related to assets are initially recognized as deferred income at fair value if there is reasonable assurance that they will be received and PEMEX will comply with the conditions associated with the grant. Grants related to the acquisition of assets are recognized in profit or loss as other income on a systematic basis over the useful life of the asset.

Grants that compensate expenses incurred are recognized in profit or loss as other income on a systematic basis in the periods in which the expenses are recognized, unless the conditions for receiving the grant are met after the related expenses have been recognized. In this case, the grant is recognized when it becomes receivable.

O. Fair value

'Fair value' is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or, in its absence, the most advantageous market to which PEMEX has access at that date. The fair value of a liability reflects its non-performance risk.

A number of PEMEX accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities (see Note 8).

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When one is available, PEMEX measures the fair value of an instrument using the quoted price in an active market for that instrument. A market is regarded as 'active' if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

If there is no quoted price in an active market, then PEMEX uses valuation techniques that maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The chosen valuation technique incorporates all of the factors that market participants would take into account in pricing a transaction.

If an asset or a liability measured at fair value has a bid price and an ask price, then PEMEX measures assets and long positions at the bid price and liabilities and short positions at the ask price.

The best evidence of the fair value of a financial instrument on initial recognition is normally the transaction price (i.e., the fair value of the consideration given or received in a third-party transaction). If PEMEX determines that the fair value on initial recognition differs from the transaction price and the fair value is evidenced neither by a quoted price in an active market for an identical asset or liability nor based on a valuation technique for which any unobservable inputs are judged to be insignificant in relation to the measurement, then the financial instrument is initially measured at fair value, adjusted to defer the difference between the fair value on initial recognition and the transaction price. Subsequently, that difference is recognized in profit or loss on an appropriate basis over the life of the instrument but no later than when the valuation is fully supported by observable market data or the transaction is closed out.

P. Revenue from contracts with customers

Revenue is measured based on the consideration specified in a contract with a customer. PEMEX recognizes revenue when it transfers control over a good or service to a customer. The transaction price is established at the time of sale, including the estimate of the variable consideration (see Note 7).

Q. Operating segments

Operating segments are identifiable components of PEMEX that pursue business activities from which PEMEX earns revenues and incurs expenses and for which information is available to management on a segmented basis and is assessed by the Board of Directors in order to allocate resources and assess the profitability of the segments.

R. Presentation of consolidated statements of comprehensive income

Costs and expenses shown in PEMEX's consolidated statements of income are presented based on their function, which allows for a better understanding of the components of PEMEX's operating income. This classification allows for a comparison to the industry to which PEMEX belongs.

i. Operating profit

Operating profit is the result generated from the continuing principal revenue-producing activities of PEMEX as well as other income and expenses related to operating activities. Operating profit excludes net finance costs, share of profit of equity-accounted investees and income taxes and duties.

Revenues

Represents revenues from the sale of products or services.

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Cost of sales

Cost of sales represents the acquisition and production costs of inventories, depreciation, amortization, salaries, wages and benefits, a portion of the cost of the reserve for employee benefits and operating expenses related to the production process, production taxes and duties, impairment, exploration costs, non-operating costs, among others.

Other revenues and other expenses

Other revenues and other expenses consist primarily of income and expenses that are not related directly to the operation of PEMEX.

Transportation, distribution and sale expenses

Transportation, distribution and sale expenses are costs in connection with the storage, sale and delivery of products, such as the depreciation and operating expenses associated with these activities.

Administrative expenses

Administrative expenses are costs related to PEMEX's areas that provide administrative support.

ii. Financing income and financing cost and derivative financial instruments income (cost), net

Financing income

Financing income is comprised of interest income, financial income and other income from financial operations between PEMEX and third parties.

Financing cost

Financing cost is comprised of interest expenses, commissions and other expenses related to PEMEX's financing operations less any portion of the financing cost that is capitalized.

When calculating interest income and expenses, the effective interest rate is applied to the gross carrying amount of the asset (when the asset has no credit impairment), to the amortized cost of the liability or to the present value lease liabilities. However, for financial assets with credit impairment after initial recognition, interest income is calculated by applying the effective interest rate at the amortized cost of the financial asset. If the asset ceases to be impaired, the interest income calculation returns to the gross base.

Derivative financial instruments (cost) income, net

Includes the result of changes in the fair value of derivative financial instruments (see Note 18).

S. Incentive for automotive fuels

On March 3, 2022, the federal government issued a decree that established a tax incentive applicable to entities subject to the *Impuesto Especial sobre Producción y Servicios* (Special Tax on Production and Services). Pursuant to this stimulus, PEMEX can recover the difference between the international reference price of gasoline and the price at which the gasoline is traded in the domestic market. This stimulus is known as the "automotive incentive."

The decree quantifies the automotive incentive based on the volume of fuel sold by applying a rate issued by the SHCP on a weekly basis. The decree also refers to the general rules issued by the SHCP that dictate the procedures to request the amount of

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the automotive incentive. The automotive incentive is measured based on the volume sold and the rates authorized in accordance with the decree and is recognized as income when the customer obtains control of the fuel when it is delivered to its facilities. At the same time, a revenue and an account receivable from the SHCP are recognized. The application for the automotive incentive is generally submitted during the first 17 days of the month following the month in which the automotive incentive was generated and is recovered during the 30 days following the application. Pemex Industrial Transformation does not have any performance obligations to comply with in order to qualify for the automotive incentive, except for the sale of fuel to third parties, which is what gives rise to the incentive under the decree. Since fuel returns are not accepted, the automotive incentive does not require these considerations in its quantification.

Pursuant to the decree, the automotive incentive is not subject to the *Impuesto sobre la Renta* (Income Tax Law), and therefore it is considered non-cumulative income for the purposes of the Income Tax Law.

T. Renewable fuels obligation

PEMEX is required to comply with the Renewable Fuel Standard implemented by the U.S. Environmental Protection Agency ("EPA"), which sets annual quotas for the quantity of renewable fuels (such as ethanol) that must be blended into motor fuels consumed in the United States. PEMEX's renewable fuels obligations are based on a percentage of domestic product shipments as established by the EPA. PEMEX is required to purchase Renewable Identification Numbers ("RINs"). To the extent PEMEX is unable to blend the required amount of biofuels to satisfy its RINs obligations, PEMEX must purchase RINs on the open market to avoid penalties and fines. PEMEX accounts for its renewable fuels obligations on a net basis in Accrued expenses when its RINs liability is greater than the amount of RINs purchased in a given period and in Prepaid and other current assets when the amount of RINs earned and purchased is greater than the RINs obligations accrued during the year.

Disclosure of trade and other receivables [text block]

NOTE 10. CUSTOMERS AND OTHER FINANCING AND NON-FINANCING ACCOUNTS RECEIVABLE

As of December 31, 2023 and 2022, accounts receivable and other receivables were as follows:

A. Customers

	2023	2022
Domestic customers	Ps. 79,069,658	Ps. 69,979,713
Export customers	32,324,773	37,137,432
Total customers, net	**Ps. 111,394,431**	**Ps. 107,117,145**

Customers and other accounts receivable, net are presented separately in the statement of financial position to conform the financial position more clearly.

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The following table shows a breakdown of accounts receivable based on their credit history at December 31, 2023 and 2022, as well as the relation between the breakdown and the impaired amount:

	Domestic customers	
	2023	2022
Current	Ps. 77,163,100	Ps. 68,957,994
1 to 30 days	2,951,072	1,386,538
31 to 60 days	222,775	876,493
61 to 90 days	268,165	527,907
More than 90 days	7,216,946	3,868,537
Total	87,822,058	75,617,469
Impaired (reserved)	(8,752,400)	(5,637,756)
Total	**Ps. 79,069,658**	**Ps. 69,979,713**

	Export customers	
	2023	2022
Current	Ps. 27,530,400	Ps. 34,697,823
1 to 30 days	3,470,255	1,186,553
31 to 60 days	615,237	15,010
61 to 90 days	12,267	6,117
More than 90 days	864,160	1,422,708
Total	32,492,319	37,328,211
Impaired (reserved)	(167,546)	(190,779)
Total	**Ps. 32,324,773**	**Ps. 37,137,432**

As of December 31, 2023 and 2022, PEMEX has exposure to credit risk related to accounts receivable, see contractual payment terms in Note 7.

Additionally, the reconciliation for impaired accounts receivable is as follows:

	Domestic customers		
	2023	2022	2021
Balance at the beginning of the year	Ps. (5,637,756)	Ps. (3,459,063)	Ps. (1,182,729)
Impairment of accounts receivable	(3,114,644)	(2,178,693)	(2,276,334)
Balance at the end of the year	**Ps. (8,752,400)**	**Ps. (5,637,756)**	**Ps. (3,459,063)**

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	Export customers		
	2023	2022	2021
Balance at the beginning of the year	Ps. (190,779)	Ps. (282,917)	Ps. (211,363)
(Increase) cancellation	1,320	143,689	(72,761)
Translation effects	21,913	(51,551)	1,207
Balance at the end of the year	**Ps. (167,546)**	**Ps. (190,779)**	**Ps. (282,917)**

Methodology to determine the estimation of the impairment of the accounts receivable

PEMEX allocates each exposure to a credit risk grade based on data that is determined to be predictive of the risk of loss (including but not limited to, audited financial statements, management accounts and cash flow projections and available information about customers) and applying experienced credit judgment. Credit risk grades are defined using qualitative and quantitative factors that are indicative of the risk of default. Exposures within each credit risk grade are segmented by each Subsidiary Entity and its commercial business lines, so the expected credit loss rate is calculated for each segment based on actual credit loss experienced over the past two years. These rates are multiplied by scale factors to reflect differences between the economic conditions during the period over which historical data has been collected, current conditions and PEMEX's view of economic conditions over the expected lives of the receivables.

As of December 31, 2023, the expected percentage of credit loss for accounts receivable for each Subsidiary Entity and Subsidiary Company was: 5.75% for Pemex Industrial Transformation, 4.60% for Pemex Corporate, 1.30% for Pemex Logistics, 0.16% for PMI CIM and 0.07% for PMI TRD. As of December 31, 2022, the expected percentage of credit loss for accounts receivable for each Subsidiary Entity and Subsidiary Company was: 7.36% for Pemex Industrial Transformation, 3.87% for Pemex Corporate, 0.88% for Pemex Logistics, 0.16% for PMI CIM and 0.13% for PMI TRD.

The amount of (impairment) of domestic and export customers recognized in the statement of comprehensive income for 2023, 2022 and 2021 was Ps. (3,113,324), Ps. (2,035,004) and Ps. (2,349,095), respectively.

B. Other financial and non-financial accounts receivable

	2023		2022	
Financial assets:				
Sundry debtors [1]	Ps.	35,253,635	Ps.	40,074,758
Employees and officers		5,633,492		4,965,645
Total financial assets	**Ps.**	**40,887,127**	**Ps.**	**45,040,403**
Non-financial assets:				
Taxes to be recovered and prepaid taxes	Ps.	155,336,028	Ps.	44,597,094
Special Tax on Production and Services		2,603,657		75,213,134
Other accounts receivable		5,139,993		2,911,791
Total non-financial assets:	**Ps.**	**163,079,678**	**Ps.**	**122,722,019**

[1]Includes Ps. (827,739) and Ps. (251,086) of impairment, as of December 31, 2023 and 2022, respectively.

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[800600] Notes - List of accounting policies

Disclosure of significant accounting policies [text block]

NOTE 3. MATERIAL ACCOUNTING POLICIES

PEMEX has consistently applied the following accounting policies to each of the periods presented in the preparation of its consolidated financial statements.

Additionally, PEMEX adopted accounting policy disclosure (amendments to IAS 1 and IFRS 2) on 1 January 2023. The amendments require disclosure of "material", rather than "significant", accounting policies.

Below is a summary of the material accounting policies:

A. Basis of consolidation

The consolidated financial statements include the financial statements of Petróleos Mexicanos and those of its subsidiaries over which it has control.

i. Business combinations

PEMEX accounts for business combinations using the acquisition method when the acquired set of activities and assets meets the definition of a business and control is transferred to PEMEX. In determining whether a particular set of activities and assets is a business, PEMEX assesses whether the set of assets and activities acquired includes, at a minimum, an input and substantive process and whether the acquired set could produce outputs.

PEMEX has an option to apply a 'concentration test' that permits a simplified assessment of whether an acquired set of activities and assets is not a business. The optional concentration test is met if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets.

The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. Any goodwill that arises is tested annually for impairment. Any gain on a bargain purchase is recognized in profit or loss immediately. Transaction costs are expensed as incurred, except if related to the issue of debt or equity securities.

Any contingent consideration is measured at fair value at the date of acquisition. If an obligation to pay contingent consideration that meets the definition of a financial instrument is classified as equity, then it is not remeasured and settlement is accounted for within equity. Otherwise, other contingent consideration is remeasured at fair value at each reporting date and subsequent changes in the fair value of the contingent consideration are recognized in profit or loss.

ii. Subsidiaries

Subsidiaries are entities controlled by PEMEX. PEMEX "controls" an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and could affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.

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For more information about the Subsidiary Companies, see Note 5.

iii. Non-controlling interests

Non-controlling interests are measured initially at their proportionate share of the acquiree's identifiable net assets at the date of acquisition. Changes in the ownership interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions.

iv. Loss of control

When PEMEX loses control over a subsidiary, it derecognizes the assets and liabilities of the subsidiary, and any related NCI and other components of equity. Any resulting gain or loss is recognized in profit or loss. Any interest retained in the former subsidiary is measured at fair value when control is lost.

v. Interests in equity-accounted investees

PEMEX's interests in equity-accounted investees comprise interests in associates and a joint venture.

Associates are those entities in which PEMEX has significant influence, but not control or joint control, over the financial and operating policies. A joint venture is an arrangement in which PEMEX has joint control, whereby PEMEX has rights to the net assets of the arrangement, rather than rights to its assets and obligations for its liabilities (joint operation).

Interests in associates and the joint venture are accounted for using the equity method. They are initially recognized at cost, which includes transaction costs. Subsequent to initial recognition, the consolidated financial statements include PEMEX's share of the profit or loss and other comprehensive income (OCI) of equity accounted investees, until the date on which significant influence or joint control ceases. Upon loss of significant influence over the associate or joint control over the joint venture, PEMEX measures and recognizes any retained investment at its fair value. Any difference between the carrying amount of the associate or joint venture upon loss of significant influence or joint control and the fair value of the retained investment and proceeds from disposal is recognized in profit or loss.

When the value of the share of losses exceeds the value of PEMEX's investment in an associate or joint venture, the carrying value of the investment, including any long-term investment, is reduced to zero and PEMEX ceases to recognize additional losses, except in cases where PEMEX is liable for obligations incurred by those associates and joint ventures. For more information about joint ventures and associates, see Note 12.

vi. Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions, are eliminated. Unrealized gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of the PEMEX interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

B. Foreign currency

i. Foreign currency transactions

Transactions in foreign currencies are translated into the respective functional currencies of PEMEX companies at the exchange rates at the dates of the transactions.

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 229 of 248 Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Foreign currency differences are generally recognized in consolidated statements of comprehensive income and presented within foreign exchange. ii. Foreign operation The financial statements of foreign subsidiaries and associates are translated into the reporting currency by first identifying if the functional currency is different from the currency for recording the foreign operations, and, if so, the recording currency is translated into the functional currency and then into the reporting currency using the year-end exchange rate of each period for assets and liabilities reported in the consolidated statements of financial position; the historical exchange rate at the date of the transaction for equity items; and the exchange rate at the date of the transaction for income and expenses reported in the consolidated statement of comprehensive income. Foreign currency differences are recognized in OCI and accumulated in the currency translation effect, except to the extent that the translation difference is allocated to NCI. When a foreign operation is disposed of in its entirety or partially such that control, significant influence or joint control is lost, the cumulative amount in the translation reserve related to that foreign operation is reclassified to the consolidated statement of comprehensive income as part of the gain or loss on disposal. If PEMEX disposes of part of its interest in a subsidiary but retains control, then the relevant proportion of the cumulative amount is reattributed to NCI. When PEMEX disposes of only part of an associate or joint venture while retaining significant influence or joint control, the relevant proportion of the cumulative amount is reclassified to profit or loss. C. Financial instruments i. Recognition and initial measurement Financial assets and liabilities are initially recognized when these assets are contractually originated or acquired, or when these liabilities are contractually issued or assumed. Financial assets and financial liabilities (unless it is an account receivable or account payable without a significant financing component) are measured and initially recognized at fair value, in the case of financial assets or liabilities not measured at fair value with changes through OCI, plus the transaction costs directly attributable to acquisition or issuance, when subsequently measured at amortized cost. An account receivable or account payable without a significant financing component is initially measured at the transaction price. If PEMEX determines that the fair value at the initial recognition differs from the transaction price, PEMEX shall recognize the difference between the fair value at initial the recognition and the transaction price in the consolidated statements of comprehensive income. ii. Classification and subsequent measurement Financial Assets On initial recognition, a financial asset is classified as measured at: Amortized Cost; Fair Value Through Other Comprehensive Income (“FVTOCI”)–debt investment; FVTOCI–equity investment; or Fair Value Through Profit or Loss (“FVTPL”). PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 230 of 248 Financial assets are not reclassified subsequent to their initial recognition unless PEMEX changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model. FINANCIAL ASSETS MEASUREMENT Amortized cost A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at FVTPL:  it is held within a business model that has the objective of holding assets to collect contractual cash flows; and  its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. Debt investment A debt instrument is measured at FVTOCI only if it meets both of the following conditions and is not designated as at FVTPL:  it is held within a business model that has the objective of both collecting contractual cash flows and selling financial assets; and  its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. Equity investment On initial recognition of an equity investment that is not held for trading, PEMEX may irrevocably elect to present subsequent changes in fair value in OCI. This election is made on an investment-by-investment basis. All financial assets not classified as measured at amortized cost or FVTOCI (as described above) are measured at FVTPL. This includes all derivative financial assets (see Note 18). On initial recognition, PEMEX may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as FVTPL, if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise. Financial assets: Business model assessment PEMEX assesses the objective of the business model in which a financial asset is held at a portfolio level because this best reflects the way the business is managed and information is provided to management. The information considered includes: • the stated policies and objectives for the portfolio and the operation of those policies in practice, which include whether management’s strategy focuses on earning contractual interest income, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of any related liabilities or expected cash outflows or realizing cash flows through the sale of the assets; • how the performance of the portfolio is evaluated and reported to PEMEX management; • the risk that affects the performance of the business model (and the financial assets held within that business model) and how those risks are managed; • how managers of the business are compensated (e.g., whether compensation is based on the fair value of the assets managed or the contractual cash flows collected); and • the frequency, volume and timing of sales in prior periods, the reasons for such sales and expectations about future sales activity. Transfers of financial assets to third parties in transactions that do not qualify for derecognition are not considered sales for this purpose, consistent with PEMEX’s continuing recognition of the assets. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 231 of 248 Financial assets that are held for trading or managed and the performance of which is evaluated on a fair value basis are measured at FVTPL. Financial Asset: Assessment whether contractual cash flows are solely payments of principal and interest For the purposes of this assessment, principal is defined as the fair value of the financial assets on initial recognition. Interest is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during the relevant period of time and for the basic lending risks and costs (e.g., liquidity risk and administrative costs), as well as profit margin. In assessing whether the contractual cash flows are solely payments of principal and interest, PEMEX considers the contractual terms of the instrument, which includes assessing whether the financial asset contains a contractual term that could change the timing or amount of contractual cash flows such that it would not meet this condition. In making this assessment, PEMEX considers:  contingent events that would change the amount or timing of cash flows;  terms that may adjust the contractual coupon rate, including variable rate features;  prepayment and extension features; and  terms that limit PEMEX’s claim to cash flows from specified assets (for example, non-recourse features). A prepayment feature is consistent solely with the payments of principal and interest criterion if the prepayment amount substantially represents unpaid amounts of principal and interest on the principal amount outstanding, which may include reasonable additional compensation for early termination of the contract. Additionally, for a financial asset acquired at a significant discount or premium to its contractual par amount, a feature that permits or requires prepayment at an amount that substantially represents the contractual par amount plus accrued (but unpaid) contractual interest (which may also include reasonable additional compensation for early termination) is treated as consistent with this criterion if the fair value of the prepayment feature is insignificant at initial recognition. Financial assets: Subsequent measurement and gain and losses Financial assets at FVTPL Financial assets at FVTPL are measured at fair value and changes therein, including any interest or dividend income, are recognized in profit or loss. Financial assets at amortized cost These assets are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss. Debt investments at FVOCI These assets are subsequently measured at fair value. Interest income calculated using the effective interest method, foreign exchange gains and losses and impairment are recognized in profit or loss. Other net gains and losses are recognized in OCI. On derecognition, gains and losses accumulated in OCI are reclassified to profit or loss. Equity investments at FVOCI These assets are subsequently measured at fair value. Dividends are recognized as income in profit or loss unless the dividend clearly represents a recovery of part of the cost of the investment. Other net gains and losses are recognized in OCI and are never PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 232 of 248 reclassified to profit or loss. Financial liabilities: Classification, subsequent measurement and gains and losses Financial liabilities are classified as measured at amortized cost or FVTPL. A financial liability is classified as FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss. iii. Derecognition Financial assets PEMEX derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which PEMEX neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset. PEMEX enters into transactions whereby it transfers assets recognized in its statement of financial position but retains either all or substantially all of the risks and rewards of the transferred assets. In these cases, the transferred assets are not derecognized. Financial liabilities PEMEX derecognizes a financial liability when its contractual obligations are discharged, cancelled or expired. PEMEX also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value. On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in profit or loss. Interest rate benchmark reform When the basis for determining the contractual cash flows of a financial asset or financial liability measured at amortized cost changed as a result of interest rate benchmark reform, PEMEX updated the effective interest rate of the financial asset or financial liability to reflect the change that is required by the reform. A change in the basis for determining the contractual cash flows is required by interest rate benchmark reform if the following conditions are met: • the change is necessary as a direct consequence of the reform; and • the new basis for determining the contractual cash flows is economically equivalent to the previous basis – i.e., the basis immediately before the change. When changes are made to a financial asset or financial liability in addition to changes to the basis for determining the contractual cash flows required by interest rate benchmark reform, PEMEX first updates the effective interest rate of the financial asset or financial liability to reflect the change that is required by interest rate benchmark reform. After that, PEMEX applies the policies on accounting for modifications to the additional changes.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 233 of 248 iv. Offsetting Financial assets and financial liabilities are offset, and the net amount is presented in the statement of financial position when, and only when, PEMEX has a legally enforceable right to set off the amounts and it intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously. v. Derivative financial instruments and hedge accounting PEMEX uses DFIs to hedge the risk exposure in foreign currency, interest rate and the price of commodities related to its products. Embedded derivatives are separated from the host contract and accounted for separately if the host contract is not a financial asset and certain criteria are met. These contracts are not accounted as designated hedging instruments. DFIs are accounted for as financial assets when the fair value is positive and as a financial liability when the fair value is negative. vi. Impairment Financial instruments and contract assets PEMEX recognizes loss allowances for Estimated Credit Losses (“ECLs”) on:  financial assets measured at amortized cost;  debt investments measured at FVOCI; and  contract assets. PEMEX measures loss allowances at an amount equal to lifetime ECL, except for the following, which are measured as 12-month ECLs:  debt securities that are determined to have low credit risk at the reporting date; and  other debt securities and bank balances for which credit risk (i.e., the risk of default occurring over the expected life of the financial instrument) has not increased significantly since initial recognition. PEMEX considers a financial asset to be in default when the debtor is unlikely to pay its credit obligations to PEMEX in full, without recourse by PEMEX to actions such as guarantee redemption (if any is held). PEMEX considers that a debt instrument has a low credit risk when its credit rating is classified as “investment grade.” The investment grade classification is based on minimum credit ratings of Baa3 (Moody’s) and BBB- (S&P and Fitch), as well as its equivalent in other rating agencies. Lifetime ECLs are the credit losses that result from all possible default events over the expected life of a financial instrument. 12-month ECLs are the portion of ECLs that result from default events that are possible within the 12 months after the reporting date (or a shorter period if the expected life of the instrument is less than 12 months). The maximum period considered when estimating ECLs is the maximum contractual period over which PEMEX is exposed to credit risk. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 234 of 248 Measurement of ECLs ECLs are a probability-weighted estimate of credit losses. Credit losses are measured as the present value of all cash shortfalls (for example, the difference between the cash flows due to the entity in accordance with the contract and the cash flows that PEMEX expects to receive). ECLs are discounted at the effective interest rate of the financial asset. Credit-impaired financial assets At each reporting date, PEMEX assesses whether financial assets carried at amortized cost and debt securities at FVOCI are credit- impaired. A financial asset is ‘credit-impaired’ when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred. Evidence that a financial asset is credit-impaired includes the following observable data: • significant financial difficulty of the borrower or issuer; • a breach of contract such as a default or being more than 90 days past due; • the restructuring of a loan or advance by PEMEX on terms that it would not consider otherwise; • it is probable that the borrower will enter bankruptcy or other financial reorganization; or • the disappearance of an active market for a security because of financial difficulties. Presentation of allowance for ECL in the statement of financial position Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amount of the assets. Write-off The gross carrying amount of a financial asset is written off when PEMEX has no reasonable expectation of recovering a financial asset in its entirety or a portion thereof. In the case of individual customers, PEMEX’s policy is to cancel the gross carrying amount when the financial asset has met the uncollectibility report as established in the Políticas Generales y Procedimientos para Cancelar Adeudos (Procedure to Write-Off Financial Assets). For corporate customers, PEMEX individually makes an assessment with respect to the timing and amount of write-off based on whether there is a reasonable expectation of recovery. However, financial assets that are written off could still be subject to enforcement activities in order to comply with the PEMEX’s procedures for recovery of amounts due. D. Inventories and cost of sales Inventories are valued at the lower of cost or net realizable value. Cost is determined based on the cost of production or acquisition of inventory and other costs incurred in transporting such inventory to its present location and in its present condition, using the average cost method. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated selling costs. The estimate takes into consideration, among other things, the decrease in the value of inventories due to obsolescence. Cost of sales represents the cost of production or acquisition of inventories at the time of sale, increased, where appropriate, by declines in net realizable value of inventories during the year. Advance payment to suppliers for inventory purchases are recognized as part of inventory when the risks and benefits of the ownership of the inventory have been transferred to PEMEX. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 235 of 248 E. Wells, pipelines, properties, plant and equipment i. Recognition and measurement Items of wells, pipelines, properties, plant and equipment are recorded at acquisition or construction cost, which includes capitalized borrowing cost, less accumulated depreciation and accumulated impairment losses. Initial costs of wells, pipelines, properties, plant and equipment are initially recorded at cost, which includes their original purchase price or construction cost, any costs attributable to bringing the assets to a working condition for their intended use and the costs of dismantling and removing the items and restoring the site on which they are located, including the estimated cost of plugging and abandoning wells. The cost of financing projects that require large investments and financing incurred for projects, net of interest revenues from the temporary investment of these funds, is recognized as part of wells, pipelines, properties, plant and equipment when the cost is directly attributable to the construction or acquisition of a qualifying asset. The capitalization of these costs is suspended during periods in which the development of construction is interrupted, and its capitalization ends when the activities necessary for the use of the qualifying asset are substantially completed. All other financing costs are recognized in the consolidated statements of comprehensive income in the period in which they are incurred. The cost of self-constructed assets includes the cost of materials and direct labor, interest on financing and any other costs directly attributable to start up. In some cases, the cost also includes costs of plugging of wells and removal at present value. Expenditures related to the construction of wells, pipelines, properties, plant and equipment during the stage prior to commissioning are stated at cost as intangible assets or construction in progress, in accordance with the characteristics of the asset. Once the assets are ready for use, they are transferred to the respective component of wells, pipelines, properties, plant and equipment and depreciation or amortization begins. If significant parts of an item of wells, pipelines, properties, plant and equipment have different useful lives, then they are accounted for as separate items (major components) of property, plant and equipment. Any gain or loss on disposal of an item of wells, pipelines, properties, plant and equipment is recognized in profit or loss. Advance payments for the acquisition of pipelines, properties, plant and equipment are also recognized in the line item of wells, pipelines, properties, plant and equipment when the risks and benefits of the ownership have been transferred to PEMEX. ii. Subsequent expenditure The costs of major maintenance or replacement of a significant component of an item of wells, pipelines, properties, plant and equipment are recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the component will flow to PEMEX and its cost can be measured reliably. The costs of recurring maintenance, repairs and renovations of wells, pipelines, properties, plant and equipment carried out to maintain the facilities in normal operation conditions are recognized in profit or loss as incurred. iii. Depreciation Depreciation and amortization of capitalized costs in wells are determined based on the estimated economic life of the field to which the wells belong, considering the relationship between the production of barrels of oil equivalent for the period and proved developed reserves of the field, as of the beginning of the period, with quarterly updates for new development investments. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 236 of 248 Depreciation of other elements of pipelines, properties, plant and equipment is recognized in profit or loss on a straight-line basis over the estimated useful life of the asset, beginning as of the date that the asset is available for use, or in the case of construction, from the date that the asset is completed and ready for use. The estimated useful lives of wells, pipelines, properties, plant and equipment for current and comparative periods are described in Note 13. Estimated useful lives of items of properties, plant and equipment are reviewed and updated prospectively if expectations differ from previous estimates. F. Intangible assets and oil and natural gas exploration and license, appraisal and development expenditure i. Intangible assets Intangible assets acquired separately are measured at initial recognition at their acquisition cost. After the initial recognition, intangible assets are valued at their acquisition cost, less: (i) accumulated amortization, under the straight-line method during the estimated useful life of the intangible asset and (ii) accumulated impairment losses. Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure is recognized in profit or loss as incurred. Amortization is calculated to write off the cost of intangible assets less their estimated residual values using the straight-line method over their estimated useful lives and is generally recognized in profit or loss. Software licenses are amortized over the lesser of their contract period or the remaining life of the asset to which they are associated. The estimated useful lives of elements of intangible assets for current and comparative periods are described in Note 14. The estimated useful lives and residual values of intangible assets are reviewed at each reporting date and adjusted if appropriate. ii. Wells not assigned to a reserve, oil and natural gas exploration, appraisal and development expenditure a. Wells not assigned to a reserve Wells not assigned to a reserve mainly include drilling, evaluation and development costs for oil and natural gas, and rights-of-way. b. Oil and natural gas exploration, appraisal and development expenditures Oil and natural gas exploration, evaluation and development expenses are accounted for using the principles of the successful efforts method of accounting, as described below: Successful Efforts Method Pemex Exploration and Production applies IFRS 6 - Exploration and Evaluation of Mineral Resources, which allows an entity to develop an accounting policy for exploration and evaluation assets. Therefore, Pemex Exploration and Production uses the method of successful efforts, which requires a cause-and-effect relationship between the costs incurred and the recognition of specific reserves. Generally, if a cost is incurred without an identifiable future benefit, it is charged to expenses. Before PEMEX is able to determine the accounting treatment of a cost, it must be classified as a property acquisition, exploration, development or production cost.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 237 of 248 Exploration and appraisal expenditure Geological and geophysical exploration costs including topographic costs, geological studies, property access rights, remuneration and expenses of geologists and geophysicists are charged to expenses as incurred. Costs directly associated with an exploration well, other than the costs mentioned in the preceding paragraph, are initially capitalized as an intangible asset (wells not assigned to a reserve) until the drilling of the well is complete and the results have been evaluated. These costs include employee compensation, materials and fuel used, platform costs and payments made to contractors. If potentially commercial quantities of hydrocarbons are not found, the exploration well costs are written off against profit or loss. If hydrocarbons are found and, subject to additional assessment activity, are likely to be capable of commercial development, the costs continue to be carried as an asset. If it is determined that development will not occur, then the costs are expensed against profit or loss. Costs directly associated with the evaluation activity performed to determine the size, characteristics and commercial potential of a reserve after the initial hydrocarbon discovery, including the costs of evaluation of wells where no hydrocarbons were found, are initially capitalized as an intangible asset (wells not assigned to a reserve). When proved reserves of oil and natural gas are determined and development is approved by management, the relevant expenditure is transferred to wells, pipelines, properties, plant and equipment. Exploration wells more than 12 months old are recognized as an expense unless: (a)(i) they are in an area requiring major capital expenditure before production can begin, (ii) commercially productive quantities of reserves have been found, and (iii) they are subject to further exploration or appraisal activity, in that, either drilling or additional exploration wells are underway or firmly planned for the near future or (b) proved reserves are viable within 12 months of completion of the exploratory drilling. Development expenditure Expenditure on the construction, installation and completion of infrastructure facilities such as platforms, pipelines and the drilling of development wells, including service and unsuccessful development or delineation wells, is capitalized within wells, pipelines, properties, plant and equipment and is depreciated from the commencement of production as described in the accounting policy for wells, pipelines, properties, plant and equipment. Exploration Exploration includes all expenses related to the search for oil and / or gas reserves, including depreciation and applicable costs of supporting equipment and facilities, and the costs of drilling exploratory wells and exploratory stratigraphic wells. Some exploration costs are charged directly to expenses when they occur, such as the costs of maintaining unexploited properties, since such costs do not increase the possibilities that said lands contain proven reserves. The costs of geologists, topographers and geophysicists, including wages and other related expenses, are also charged directly to expenses when they occur because they do not represent the acquisition of an identifiable asset since these studies represent research expenses. All costs for drilling exploratory wells are capitalized and classified as wells, pipelines, property, plant and equipment, not associated with a reserve, until it is determined whether or not a well has proven reserves. Once the exploratory wells are completed, the future treatment of these costs is determined. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 238 of 248 Development Development costs are associated with previously discovered proven reserves, with previously known future benefits. Therefore, all costs incurred in development activities must be capitalized. Development includes all costs incurred in creating a system of productive wells, related equipment, and facilities in proven reserves so that oil and / or gas can be extracted. Developmental costs are related to specific proven reserves. The cost of building roads to gain access to proven reserves is a development cost, as is the cost of providing facilities for the extraction, treatment, collection and storage of oil and / or gas. Developmental costs also include depreciation and operating costs of equipment and facilities used in developmental activities. Likewise, non-productive development wells are capitalized, since they are considered as a cost of creating the total production system for proven reserves. Production Production includes the costs incurred to raise oil and / or gas to the surface, its collection, treatment, processing and field storage. The production function ends in the storage tank of the production field or, in exceptional circumstances, at the first point of delivery of the oil and / or gas to the main line, refinery, marine terminal or common transport. G. Crude oil and natural gas reserves Under Mexican law, all crude oil and other hydrocarbon reserves located in the subsoil of Mexico are owned by the Mexican nation and not by PEMEX. In accordance with the aforementioned and based on the applicable regulation as of the date of these consolidated financial statements, the reserves assigned to PEMEX by the Mexican Government are not registered for accounting purposes because they are not PEMEX’s property. PEMEX estimates total proved oil and natural gas reserve volumes in accordance with the definitions, methods and procedures established in Rule 4-10(a) of Regulation S-X (“Rule 4-10(a)”) of the U.S. Securities and Exchange Commission (“SEC”), as amended, and where necessary, in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (the “SPE”) as of February 19, 2007. These procedures are consistent with international reserves reporting practice. The estimation of these reserves depends on assumptions made and the interpretation of the data available and may vary among analysts. The results of drilling activities, test wells and production after the date of estimation are utilized in future revisions of reserves estimates. Although PEMEX does not own the oil and other hydrocarbon reserves within Mexico, these procedures allow PEMEX to record the effects that such oil and other hydrocarbon reserves have on its consolidated financial statements, including, for example, in the depreciation and amortization line item. H. Impairment of non-financial assets The carrying amounts of PEMEX’s non-financial assets, other than inventories and deferred taxes, are assessed for indicators of impairment at the end of each reporting period. If the net carrying value of the asset or its cash-generating unit exceeds the recoverable amount, PEMEX records an impairment charge in profit or loss. A cash-generating unit is the smallest identifiable group of assets which can generate cash flows independently from other assets or groups of assets. The recoverable amount of an asset or a Cash-Generating Unit (“CGU”) is defined as the higher of its fair value minus the costs of disposal and its value in use. The value in use is the discounted present value of the net future cash flows expected to arise from the continuing use of an asset and from its disposal at the end of its useful life. In measuring value in use, the discount rate applied is the pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the asset. Fair PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 239 of 248 value is calculated using discounted cash flows determined by the assumptions that market participants would apply in order to estimate the price of an asset or CGU, assuming that such participants were acting in their best economic interest. In the case of cash-generating assets or items dedicated to the exploration and evaluation of hydrocarbons reserves, the recoverable amount is determined using the value in use based on the proved reserves and probable reserves, in some cases, for the risk factor associated with such reserves. Both impairment losses and reversals are recognized in the statement of comprehensive income in the costs and expenses line items in which the depreciation and amortization are recognized. Impairment losses may not be presented as part of the costs that have been capitalized in the value of any asset. Impairment losses related to inventories are recognized as part of cost of sales. Impairment losses on investments in associates, joint ventures and other investments are recognized as profit (loss) sharing in associates. An impairment loss shall be reversed if there has been a change in the estimates used since the date when the impairment loss was recognized. These reversals will not exceed the carrying value of the asset as though no impairment had been recognized. Impairment losses and reversals are presented in a separate line item in the consolidated statement of comprehensive income. I. Leases At the inception of a contract, PEMEX assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, PEMEX uses the definition of a lease in IFRS 16. i. As a lessee At commencement or on modification of a contract that contains a lease component, PEMEX allocates the consideration in the contract to each lease component on the basis of its relative stand-alone prices. However, PEMEX has elected for some leases not to separate non-lease components and to account for the lease and non-lease components as a single lease component. PEMEX recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received. The right-of-use asset is subsequently depreciated using the lesser of the straight-line method and the hours of use method, from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to PEMEX by the end of the lease term or the cost of the right-of-use asset reflects that PEMEX will exercise a purchase option. In that case, the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability. Useful lives are shown in Note 17. The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, PEMEX’s incremental borrowing rate. Generally, PEMEX uses its incremental borrowing rate as the discount rate. PEMEX determines its incremental borrowing rate by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and type of the asset leased. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 240 of 248 Lease payments included in the measurement of the lease liability comprise the following: • fixed payments, including in-substance fixed payments; • variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date; • amounts expected to be payable under a residual value guarantee; and • the exercise price under a purchase option that PEMEX is reasonably certain to exercise, lease payments in an optional renewal period if PEMEX is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless PEMEX is reasonably certain not to terminate early. The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in PEMEX’s estimate of the amount expected to be payable under a residual value guarantee, if PEMEX changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero. From January 1, 2021, PEMEX began remeasuring its lease liability by discounting the revised lease payments using the revised discount rate that reflects the change to an alternative benchmark interest rate. This change reflects the requirements of the interest rate benchmark reform, which adjusted the basis for determining future lease payments. PEMEX presents separately the right-of-use assets and lease liabilities in the statement of financial position. Short-term leases and leases of low-value assets PEMEX has elected not to recognize right-of-use assets and lease liabilities for leases of low-value assets and short-term leases. PEMEX recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term. ii. As a lessor At inception or upon modification of a contract that contains a lease component, PEMEX allocates the consideration in the contract to each lease component on the basis of their relative stand-alone prices. When PEMEX acts as a lessor, it determines at lease inception whether each lease is a finance lease or an operating lease. To classify each lease, PEMEX makes an overall assessment of whether the lease transfers substantially all of the risks and rewards incidental to ownership of the underlying asset. If this is the case, then the lease is a finance lease; if not, then it is an operating lease. As part of this assessment, PEMEX considers certain indicators such as whether the lease is for the major part of the economic life of the asset. If an arrangement contains lease and non-lease components, then PEMEX applies IFRS 15 to allocate the consideration in the contract. PEMEX applies the derecognition and impairment requirements in IFRS 9 to the net investment in the lease. Further, PEMEX regularly reviews estimated unguaranteed residual values used in calculating the gross investment in the lease. PEMEX recognizes lease payments received under operating leases as income on a straight-line basis over the lease term as part of “other revenue.”

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 241 of 248 J. Provisions Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as finance cost. PEMEX recognizes provisions when, as a result of a past event, PEMEX has incurred a legal or assumed present obligation for which a future disbursement is probable and the value of such disbursement is reasonably estimable. In certain cases, such amounts are recorded at their present value. Increases in ongoing legal expense liabilities are recognized in the Consolidated Statement of Comprehensive Income in the “Other expenses” line item. Environmental liabilities In accordance with applicable legal requirements and accounting practices, an environmental liability is recognized when the cash outflows are probable and the amount is reasonably estimable. Disbursements related to the conservation of the environment that are linked to revenue from current or future operations are accounted as expenses or assets, depending on the circumstances of each disbursement. Disbursements related to past operations, which no longer contribute to current or future revenues, are accounted for as current period expenses. The accrual of a liability for a future disbursement occurs when an obligation related to environmental remediation, for which PEMEX has the information necessary to determine a reasonable estimated cost, is identified. Increases in environmental liabilities are recognized in the Consolidated Statement of Comprehensive Income in the “Cost of sales” line item. Retirement of assets The obligations associated with the future retirement of assets, including those related to the retirement of wells, pipelines, properties, plant and equipment and their components are recognized at the date that the retirement obligation is incurred, based on the discounted cash flow method. The determination of the fair value is based on existing technology and regulations. If a reliable estimation of fair value cannot be made at the time the obligation is incurred, the accrual will be recognized when there is sufficient information to estimate the fair value. The obligations related to the costs of future retirement of assets associated with the principal refining processes for gas and petrochemicals are not recognized. These assets are considered to have an indefinite useful life due to the potential for maintenance and repairs. The abandonment costs related to wells currently in production and wells temporarily closed are recorded in the statement of comprehensive income based on the units of production method. Total cost of abandonment and plugging for non-producing wells is recognized in the statement of comprehensive income at the end of each period. All estimations are based on the useful lives of the wells, considering their discounted present value. Salvage values are not considered, as these values commonly have not traditionally existed. Increases in retirement of assets liabilities are recognized as part of the cost of completed wells in fixed assets. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 242 of 248 K. Employee benefits i. Short-term employee benefits Short-term employee benefits are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if PEMEX has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably. ii. Defined contribution plans Obligations for contributions to defined contribution plans are expensed as the related service is provided. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available. iii. Defined benefit plan PEMEX’s net obligation in respect of defined benefit plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in the current and prior periods, discounting that amount and deducting the fair value of any plan assets. The calculation of defined benefit obligations is performed annually by a qualified actuary using the projected unit credit method. When the calculation results in a potential asset for PEMEX, the recognized asset is limited to the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan. To calculate the present value of economic benefits, consideration is given to any applicable minimum funding requirements. New remeasurements of the net defined benefit liability, which comprise actuarial gains and losses, the return on plan assets (excluding interest) and the effect of the asset ceiling (if any, excluding interest), are recognized immediately in OCI. PEMEX determines the net interest expense (income) on the net defined benefit liability (asset) for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the net defined benefit liability (asset) at such time, considering any changes in the net defined benefit liability (asset) during the period as a result of contributions and benefit payments. Net interest expense and other expenses related to defined benefit plans are recognized in profit or loss. When the benefits of a plan are changed or when a plan is curtailed, the resulting change in benefit that relates to past service or the gain or loss on curtailment is recognized immediately in profit or loss. PEMEX recognizes gains and losses from the settlement of a defined benefit plan when the settlement occurs. iv. Other long-term employee benefits PEMEX’s net obligation in respect of long-term employee benefits is the amount of future benefit that employees have earned in return for their service in the current and prior periods. That benefit is discounted to determine its present value. New remeasurements are recognized in profit or loss in the period in which they arise. v. Termination benefits Termination benefits are expensed at the earlier of when PEMEX can no longer withdraw its offer of those benefits and when PEMEX recognizes costs for a restructuring. If benefits are not expected to be settled in full within 12 months of the reporting date, then they are discounted. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 243 of 248 L. Income taxes, duties and royalties Income tax expense comprises current and deferred tax. It is recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in OCI. The interest and penalties related to income taxes, including uncertain tax treatments, do not meet the definition of income taxes, and are therefore accounted for under IAS 37 “Provisions, Contingent Liabilities and Contingent Assets.” i. Current income tax Current income tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date. Current tax also includes any tax arising from dividends. Current tax assets and liabilities are offset only if certain criteria are met. ii. Deferred income tax Deferred income tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for: • temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss; • temporary differences related to investments in subsidiaries, associates and joint arrangements to the extent that PEMEX is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and • taxable temporary differences arising from the initial recognition of goodwill. Temporary differences in relation to a right-of-use asset and a lease liability for a specific lease are regarded as a net package (the lease) for the purpose of recognizing deferred tax. Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognize a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans of PEMEX. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized. Such reductions are reversed when the probability of future taxable profits improves. Unrecognized deferred tax assets are reassessed at each reporting date and recognized to the extent that it has become probable that future taxable profits will be available against which they can be used. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date. The measurement of deferred tax reflects the tax consequences that would follow from the manner in which PEMEX expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 244 of 248 Deferred tax assets and liabilities are offset only if certain criteria are met. iii. Duties, royalties and considerations Duties PEMEX is subject to taxes and special duties, which are based on the value of hydrocarbons extracted, with certain deductions. These taxes and duties are recognized in accordance with IAS 12 “Income Taxes” (IAS 12) when they have the characteristics of income tax, which occurs when such taxes are set by a government authority and are determined based on a formula that considers the balance of income (or extraction valued at a selling price) less expenses. Taxes and duties that meet these criteria are recognized for current and deferred income tax based on the above paragraphs. Taxes and duties that do not meet these criteria are recognized in costs and expenses relating to the transactions that gave rise to them. Royalties and considerations Royalties and considerations are payable pursuant to license agreements. These royalties are recognized as liabilities and affect the items of costs and expenses related to the operations that gave rise to them. M. Contingencies Contingency losses are recorded when it is probable that a liability has been incurred and the amount thereof can be reasonably estimated. When a reasonable estimation cannot be made, qualitative disclosure is provided in the notes to the consolidated financial statements. Contingent assets are not recognized until realization is assured. N. Government grants (Revenues from FONADIN) Government grants related to assets are initially recognized as deferred income at fair value if there is reasonable assurance that they will be received and PEMEX will comply with the conditions associated with the grant. Grants related to the acquisition of assets are recognized in profit or loss as other income on a systematic basis over the useful life of the asset. Grants that compensate expenses incurred are recognized in profit or loss as other income on a systematic basis in the periods in which the expenses are recognized, unless the conditions for receiving the grant are met after the related expenses have been recognized. In this case, the grant is recognized when it becomes receivable. O. Fair value ‘Fair value’ is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or, in its absence, the most advantageous market to which PEMEX has access at that date. The fair value of a liability reflects its non-performance risk. A number of PEMEX accounting policies and disclosures require the measurement of fair values, for both financial and non- financial assets and liabilities (see Note 8).

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 245 of 248 When one is available, PEMEX measures the fair value of an instrument using the quoted price in an active market for that instrument. A market is regarded as ‘active’ if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis. If there is no quoted price in an active market, then PEMEX uses valuation techniques that maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The chosen valuation technique incorporates all of the factors that market participants would take into account in pricing a transaction. If an asset or a liability measured at fair value has a bid price and an ask price, then PEMEX measures assets and long positions at the bid price and liabilities and short positions at the ask price. The best evidence of the fair value of a financial instrument on initial recognition is normally the transaction price (i.e., the fair value of the consideration given or received in a third-party transaction). If PEMEX determines that the fair value on initial recognition differs from the transaction price and the fair value is evidenced neither by a quoted price in an active market for an identical asset or liability nor based on a valuation technique for which any unobservable inputs are judged to be insignificant in relation to the measurement, then the financial instrument is initially measured at fair value, adjusted to defer the difference between the fair value on initial recognition and the transaction price. Subsequently, that difference is recognized in profit or loss on an appropriate basis over the life of the instrument but no later than when the valuation is fully supported by observable market data or the transaction is closed out. P. Revenue from contracts with customers Revenue is measured based on the consideration specified in a contract with a customer. PEMEX recognizes revenue when it transfers control over a good or service to a customer. The transaction price is established at the time of sale, including the estimate of the variable consideration (see Note 7). Q. Operating segments Operating segments are identifiable components of PEMEX that pursue business activities from which PEMEX earns revenues and incurs expenses and for which information is available to management on a segmented basis and is assessed by the Board of Directors in order to allocate resources and assess the profitability of the segments. R. Presentation of consolidated statements of comprehensive income Costs and expenses shown in PEMEX’s consolidated statements of income are presented based on their function, which allows for a better understanding of the components of PEMEX’s operating income. This classification allows for a comparison to the industry to which PEMEX belongs. i. Operating profit Operating profit is the result generated from the continuing principal revenue-producing activities of PEMEX as well as other income and expenses related to operating activities. Operating profit excludes net finance costs, share of profit of equity- accounted investees and income taxes and duties. Revenues Represents revenues from the sale of products or services. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 246 of 248 Cost of sales Cost of sales represents the acquisition and production costs of inventories, depreciation, amortization, salaries, wages and benefits, a portion of the cost of the reserve for employee benefits and operating expenses related to the production process, production taxes and duties, impairment, exploration costs, non-operating costs, among others. Other revenues and other expenses Other revenues and other expenses consist primarily of income and expenses that are not related directly to the operation of PEMEX. Transportation, distribution and sale expenses Transportation, distribution and sale expenses are costs in connection with the storage, sale and delivery of products, such as the depreciation and operating expenses associated with these activities. Administrative expenses Administrative expenses are costs related to PEMEX’s areas that provide administrative support. ii. Financing income and financing cost and derivative financial instruments income (cost), net Financing income Financing income is comprised of interest income, financial income and other income from financial operations between PEMEX and third parties. Financing cost Financing cost is comprised of interest expenses, commissions and other expenses related to PEMEX’s financing operations less any portion of the financing cost that is capitalized. When calculating interest income and expenses, the effective interest rate is applied to the gross carrying amount of the asset (when the asset has no credit impairment), to the amortized cost of the liability or to the present value lease liabilities. However, for financial assets with credit impairment after initial recognition, interest income is calculated by applying the effective interest rate at the amortized cost of the financial asset. If the asset ceases to be impaired, the interest income calculation returns to the gross base. Derivative financial instruments (cost) income, net Includes the result of changes in the fair value of derivative financial instruments (see Note 18). S. Incentive for automotive fuels On March 3, 2022, the federal government issued a decree that established a tax incentive applicable to entities subject to the Impuesto Especial sobre Producción y Servicios (Special Tax on Production and Services). Pursuant to this stimulus, PEMEX can recover the difference between the international reference price of gasoline and the price at which the gasoline is traded in the domestic market. This stimulus is known as the "automotive incentive." The decree quantifies the automotive incentive based on the volume of fuel sold by applying a rate issued by the SHCP on a weekly basis. The decree also refers to the general rules issued by the SHCP that dictate the procedures to request the amount of PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 247 of 248 the automotive incentive. The automotive incentive is measured based on the volume sold and the rates authorized in accordance with the decree and is recognized as income when the customer obtains control of the fuel when it is delivered to its facilities. At the same time, a revenue and an account receivable from the SHCP are recognized. The application for the automotive incentive is generally submitted during the first 17 days of the month following the month in which the automotive incentive was generated and is recovered during the 30 days following the application. Pemex Industrial Transformation does not have any performance obligations to comply with in order to qualify for the automotive incentive, except for the sale of fuel to third parties, which is what gives rise to the incentive under the decree. Since fuel returns are not accepted, the automotive incentive does not require these considerations in its quantification. Pursuant to the decree, the automotive incentive is not subject to the Impuesto sobre la Renta (Income Tax Law), and therefore it is considered non-cumulative income for the purposes of the Income Tax Law. T. Renewable fuels obligation PEMEX is required to comply with the Renewable Fuel Standard implemented by the U.S. Environmental Protection Agency (“EPA”), which sets annual quotas for the quantity of renewable fuels (such as ethanol) that must be blended into motor fuels consumed in the United States. PEMEX’s renewable fuels obligations are based on a percentage of domestic product shipments as established by the EPA. PEMEX is required to purchase Renewable Identification Numbers (“RINs”). To the extent PEMEX is unable to blend the required amount of biofuels to satisfy its RINs obligations, PEMEX must purchase RINs on the open market to avoid penalties and fines. PEMEX accounts for its renewable fuels obligations on a net basis in Accrued expenses when its RINs liability is greater than the amount of RINs purchased in a given period and in Prepaid and other current assets when the amount of RINs earned and purchased is greater than the RINs obligations accrued during the year. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2023 248 of 248 [813000] Notes - Interim financial reporting Dividends paid, ordinary shares: 0 Dividends paid, other shares: 0 Dividends paid, ordinary shares per share: 0 Dividends paid, other shares per share: 0